UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Filed by a Party other than the Registrant  ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
Amicus Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, New Jersey 08542
February 2, 2026
Dear Amicus Therapeutics, Inc. Stockholder:
You are cordially invited to attend a special meeting of stockholders (which, together with any adjournments or postponements thereof, we refer to as the “Special Meeting”) of Amicus Therapeutics, Inc., a Delaware corporation (which we refer to as “Amicus,” “we,” “us” or “our”) to be held virtually via live webcast on March 3, 2026, at 9:00 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). You may attend the Special Meeting via the Internet by live webcast at www.virtualshareholdermeeting.com/FOLDSM2026, where you will also be able to vote. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement, which is first being mailed on or about February 2, 2026, to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting. Formal notice of the Special Meeting, a proxy statement, and a proxy card accompany this letter.
At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated December 19, 2025, by and among Amicus, BioMarin Pharmaceutical Inc., a Delaware corporation (which we refer to as “BioMarin”), and Lynx Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of BioMarin (which we refer to as “Merger Sub”) (we refer to such proposal as the “Merger Proposal”). At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that may be paid or become payable by Amicus to its named executive officers that is based on or otherwise relates to the Merger (as defined below) (which we refer to as the “Compensation Proposal”) and a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).
Pursuant to the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Amicus (which we refer to as the “Merger”), with Amicus surviving the Merger as a wholly owned subsidiary of BioMarin. If you are an Amicus stockholder and the Merger is completed, each of your Amicus shares of common stock, par value $0.01 (which we refer to as the “common stock”), will be converted into the right to receive $14.50 per share, in cash, without interest (which we refer to as the “Merger Consideration”) and subject to any applicable withholding of taxes (unless you have properly demanded, and not subsequently withdrawn, failed to perfect or otherwise lost your appraisal rights, under Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”)).
Amicus’ Board of Directors (the “Board of Directors”), after careful consideration, including considering the various factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger (which we refer to as the “Transactions”), are advisable and fair to, and in the best interest of, Amicus and its stockholders; (2) declared it advisable for Amicus to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Amicus of the Merger Agreement and the consummation of the Transactions; (4) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement; (5) resolved to recommend that Amicus stockholders adopt the Merger Agreement at the Special Meeting; and (6) directed that the Merger Agreement be submitted to Amicus stockholders for approval at the Special Meeting.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record and you attend the Special Meeting and vote online during the Special Meeting, your vote will revoke any proxy that you have previously submitted.
If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business January 28, 2026 which is the record date for the Special Meeting.
If you have any questions or need assistance voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3402
Banks & Brokers May Call Collect: (212) 750-5833
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Bradley L. Campbell
Bradley L. Campbell
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated February 2, 2026 and, together with the enclosed form of proxy card, is first being mailed on or about February 2, 2026.

Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, New Jersey 08542
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA THE INTERNET ON MARCH 3, 2026
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, which we refer to as the “Special Meeting”) of Amicus Therapeutics, Inc., a Delaware corporation (which we refer to as “Amicus,” “we,” “us” or “our”), will be held on March 3, 2026, at 9:00 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). Amicus stockholders will be able to attend the Special Meeting via the Internet by live webcast at www.virtualshareholdermeeting.com/FOLDSM2026, where you will be also able to vote. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in the enclosed proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting. The Special Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated December 19, 2025, by and among Amicus, BioMarin Pharmaceutical Inc., a Delaware corporation (which we refer to as “BioMarin”), and Lynx Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of BioMarin (which we refer to as “Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Amicus (which we refer to as the “Merger”), with Amicus surviving the Merger as a wholly owned subsidiary of BioMarin (we refer to this proposal as the “Merger Proposal”);

2.
To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that may be paid or become payable to Amicus’ named executive officers that is based on or otherwise relates to the Merger (we refer to this proposal as the “Compensation Proposal”); and

3.
To consider and vote on any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal at the time of the Special Meeting (we refer to this proposal as the “Adjournment Proposal”).

Only Amicus stockholders of record as of the close of business on January 28, 2026 are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business January 28, 2026 which is the record date for the Special Meeting.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Whether or not you plan to attend the Special Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record and you attend the Special Meeting and vote online during the Special Meeting, your vote will revoke any proxy that you have previously submitted. If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

By the Order of the Board of Directors,

/s/ Ellen Rosenberg
Ellen Rosenberg
Chief Legal Officer and Corporate Secretary
Dated: February 2, 2026

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED; (2) VIA THE INTERNET; OR (3) BY TELEPHONE. You may revoke your proxy or change your vote at any time before it is voted at the Special Meeting.
If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you are a stockholder of record, voting online during the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares of our common stock through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote online at the Special Meeting.
If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3402
Banks & Brokers May Call Collect: (212) 750-5833

v

SUMMARY
This summary highlights selected information from this proxy statement, which is first being mailed on or about February 2, 2026, related to the merger of Lynx Merger Sub 1, Inc., a wholly owned subsidiary of BioMarin Pharmaceutical Inc., with and into Amicus Therapeutics, Inc., which we refer to as the “Merger,” and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Except as otherwise specifically noted in this proxy statement, “Amicus,” “we,” “us,” “our” or the “Company” and similar words refer to Amicus Therapeutics, Inc., a Delaware corporation, including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to BioMarin Pharmaceutical Inc., a Delaware corporation, as “BioMarin” and Lynx Merger Sub 1, Inc., a Delaware corporation, as “Merger Sub.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated December 19, 2025, by and among Amicus, BioMarin and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger (see page 32)
Amicus Therapeutics, Inc.
•
Amicus is a leading, global biotechnology company with a clear and compelling mission: to develop and deliver transformative medicines for people living with rare diseases. With extraordinary patient focus, Amicus strives to redefine expectations in rare disease.

•
Amicus’ principal executive offices are located at 47 Hulfish Street, Princeton, New Jersey 08542, and its telephone number is (609) 662-2000. Amicus maintains a website at www.amicusrx.com. Amicus’ common stock, par value $0.01, is listed on The Nasdaq Global Market (which we refer to as “Nasdaq”) under the symbol “FOLD.”

•	For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”
BioMarin Pharmaceutical Inc.
•
BioMarin is a leading, global rare disease biotechnology company focused on delivering medicines for people living with genetically defined conditions. Founded in 1997, the San Rafael, California-based company has a proven track record of innovation, with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin seeks to unleash the full potential of genetic science by pursuing category-defining medicines that have a profound impact on patients.

•
BioMarin’s principal executive offices are located at 770 Lindaro Street, San Rafael, California 94901, and its telephone number is (415) 506-6700. BioMarin maintains a website at www.biomarin.com. BioMarin’s common stock, par value $0.001, is listed on Nasdaq under the symbol “BMRN.”

•	For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”
Lynx Merger Sub 1, Inc.
•
Merger Sub is a wholly owned subsidiary of BioMarin and was formed on December 8, 2025, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Merger (which we refer to as the “Transactions”) and has not engaged in any business activities other than in connection with the Transactions.

•	For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”

The Merger (see page 32)
•
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), if the Merger is completed, Merger Sub will merge with and into Amicus, and Amicus will continue as the surviving corporation as a wholly owned subsidiary of BioMarin (which we refer to as the “Surviving Corporation”). As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Amicus will no longer file periodic reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). In addition, all shares of our common stock outstanding immediately prior to the Effective Time (as defined below) (except for any shares owned immediately prior to the Effective Time by (1) Amicus or any other direct or indirect wholly owned subsidiary of Amicus, (2) BioMarin or Merger Sub or any other direct or indirect wholly owned subsidiary of BioMarin or Merger Sub, or (3) stockholders who are entitled to and who properly exercise and perfect (and do not subsequently withdraw or otherwise lose) appraisal rights pursuant to Section 262 of the DGCL) will be canceled and converted into the right to receive $14.50 per share of our common stock in cash, without interest and subject to any applicable withholding of taxes (which we refer to as the “Merger Consideration”). We refer to the shares of our common stock described in the preceding clauses (1) and (2) as “Excluded Shares” and we refer to the shares of our common stock described in the preceding clause (3) as “Dissenting Shares.” Following the Merger, you will not own any shares of the capital stock of the Surviving Corporation.

•
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder, except that stockholders who properly exercise, and do not subsequently withdraw or otherwise lose, their appraisal rights under Section 262 of the DGCL (which we refer to as “Section 262”) will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger — Appraisal Rights.”

•
The time at which the Merger becomes effective will occur upon the date and time of the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, BioMarin and Merger Sub may agree upon in writing and specify in the certificate of merger) (which we refer to as the “Effective Time”).

•	For more information, please see the section of this proxy statement captioned “The Merger.”
Treatment of Company Options, Company RSUs and Company PSUs (see page 67)
•
The Merger Agreement provides that at the Effective Time, each option to purchase shares of our common stock granted under our equity plans (each, a “Company Option”) that is then outstanding and unexercised, whether vested or unvested, and which has a per share exercise price that is less than the Merger Consideration (each, an “In the Money Option”) will be cancelled and converted into the right of the holder to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (i) the excess of (a) the Merger Consideration over (b) the exercise price payable per share under such In the Money Option, multiplied by (ii) the total number of shares of our common stock subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting). In addition, at the Effective Time, each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested, will be cancelled with no consideration payable in respect thereof.

•
In addition, at the Effective Time, each then-outstanding time-vesting restricted stock unit with respect to shares of our common stock granted under our equity plans (each, a “Company RSU”) will be cancelled and converted into the right of the holder thereof to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of our common stock subject to such Company RSU.

•
In addition, at the Effective Time, each then-outstanding performance-vesting restricted stock unit with respect to shares of our common stock granted under our equity plans (each, a “Company PSU”), whether vested or unvested, will be cancelled and converted into the right to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of

(rounded down to the nearest whole number) (i) the number of shares of our common stock subject to such Company PSU immediately prior to the Effective Time at specified levels of performance, without any pro-ration, as of immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.
•	For more information, please see the section of this proxy statement captioned “The Merger — Interests of Amicus’ Directors and Executive Officers in the Merger.”
Financing of the Merger (see page 74)
•
The consummation of the Merger is not conditioned on BioMarin’s or Merger Sub’s ability to obtain financing for the Merger. Each of BioMarin and Merger Sub have agreed to consummate the Merger and the Transactions irrespective and independent of the availability or terms of financing.

•
On December 19, 2025, in connection with the execution of the Merger Agreement, BioMarin entered into a commitment letter, dated as of December 19, 2025 (which we refer to as the “Debt Commitment Letter”), with Morgan Stanley Senior Funding, Inc., pursuant to which Morgan Stanley Senior Funding, Inc. committed to provide, subject to the terms and conditions of the Debt Commitment Letter, up to $3,650,000,000 of senior secured bridge loans. On December 31, 2025, the Debt Commitment Letter was amended and restated to add Citigroup Global Markets Inc., Bank of America, N.A., BOFA Securities, Inc., JPMorgan Chase Bank, N.A., U.S. Bank National Association, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Royal Bank of Canada, HSBC Bank USA, National Association and HSBC Securities (USA) Inc. as additional commitment parties, to reallocate the commitment parties’ commitments to provide $3,650,000,000 of senior secured bridge loans and to provide for certain other changes.

•
Each of BioMarin and Merger Sub have represented in the Merger Agreement that the aggregate proceeds of the financing contemplated by the Debt Commitment Letter, together with cash on hand, will be sufficient to enable BioMarin and Merger Sub to pay in cash the aggregate Merger Consideration, including payments to be made to the holders of Amicus equity awards, and to consummate the other Transactions.

•	For more information, please see the sections of this proxy statement captioned “The Merger — Financing of the Merger” and “The Merger Agreement — BioMarin Financing.”
Conditions to the Closing of the Merger (see page 107)
•
The obligations of Amicus, BioMarin and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or, as applicable, waiver of certain conditions, including (among other conditions and as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), the following:

•
the adoption of the Merger Agreement by holders of at least a majority of the outstanding shares of our common stock. For more information, please see the section of this proxy statement captioned “The Special Meeting”;

•
(1) the expiration or termination of any waiting period (or extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) and (2) the receipt of any clearance, consent or affirmative approval applicable to the Merger under antitrust laws and foreign direct investment laws of any non-U.S. or supranational governmental bodies listed in the Company Disclosure Schedule delivered by Amicus to BioMarin in connection with the execution of the Merger Agreement (which we refer to as the “Company Disclosure Schedule”), including for certain European countries and the Japanese competition authority, and the expiration or termination of any waiting period related thereto in connection with the Transactions (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger”);

•
the absence of any order by any governmental body of competent jurisdiction in a jurisdiction where either BioMarin and its affiliates or Amicus and its subsidiaries operate their respective businesses or own any material assets or in any material way exploit any product (which we refer to as a

“Specified Governmental Body”) remaining in effect that prevents the consummation of the Merger, and the consummation of the Merger not being made illegal or otherwise prohibited, directly or indirectly, by any legal requirement of any Specified Governmental Body;
•
since the date of the Merger Agreement (which we refer to as the “Agreement Date”), there not having occurred any Material Adverse Effect (which we define in the section of this proxy statement captioned “The Merger Agreement — Representations and Warranties”) which is continuing;

•	the accuracy of the representations and warranties of Amicus, BioMarin and Merger Sub in the Merger Agreement, subject to specified materiality standards;
•
Amicus, BioMarin and Merger Sub having complied with or performed in all material respects their respective covenants and agreements under the Merger Agreement at or prior to the date on which the Merger is consummated (which we refer to as the “Closing Date”); and

•
the receipt of certificates executed by Amicus’ Chief Executive Officer or Chief Financial Officer, on the one hand, and BioMarin’s Chief Executive Officer or another senior executive officer of BioMarin, on the other hand, certifying to the effect that the conditions described in the preceding three bullets have been satisfied, in the case of Amicus, or that the conditions described in the preceding two bullets have been satisfied, in the case of BioMarin.

Regulatory Commitments of Amicus, BioMarin and Merger Sub (see page 83)
•
Under the Merger Agreement, Amicus and BioMarin have agreed to use (and cause their respective affiliates to use) their respective reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under antitrust laws and foreign direct investment laws applicable to the Merger, so as to enable the consummation of the Merger (which we refer to as the “Closing”) to occur as promptly as practicable but in no case later than the End Date (which we define in the section of this proxy statement captioned “— Termination of the Merger Agreement”).

•
However, in no event will BioMarin, Merger Sub, Amicus or any of their respective subsidiaries be obligated to defend any lawsuit, injunction, or any proceeding before courts, whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions. In addition, neither BioMarin nor any of its affiliates are required under the Merger Agreement to commence or defend any lawsuit, injunction or any proceeding before courts whether judicial or administrative, against any governmental body in connection with the Transactions. Further, neither BioMarin, Merger Sub nor any of their respective affiliates are required under the Merger Agreement to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any governmental body.

•
Neither BioMarin, Merger Sub, Amicus, nor their respective affiliates will commit to or agree with any governmental body to stay, toll or extend any applicable waiting period or enter into any similar timing agreement without the prior written consent of the other parties. Notwithstanding the foregoing, BioMarin and Merger Sub may, without the consent of Amicus, withdraw their notification under the HSR Act in connection with the Transactions on one occasion and promptly refile the notification and report forms within two business days of any such withdrawal (as required by the HSR Act).

Recommendation of the Board of Directors (see page 42)
•
Amicus’ Board of Directors (which we refer to as the “Board of Directors”), after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interest of, Amicus and its stockholders; (2) declared it advisable for Amicus to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Amicus of the Merger Agreement and the consummation of the Transactions; (4) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement; (5) resolved to recommend that Amicus stockholders adopt the Merger Agreement at the special meeting of stockholders of Amicus (which we refer to as the “Special Meeting”); and (6) directed that the Merger Agreement be submitted to Amicus stockholders for approval at the Special Meeting.

•
The Board of Directors unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement (which we refer to as the “Merger Proposal”); (2) “FOR” the proposal to approve, by non-binding, advisory vote to approve compensation that may be paid or become payable by Amicus to its named executive officers that is based on or otherwise relates to the Merger (which we refer to as the “Compensation Proposal”); and (3) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal at the time of the Special Meeting (which we refer to as the “Adjournment Proposal”).

Opinion of Amicus’ Financial Advisor - Centerview Partners LLC (see page 47)
•
The Company retained Centerview Partners LLC, which is referred to in this proxy statement as “Centerview,” as financial advisor to the Board of Directors in connection with the Transactions. In connection with this engagement, the Board of Directors requested that Centerview evaluate the fairness, from a financial point of view, to the holders of outstanding shares of our common stock (other than (i) any shares of our common stock held by Amicus (or held in Amicus’ treasury), (ii) any shares of our common stock held by BioMarin, Merger Sub or any other direct or indirect wholly owned subsidiary of BioMarin or Merger Sub, (iii) any shares of our common stock held by any direct or indirect wholly owned subsidiary of Amicus, and (iv) Dissenting Shares (which shares referred to in clauses (i), (ii), (iii) and (iv), together with any shares of our common stock held by any affiliate of Amicus or BioMarin, are collectively referred to as “Centerview Fairness Opinion Excluded Shares” throughout this section and the summary of Centerview’s opinion below under the section of this proxy statement captioned “The Merger — Opinion of Amicus’ Financial Advisor — Centerview Partners LLC”)) of the Merger Consideration proposed to be paid to such holders pursuant to the Merger Agreement. On December 19, 2025, Centerview rendered to the Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 19, 2025, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration proposed to be paid to the holders of shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

•
The full text of Centerview’s written opinion, dated December 19, 2025, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of outstanding shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transactions and does not constitute a recommendation to any Amicus stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transactions or any other matter.

•
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

•
For a description of the opinion that the Board of Directors received from Centerview, see the section of this proxy statement captioned “The Merger — Opinion of Amicus’ Financial Advisor — Centerview Partners LLC.”

Opinion of Amicus’ Financial Advisor - Goldman Sachs & Co. LLC (see page 54)
•
Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board of Directors that, as of December 19, 2025, and based upon and subject to the factors and assumptions set forth therein, the $14.50 in cash per share of our common stock to be paid to holders (other than BioMarin and its affiliates) of shares of our common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

•
The full text of the written opinion of Goldman Sachs, dated December 19, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the Transactions or any other matter. Pursuant to an engagement letter between Amicus and Goldman Sachs, Amicus has agreed to pay Goldman Sachs a transaction fee of approximately $52.7 million, all of which is contingent upon consummation of the Transactions.

•
For a description of the opinion that the Board of Directors received from Goldman Sachs, see the section of this proxy statement captioned “The Merger — Opinion of Amicus’ Financial Advisor — Goldman Sachs & Co. LLC.”

Interests of Amicus’ Directors and Executive Officers in the Merger (see page 67)
•
When considering the recommendation of the Board of Directors that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by Amicus’ stockholders. These interests may include the following, among others:

•
the deemed vesting and cancellation of each Company Option that is outstanding and unexercised at the Effective Time (whether or not vested) and which has a per share exercise price that is less than the Merger Consideration and the cancellation and conversion into the right to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (i) the excess of the Merger Consideration over the per-share exercise price payable per share of our common stock subject to the Company Option, multiplied by (ii) the number of shares of our common stock subject to the Company Option;

•
the deemed vesting and cancellation of each Company RSU that is outstanding as of the Effective Time in exchange for a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of our common stock subject to the Company RSU;

•
the deemed vesting and cancellation of each Company PSU that is outstanding at the Effective Time in exchange for the right to receive a cash payment equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of our common stock subject to such Company PSU immediately prior to the Effective Time, determined at specified levels of performance, without any pro-ration, as of immediately prior to the Effective Time;

•
the eligibility of executive officers to receive severance payments and benefits under employment agreements with Amicus in connection with a qualifying termination of employment within twelve (12) months following a “change in control” (which “change in control” will occur upon the closing of the Merger);

•
the acceleration of certain compensation into 2025 (subject to recoupment in certain circumstances) to mitigate the applicability of excise taxes that could otherwise be incurred by certain of our executive officers under Section 4999 of the Code in connection with the Transactions;

•
the determination and payment of the 2025 annual cash bonus prior to the Closing at the corporate achievement level of 140% and then applying individual performance multipliers in the ordinary course, consistent with past practice;

•	continued indemnification, advancement of expenses and exculpation from liabilities of directors and officers for a period of six years after the Effective Time;
•	the possibility of continued employment of Amicus’ officers with the Surviving Corporation or one or more of its affiliates;

•
the establishment of a cash-based transaction bonus program for the benefit of Amicus employees, including Amicus’ executive officers (other than our Chief Executive Officer), not to exceed $2,000,000 in the aggregate, with awards granted pursuant thereto vesting and becoming payable as of the Closing date, subject to the applicable employee’s continued employment through such date;

•
the possibility of implementing merit- or market-based increases in base salaries or wage rates, as applicable, in connection with Amicus’ 2026 compensation adjustment process, including with respect to Amicus’ executive officers, in the ordinary course of business consistent with past practice, up to a maximum of 5% per individual, and not to exceed 4% of the total base compensation for the employee population as in effect as of November 30, 2025;

•
the payment of the deferred compensation account balances held by participants of the Amicus Therapeutics, Inc. Cash Deferral Plan, as amended (but no additional vesting or other enhancement of such benefits); and

•
cash awards in lieu of Amicus’ 2026 annual long-term incentive award grants, including to Amicus’ executive officers, with an aggregate value of all 2026 awards not to exceed $20 million and paid to recipients as of the Closing, subject to the applicable recipient’s continued employment through the same.

•
If the Merger Proposal is approved, the shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all other stockholders of Amicus. For more information, see the section of this proxy statement captioned “The Merger — Interests of Amicus’ Directors and Executive Officers in the Merger.”

Appraisal Rights (see page 27)
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If the Merger is completed, record holders or beneficial owners of our common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock and otherwise comply fully with Section 262 will be entitled to appraisal rights in connection with the Merger.

•
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “stockholders.” If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.

•
Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously are stockholders through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

•
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.

•	Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement;
•	the stockholder must deliver to Amicus a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;
•
the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our common stock before the Effective Time); and

•
the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

•
Your failure to follow exactly the procedures specified under Section 262 will result in the loss of your appraisal rights. The Section 262 requirements for exercising appraisal rights are described in further detail in this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

•	For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 79)
•
The receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of our common stock in the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. Holder’s adjusted tax basis in our common stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such common stock exceeds one year at the time of the Merger.

•
Non-U.S. Holders (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the receipt of cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or certain other exceptions apply, but may be subject to the backup withholding rules described in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.

•
For more information, see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.” Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction or other U.S. federal tax laws.

Legal Proceedings Regarding the Merger (see page 82)
•
On January 22, 2026, a purported stockholder of Amicus filed a lawsuit in the United States District Court for the Northern District of Illinois against Amicus and its directors, captioned Ramesh Pathak v. Amicus Therapeutics, Inc., et al., Case No. 26-cv-755. The purported stockholder filed an amended complaint on January 23, 2026 (we refer to that amended complaint as the “Pathak Complaint”).

•
The Pathak Complaint alleges that the preliminary proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and that, as a result, the defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.

•
The Pathak Complaint seeks, among other things, (i) injunctive relief preventing consummation of the transactions contemplated by the Merger Agreement until such time that the defendants issue curative disclosures that fully address the purported deficiencies in the proxy statement, (ii) rescission of the transactions contemplated by the Merger Agreement or an award of damages if the transactions contemplated by the Merger Agreement are consummated, (iii) an accounting of all purported damages sustained by the purported stockholder as a result of the alleged wrongdoing, and (iv) an award of the plaintiff’s fees and expenses in connection with the litigation, including reasonable attorneys’ and experts’ fees and expenses.

•
Amicus believes the claims asserted in the Pathak Complaint are without merit. Amicus has also received a demand letter from a purported stockholder seeking additional disclosures in the proxy statement. Amicus believes the claims asserted in this demand letter are also without merit.

•
Additional demand letters may be received, and additional lawsuits may be filed against Amicus, the Board of Directors, BioMarin and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and this proxy statement. If additional similar demand letters are received or complaints are filed, absent new or different allegations that are material, Amicus will not necessarily announce such additional demands or filings.

Acquisition Proposals (see page 94)
•
Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement, Amicus and its subsidiaries will cause their representatives not to, directly or indirectly, among other things:

•
continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may have been ongoing with respect to an Acquisition Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”);

•
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
adopt, approve, endorse, recommend, declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet or similar agreement, whether binding or nonbinding, or any contract (other than an acceptable confidentiality agreement permitted under the Merger Agreement), in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal or that would reasonably be expected to cause Amicus to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions;

•
waive or release any person from, forebear in the enforcement of or amend any standstill agreement or any standstill provisions of any other contracts, or take any action to exempt any person (other than BioMarin, Merger Sub or their affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the organizational and other governing documents of Amicus or its subsidiaries, unless the Board of Directors determines in good faith, after consultation with Amicus’ outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors and notifies BioMarin of any such release, forbearance or amendment within one business day thereof; or

•	resolve or publicly propose to take any of the actions set forth in the foregoing sub-bullets.
•
Notwithstanding these restrictions, if prior to the adoption of the Merger Agreement by our stockholders, Amicus or its representatives receives a bona fide written Acquisition Proposal from any person or group of persons, which was made or renewed after the Agreement Date and did not arise out of or result from a breach of the Merger Agreement, then Amicus and its representatives may, under certain circumstances and pursuant to an acceptable confidentiality agreement meeting specific requirements (but which does not need to contain implicit or explicit standstill provisions), provide information (including non-public information) with respect to Amicus, and engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and such person’s or group of persons’ representatives if the Board of Directors determines in good faith, after consultation with Amicus’ financial advisors and outside legal counsel, that (1) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) and (2) failure to take these actions would be inconsistent with the fiduciary duties of the Board of Directors.
•
If Amicus, its subsidiaries or their representatives receives any request, inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, Amicus must (1) promptly (and in any event within 24 hours following receipt) notify BioMarin and provide to BioMarin certain information related to such request, inquiry, proposal or offer, (2) keep BioMarin reasonably informed of any material developments, discussions or negotiations regarding any such request, inquiry, proposal, offer or Acquisition Proposal (including by furnishing copies of any further requests, inquiries or proposals or amendments thereto) on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation), and (3) upon the request of BioMarin, reasonably inform BioMarin of the status of such Acquisition Proposal.

•	For more information, please see the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals.”
Company Adverse Recommendation Change (see page 97)
•
The Board of Directors has unanimously recommended that you vote “FOR” the Merger Proposal. The Merger Agreement provides that the Board of Directors may not withdraw, qualify or publicly propose to withdraw or qualify, its recommendation, or take other actions constituting a Company Adverse Recommendation Change (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Adverse Recommendation Change”), except in certain specified circumstances relating to our receipt of a Superior Offer or the occurrence of an Intervening Event (as such term is defined in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Adverse Recommendation Change”). For more information, see the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Adverse Recommendation Change.”

Termination of the Merger Agreement (see page 109)
•	The Merger Agreement may be validly terminated prior to the Effective Time only in the following ways:
•	by mutual written consent of BioMarin and Amicus at any time prior to the Closing;
•	by either Amicus or BioMarin:
•
at any time prior to the Closing, if the Closing has not occurred on or prior to midnight Eastern Time on June 19, 2026 (which we refer to as the “End Date”), except (i) if on the End Date, all of the conditions to the Merger, other than the condition regarding approvals under antitrust laws and, solely in respect of antitrust laws, the condition regarding the absence of any restraint by a governmental body (as described in the second and third sub-bullets describing the conditions to the respective obligations of Amicus, BioMarin and Merger Sub to effect the Merger in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), have been satisfied or waived by BioMarin or Merger Sub, to the extent waivable by BioMarin or Merger Sub (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), then the End Date will automatically be extended until midnight Eastern Time on September 19, 2026, (which we refer to as the “Extended End Date”) (and all references to the End Date will be as so extended), (ii) if on the Extended End Date, all of the conditions, other than the conditions regarding approvals under antitrust laws and, solely in respect of antitrust laws, the condition regarding the absence of any restraint by a governmental body (as described in the second and third sub-bullets describing the conditions to the respective obligations of Amicus, BioMarin and Merger Sub to effect the Merger in the section of this proxy statement captioned “The Merger

Agreement — Conditions to the Closing of the Merger”), have been satisfied or waived by BioMarin or Merger Sub, to the extent waivable by BioMarin or Merger Sub (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), then the End Date will automatically be extended until midnight Eastern Time on December 19, 2026, (and all references to the End Date and the Extended End Date will be as so extended), and (iii) the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of the Merger Agreement has proximately caused or resulted in the Merger not being consummated by such date;
•
if a Specified Governmental Body of competent jurisdiction has issued any permanent injunction or other order, directive, judgment, decree or ruling, or has taken any other action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or making the consummation of the Merger illegal, which order, directive, judgment, decree, ruling or other action is final and nonappealable, except that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of the Merger Agreement has proximately caused or resulted in the issuance of such final and nonappealable injunction, order, directive, judgment, decree, ruling or other action; or

•
if the Company Stockholder Approval (which we define in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”) is not obtained at the Company Stockholder Meeting (which we define in the section of this proxy statement captioned “The Merger Agreement - Stockholder Meeting”) duly convened and held and at which a vote on the matter was taken, or any adjournment or postponement thereof permitted by the Merger Agreement and at which a vote on the matter was taken.

•	by Amicus:
•
at any time prior to the Cut-off Time (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”), in order to substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of the Superior Offer approved by the Board of Directors in accordance with the Merger Agreement, so long as Amicus has paid the termination fee (as described in the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fees”) immediately before or substantially simultaneously with such termination; or

•
at any time prior to the Closing, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of BioMarin or Merger Sub has occurred, such that the conditions related to the accuracy of representations and warranties or the performance of obligations of BioMarin and Merger Sub would not be satisfied and such breach or failure cannot be cured by BioMarin or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, has not been cured within 30 days after the date Amicus gives BioMarin written notice of such breach or failure to perform, except that Amicus will not have the right to terminate the Merger Agreement pursuant to this bullet if Amicus is then in breach of any representation, warranty, covenant or obligation under the Merger Agreement which breach would permit BioMarin to terminate the Merger Agreement in accordance with the second sub-bullet describing BioMarin’s termination rights below.

•	by BioMarin:
•
at any time prior to the Cut-off Time, if (i) the Board of Directors has failed to include the Company Board Recommendation (which we define in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) in this proxy statement when filed with the SEC or mailed, or has effected a Company Adverse Recommendation Change, (ii) in the case of an Acquisition Proposal structured as a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Board of Directors (A) states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, or (B) fails to recommend, in a

Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer or fails to reaffirm the Company Board Recommendation within 10 business days after the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the then-scheduled Cut-off Time), (iii) after any public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), the Board of Directors fails to publicly affirm the Company Board Recommendation within three business days after a written request by BioMarin to do so (or, if earlier, by the close of business on the business day immediately preceding the then-scheduled Cut-off Time; provided that BioMarin has made such request prior to the second business day before the then-scheduled date of the Cut-off Time); provided that BioMarin may only make such request twice with respect to each Acquisition Proposal or material modification thereof, (iv) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three business days after BioMarin so requests in writing (except that Amicus will have no obligation to make such reaffirmation pursuant to this clause (iv) on more than three occasions), or (v) the Board of Directors or Amicus Willfully Breaches (as defined in the Merger Agreement) its obligations described in the section of this proxy statement captioned “ — Acquisition Proposals” or “ — Company Adverse Recommendation Change” in any material respect; or
•
at any time prior to the Closing, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Amicus has occurred, such that any of the conditions related to Amicus’ representation and warranties, performance of Amicus’ obligations or absence of a Material Adverse Effect would not be satisfied and cannot be cured by Amicus by the End Date, or if capable of being cured in such time period, has not been cured within 30 days after the date BioMarin gives Amicus written notice of such breach or failure to perform, except that BioMarin may not terminate the Merger Agreement pursuant to this sub-bullet if either BioMarin or Merger Sub is then in breach of any representation, warranty, covenant or obligation under the Merger Agreement which breach would permit Amicus to terminate the Merger Agreement in accordance with the second sub-bullet describing Amicus’ termination rights above.

•	For more information, please see the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement.”
Expenses; Termination Fee (see page 111)
•
Except in specified circumstances, whether or not the Merger is completed, Amicus, on the one hand, and BioMarin and Merger Sub, on the other hand, are each responsible for all of their respective fees and expenses incurred in connection with the Merger Agreement and the Transactions.

•	Amicus will be required to pay to BioMarin a termination fee of $175,000,000 in cash if the Merger Agreement is terminated under specified circumstances.
•	For more information on the termination fee, see the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”
Effect on Amicus if the Merger is Not Completed (see page 32)
•
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock. Instead, Amicus will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Under specified circumstances, Amicus will be required to pay BioMarin a termination fee of $175,000,000 in cash upon the termination of the Merger Agreement. For more details, see the section of this proxy statement captioned “The Merger — Effect on Amicus if the Merger is Not Completed.”

The Special Meeting (see page 24)
Date, Time and Place
•
The Special Meeting will be held virtually via live webcast on March 3, 2026, at 9:00 a.m., Eastern Time (unless the Special Meeting is adjourned or postponed). You may attend the Special Meeting via the

Internet at www.virtualshareholdermeeting.com/FOLDSM2026, where you will also be able to vote. Please note that you will not be able to attend the Special Meeting physically in person. For purposes of attendance at the Special Meeting, all references in this proxy statement to “attendance at the Special Meeting” or “present at the Special Meeting” mean virtually present at the Special Meeting.
Record Date; Shares of our Common Stock Entitled to Vote
•
You are entitled to vote at the Special Meeting if you owned shares of Amicus common stock at the close of business on January 28, 2026 (which we refer to as the “Record Date”). You will have one vote at the Special Meeting for each share of our common stock that you owned at the close of business on the Record Date.

Purpose
•	At the Special Meeting, we will ask stockholders to vote on proposals to approve (1) the Merger Proposal; (2) the Compensation Proposal; and (3) the Adjournment Proposal.
Quorum
•
As of the Record Date, there were 313,918,463 shares of our common stock issued and outstanding and entitled to vote at the Special Meeting. A majority of the issued and outstanding shares of our common stock entitled to vote, present at the Special Meeting virtually via the virtual meeting website or represented by proxy, will constitute a quorum at the Special Meeting.

Required Vote
•
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date. As of the Record Date, 156,959,232 votes constitute a majority of the outstanding shares of our common stock entitled to vote.

•
The approval of the Compensation Proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote thereon. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to completion of the Merger.

•
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote thereon.

Share Ownership of Our Directors and Executive Officers
•
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,153,328 shares of our common stock, representing approximately 0.69% of the shares of our common stock outstanding on the Record Date.

•
We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Voting and Proxies
•
Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote online during the Special Meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of our common stock.

•
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by (1) signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Special Meeting; (2) submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on the day preceding the Special Meeting; (3) submitting a new proxy over the Internet until 11:59 p.m., Eastern Time on the day preceding the Special Meeting by following the instructions on the proxy card; (4) giving our Investor Relations team a written notice via email at ir@amicusrx.com prior to 11:59 p.m., Eastern Time on the day preceding the Special Meeting that you want to revoke your proxy; or (5) attending the Special Meeting virtually and voting online.

•
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online during the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

•	For more information, see the section of this proxy statement captioned “The Special Meeting.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement and the full text of the annexes to this proxy statement and the documents we refer to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger, the Merger Agreement and the Special Meeting. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
On December 19, 2025, Amicus entered into a definitive agreement providing for the Merger of Merger Sub with and into Amicus, with Amicus surviving the Merger as a wholly owned subsidiary of BioMarin. The Board of Directors is furnishing this proxy statement and form of proxy card to the holders of our common stock in connection with the solicitation of proxies in favor of the proposal to adopt the Merger Agreement and two related proposals.

Q:	What am I being asked to vote on at the Special Meeting?
A:	You are being asked to vote on the following proposals:
1)
To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Amicus, and Amicus will become a wholly owned subsidiary of BioMarin, which proposal we refer to as the “Merger Proposal”;

2)
To approve, by non-binding, advisory vote, compensation that may be paid or become payable to Amicus’ named executive officers that is based on or otherwise relates to the Merger, which proposal we refer to as the “Compensation Proposal”; and

3)
To approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the time of the Special Meeting, which proposal we refer to as the “Adjournment Proposal.”

Q:	When and where is the Special Meeting?
A:
The Special Meeting will take place on March 3, 2026, at 9:00 a.m., Eastern time (unless the Special Meeting is adjourned or postponed), virtually via live webcast. You may attend the Special Meeting via the Internet at www.virtualshareholdermeeting.com/FOLDSM2026, where you will also be able to vote. Please note that you will not be able to attend the Special Meeting physically in person. You will need the control number included on your proxy card in order to be able to vote your shares of our common stock on the Special Meeting website. If you are a registered stockholder, your control number is included on your proxy card. If you are a beneficial owner, you will need to register in advance for a control number in order to vote on the Special Meeting website. Otherwise, you may participate as a “Guest.” Instructions on how to attend and participate online are on the proxy card. We expect check-in to be available starting around 8:45 a.m., Eastern time on the day of the Special Meeting, and you should allow ample time for check-in proceedings. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.

Q:	What constitutes a quorum for the Special Meeting?
A:
A majority of the issued and outstanding shares of our common stock entitled to vote, present or represented by proxy, at the Special Meeting constitute a quorum. There must be a quorum for business to be conducted at the Special Meeting. Failure of a quorum to be present at the Special Meeting will necessitate an adjournment or postponement and will subject Amicus to additional expense. As of the Record Date, there were 313,918,463 shares of our common stock outstanding and entitled to vote at the Special Meeting.

Q:	Who is entitled to vote at the Special Meeting?
A:
Stockholders as of January 28, 2026, which is the Record Date, are entitled to notice of the Special Meeting and to vote at the Special Meeting (and at any adjournment or postponement thereof). Each holder of shares of our common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of our common stock owned as of the close of business on the Record Date.

Q:	What is the proposed Merger and what effects will it have on Amicus?
A:
The proposed Merger is the acquisition of Amicus by BioMarin. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or otherwise waived, Merger Sub will merge with and into Amicus, with Amicus continuing as the Surviving Corporation. As a result of the Merger, Amicus will become a wholly owned subsidiary of BioMarin, our common stock will no longer be publicly traded, and you will no longer have any interest in Amicus’ future earnings or growth. In addition, our common stock will be delisted from Nasdaq, deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations.

Q:	What will I receive for my shares of common stock if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration, which consists of $14.50 per share of our common stock that you own in cash, without interest and subject to any applicable withholding of taxes, unless you have properly exercised and perfected and not subsequently withdrawn your appraisal rights under Section 262. For example, if you own 100 shares of our common stock, you will receive $1,450.00 in cash (subject to any required tax withholding) in exchange for your shares of our common stock.

Q:	What will the holders of Company Options, Company RSUs and Company PSUs receive in the Merger?
A:
At the Effective Time, each In the Money Option will be cancelled and converted into the right to receive a cash payment equal to (i) the excess of (a) the Merger Consideration over (b) the per share exercise price of such Company Option, multiplied by (ii) the total number of shares of our common stock subject to such Company Option. Each Company Option other than an In the Money Option that is outstanding and unexercised as of the Effective Time, whether or not vested, will be cancelled with no consideration payable in respect thereof.

At the Effective Time, each Company RSU that is then outstanding will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of our common stock subject to such Company RSU.
At the Effective Time, each then outstanding Company PSU will be cancelled and converted into the right to receive a cash payment equal to the product of (rounded down to the nearest whole number) (i) the Merger Consideration multiplied by (ii) the number of shares of our common stock subject to such Company PSU immediately prior to the Effective Time at specified levels of performance, without any pro-ration, as of immediately prior to the Effective Time.
Q:	How does the Merger Consideration compare to the market price of the common stock?
A:
The $14.50 Merger Consideration represents (1) a premium of approximately 33% over the closing price of $10.89 per share of Amicus common stock on December 18, 2025, the last trading day prior to the announcement of the Merger Agreement, (2) a premium of approximately 46% over the volume-weighted average share price over the 30-trading day period preceding and including December 18, 2025, and (3) a premium of approximately 58% over the volume-weighted average share price over the 60-trading day period preceding and including December 18, 2025.

On January 30, 2026, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $14.29 per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.
Q:	What do I need to do now?
A:
We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of our common stock can be voted at the Special Meeting. A failure to vote your shares of Amicus common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name” through a bank, broker or other nominee, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of our common stock. Please do not send your stock certificates with your proxy card.
Q:	Should I send in my stock certificates now?
A:
No. You should not return your stock certificates, if you hold stock certificates, or send in other documents evidencing ownership of our common stock now or with your proxy card. If the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your Amicus stock certificates to the Paying Agent (which we define in the section of this proxy statement captioned “The Merger Agreement — Exchange and Payment Procedures”) in order to receive the appropriate payment for the shares of our common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the payment to which you are entitled.

Q:	What happens if I sell or otherwise transfer my shares of Amicus common stock after the Record Date but before the Special Meeting?
A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock and each of you notifies Amicus in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of our common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?
A:
The Board of Directors, after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interest of, Amicus and its stockholders; (2) declared it advisable for Amicus to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Amicus of the Merger Agreement and the consummation of the Transactions; (4) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement; (5) resolved to recommend that Amicus stockholders adopt the Merger Agreement at the Special Meeting; and (6) directed that the Merger Agreement be submitted to Amicus stockholders for approval at the Special Meeting.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What happens if the Merger is not completed?
A:
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock. Instead, Amicus will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Upon the termination of the Merger Agreement under specified circumstances, Amicus may be required to pay BioMarin a termination fee of $175,000,000 in cash, as further described in the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”

Q:	What vote is required to approve the Merger Proposal?
A:
The affirmative vote of the stockholders of a majority of the outstanding shares of our common stock entitled to vote as of the closing of business on the Record Date is required to approve the Merger Proposal. The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Special Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal?
A:
Approval of the Compensation Proposal requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote thereon. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to completion of the Merger. Approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of shares of our common stock present or represented by proxy at the Special Meeting and entitled to vote thereon. Assuming a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Special Meeting will not have any effect on the Compensation Proposal and the Adjournment Proposal. If you hold your shares of our common stock in “street name,” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Compensation Proposal and the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal or the Adjournment Proposal.

Q:
Why am I being asked to cast a non-binding, advisory vote regarding compensation that may be paid or become payable by Amicus to its named executive officers that is based on or otherwise relates to the Merger?

A:
Section 14A of the Exchange Act requires Amicus to seek a non-binding, advisory vote regarding compensation that may be paid or become payable to Amicus’ named executive officers that is based on or otherwise relates to the Merger. This advisory vote is different from the “say on pay” advisory vote in Amicus’ proxy statement for its 2025 annual meeting (which is not limited to Merger-related compensation), and you may vote on the Merger-related compensation described in this proxy statement independent of how you may have voted with respect to “say on pay” for our 2025 annual meeting.

Q:	What is the compensation that may be paid or become payable to Amicus’ named executive officers that is based on or otherwise relates to the Merger for purposes of this advisory vote?
A:
The compensation that may be paid or become payable to Amicus’ named executive officers that is based on or otherwise relates to the Merger is described in the section of this proxy statement captioned “The Merger — Interests of Amicus’ Directors and Executive Officers in the Merger — Golden Parachute Compensation.”

Q:	What will happen if stockholders do not approve the Compensation Proposal at the Special Meeting?
A:
Approval of the Compensation Proposal is not a condition to completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Amicus or BioMarin. If the Merger Proposal is approved by our stockholders and the Merger is completed, the compensation that may be paid or become payable to Amicus’ named executive officers that is based on or otherwise relates to the Merger will or may be paid to Amicus’ named executive officers pursuant to the terms of the applicable arrangements even if stockholders fail to approve the Compensation Proposal.

Q:	What is the difference between holding shares of Amicus common stock as a stockholder of record and as a beneficial owner?
A:
If your shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered, with respect to those shares of our common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Amicus.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of our common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of our common stock by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares of our common stock virtually at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A:	If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Equiniti Trust Company, LLC, our transfer agent), there are four ways to vote:
•
You may vote over the Internet prior to the Special Meeting. You may vote your shares of our common stock over the Internet until 11:59 p.m. Eastern Time on the day preceding the Special Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Special Meeting, you do not need to vote during the Special Meeting or by telephone or by mail.

•
You may vote by telephone prior to the Special Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card until 11:59 p.m., Eastern Time on the day preceding the Special Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

•
You may vote by mail prior to the Special Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope, which must be received prior to the Special Meeting. If you vote by mail, you do not need to vote over the Internet or by telephone.

•
You may vote over the Internet during the Special Meeting. You may vote your shares of our common stock over the Internet during the Special Meeting by accessing the Special Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:
•	through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee;
•	by attending the attending the Special Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or
•
if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting virtually and vote online during the Special Meeting, your previous vote by proxy will not be counted.
Q:	If my broker holds my shares of Amicus common stock in “street name,” will my broker vote my shares of Amicus common stock for me?
A:
No. Your bank, broker or other nominee is permitted to vote your shares of our common stock on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares of our common stock. Without instructions, your shares of our common stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Special Meeting, will have no effect on the Compensation Proposal and the Adjournment Proposal.
Q:	May I change my vote after I have mailed my signed proxy card or voted over the Internet or by telephone prior to the Special Meeting?
A:
Yes. If you are a stockholder of record, after you have mailed your signed proxy card or voted over the Internet or by telephone prior to the Special Meeting, you may still change your vote and revoke your proxy by doing any one of the following things:

•	voting online at the Special Meeting;
•	submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on the day preceding the Special Meeting;
•	submitting a new proxy over the Internet until 11:59 p.m., Eastern Time on the day preceding the Special Meeting by following the instructions on the proxy card;
•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Special Meeting; or
•	giving our Investor Relations team a written notice via email at ir@amicustx.com prior to 11:59 pm Eastern Time on the day preceding the Special Meeting that you want to revoke your proxy.
Your attendance at the Special Meeting alone will not revoke your proxy.
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online during the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy holder,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Our Board of Directors has designated Bradley L. Campbell, our President and Chief Executive Officer, and Ellen S. Rosenberg, our Chief Legal Officer, and each of them, with full power of substitution, as the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares of Amicus common stock voted?
A:
Regardless of the method you choose to vote, the proxy holders will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a stockholder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive, in order to vote all of our shares of common stock that you own.

Q:	Where can I find the voting results of the Special Meeting?
A:
If available, Amicus may announce preliminary voting results at the conclusion of the Special Meeting. Amicus intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Special Meeting. All reports that Amicus files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	What are the material U.S. federal income tax consequences of the Merger?
A:
Under U.S. federal income tax laws, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) pursuant to the Merger will be a taxable transaction to U.S. Holders. A U.S. Holder generally will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. Holder’s adjusted tax basis in our common stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares exceeds one year at the time of the Merger.

Non-U.S. Holders (as defined in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the receipt of cash in the Merger unless such Non-U.S. Holder has certain connections to the United States or we are a U.S. real property holding corporation, but may be subject to the backup withholding rules unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding.
Please carefully review the information in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the U.S. federal income tax consequences of the Merger.
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in the second quarter of 2026. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.”

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is completed, our stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they fully comply with the procedures established by Section 262. Due to the complexity of the appraisal process, our stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262 regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Q:	Do any of Amicus’ directors or officers have interests in the Merger that may differ from those of Amicus stockholders generally?
A:
Yes. In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that Amicus’

stockholders approve the Merger Proposal, the Board of Directors was aware of and considered these interests, to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Amicus’ Directors and Executive Officers in the Merger.”
Q:	Who will solicit and pay the cost of soliciting proxies?
A:
We have retained Innisfree M&A Incorporated, a proxy solicitation firm (which we refer to as the “Proxy Solicitor”), to solicit proxies in connection with the Special Meeting at a cost of approximately $60,000, plus a success fee of $30,000 and expenses, as well as additional fees, as agreed between the Proxy Solicitor and Amicus, in certain circumstances. The expense of soliciting proxies will be borne by Amicus. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Q:	What is householding and how does it affect me?
A:
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

We will promptly deliver a separate copy of this proxy statement to any stockholder upon request submitted in writing to us at our principal offices at 47 Hulfish Street, Princeton, New Jersey 08542 Attn: Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., or by email at ir@amicusrx.com. You may also orally submit your request by calling (609) 662-2000.
If two or more stockholders sharing the same address are currently receiving multiple copies of this proxy statement and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.
Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3402
Banks & Brokers May Call Collect: (212) 750-5833

FORWARD-LOOKING STATEMENTS
This proxy statement contains certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements about the anticipated timing of closing of the Transactions in the second quarter of the calendar year 2026. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. Forward-looking statements are subject to certain risks, uncertainties, or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: consummating the Transactions and financing in the anticipated timeframe, if at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; uncertainties as to the ability to obtain stockholder approval; the possibility that competing acquisition proposals will be made; the possibility that various closing conditions for the Transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Transactions (or only grant approval subject to adverse conditions or limitations); the effects of the Transactions on relationships with employees, customers, suppliers, other business partners or governmental entities, including the risk that the Transactions adversely affect employee retention; the difficulty of predicting the timing or outcome of regulatory approvals or actions; the impact of competitive products and pricing; the risk that BioMarin may not realize the potential benefits of the Transactions, including the possibility that the expected benefits from the proposed Transactions will not be realized or will not be realized within the expected time period and that BioMarin and Amicus will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risks related to disruption of management’s time from ongoing business operations as a result of the Transactions; risks that the Transactions disrupt current plans and operations; obtaining and maintaining adequate coverage and reimbursement for Amicus’ products; changes in Amicus’ business during the period between announcement and closing of the Transactions; any legal proceedings and/or regulatory actions that may be instituted related to the Transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; costs and expenses related to the Transactions; actual or contingent liabilities; the effects of the Transactions (or the announcement thereof) on Amicus’ and BioMarin’s stock price and/or operating results; and the other risks and uncertainties discussed in Amicus’ periodic reports filed with the SEC, including Amicus’ quarterly reports on Form 10-Q and annual reports on Form 10-K. The list of factors presented in the foregoing is not complete and you should not place undue reliance on these statements. Actual results could differ materially from those anticipated in these forward-looking statements. All forward-looking statements are based on information currently available to Amicus and BioMarin, and, except as required by applicable law, Amicus and BioMarin disclaim any obligation to update the information contained in this proxy statement as new information becomes available. All forward-looking statements in this proxy statement or made in connection therewith in writing or orally are qualified in their entirety by this cautionary statement.

THE SPECIAL MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Special Meeting.
Date, Time and Place
We will hold the Special Meeting on March 3, 2026, at 9:00 a.m., Eastern time (unless the Special Meeting is adjourned or postponed). You can virtually attend and vote in the Special Meeting by accessing a live webcast using the Internet at www.virtualshareholdermeeting.com/FOLDSM2026. Please note that you will not be able to attend the Special Meeting physically in person. Instructions on how to attend and participate online are provided on the proxy card. We expect check-in to be available starting around 8:45 a.m., Eastern time on the day of the Special Meeting, March 3, 2026, and you should allow ample time for online check-in proceedings. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided on the log-in page.
Purpose of the Special Meeting
At the Special Meeting, we will ask stockholders to vote to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. As of the Record Date, there were 313,918,463 shares of our common stock outstanding and entitled to vote at the Special Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection during ordinary business hours by stockholders of record 10 days prior to the Special Meeting at our principal business offices at 47 Hulfish Street, Princeton, New Jersey 08542.
A majority of the issued and outstanding shares of our common stock entitled to vote, present virtually at the Special Meeting or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.
Vote Required; Abstentions and Broker Non-Votes
Each Amicus stockholder will be entitled to one vote for each share of our common stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote as of the close of business on the Record Date is required to approve the Merger Proposal. As of the Record Date, 156,959,232 votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the closing of the Transactions.
The approval of the Compensation Proposal, on a non-binding, advisory basis, requires the affirmative vote of a majority of shares of our common stock present or represented by proxy and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Compensation Proposal. The approval of the Compensation Proposal is advisory and non-binding and is not a condition to the completion of the Merger.
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of a majority of shares of our common stock present or represented by proxy and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.

If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
Amicus does not expect any broker non-votes at the Special Meeting because the rules applicable to banks, brokers and other nominees only provide them with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Special Meeting is considered non-routine. As a result, no bank, broker or other nominee will be permitted to vote your shares of our common stock at the Special Meeting without receiving instructions. Failure to instruct your bank, broker or other nominee on how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present at the Special Meeting, not have any effect on the Compensation Proposal or the Adjournment Proposal.
Shares of our Common Stock Held by Amicus’ Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,153,328 shares of our common stock, representing approximately 0.69% of the shares of our common stock outstanding on the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Voting of Proxies
If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Equiniti Trust Company, LLC, our transfer agent), there are four ways to vote:
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You may vote over the Internet prior to the Special Meeting. You may vote your shares of our common stock over the Internet until 11:59 p.m. Eastern Time on the day preceding the Special Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Special Meeting, you do not need to vote during the Special Meeting or by telephone or by mail.

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You may vote by telephone prior to the Special Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card until 11:59 p.m., Eastern Time on the day preceding the Special Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

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You may vote by mail prior to the Special Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Special Meeting.

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You may vote over the Internet during the Special Meeting. You may vote your shares of our common stock over the Internet during the Special Meeting by accessing the Special Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Special Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of our common stock according to your directions.
Voting instructions are included on your proxy card. All shares of our common stock represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.

If your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:
•	through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee;
•	by attending the Special Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or
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if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote online with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal but, assuming a quorum is present at the Special Meeting, will not have any effect on the Compensation Proposal or the Adjournment Proposal.
Even if you plan to attend the Special Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting virtually and vote online during the Special Meeting, your previous vote by proxy will not be counted.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:
•	voting online at the Special Meeting;
•	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on the day preceding the Special Meeting;
•	submitting a new proxy over the Internet until 11:59 p.m. Eastern Time on the day preceding the Special Meeting by following the instructions on the proxy card;
•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Special Meeting; or
•	giving our Investor Relations team a written notice via email at ir@amicusrx.com prior to 11:59 pm Eastern Time on the day preceding the Special Meeting that you want to revoke your proxy.
If you have submitted a proxy, your appearance at the Special Meeting virtually, in the absence of voting online during the Special Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors, after careful consideration, including considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions, are advisable and fair to, and in the best interest of, Amicus and its stockholders; (2) declared it advisable for Amicus to enter into the

Merger Agreement; (3) approved the execution, delivery and performance by Amicus of the Merger Agreement and the consummation of the Transactions; (4) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement; (5) resolved to recommend that Amicus stockholders adopt the Merger Agreement at the Special Meeting; and (6) directed that the Merger Agreement be submitted to Amicus stockholders for approval at the Special Meeting.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Amicus. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, as the Proxy Solicitor to solicit proxies in connection with the Special Meeting at a cost of approximately $60,000, plus a success fee of $30,000 and expenses, as well as additional fees, as agreed between the Proxy Solicitor and Amicus, in certain circumstances. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, we anticipate, but cannot guarantee, that the Merger will be consummated in the second quarter of the calendar year 2026.
Appraisal Rights
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger so long as they comply fully with Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the stockholder must not vote in favor of the Merger Proposal;
•	the stockholder must deliver to Amicus a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;
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the stockholder must continuously hold the shares of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers such shares of our common stock before the Effective Time); and

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the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures.
Householding of Special Meeting Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
We will promptly deliver a separate copy of this proxy statement to any stockholder upon request submitted in writing to us at our principal offices at 47 Hulfish Street, Princeton, New Jersey 08542 Attn: Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., or by email at ir@amicusrx.com. You may also orally submit your request by calling (609) 662-2000.
If two or more stockholders sharing the same address are currently receiving multiple copies of this proxy statement and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.
Questions and Additional Information
If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3402
Banks & Brokers May Call Collect: (212) 750-5833

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Amicus, and Amicus will become a wholly owned subsidiary of BioMarin.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully and in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote by holders of a majority of the outstanding shares of our common stock as of the Record Date in favor of this Merger Proposal. If you abstain from voting, fail to cast your vote (online during the Special Meeting or by proxy) or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and Rule 14a-21(c) thereunder, requires that we provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the payment of certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger, as disclosed in the section of this proxy statement captioned “The Merger - Interests of Amicus’ Directors and Executive Officers in the Merger” on page 67.
We are asking stockholders to indicate their approval of the various items of compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger - Interests of Amicus’ Directors and Executive Officers in the Merger - Golden Parachute Compensation,” and the accompanying footnotes. In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Amicus’ overall compensation program for our named executive officers.
Accordingly, we are seeking approval of the following resolution at the Special Meeting, on an advisory, non-binding basis:
“RESOLVED, that the stockholders of Amicus Therapeutics, Inc. hereby approve, on a nonbinding, advisory basis, the compensation that may be paid or become payable to Amicus’ named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement captioned ‘The Merger - Interests of Amicus’ Directors and Executive Officers in the Merger - Golden Parachute Compensation,’ including the associated narrative discussion, and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable.”
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal to approve the Merger. Accordingly, if you are a stockholder, you may vote to approve the Merger Proposal, and vote not to approve the Compensation Proposal, and vice versa. Stockholders should note that the approval of this proposal is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on Amicus, the Board of Directors, BioMarin or the named executive officers. Further, certain payments under the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions of the underlying plans and agreements and the Merger Agreement.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement at the time of the Special Meeting. If stockholders approve this Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Merger Proposal and seek to convince the stockholders of those shares of our common stock to change their votes to votes in favor of approval of the Merger Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
We do not anticipate calling a vote on this proposal if the Merger Proposal is approved by at least a majority of the outstanding shares of our common stock as of the Record Date.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER
This discussion of the Merger Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger
Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, NJ 08542
(609) 662-2000
Amicus is a leading, global biotechnology company with a clear and compelling mission: to develop and deliver transformative medicines for people living with rare diseases. With extraordinary patient focus, Amicus strives to redefine expectations in rare disease.
Amicus maintains a website at www.amicusrx.com. Amicus’ common stock, par value $0.01, is listed on Nasdaq under the symbol “FOLD.”
BioMarin Pharmaceutical Inc.
770 Lindaro Street
San Rafael, California 94901
(415) 506-6700
BioMarin is a leading, global rare disease biotechnology company focused on delivering medicines for people living with genetically defined conditions. Founded in 1997, the San Rafael, California-based company has a proven track record of innovation, with eight commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, BioMarin seeks to unleash the full potential of genetic science by pursuing category-defining medicines that have a profound impact on patients.
BioMarin maintains a website at www.biomarin.com. BioMarin’s common stock, par value $0.001, is listed on Nasdaq under the symbol “BMRN.”
Lynx Merger Sub I, Inc.
c/o BioMarin Pharmaceutical Inc.
770 Lindaro Street
San Rafael, California 94901
(415) 506-6700
Merger Sub is a wholly owned subsidiary of BioMarin and was formed on December 8, 2025, solely for the purpose of engaging in the Transactions and has not engaged in any business activities other than in connection with the Transactions.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, Merger Sub will merge with and into Amicus, and Amicus will continue as the Surviving Corporation and a wholly owned subsidiary of BioMarin. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Exchange Act, and Amicus will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, BioMarin and Merger Sub may agree and specify in the certificate of merger).
Effect on Amicus if the Merger is Not Completed
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Amicus will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Amicus operates and risks related to adverse economic conditions.
Upon termination of the Merger Agreement under specified circumstances, Amicus will be required to pay BioMarin a termination fee of $175,000,000 in cash. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fee.”
Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Amicus’ business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Amicus’ business, prospects or results of operation will not be adversely impacted.
Merger Consideration
At the Effective Time, each outstanding share of our common stock (other than the Excluded Shares and the Dissenting Shares) will be converted into the right to receive the Merger Consideration.
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise and perfect, and do not subsequently withdraw, their appraisal rights will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “— Appraisal Rights”).
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Board of Directors, Amicus’ representatives, BioMarin’s representatives and other parties.
At the direction of the Board of Directors, Amicus’ management regularly meets with other biotechnology and pharmaceutical companies regarding a variety of potential partnerships, licensing arrangements, collaborations and other strategic transactions. The Board of Directors also periodically evaluates Amicus’ historical performance, future growth prospects and long-term strategic plan and considers various strategic opportunities available to Amicus as well as ways to enhance shareholder value, including in light of the business, competitive, regulatory, financing and economic environment and developments in the biopharmaceutical industry. These reviews have included discussions as to whether Amicus should continue to execute on its strategy as a standalone company, pursue various partnerships, collaborations or licensing arrangements, seek to raise additional capital, and/or pursue a sale of Amicus.
In August 2013, Amicus executed an engagement letter with Goldman Sachs for Goldman Sachs to serve as a financial advisor to the Board of Directors in connection with its exploration and evaluation of strategic alternatives, including a potential sale of Amicus. This engagement letter has been periodically renewed or amended in subsequent years to, among other things, extend its term. The most recent renewed engagement letter was executed on March 20, 2025.
In the fourth quarter of 2022, Amicus received Paragraph IV Certification Notice Letters from Teva Pharmaceuticals USA, Inc. (which we refer to as “Teva”), Aurobindo Pharma Limited (which we refer to as “Aurobindo”), and Lupin Limited (which we refer to as “Lupin”) in connection with their Abbreviated New Drug Applications filed with the FDA requesting approval to market generic Galafold. In November 2022, Amicus filed lawsuits against Teva, Lupin, and Aurobindo in the U.S. District Court for the District of Delaware (which we refer to as the “Court”) for infringement of Amicus’ Orange Book-listed patents (which we refer to as the “Teva Litigation,” the “Lupin Litigation,” and the “Aurobindo Litigation,” respectively and, collectively, the “Hatch Waxman Litigation”).
In the fourth quarter of 2023, Amicus and Lupin entered a stipulation to stay the Lupin Litigation.
On March 6, 2024, the Board of Directors formed a Transactions Committee comprised of the Chair of the Board of Directors and members of the Audit and Compliance Committee. The Transactions Committee was formed for convenience to permit the Board of Directors to exercise efficient oversight of Amicus’ management and to review and evaluate a potential licensing transaction then under consideration by Amicus and other potential business development opportunities. Amicus ultimately discontinued evaluation of this potential licensing transaction in May 2024; however, the Board of Directors retained the Transactions Committee to continue to meet from time to time to review and evaluate other potential business development activities.
In October 2024, Amicus entered into a non-exclusive, non-transferable, royalty-free, fully paid-up license with Teva which permits Teva to market its generic version of Galafold in the United States beginning on January 30, 2037, or earlier in certain circumstances. In accordance with the license agreement, Amicus and Teva terminated the Teva Litigation pursuant to a consent judgment and permanent injunction that was entered with the Court.
In March 2025, representatives of Amicus met with representatives of Party A, a commercial stage biopharmaceutical company, to discuss a potential in-licensing transaction involving one of Party A’s product candidates. In connection with these discussions, on March 31, 2025, Amicus entered into a confidentiality agreement with Party A that did not contain a standstill provision. Pursuant to this confidentiality agreement, Party A shared non-public due diligence information with Amicus related to Party A’s product candidate. Amicus did not share any of its own non-public information with Party A in connection with these discussions.
On May 12, 2025, the chief executive officer of Party A contacted Bradley Campbell, President and Chief Executive Officer of Amicus, about a potential strategic transaction with Amicus. No specific terms were proposed or discussed.
On May 16, 2025, the Transactions Committee held a meeting, which was also attended by representatives of Amicus’ management, Centerview, which had previously served as a financial advisor to Amicus and Board of Directors on unrelated matters, and Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”), which then served as Amicus’ outside M&A counsel. Mr. Campbell updated the Transactions Committee on his recent interactions with the chief executive officer of Party A and the Transactions Committee discussed a potential strategic transaction with Party A, including the likelihood that Party A would propose an all-stock strategic combination. Mr. Campbell confirmed that Amicus’ management was preparing a preliminary financial model to be used for valuation of Amicus in the event of an offer from Party A. A representative of Skadden discussed legal considerations for the Transactions Committee and the Board of Directors in evaluating an acquisition offer, including the directors’ fiduciary duties. Representatives of Centerview reviewed macroeconomic factors affecting the M&A market, the biopharmaceutical industry and Amicus and discussed the value and risks of an all-stock strategic combination. Following discussion, the Transactions Committee determined that Amicus should continue discussions with Party A if Party A made a sufficient offer.
On May 19, 2025, Mr. Campbell and the chief executive officer of Party A had a call to discuss a potential strategic transaction between Party A and Amicus. Consistent with instruction from the Transactions Committee, Mr. Campbell conveyed that the Transactions Committee was open to engaging with Party A if Party A made a sufficient offer and his perspectives on Amicus’ opportunities as a standalone company.
On May 27, 2025, Mr. Campbell and the chief executive officer of Party A met for dinner. The chief executive officer of Party A reiterated Party A’s interest in a strategic transaction with Amicus, and Mr. Campbell reiterated that the Transactions Committee was open to engaging with Party A if Party A made a sufficient offer.
On June 5, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland & Ellis LLP (which we refer to as “Kirkland”) (which was engaged by Amicus as its outside M&A counsel following the transition of the lead transactional partners from Skadden to Kirkland in May 2025). Representatives of Centerview and Goldman Sachs reviewed perspectives on the biopharmaceutical industry, Wall Street analyst perspectives on Amicus, and strategic considerations for Amicus.

On June 11, 2025, Amicus executed an engagement letter with Centerview for Centerview to serve as a co-financial advisor to assist the Board of Directors with its exploration and evaluation of strategic alternatives, including a potential sale of Amicus. In determining that Amicus should engage Centerview as co-advisor, the Board of Directors considered that Centerview had extensive relationships throughout, and experience and expertise in, the biopharmaceutical industry. The Board of Directors decided to have two financial advisors given the expertise and knowledge of each of the advisors.
On June 12, 2025, the chief executive officer of Party A submitted to Mr. Campbell a written non-binding expression of interest to acquire all of the outstanding common stock of Amicus in an all-stock transaction for $8.50 per share of Amicus’ common stock, with such consideration to be paid in newly-issued Party A shares (which we refer to as the “June 12 Proposal”).
On June 13, 2025, the Transactions Committee held a meeting, which was also attended by all of the other members of the Board of Directors and representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Representatives of Centerview and Goldman Sachs reviewed the June 12 Proposal, including the timing of a potential transaction and events in that timeframe that could affect the stock price of both Amicus and Party A. The Transactions Committee and the members of the Board of Directors discussed the June 12 Proposal with the advisors. Following discussion, the Transactions Committee and the members of the Board of Directors determined that the price offered in the June 12 Proposal was insufficient and directed Mr. Campbell to reject the June 12 Proposal and decline to offer any counterproposal.
Later on June 13, 2025, consistent with the Board of Directors’ instructions, Mr. Campbell informed Party A’s chief executive officer that Amicus was rejecting the June 12 Proposal. Subsequently, in August 2025, Amicus also discontinued discussions with Party A regarding a potential in-licensing transaction involving one of Party A’s product candidates.
On June 23, 2025, Mr. Campbell and Alexander Hardy, President and Chief Executive Officer of BioMarin, had an introductory conversation and briefly discussed their respective backgrounds, the history of each of Amicus and BioMarin and macroeconomic factors affecting the biopharmaceutical industry.
On July 25, 2025, Mr. Hardy contacted Mr. Campbell to arrange a dinner.
On July 27, 2025, Mr. Campbell and Mr. Hardy met over dinner. During the meeting, Mr. Hardy expressed BioMarin’s interest in a potential strategic transaction with Amicus. Mr. Campbell conveyed his confidence in Amicus’ current strategy and his focus on the interests of Amicus’ patients, stockholders and employees.
On July 28 and 29, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Mr. Campbell updated the Board of Directors on his conversation with Mr. Hardy. Representatives of Amicus’ management then discussed with the Board of Directors a preliminary financial model prepared by Amicus’ management and the underlying assumptions used to prepare the model (which we refer to as the “July Projections”). For more information about the July Projections presented at the July 28 and 29 Board of Directors meeting, see the section of this proxy statement captioned “— Certain Financial Projections.” Representatives of Centerview and Goldman Sachs also provided their perspectives on the biopharmaceutical market, strategic considerations for Amicus, and their respective preliminary financial analyses of Amicus prepared based on the July Projections.
On August 1, 2025, Mr. Hardy called Mr. Campbell to discuss BioMarin’s continued interest in a potential strategic transaction with Amicus.
From September 29, 2025 to October 1, 2025, the Court held a three-day trial in the Aurobindo Litigation (which we refer to as the “Aurobindo Trial”) to hear evidence and argument as to the disputed patent issues between Aurobindo and Amicus. Following the conclusion of the Aurobindo Trial, the Court established a post-trial briefing schedule, with Amicus and Aurobindo to submit final briefings by December 16, 2025.
On September 29, 2025, Mr. Hardy and Mr. Campbell met over dinner. During the meeting, Mr. Hardy reiterated BioMarin’s interest in a potential strategic transaction with Amicus. Mr. Campbell explained that Amicus would need a definitive indication of BioMarin’s interest, together with a preliminary proposal on the consideration to be offered, before Amicus would be able to consider engaging further. Mr. Hardy inquired whether any other parties were pursuing a potential strategic transaction with Amicus, and Mr. Campbell explained that Amicus had received an indication of value from another interested party that fell short of the Board of Directors’ view of Amicus’ value and that Amicus had therefore declined to engage further with that party.
Following the Aurobindo Trial, beginning in October 2025 and continuing until the execution of the Lupin License Agreement (as defined below), Amicus and Lupin discussed a potential settlement of the Lupin Litigation.
On October 6, 2025, Mr. Hardy called Mr. Campbell and verbally communicated that BioMarin would be making an offer to acquire Amicus for $12.50 per share in cash. Mr. Hardy emphasized the value of a strategic combination of Amicus and BioMarin. Mr. Hardy indicated that BioMarin’s offer evidenced BioMarin’s confidence in achieving a final offer in the “teens”, subject to BioMarin’s receipt of confidential due diligence materials to confirm BioMarin’s view of value. Mr. Hardy noted that a transaction between BioMarin and Amicus would be predicated on prior resolution of the remaining Hatch Waxman Litigation. Mr. Campbell confirmed that he would discuss the offer with the Transactions Committee.
Shortly thereafter, BioMarin submitted a written, preliminary non-binding indication of interest to acquire all of the fully diluted equity securities of Amicus for $12.50 per share in cash (which we refer to as the “October 6 Proposal”). The October 6 Proposal indicated that BioMarin would finance the transaction through a combination of existing cash and accessing new debt. BioMarin indicated that it could work quickly towards a definitive agreement and proposed a four-week timeline for due diligence. The October 6 Proposal included a letter from Morgan Stanley & Co. LLC (which we refer to as “Morgan Stanley”), financial advisor to BioMarin, confirming that Morgan Stanley was highly confident that it could arrange a debt financing in connection with an acquisition of Amicus by BioMarin. Following receipt, Mr. Campbell shared the October 6 Proposal and the letter from Morgan Stanley with the Board of Directors.
On October 8, 2025, the Transactions Committee held a meeting, which was also attended by all but one of the other members of the Board of Directors and representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. A representative of Kirkland discussed legal considerations for the Transactions Committee and the Board of Directors in evaluating an acquisition offer, including the directors’ fiduciary duties. Representatives of Centerview, Goldman Sachs and Kirkland reviewed the October 6 Proposal and potential next steps for Amicus. Mr. Campbell discussed concerns that BioMarin had expressed, including resolution of the remaining Hatch Waxman Litigation. Following discussion, the Transactions Committee and other members of the Board of Directors determined that the per share price in the October 6 Proposal was insufficient but that Amicus should allow BioMarin to conduct limited due diligence with the expectation that BioMarin would return with a significantly improved offer. The Transactions Committee and other members of the Board of Directors discussed the possibility of reaching out to other potential counterparties to gauge their interest in a potential strategic transaction but determined not to conduct such outreach at that time to mitigate the risk of a potential leak and to reduce distraction to Amicus’ management.
On October 10, 2025, Mr. Campbell and Mr. Hardy had a call to discuss the October 6 Proposal. Consistent with the determination of the Transactions Committee and the Board of Directors, Mr. Campbell conveyed that the Board of Directors had determined that the per share price in the October 6 Proposal was insufficient but explained that Amicus would allow limited due diligence with the expectation that BioMarin would return with a significantly improved offer. Mr. Campbell and Mr. Hardy discussed the topics of BioMarin’s proposed initial due diligence.
On October 15, 2025, Amicus entered into a confidentiality agreement with BioMarin and subsequently shared limited non-public due diligence information with BioMarin. The confidentiality agreement included a standstill provision. Thereafter, this confidentiality agreement was amended from time to time to allow BioMarin to share certain non-public information of Amicus with its third-party advisors and potential financing sources.
On October 22, 2025, Amicus provided representatives of BioMarin, representatives of Jones Day, BioMarin’s legal counsel, and representatives of Morgan Stanley with access to an electronic due diligence data room. Thereafter, Amicus provided updates and materials to BioMarin in response to BioMarin’s requests for additional information.
On October 23, 2025, representatives of Amicus gave a management presentation to representatives of BioMarin.

On October 24, 2025, Amicus and its advisors participated in a due diligence call with BioMarin and representatives of Jones Day to discuss questions regarding intellectual property matters, including the remaining Hatch Waxman Litigation.
On October 27, 2025, Mr. Campbell and Mr. Hardy had a call to discuss the due diligence process. Mr. Hardy conveyed that he would meet with BioMarin’s board of directors to discuss a revised offer to acquire Amicus. Mr. Hardy expressed that the remaining Hatch Waxman Litigation continued to be the central question for BioMarin. Mr. Campbell reported that Amicus expected to have an update on the status of settlement discussions with Lupin by the end of the week and explained that Amicus was not in active discussions with Aurobindo regarding a potential settlement.
On October 28, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Representatives of Centerview and Goldman Sachs reviewed the biopharmaceutical market, strategic considerations for Amicus, and potential next steps if BioMarin were to submit a revised offer. Mr. Campbell provided an update on discussions with BioMarin. The Board of Directors then discussed the remaining Hatch Waxman Litigation and BioMarin’s position that a transaction between BioMarin and Amicus would be predicated on prior resolution of the remaining Hatch Waxman Litigation.
On October 29, 2025, Mr. Hardy called Mr. Campbell and verbally communicated a revised offer to acquire Amicus for $13.50 per share in cash. Mr. Hardy reiterated that the remaining Hatch Waxman Litigation remained one of BioMarin’s concerns and stated that the revised offer would be contingent on resolution of the remaining Hatch Waxman Litigation, which BioMarin hoped would be negotiated in parallel with finalizing a transaction with BioMarin.
Following this call, BioMarin submitted a written, preliminary non-binding indication of interest to acquire all of the fully diluted equity securities of Amicus for $13.50 per share in cash (which we refer to as the “October 29 Proposal”). The October 29 Proposal indicated that BioMarin would finance the transaction through a combination of existing cash and new debt. BioMarin indicated that it could work quickly towards a definitive agreement and proposed a four-week timeline for the remaining due diligence.
Later on October 29, 2025, Mr. Campbell shared the October 29 Proposal with the Board of Directors, and the Board of Directors determined that Mr. Campbell should communicate to BioMarin that Amicus did not believe the October 29 Proposal was sufficient for Amicus to enter into a transaction with BioMarin.
On November 3, 2025, Amicus and its advisors participated in another due diligence call with BioMarin and its advisors to discuss the remaining Hatch Waxman Litigation.
On November 6, 2025, Mr. Campbell and Mr. Hardy had a call to discuss the October 29 Proposal. Mr. Campbell conveyed that the per share price in the October 29 Proposal was insufficient but explained that Amicus would allow continued diligence with the expectation that BioMarin would return with a further improved offer. Mr. Campbell and Mr. Hardy discussed the topics of BioMarin’s remaining due diligence.
On November 7, 2025, representatives of Centerview and Goldman Sachs had a call with representatives of Morgan Stanley to discuss next steps for BioMarin’s due diligence.
On November 9, 2025, the Transactions Committee held a meeting, which was also attended by two other members of the Board of Directors, representatives of Amicus’ management, Groombridge Wu, Amicus’ outside intellectual property counsel, and Kirkland. A representative of Groombridge Wu provided an update on the status of the remaining Hatch Waxman Litigation. The Transactions Committee and other members of the Board of Directors discussed BioMarin’s position that BioMarin would not enter into a transaction with Amicus until the remaining Hatch Waxman Litigation was resolved and considered potential strategies for reaching a settlement with each of Aurobindo and Lupin.
On November 14, 2025, James Sabry, Chief Business Officer of BioMarin, contacted Sébastien Martel, Chief Business Officer of Amicus, to discuss the status of BioMarin’s due diligence. During this conversation, Mr. Sabry indicated that the October 29 Proposal would not be BioMarin’s final offer. Mr. Sabry also reiterated that Amicus resolving the remaining Hatch Waxman litigation was critical for BioMarin.
Also on November 14, 2025, Amicus updated BioMarin on the status of the settlement discussions with Lupin.

Between November 18, 2025, and November 25, 2025, Amicus participated in multiple diligence calls with BioMarin and its advisors to discuss BioMarin’s due diligence questions.
On November 19, 2025, Mr. Hardy and Mr. Campbell met in person at a conference in Europe they were both attending. Mr. Hardy reiterated BioMarin’s interest in acquiring Amicus and expressed a desire to enter into an agreement to acquire Amicus before the J.P. Morgan Healthcare Conference in January 2026, with a preference to enter into an agreement to acquire Amicus by December 15, 2025. Mr. Campbell responded that Amicus was prepared to move expeditiously towards an announcement of a transaction once BioMarin made an offer with sufficient value that the Board of Directors would support.
Later on November 19, 2025, Mr. Campbell had dinner with a representative of Party B, a global biopharmaceutical company that had historically expressed strategic interest in Amicus. During dinner, among other topics, Mr. Campbell inquired as to whether Amicus should reach out to Party B if Amicus were ever in serious discussions to be acquired. The representative from Party B confirmed that Amicus should reach out in that circumstance.
Between November 19, 2025 and December 10, 2025, Mr. Sabry and Mr. Martel held calls to discuss key remaining due diligence items and the remaining Hatch Waxman Litigation.
On November 20, 2025, Mr. Hardy and Mr. Campbell had a phone conversation. Mr. Hardy noted that BioMarin was speaking with financing parties to support the transaction.
On November 21, 2025, Mr. Hardy and Mr. Campbell spoke by phone again and Mr. Hardy indicated that BioMarin was prepared to offer $14.00 per share. Mr. Hardy emphasized that BioMarin was interested in entering into an agreement to acquire Amicus by December 15, 2025. Mr. Hardy also emphasized the importance to BioMarin of Amicus reaching a resolution on the remaining Hatch Waxman Litigation prior to BioMarin signing the agreement to acquire Amicus. Mr. Hardy explained that BioMarin was very interested in acquiring Amicus, but that BioMarin was also evaluating other potential acquisitions. Mr. Hardy expressed his hope that the Board of Directors would quickly meet to discuss and allow BioMarin to move forward with confirmatory diligence. Mr. Hardy requested a call with Mr. Campbell on November 22, 2025 to further discuss.
Later on November 21, 2025, BioMarin submitted a written, preliminary non-binding indication of interest to acquire all of the fully diluted equity securities of Amicus for $14.00 per share in cash (which we refer to as the “November 21 Proposal”). The November 21 Proposal indicated that BioMarin would finance the transaction through a combination of existing cash and new debt. BioMarin indicated it would need 2−3 weeks to complete the remaining due diligence and expressed a commitment to sign a definitive transaction agreement on or before December 15, 2025.
On November 22, 2025, the Transactions Committee held a meeting, which was also attended by all of the other members of the Board of Directors and representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Mr. Campbell summarized the recent communications from BioMarin, including the November 21 Proposal. The Transactions Committee and other members of the Board of Directors discussed the November 21 Proposal, including potential strategies to further increase the per share price offered and timing of next steps. Representatives of Centerview and Goldman Sachs reviewed public market perspectives and analyst views of Amicus, as well as the current M&A market sentiment. Representatives of Amicus’ management then discussed with the Transactions Committee and other members of the Board of Directors an updated preliminary financial model prepared by Amicus’ management and the underlying assumptions used to prepare the updated model (which we refer to as the “November 22 Projections”). For more information about the November 22 Projections presented at the November 22, 2025 Transactions Committee meeting, see the section of this proxy statement captioned “— Certain Financial Projections.” Representatives of Centerview and Goldman Sachs then reviewed their respective preliminary financial analyses of Amicus and a potential transaction prepared based on the November 22 Projections. The Transactions Committee and other members of the Board of Directors then discussed the current status of the remaining Hatch Waxman Litigation and BioMarin’s position that the remaining Hatch Waxman Litigation must be settled prior to entering into a definitive transaction agreement. The Transactions Committee and other members of the Board of Directors discussed strategies for reaching a settlement with each of Aurobindo and Lupin and the possibility that these settlements may be completed when the transaction with BioMarin may remain uncertain. Following discussion, the Transactions Committee and other members of the Board of Directors determined that settling the remaining Hatch Waxman Litigation would be in the best interests of Amicus whether or not Amicus completed a transaction with BioMarin. The Transactions Committee and other members of the Board of Directors then instructed Amicus to continue to work towards settling the Aurobindo Litigation and the Lupin

Litigation in advance of a potential transaction date and authorized Amicus’ management to enter into a settlement agreement with Aurobindo on the terms discussed at this meeting. The Transactions Committee and other members of the Board of Directors next discussed with Amicus’ advisors potentially conducting outreach to other counterparties to gauge interest in a potential strategic transaction with Amicus. The Transactions Committee and other members of the Board of Directors considered the advantages and disadvantages of conducting this outreach, including timing considerations and the risk of leaks. Mr. Campbell provided his recommendation to move forward with the outreach. Following discussion, the Transactions Committee and other members of the Board of Directors determined that Amicus, Centerview and Goldman Sachs should conduct outreach to five parties that the Board of Directors determined were most likely to be interested in a potential strategic transaction with Amicus, including Party A and Party B. The Transactions Committee and other members of the Board of Directors next discussed how to respond to the November 21 Proposal. Following discussion, the Transactions Committee and other members of the Board of Directors determined that Mr. Campbell should reject the November 21 Proposal but inform BioMarin that Amicus would continue to advance due diligence with BioMarin. The Transactions Committee and other members of the Board of Directors authorized Mr. Campbell to propose a counteroffer of $15.00 per share of Amicus’ common stock in cash.
Later on November 22, 2025, consistent with the Transactions Committee’s and the Board of Directors’ direction, Mr. Campbell called Mr. Hardy. Mr. Campbell informed Mr. Hardy that Amicus would provide additional due diligence information to BioMarin and explained that Amicus was working towards a resolution of the remaining Hatch Waxman Litigation. Mr. Campbell emphasized that the per share price in the November 21 Proposal was not sufficient for Amicus to enter into a definitive agreement with BioMarin and proposed that BioMarin agree to pay $15.00 per share of Amicus’ common stock in cash to acquire Amicus.
On November 24, 2025, at the direction of the Transactions Committee and the Board of Directors, representatives of Amicus, Goldman Sachs or Centerview reached out to representatives of each of the five parties that the Board of Directors had identified at the November 22, 2025 Transactions Committee meeting, including Party A and Party B, to determine each party’s interest in a potential strategic transaction with Amicus. Subsequently, each of these parties ultimately declined to engage in further discussions regarding a potential strategic transaction at that time.
Also on November 24, 2025, Jones Day shared a draft merger agreement with Kirkland. Between November 24, 2025, and the announcement of the Transactions on December 19, 2025, representatives of Kirkland and Jones Day exchanged drafts of the merger agreement and various other ancillary transaction documents. The key issues negotiated and resolved in the draft merger agreement included the size of the termination fee payable by Amicus, the scope of Amicus’ obligations to deliver financial information to BioMarin to support BioMarin’s acquisition financing, the parties’ obligations to seek regulatory approvals for the transaction, the circumstances under which the parties could terminate the merger agreement, and Amicus’ ability to implement various executive and employee compensation matters, such as filling vacant positions and paying increases in base salaries and bonuses to all employees in the ordinary course of business consistent with Amicus’ past practice (for a summary of these matters affecting executive officers, please see the section of this proxy statement captioned “— Interests of Amicus’ Directors and Executive Officers in the Merger”; for more information about the Merger Agreement, please see the section of this proxy statement captioned “The Merger Agreement.”).
On November 26, 2025, Centerview provided a customary material relationships disclosure letter to Amicus.
On December 1, 2025, Mr. Hardy contacted Mr. Campbell and informed him that BioMarin intended to submit a revised offer to acquire Amicus. Mr. Hardy also indicated that BioMarin was prepared to sign definitive transaction documents in the coming weeks.
On December 2, 2025, Mr. Hardy and Mr. Campbell had a call to discuss key remaining due diligence items and the timing of a potential revised offer from BioMarin.
On December 4, 2025, Mr. Hardy and Mr. Campbell spoke on the phone. Mr. Hardy verbally communicated a revised offer to acquire Amicus for $14.25 per share in cash (which we refer to as the “December 4 Proposal”) and BioMarin’s rationale for the increased offer. Mr. Hardy noted that BioMarin worked hard to improve their offer to $14.25 per share in cash.

On December 5, 2025, Amicus sent Lupin a proposed execution version of a non-exclusive, non-transferable, royalty-free, fully paid-up license with Lupin which would allow Lupin to market its generic version of Galafold in the United States beginning on January 30, 2037, or earlier in certain circumstances (which we refer to as the “Lupin License Agreement”) that would resolve the Lupin Litigation. The Lupin License Agreement required two Lupin signatories to fully execute the document.
On December 6, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Mr. Campbell summarized recent interactions with BioMarin, including receipt of the December 4 Proposal. Representatives of Centerview and Goldman Sachs reviewed the December 4 Proposal and feedback from other outreach parties. The Board of Directors discussed how to best position a potential counterproposal. A representative of Amicus’ management reviewed various executive and employee compensation matters in connection with a proposed transaction with BioMarin. Following discussion, the Board of Directors authorized Mr. Campbell to respond to the December 4 Proposal with a counterproposal of $14.50 per share in cash.
Later on December 6, 2025, Mr. Campbell and Mr. Hardy had a call to discuss the December 4 Proposal. Following discussion, Mr. Hardy responded to the December 4 Proposal with a new proposal of $14.50 per share in cash and indicated that BioMarin would not be willing to increase the offer beyond $14.50 per share in cash (which we refer to as the “December 6 Proposal”). Consistent with the Board of Directors’ instruction, Mr. Campbell agreed in principle with Mr. Hardy that Amicus would be willing to enter into a definitive transaction agreement at the price included in the December 6 Proposal.
Later on December 6, 2025, representatives of Centerview and Goldman Sachs had a call with representatives of Morgan Stanley to discuss next steps in the process.
On December 8, 2025, Amicus entered into a non-exclusive, non-transferable, royalty-free, fully paid-up license with Aurobindo which will allow Aurobindo to market its generic version of Galafold in the United States beginning on January 30, 2037, or earlier in certain circumstances (which we refer to as the “Aurobindo License Agreement”) and Amicus and Aurobindo agreed to resolve the Aurobindo Litigation. Subsequently, Amicus informed BioMarin that Amicus had entered into the Aurobindo License Agreement that would resolve the Aurobindo Litigation.
Between December 9, 2025 and December 18, 2025, consistent with the guidance from the Board of Directors to explore a potential transaction with BioMarin at $14.50 per share in cash, Mr. Hardy and Mr. Campbell spoke daily to discuss topics including the status of BioMarin’s due diligence, the status and timing of a potential settlement of the Lupin Litigation and the potential timing of entering into and announcing a transaction between BioMarin and Amicus. Prior to the execution of the Merger Agreement, Mr. Hardy and Mr. Campbell did not discuss, and BioMarin did not make any proposals or enter into any agreements with employees of Amicus relating to, the post-closing employment, retention or compensation of Amicus’ employees, except for BioMarin’s customary commitments included in the Merger Agreement to maintain certain aspects of Amicus’ existing arrangements (or BioMarin’s arrangements for similarly situated employees) for a period of 12 months following the completion of the Merger.
On December 10, 2025, representatives of Centerview and Goldman Sachs had a call with representatives of Morgan Stanley to discuss the potential timing of entering into and announcing a transaction between BioMarin and Amicus. Representatives of Morgan Stanley reiterated that BioMarin was unwilling to enter into a transaction with Amicus until the remaining Hatch Waxman Litigation was resolved.
On December 12, 2025, Amicus and Aurobindo advised the Court that the parties had resolved the Aurobindo Litigation. Later in the day, an entry on the Court docket indicated that the Court had stayed the Aurobindo Litigation. Amicus’ stock price increased approximately 7% in after-market trading to approximately $10.55 per share.
On December 14, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Mr. Campbell updated the Board of Directors on the current status of the remaining Hatch Waxman Litigation, including executing a settlement agreement with Aurobindo and the most recent discussions with Lupin. Mr. Campbell then updated the Board of Directors on his recent conversations with Mr. Hardy. The Board of Directors discussed strategies for reaching a settlement with Lupin, the potential to sign a definitive agreement with BioMarin before securing a settlement with Lupin, and the recent increase in Amicus’ stock price following the updated Court docket for the Aurobindo Litigation.

On December 17, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Mr. Campbell updated the Board of Directors on his recent conversations with Mr. Hardy. Mr. Campbell expressed concern that BioMarin might lose interest in a potential transaction with Amicus in light of the recent increase in Amicus’ stock price and the lack of resolution of the Lupin Litigation. Representatives of Centerview and Goldman Sachs reviewed Amicus’ recent stock prices and trading patterns. The Board of Directors discussed whether Amicus’ increased stock price could affect BioMarin’s offer and Mr. Hardy’s indications that BioMarin would be unwilling to increase its offer beyond the December 6 Proposal. The Board of Directors then discussed strategies for quickly reaching a settlement with Lupin. Following discussion, the Board of Directors determined that Amicus should continue to work towards and agree to a settlement with Lupin.
On December 18, 2025, Goldman Sachs provided a customary material relationships disclosure letter to Amicus.
Also on December 18, 2025, Mr. Campbell, on behalf of Amicus, and one of the two required Lupin signatories each executed the Lupin License Agreement.
Later on December 18, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. Mr. Campbell updated the Board of Directors on Amicus’ expectation that the Lupin License Agreement would be fully executed by early the next morning. Representatives of Kirkland provided an overview of the directors’ fiduciary duties and reviewed with the Board of Directors the relationship disclosures that had been provided to the Board of Directors by Centerview and Goldman Sachs. The Board of Directors discussed such disclosures and determined that none of these relationships presented conflicts that interfered with Amicus’ engagement of either of Centerview or Goldman Sachs in connection with an M&A transaction involving BioMarin. Representatives of Centerview and Goldman Sachs reviewed the updates to the preliminary financial model prepared by Amicus’ management and the underlying assumptions used to prepare the updated model (which we refer to as the “December 18 Projections”). For more information about the December 18 Projections presented at the December 18 Board of Directors meeting, see the section of this proxy statement captioned “— Certain Financial Projections.” Following discussion, the Board of Directors approved the December 18 Projections. Representatives of Centerview and Goldman Sachs then reviewed their respective financial analyses of Amicus and the proposed transaction, prepared based on the December 18 Projections. The Board of Directors then discussed the material terms of the Merger Agreement and related documentation and the changes that had occurred in the documents since prior meetings of the Board of Directors. After further discussion, including a discussion regarding the various reasons described in the section of this proxy statement captioned “— Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors determined to meet again on the morning of December 19, 2025, if the Lupin License Agreement had been executed, in order to determine whether Amicus should enter into the Merger Agreement.
In the morning on December 19, 2025, the second required Lupin signatory executed the Lupin License Agreement. As a result, the Lupin License Agreement was fully executed.
Shortly thereafter on December 19, 2025, the Board of Directors held a meeting, which was also attended by representatives of Amicus’ management, Centerview, Goldman Sachs and Kirkland. A representative of Centerview delivered to the Board of Directors an oral opinion, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be received by the holders of shares of Company common stock (other than “Excluded Shares” as defined in Centerview’s written opinion (which we refer to as “Centerview Fairness Opinion Excluded Shares”)) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. A representative of Goldman Sachs then delivered to the Board of Directors an oral opinion, which was subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than BioMarin and its affiliates) of shares of Company common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. For a discussion of the opinions of each of Centerview and Goldman Sachs, please see the sections of this proxy statement captioned “— Opinion of Amicus’ Financial Advisor — Centerview Partners LLC” and “— Opinion of Amicus’ Financial Advisor — Goldman Sachs & Co LLC.” For a discussion of the non-public, unaudited risk-adjusted financial projections prepared by Amicus’ management and authorized by the Board of Directors for use by Centerview and Goldman Sachs in their respective financial analyses in connection with their respective opinions, please see the section of this proxy statement captioned “— Certain Financial Projections.” After further discussion, including a discussion regarding the various reasons described in the section of this proxy statement captioned “— Recommendation of the Board of Directors and Reasons for the Merger,” the Board of Directors unanimously (1) determined that the Merger Agreement and the Transactions are advisable, fair to, and in the best interests of, Amicus and its stockholders; (2) declared it advisable for Amicus to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Amicus of the Merger Agreement and the consummation of the Transactions; (4) resolved that the Merger should be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement; (5) resolved to recommend that Amicus’ stockholders adopt the Merger Agreement at the Special Meeting; and (6) directed that the Merger Agreement be submitted to Amicus’ stockholders for approval at the Special Meeting.
On December 19, 2025, Amicus and BioMarin entered into the Merger Agreement and Amicus and BioMarin issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously (1) determined that the Merger Agreement and the Transactions are advisable and fair to, and in the best interest of, Amicus and its stockholders; (2) declared it advisable for Amicus to enter into the Merger Agreement; (3) approved the execution, delivery and performance by Amicus of the Merger Agreement and the consummation of the Transactions; (4) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement; (5) resolved to recommend that Amicus stockholders adopt the Merger Agreement at the Special Meeting; and (6) directed that the Merger Agreement be submitted to Amicus stockholders for approval at the Special Meeting.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Reasons for the Merger
In evaluating the Merger Agreement and the Transactions, including the Merger, the Board of Directors consulted with outside legal counsel, its financial advisors and Amicus’ senior management. In reaching their decision to approve the Merger Agreement, and in recommending that Amicus’ stockholders vote in favor of the adoption of the Merger Agreement, the Board of Directors considered numerous positive reasons relating to the Merger Agreement, the Merger and the other Transactions, including the following material reasons (which reasons are not necessarily presented in order of relative importance):
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Business, Financial Condition and Prospects. The Board of Directors considered Amicus’ current and historical financial condition and results of operations, competitive position, assets, business and prospects, including certain long-term financial projections for Amicus prepared by members of its senior management (discussed in the section of this proxy statement captioned “— Certain Financial Projections”). The Board of Directors weighed, on the one hand, the certainty of Amicus’ stockholders receiving $14.50 per share cash consideration in the Transactions, compared with, on the other hand, the uncertainty that trading values would approach an amount comparable to such consideration in the foreseeable future. The Board of Directors also considered the risks and uncertainties associated with executing Amicus’ standalone plan and the other risk factors set forth in Amicus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, including risk factors relating to the development, commercialization and sales of Amicus’ commercial and pipeline products. In particular, the Board of Directors considered the fact that the diseases Amicus’ products target are rare with small patient populations and if the market opportunities for Amicus’ products or product candidates are smaller than anticipated then revenues may be adversely affected, and that Amicus’ products may not achieve the degree of market acceptance in the medical community needed for commercial success. The Board of Directors further considered Amicus’ ability to successfully protect and enforce Amicus’ rights to its intellectual property portfolio and maintain a commercially viable price for its products. The Board of Directors further considered the significant capital investment and cash flows required for Amicus to continue executing its standalone plan, including the fact that, while Amicus may seek additional funding through future debt or equity financing or additional collaborations or strategic partnerships, any such fundraising would likely be highly dilutive for Amicus’ existing stockholders, might only be available on unfavorable terms, or might not be available at all, given the current and anticipated market conditions for biotechnology companies over the next months to years.
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Attractive Value. The Board of Directors considered the fact that the Merger Consideration represented an attractive value for the shares of Amicus common stock, and after its review, believed that the Merger Consideration represented the best value reasonably available for Amicus’ stockholders, while providing an opportunity, in certain circumstances, to consider an unsolicited Superior Offer (as defined in the section of this proxy statement captioned “The Merger Agreement — Acquisition Proposals”) made after the signing of the Merger Agreement.

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Implied Premium. The Board of Directors considered the current and historical market prices, volatility and trading information regarding shares of Amicus common stock, including the fact that the $14.50 cash consideration per share represented (1) a 33% premium over the closing price of $10.89 per share of our common stock on December 18, 2025, (2) a 46% premium to the 30-day volume-weighted average stock price, and (3) a 58% premium to the 60-day volume-weighted average stock price.

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Closing Consideration; Certainty of Value. The Board of Directors considered the fact that the Merger Consideration will consist entirely of cash, which will provide our stockholders with immediate liquidity and certainty of value. The Board of Directors believed this certainty of value was compelling, especially when viewed against the risks and uncertainties associated with Amicus’ standalone strategy and the potential policies impacting the pharmaceutical sector and the potential impact of such risks and uncertainties on the trading price of Amicus’ common stock.

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Regulatory Environment. The Board of Directors considered the challenges faced by the biopharmaceutical industry that could impact Amicus, including macroeconomic trends and the fact that the industry is subject to regulatory regimes, particularly the potential implementation of Most Favored Nation pricing that could impact Amicus’ ability to generate revenue and profitability in light of increasing scrutiny for pharmaceutical pricing. The Board of Directors also considered the efforts required and likelihood of Amicus obtaining regulatory approval for its products in multiple jurisdictions, in particular the expense, delay and uncertainty associated with such approvals.

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Competition. The Board of Directors considered competitive factors, including that several large pharmaceutical and biotechnology companies currently market and sell products for the treatment of lysosomal storage disorders, in particular Fabry disease and Pompe disease. The Board of Directors also considered the competitive threat posed by generics companies, third parties with greater financial resources and expertise in research, development and manufacturing, smaller early-stage companies who may gain competitive advantages through collaborative arrangements with large and established companies and that Amicus may not be able to market or sell Galafold® or Pombiliti®+Opfolda® at an equivalent pace as such companies with its available capital and other resources.

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Interactions with Potentially Interested Counterparties. The Board of Directors considered the fact that, after receipt of BioMarin’s November 21 Proposal, Amicus, with the assistance of Centerview and Goldman Sachs, approached a targeted number of other parties that were considered most likely to have potential interest in acquiring Amicus, all of which declined interest in pursuing a transaction with Amicus prior to Amicus’ entry into the Merger Agreement. The Board of Directors considered that further outreach to other counterparties could result in leaks or market speculation, which could disrupt interactions between BioMarin and Amicus or even jeopardize a potential transaction with BioMarin. The Board of Directors also considered that, in the event a third party became interested in pursuing a transaction on terms more favorable to Amicus and its stockholders than those contemplated by the Merger Agreement, such third party would be able to pursue such a transaction despite BioMarin and Amicus having entered into the Merger Agreement due to the Merger Agreement’s customary “fiduciary out” provisions. The Board of Directors further considered that the confidentiality agreement with Party A, the only other party with which Amicus entered into a confidentiality agreement in 2025 regarding a strategic transaction, did not contain a standstill provision, thereby allowing for a potential confidential proposal from Party A to be submitted to the Board of Directors following the execution of the Merger Agreement and announcement of the Transactions. For more details on Amicus’ outreach to potentially interested parties, please see the section of this proxy statement captioned “— Background of the Merger.”

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Negotiation Process. The Board of Directors considered the fact that the terms of the Merger Agreement were the result of robust arm’s length negotiations conducted by Amicus at the direction of the Board of Directors and with the assistance of independent financial advisors and outside legal counsel. The Board of Directors also considered the enhancements that Amicus and its advisors were able to obtain as a result of negotiations with BioMarin and its financial and legal advisors following the October 6 Proposal, the October 29 Proposal, the November 21 Proposal and the December 4 Proposal, including the increase in BioMarin’s proposed acquisition price, as further described in the section of this proxy statement captioned “— Background of the Merger.” The Board of Directors also considered the improvement in the other terms and conditions of the Merger Agreement from the terms and conditions originally sought by BioMarin. The Board of Directors believed, after consultation with representatives of Centerview and Goldman Sachs, that the Merger Consideration was the maximum price at which BioMarin would pursue the acquisition of Amicus, that it was unlikely that any other potential acquiror would be willing and able to acquire Amicus at a price in excess of the Merger Consideration even if Amicus were to conduct additional outreach, and that it was unlikely that any other potential counterparties would be willing and able to consummate a transaction that the Board of Directors would view as more value-maximizing for Amicus’ stockholders than the proposed transaction with BioMarin.

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Strategic Alternatives. The Board of Directors considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives. As part of these evaluations, the Board of Directors considered continuing to execute Amicus’ strategy on a standalone basis. In particular, the Board of Directors considered, among others, the risks and costs associated with increasing sales of Pombiliti®+Opfolda® for Pompe disease, the risks associated with achieving a positive Phase 3 study of DMX-200 and subsequently obtaining regulatory approval and commercializing DMX-200, the impact of potential policy changes from the U.S. administration on Amicus’ business, future revenue, and results of operations, and other execution risks associated with growing and competing on a global scale. After a thorough review of strategic alternatives and discussions with Amicus’ senior management and its financial and legal advisors, the Board of Directors determined that the Merger Consideration is more favorable to Amicus stockholders than the potential value that might result from other available strategic options.

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Fairness Opinion of Centerview. The Board of Directors also considered the oral opinion of Centerview rendered to the Board of Directors on December 19, 2025, which was subsequently confirmed by delivery of a written opinion dated December 19, 2025, that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of our common stock (other than as specified in such opinion) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described in the section of this proxy statement captioned “— Opinion of Amicus’ Financial Advisor - Centerview Partners LLC.”

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Fairness Opinion of Goldman Sachs. The Board of Directors also considered the oral opinion of Goldman Sachs rendered to the Board of Directors on December 19, 2025, which was subsequently confirmed by delivery of a written opinion dated December 19, 2025, that, as of such date, and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be paid to the holders (other than BioMarin and its affiliates) of shares of our common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders, as more fully described in the section of this proxy statement captioned “— Opinion of Amicus’ Financial Advisor — Goldman Sachs & Co. LLC.”

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Timing and Likelihood of Consummation. The Board of Directors considered the timing and likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

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the likelihood of obtaining required regulatory approvals, including the requirements for BioMarin to seek the required regulatory approvals in the Merger Agreement (subject to the limitations therein, including that BioMarin will not be required to litigate with governmental authorities or agree to certain operational or structural undertakings) (as more fully described in the section of this proxy statement captioned “— Regulatory Approvals Required for the Merger”);

•	the fact that there is no financing condition to the consummation of the Merger;
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the business reputation, capabilities and financial condition of BioMarin, and the Board of Directors’ perception, based on discussions with Amicus’ senior management and its financial advisors and outside legal counsel, that BioMarin is willing and able to devote the resources necessary to complete the Merger in an expeditious and efficient manner; and

•	the ability of Amicus to enforce the Merger Agreement.
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Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, as more fully described under the section of this proxy statement captioned “The Merger Agreement,” including:

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Ability to Respond to Unsolicited Acquisition Proposals. Amicus’ ability, in certain circumstances specified in the Merger Agreement, to furnish information to and conduct negotiations with a third party regarding an unsolicited alternative Acquisition Proposal that the Board of Directors determines in good faith, after consulting with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Offer.

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Company Adverse Recommendation Change in Response to a Superior Offer; Ability to Accept a Superior Offer. The ability of the Board of Directors, in certain circumstances, to change its recommendation in favor of the Merger in response to a Superior Offer or terminate the Merger Agreement in favor of a Superior Offer, subject to BioMarin’s ability to negotiate revised terms and conditions of the Merger Agreement with Amicus that would obviate the basis for such change in recommendation, and subject to Amicus’ payment to BioMarin of a termination fee of $175,000,000.

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Company Adverse Recommendation Change in Response to an Intervening Event. The ability of the Board of Directors, in certain circumstances, to change its recommendation in favor of the Merger in response to an Intervening Event (as defined and further discussed in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Company Adverse Recommendation Change”) not related to an Acquisition Proposal, subject to BioMarin’s ability to negotiate revised terms and conditions of the Merger Agreement with Amicus that would obviate the basis for such change in recommendation, and subject to BioMarin’s right to terminate the Merger Agreement following such change in recommendation and to collect a termination fee of $175,000,000.

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End Date. The fact that the initial outside date of June 19, 2026, which will be extended by (1) an automatic three-month extension until September 19, 2026, and (2) a further automatic three-month extension until December 19, 2026, in each case if, at the end of each prior period, all closing conditions other than certain conditions relating to regulatory clearances have been met, is anticipated to allow for sufficient time to consummate the Merger.

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Efforts Obligation of BioMarin. BioMarin’s commitments in the Merger Agreement to use reasonable best efforts to take all actions necessary to consummate the Merger and make effective the other Transactions, including taking promptly any and all steps necessary to avoid or eliminate each and every impediment under antitrust laws so as to enable the Closing to occur as promptly as practicable (subject to certain limitations in the Merger Agreement, including that BioMarin will not be required to litigate with governmental authorities and that BioMarin will not be required to agree to certain operational or structural undertakings) (as more fully described in the section of this proxy statement captioned “The Merger Agreement — Filings, Consents and Approvals”).

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Termination Fee. The Board of Directors believed the amount of the termination fee potentially payable by Amicus ($175,000,000) was reasonable in light of, among other matters, the benefits of the Merger to Amicus’ stockholders and the likelihood that a fee of such size would not be a meaningful deterrent to alternative Acquisition Proposals.

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Appraisal Rights. The Board of Directors considered the fact that statutory appraisal rights under Delaware law in connection with the Merger will be available to stockholders who do not vote in favor of the adoption of the Merger Agreement, properly demand appraisal of their shares of our common stock and fully comply with all required procedures under Section 262 of the DGCL. For more information on appraisal rights, please see the section of this proxy statement captioned “— Appraisal Rights.”

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Opportunity of Our Stockholders to Vote; Rights to Adjourn or Postpone to Solicit Additional Proxies. The Board of Directors considered the fact that the Merger would be subject to the approval of our stockholders, and that our stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger Proposal at the Special Meeting. In addition, the Board of Directors considered the fact that Amicus could require the adjournment or postponement of the Special Meeting two times, upon the terms and subject to the conditions specified in the Merger Agreement, , unless prior to such adjournment or postponement, Amicus shall have received an aggregate number of proxies voting for the adoption of the Merger Proposal, which have not been withdrawn, such that the Merger Proposal would have been approved at such meeting if it were to be held without such postponement or adjournment.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors, in consultation with Amicus’ senior management, outside legal counsel and financial advisors, also considered the risks and potential reasons to not proceed with the Merger and the other Transactions, including the following material reasons (which reasons are not necessarily presented in order of relative importance):
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No Ongoing Equity Interest in Amicus. The Board of Directors considered the fact that Amicus’ public stockholders will have no ongoing equity interest in the surviving corporation following the Merger, meaning that our stockholders will cease to participate in Amicus’ potential future earnings or growth and will not benefit from any future increase in the value of Amicus following completion of the Merger.

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Inability to Solicit Takeover Proposals. The Board of Directors considered the fact that the Merger Agreement contains covenants prohibiting Amicus from soliciting other potential Acquisition Proposals and restricting its ability to entertain other potential Acquisition Proposals unless certain conditions are satisfied. The Board of Directors also considered the fact that the right afforded to BioMarin under the Merger Agreement to negotiate revised terms and conditions of the Merger Agreement with Amicus in response to an alternative Acquisition Proposal that the Board of Directors determines in good faith is a Superior Offer may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Amicus.

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The Termination Fee. The Board of Directors considered the fact that Amicus may be required to pay a termination fee of $175,000,000 to BioMarin if the Merger Agreement is terminated under certain circumstances, including in connection with Amicus accepting a Superior Offer or due to the Board of Directors changing or withdrawing its recommendation in favor of the Merger.

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Effect of Announcement. The Board of Directors considered the potential effects of the public announcement of the Transactions, including, among other potential effects, distracting Amicus’ employees, limiting Amicus’ ability to attract and retain key personnel while the Merger is pending, disrupting Amicus’ relationships with business partners and influencing Amicus’ stock price.

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Litigation Risk. The Board of Directors considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger which, even if lacking in merit, could nonetheless result in distraction and expense.

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Interim Operating Covenants. The Board of Directors considered the fact that the Merger Agreement imposes restrictions on the conduct of Amicus’ business prior to the consummation of the Merger, requiring Amicus to conduct its business in the ordinary course and refrain from taking certain specified actions without BioMarin’s prior consent. The Board of Directors considered that such restrictions may potentially delay or prevent Amicus from pursuing business strategies or opportunities that may arise pending consummation of the Merger.

•	Risks That the Merger May Not Be Approved by Our Stockholders. The Board of Directors considered the possibility that the Merger Proposal will not be approved by Amicus’ stockholders.
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Risks That the Merger Might Be Delayed or Not Be Completed At All. The Board of Directors considered the fact that there can be no assurance that all conditions to the parties’ obligations under the Merger Agreement will be satisfied on a timely basis or at all. The Board of Directors considered the risks and costs to Amicus if the Merger is not consummated in the anticipated timeframe or at all, including the diversion of Amicus’ management and employees’ attention; potential employee attrition; the potential effect on vendors, partners, licensors and others that do business with Amicus; and the potential effect on the trading price of the shares of Amicus’ common stock.
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Transaction Costs. The Board of Directors considered the fact that significant costs have been and will continue to be incurred in connection with negotiating and entering into the Merger Agreement and completing the Merger, and that substantial time and effort of Amicus’ management and certain other key employees will be required, potentially resulting in disruptions to the operation of Amicus’ business. If the Merger is not consummated, Amicus will be required to pay its own expenses associated with the Merger Agreement, and the resulting public announcement of the termination of the Merger Agreement could affect the trading price of Amicus’ common stock.

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Potential Conflicts of Interest. The Board of Directors considered the potential conflicts of interest created by the fact that Amicus’ executive officers and directors may have interests in the Merger that may be different from or in addition to those of other stockholders, as described in the section of this proxy statement captioned “— Interests of Amicus’ Directors and Executive Officers in the Merger.”

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Regulatory Approval and Risks of Pending Actions. The Board of Directors considered the fact that the completion of the Merger requires certain regulatory clearances, which could subject the Merger to unforeseen delays and risk. The Board of Directors also considered the fact that the Merger Agreement does not require BioMarin to agree to certain operational or structural undertakings in order to obtain these regulatory clearances, including that BioMarin will not be required to litigate with governmental authorities (as more fully described in the section of this proxy statement captioned “— Regulatory Approvals Required for the Merger”).

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Tax Treatment. The Board of Directors considered the fact that the receipt of cash by our stockholders in exchange for our common stock as a result of the Merger will be a taxable transaction to our stockholders for U.S. federal income tax purposes (as further described in the section of this proxy statement captioned “— Material U.S. Federal Income Tax Consequences of the Merger”).

The Board of Directors concluded that, overall, the potential benefits of the Merger to Amicus’ stockholders outweighed the risks and uncertainties of the Merger.
The foregoing discussion of reasons considered by the Board of Directors contains the material reasons considered by the Board of Directors, but is not in any way intended to be exhaustive. In light of the variety of reasons considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determinations and recommendations. Each member of the Board of Directors applied his or her own individual business judgment to the process and may have given different weight to different reasons. The Board of Directors did not undertake to make any specific determination as to whether any reason or any particular aspect of a reason supported or did not support its ultimate determination. Rather, the Board of Directors based its recommendation on the totality of the information presented.
Opinion of Amicus’ Financial Advisor - Centerview Partners LLC
On December 19, 2025, Centerview rendered to the Board of Directors its oral opinion, subsequently confirmed by delivery of a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Merger Consideration to be paid to the holders of shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.
The full text of Centerview’s written opinion, dated December 19, 2025, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex B and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex B. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of outstanding shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transactions and does not constitute a recommendation to any Amicus stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transactions or any other matter.
The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:
•	a draft of the Merger Agreement dated December 18, 2025, referred to in this summary of Centerview’s opinion as the “Draft Merger Agreement”;
•	Annual Reports on Form 10-K of Amicus for the years ended December 31, 2024, December 31, 2023, and December 31, 2022;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Amicus;
•	certain publicly available research analyst reports for Amicus;
•	certain other communications from Amicus to its stockholders; and
•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Amicus, including certain financial forecasts, analyses and projections relating to Amicus prepared by management of Amicus and furnished to Centerview by Amicus for purposes of Centerview’s analysis, which are referred to in this summary of Centerview’s opinion as the “Forecasts,” and which are collectively referred to in this summary of Centerview’s opinion as the “Internal Data” (for more information, please see the section of this proxy statement captioned “— Certain Financial Projections”).

Centerview also participated in discussions with members of the senior management and representatives of Amicus regarding their assessment of the Internal Data. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Amicus and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Transactions with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.
Centerview assumed, without independent verification or any responsibility therefore, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Amicus’ consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Amicus’ direction, that the Internal Data (including, without limitation, the Forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Amicus as to the matters covered thereby and Centerview relied, at Amicus’ direction, on the Internal Data for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at Amicus’ direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Amicus, nor was Centerview furnished with any such evaluation or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Amicus. Centerview assumed, at Amicus’ direction, that the final executed Merger Agreement would not differ in any respect material to Centerview’s analysis or opinion from the Draft Merger Agreement reviewed by Centerview. Centerview also assumed, at Amicus’ direction, that the Transactions will be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transactions, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Amicus, or the ability of Amicus to pay its obligations when they come due, or as to the impact of the Transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.
Centerview’s opinion expressed no view as to, and did not address, Amicus’ underlying business decision to proceed with or effect the Transactions, or the relative merits of the Transactions as compared to any alternative business strategies or transactions that might be available to Amicus or in which Amicus might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of the outstanding shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) of the Merger Consideration to be paid to such holders pursuant to the Merger Agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the Transactions, including, without limitation, the structure or form of the transactions contemplated by the Merger Agreement, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transactions, including, without limitation, the fairness of the Transactions or any other term or aspect of the Transactions to, or any consideration to be received in connection therewith by, or the impact of the Transactions on, the holders of any other class of securities, creditors or other constituencies of Amicus or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Amicus or any party, or class of such persons in connection with the Transactions, whether relative to the Merger Consideration to be paid to the holders of the shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) pursuant to the Merger Agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion does not constitute a recommendation to any Amicus stockholder or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transactions or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the Board of Directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transactions. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Summary of Centerview Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed with the Board of Directors in connection with Centerview’s opinion, dated December 19, 2025. The order of the financial analyses described does not represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Amicus. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Amicus or any other parties to Transactions. None of Amicus, BioMarin, Merger Sub or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Amicus do not purport to be appraisals or reflect the prices at which Amicus may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 18, 2025 (the last trading day before the public announcement of the Merger) and is not necessarily indicative of current market conditions.
Selected Public Company Analysis
Centerview reviewed and compared certain financial information of Amicus to corresponding financial information of certain publicly traded commercial-stage biopharmaceutical companies listed below that Centerview deemed comparable, based on its experience and professional judgment, to Amicus (which companies are referred to as the “selected companies” in this summary of Centerview’s opinion).
Using publicly available information obtained from SEC filings and other data sources as of December 18, 2025, Centerview calculated, for each selected company, such selected company’s implied enterprise value (calculated as the equity value, determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities plus the book value of debt and certain liabilities less cash and cash equivalents) as a multiple of Wall Street research analyst consensus estimated four-year forward revenue (based on 25% of estimated revenue for calendar year 2028 and 75% of estimated revenue for calendar year 2029) (“EV/4-Year Forward Revenue Multiple”).
The selected companies reviewed and the EV/4-Year Forward Revenue Multiples of the selected companies were as follows:

Company	EV/4-Year Forward Revenue Multiple
Acadia Pharmaceuticals Inc.	2.4x
Alkermes plc	2.7x
BioCryst Pharmaceuticals, Inc.	1.9x
Catalyst Pharmaceuticals, Inc.	3.1x
Krystal Biotech, Inc.	7.1x
Mirum Pharmaceuticals, Inc.	5.1x
PTC Therapeutics, Inc.	2.9x
Travere Therapeutics, Inc.	2.9x
Ultragenyx Pharmaceutical Inc.	1.5x

Although none of the selected companies is directly comparable to Amicus, the selected companies were chosen by Centerview, among other reasons, because they are publicly traded biopharma companies with certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of Amicus.
However, because none of the selected companies is exactly the same as Amicus, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the operational, business and/or financial characteristics of Amicus and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, Centerview selected a reference range of EV/4-Year Forward Revenue Multiples of 2.00x to 3.25x to apply to Amicus’ estimated four-year forward revenue (which we refer to as “4-Year Forward Revenue”) (based on 25% of Amicus’ estimated risk-adjusted revenue for calendar year 2028 and 75% of Amicus’ estimated risk-adjusted revenue for calendar year 2029), as set forth in the Internal Data. In selecting this reference range of EV/4-Year Forward Revenue Multiples, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, operational, and/or financial characteristics of Amicus and the selected companies that could affect their public trading values in order to provide a context in which to consider the results of the quantitative analysis.
Applying this range of EV/4-Year Forward Revenue Multiples to Amicus’ estimated 4-Year Forward Revenue, as set forth in the Internal Data, and subtracting from the result Amicus’ net debt of as of September 30, 2025, as set forth in the Internal Data, and dividing the result of the foregoing by the number of fully-diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units and performance stock units (including assumptions regarding the vesting of such performance stock units)) as of December 17, 2025, as set forth in the Internal Data, resulted in an implied per share equity value range for shares of our common stock of approximately $7.25 to $11.95, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $14.50 per share of our common stock to be paid, without interest, to the holders of shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) pursuant to the Merger Agreement.
Selected Precedent Transaction Analysis
Centerview reviewed and analyzed certain information relating to the following selected transactions involving biopharma companies (which transactions are referred to as the “selected transactions” in this summary of Centerview’s opinion) that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Amicus and the Transactions.
Using publicly available information obtained from SEC filings and other data sources as of the time of the public announcement of the selected transactions, Centerview calculated, for each selected transaction, the transaction value (which we refer to as “TV”), defined as the offer value (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants, restricted stock units, performance stock units and other convertible securities) plus the book value of debt and certain liabilities less cash and cash equivalents implied for each target company based on the consideration payable in the applicable selected transaction, as a multiple of such target company’s management’s risk-adjusted projected four-year forward revenue as of the time of the public announcement of the relevant transaction, per such target company’s schedule 14D-9 or proxy (which we refer to as “TV/4-Year Forward Revenue Multiple”).
The selected transactions and the TV/4-Year Forward Revenue Multiples of the selected transactions considered in this analysis are summarized below:

Date Announced	Target	Acquiror	TV/4-Year Forward Revenue Multiple
November 2025	Avadel Pharmaceuticals plc	Alkermes plc	4.1x
June 2025	Blueprint Medicines Corporation	Sanofi S.A.	4.5x
April 2025	SpringWorks Therapeutics, Inc.	Merck KGaA	2.6x
May 2024	Calliditas Therapeutics AB(1)	Asahi Kasei Corporation	1.7x
May 2023	CTI BioPharma Corp.	Swedish Orphan Biovitrum AB	3.5x
January 2023	Albireo Pharma, Inc.	Ipsen S.A.	2.5x
January 2023	Amryt Pharma plc	Chiesi Farmaceutici S.p.A.	2.1x
August 2022	Global Blood Therapeutics, Inc.	Pfizer Inc.	5.0x
August 2022	ChemoCentryx, Inc.	Amgen, Inc.	4.1x
January 2022	Zogenix, Inc.	UCB S.A.	2.3x
February 2021	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	3.4x

(1)	Based on Wall Street research analyst consensus estimated four-year forward revenue.
Although none of the selected transactions is directly comparable to the Transactions, these transactions were selected by Centerview, among other reasons, because they have certain business, operational and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to the Transactions. The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operational and/or financial conditions and prospects of Amicus and the companies included in the selected precedent transactions analysis. However, because none of the selected transactions used in this analysis is identical or directly comparable to the Transactions, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected precedent transaction analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences in business, operational and/or financial characteristics and other factors that could affect the transaction values of each in order to provide a context in which to consider the results of the quantitative analysis.
Based on this analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, related to, among other things, differences in the business, operational and/or financial conditions and prospects of Amicus and the companies included in the selected precedent transactions analysis, Centerview selected a reference range of TV/4-Year Forward Revenue Multiples of 2.50x to 4.50x derived from the selected precedent transactions. Applying this reference range of TV/4-Year Forward Revenue Multiples to Amicus’ 4-Year Forward Revenue (based on 25% of Amicus’ estimated risk-adjusted revenue for calendar year 2028 and 75% of Amicus’ estimated risk-adjusted revenue for calendar year 2029), as set forth in the Internal Data, and subtracting from it Amicus’ net debt (including the book value of equity investments and debt prepayment costs) as of September 30, 2025, as set forth in the Internal Data, and dividing the result of the foregoing by the number of fully-diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units and performance stock units (including assumptions regarding the vesting of such performance stock units)) as of December 17, 2025, as set forth in the Internal Data, resulted in an implied equity value per share of our common stock of $9.00 to $16.25, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $14.50 per share of our common stock to be paid, without interest, to the holders of shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) pursuant to the Merger Agreement.
Discounted Cash Flow Analysis
Centerview performed a discounted cash flow analysis of Amicus based on the Forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
In performing this analysis, Centerview calculated a range of equity values for shares of our common stock by (a) discounting to present value as of September 30, 2025, using discount rates ranging from 10.25% to 12.00% (based on Centerview’s analysis of Amicus’ weighted average cost of capital determined using the capital asset pricing model and using a mid-year convention and based on considerations that Centerview deemed relevant in its professional judgment and experience): (i) the forecasted, risk-adjusted unlevered free cash flows of Amicus over the period beginning on October 1, 2025, and ending on December 31, 2045, utilized by Centerview based on the Forecasts, (ii) a range of implied terminal values of Amicus at the end of the forecast period shown in the Forecasts, estimated by Centerview applying a range of perpetuity growth rates of negative 15.0% to negative 5.0%, as directed by Amicus and (iii) the forecasted tax savings from usage of Amicus’ federal net operating losses as of December 31, 2024, and (b) subtracting Amicus’ net debt as of September 30, 2025, as set forth in the Internal Data, from the foregoing results.
Centerview divided the result of the foregoing calculations by the number of fully diluted outstanding shares of our common stock (determined using the treasury stock method and taking into account outstanding in-the-money options, restricted stock units and performance stock units (including assumptions regarding the vesting of such performance stock units)) as of December 17, 2025, as set forth in the Internal Data, resulting in a range of implied equity values per share of our common stock of $11.75 to $14.35, rounded to the nearest $0.05. Centerview then compared this range to the Merger Consideration of $14.50 per share of our common stock to be paid to the holders of shares of our common stock (other than Centerview Fairness Opinion Excluded Shares) pursuant to the Merger Agreement.

Other Factors
Centerview noted for the Board of Directors certain additional factors solely for reference and informational purposes only, including, among other things, the following:
•
Historical Stock Trading Price Analysis. Centerview reviewed historical closing trading prices of shares of our common stock during the 52-week period ended December 18, 2025, which reflected low and high stock closing prices for shares of our common stock during such period of $5.64 to $11.00 per share of our common stock.

•
Analyst Price Target Analysis. Centerview reviewed stock price targets for shares of our common stock in twelve publicly available Wall Street research analyst reports as of December 18, 2025, which indicated low and high stock price targets for shares of our common stock ranging from $11.00 to $22.00 per share of our common stock.

•
Precedent Premia Paid Analysis. Centerview performed an analysis of premia paid in the selected transactions set forth above under the subtitle captioned “Selected Precedent Transaction Analysis”, for which premium data was available and which Centerview deemed relevant in its professional judgment. The premia in this analysis were calculated by comparing the per share acquisition price in each transaction (excluding contingent payments) to the closing price of the target company’s common stock for the date one day prior to the date on which the trading price of the target company’s common stock was perceived to be affected by a potential transaction. Based on the analysis above and other considerations that Centerview deemed relevant to consider in relation to Amicus and the Transactions in its experience and professional judgment, Centerview applied a premium range of 30% to 80% to Amicus’ closing share price on December 18, 2025 (the last trading day before the public announcement of the Transactions) of $10.89, which resulted in an implied price range of approximately $14.15 to $19.60 per share of our common stock, rounded to the nearest $0.05.

General
The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.
Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Board of Directors in its evaluation of the Transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Board of Directors or management of Amicus with respect to the Merger Consideration or as to whether the Board of Directors would have been willing to determine that a different consideration was fair. The consideration for the transaction was determined through arm’s-length negotiations between Amicus and BioMarin and was approved by the Board of Directors. Centerview provided advice to Amicus during these negotiations. Centerview did not, however recommend any specific amount of consideration to Amicus or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.
Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s engagement by the Board of Directors in connection with the Transactions, Centerview had not been engaged to provide financial advisory or other services to Amicus, and Centerview did not receive any compensation from Amicus during such period. In the two years prior to the date of its written opinion, Centerview had not been engaged to provide financial advisory or other services to BioMarin or Merger Sub, and Centerview did not receive any compensation from BioMarin or Merger Sub during such period. Centerview may provide financial advisory and other services to or with respect to Amicus or BioMarin or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and Centerview’s affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Amicus, BioMarin, or any of their respective affiliates, or any other party that may be involved in the Transactions.
The Board of Directors selected Centerview as a financial advisor in connection with the Transactions based on Centerview’s extensive relationships throughout, and experience and expertise in, the pharmaceutical industry. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions.
In connection with Centerview’s services as a financial advisor to the Board of Directors, Amicus has agreed to pay Centerview an aggregate fee of approximately $52.7 million, $2.0 million of which was payable upon the rendering of Centerview’s opinion and $50.7 million of which is payable contingent upon consummation of the Transactions. In addition, Amicus has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.
Opinion of Amicus’ Financial Advisor - Goldman Sachs & Co. LLC
Goldman Sachs rendered its opinion to the Board of Directors that, as of December 19, 2025, and based upon and subject to the factors and assumptions set forth therein, the $14.50 in cash per share of our common stock to be paid to holders (other than BioMarin and its affiliates) of shares of our common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.
The full text of the written opinion of Goldman Sachs, dated December 19, 2025, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board of Directors in connection with its consideration of the Transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the Transactions or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•	annual reports to stockholders and Annual Reports on Form 10-K of Amicus for the five years ended December 31, 2024;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Amicus;
•	certain other communications from Amicus to its stockholders;
•	certain publicly available research analyst reports for Amicus;
•
certain internal financial analyses and forecasts of Amicus prepared by management of Amicus and approved for Goldman Sachs’s use by Amicus (which we refer to as the “Forecasts”) (for more information, please see the section of this proxy statement captioned “The Merger — Certain Financial Projections”); and

•
certain internal forecasts related to the expected utilization by Amicus of certain net operating loss carryforwards and tax credits prepared by management of Amicus and approved for Goldman Sachs’s use by Amicus (which we refer to as the “NOL Forecasts”).

Goldman Sachs also held discussions with members of senior management of Amicus regarding their assessment of the past and current business operations, financial condition, and future prospects of Amicus; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for Amicus with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with our consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with our consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best then available estimates and judgments of our management. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Amicus or any of its subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on the expected benefits of such transactions in any way meaningful to its analysis and assumed that such transactions will be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address our underlying business decision to engage in the Transactions, or the relative merits of such transactions as compared to any strategic alternatives that may be available to us; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $14.50 in cash per share of our common stock to be paid to the holders (other than BioMarin and its affiliates) of shares of our common stock pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transactions, including the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of any other class of our securities, our creditors, or other constituencies of Amicus; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons in connection with the Transactions, whether relative to the $14.50 in cash per share of our common stock to be paid to the holders (other than BioMarin and its affiliates) of shares of our common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of our common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on us, BioMarin or the Transactions, or as to the impact of the Transactions on the solvency or viability of Amicus or BioMarin or the ability of Amicus or BioMarin to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
Summary of Financial Analysis
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 18, 2025, the last trading day before the public announcement of the Merger and is not necessarily indicative of current market conditions.
Historical Stock Trading Analysis. Goldman Sachs analyzed the $14.50 in cash per share of our common stock to be paid to holders of shares of our common stock pursuant to the Merger Agreement in relation to the closing price per share of our common stock as of December 18, 2025 (which we refer to as the “Last Close”), the last trading day before the Board of Directors approved the Transactions, the 52-week high closing trading price per share as of December 18, 2025 (which we refer to as the “52-Week High”), and the volume weighted average price (which we refer to as the “VWAP”) of the shares for the preceding 30-trading day (which we refer to as the “30-Day VWAP”), 60-trading day (which we refer to as the “60-Day VWAP”) and 90-trading day (which we refer to as the “90-Day VWAP”) periods ending December 18, 2025.

The following table presents the results of this analysis:

Premium to:	Reference Price	Proposed Transaction Premium
Last Close	$10.89	33%
52-Week High	$11.00	32%
30-Day VWAP	$9.95	46%
60-Day VWAP	$9.17	58%
90-Day VWAP	$8.78	65%

Illustrative Discounted Cash Flow Analysis. Using the Forecasts and NOL Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Amicus to derive a range of illustrative present values per share of our common stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 10% to 12%, reflecting estimates of Amicus’ weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2025, (i) estimates of unlevered free cash flow for Amicus for the period beginning on October 1, 2025, and ending on December 31, 2025, and for fiscal years 2026 through 2045 as reflected in the Forecasts and NOL Forecasts and (ii) a range of illustrative terminal values for Amicus, which were calculated by applying perpetuity growth rates ranging from negative 15% to negative 5% to a terminal year estimate of the unlevered free cash flow to be generated by Amicus, as reflected in the Forecasts. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Amicus’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Amicus, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived ranges of illustrative enterprise values for Amicus by adding the ranges of present values it derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Amicus the amount of Amicus’ debt and debt like items and added the amount of Amicus’ cash and cash equivalents, in each case, as provided by and approved for Goldman Sachs’ use by our management, to derive a range of illustrative equity values for Amicus. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Amicus, as provided by and approved for Goldman Sachs’ use by our management, using the treasury stock method, to derive a range of illustrative present values per share ranging from $11.77 to $14.70.
Premia Paid Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for the following selected transactions completed since 2020 and involving public commercial stage companies in the biopharmaceutical industry as the target where the disclosed enterprise values for the transactions were between $2 billion and $10 billion. While none of the companies that participated in the selected transactions are directly comparable to Amicus, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Amicus’ results, market sizes and product profile. For each of the selected biopharmaceutical transactions, Goldman Sachs calculated the implied acquisition premia based on the applicable target company’s last undisturbed closing price prior to announcement based on information in public filings. Goldman Sachs calculated the median, 25th percentile, and 75th percentile premia of the price paid in biopharmaceutical transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. Based on the target companies’ last undisturbed closing prices, this analysis indicated a median premium of 50.3%, a 25th percentile premium of 30.1%, and a 75th percentile premium of 57.7% across the period. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 30.1% to 57.7% to the closing price per Share of $10.89 as of December 18, 2025, and calculated a range of implied equity values per Share of $14.17 to $17.17.

The following table presents the results of this analysis:

Announcement Date	Selected Transactions		Premium to Undisturbed (%)
	Target	Acquiror
November 19, 2025	Avadel Pharmaceuticals plc	Alkermes plc	32.9%
July 9, 2025	Verona Pharma plc	Merck & Co., Inc.	23.2%
June 2, 2025	Blueprint Medicines Corporation	Sanofi S.A.	27.3%
April 28, 2025	SpringWorks Therapeutics, Inc.	Merck KGaA	16.7%
October 8, 2023	Mirati Therapeutics, Inc.	Bristol-Myers Squibb Company	35.2%
July 28, 2023	Reata Pharmaceuticals, Inc.	Biogen Inc.	62.6%
October 2, 2022	Myovant Sciences Ltd.	Sumitomo Pharma Co., Ltd.	50.3%
August 8, 2022	Global Blood Therapeutics, Inc.	Pfizer Inc.	102.0%
August 4, 2022	ChemoCentryx, Inc.	Amgen Inc.	115.7%
February 3, 2021	GW Pharmaceuticals plc	Jazz Pharmaceuticals Public Limited Company	50.4%
February 1, 2021	Viela Bio, Inc.	Horizon Therapeutics Public Limited Company	52.8%

General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Amicus or BioMarin or the Transactions.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors as to the fairness from a financial point of view of the $14.50 in cash per share of our common stock to be paid to the holders (other than BioMarin and its affiliates) of shares of our common stock pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Amicus, BioMarin, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasts.
The Merger Consideration was determined through arm’s-length negotiations between Amicus and BioMarin and was approved by the Board of Directors.  Goldman Sachs provided advice to Amicus during these negotiations.  Goldman Sachs did not, however, recommend any specific amount of consideration to Amicus or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the Transactions.
As described below in the section of this proxy statement captioned “— Recommendation of the Board of Directors and Reasons for the Merger,” Goldman Sachs’ opinion to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Amicus, BioMarin, any of their respective affiliates and third parties (collectively, “Relevant Entities”) or any currency or commodity that may be involved in the Transactions. Goldman Sachs Investment Banking has an existing lending relationship with BioMarin. Goldman Sachs acted as a financial advisor to Amicus in connection with, and participated in certain of the negotiations leading to, the Transactions. Goldman Sachs has provided certain financial advisory and/or underwriting services to us and our affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as sole bookrunner with respect to a public offering of shares of our common stock in September 2025. During the two-year period ended December 19, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Amicus and/or its affiliates of approximately $1 million. Goldman Sachs also has provided certain financial advisory and/or underwriting services to BioMarin and its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to BioMarin with respect to its acquisition of Inozyme Pharma, Inc. in July 2025. During the two-year period ended December 19, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to BioMarin and/or its affiliates of approximately $7.5 million. As of December 19, 2025, Goldman Sachs Investment Banking was mandated by BioMarin and/or its Related Entities (as defined below) to provide financial advisory and/or underwriting services unrelated to the Transactions with respect to one or more matters and, if all such matters were to be consummated, Goldman Sachs Investment Banking expected, as of December 19, 2025, that it would recognize compensation in an aggregate amount less than the transaction fee to be paid to Goldman Sachs by Amicus in connection with the Transactions. As of December 19, 2025, Goldman Sachs Investment Banking was not soliciting BioMarin and/or its Related Entities (as defined below) to work on financial advisory and/or underwriting matters for any such persons on which it has not been mandated. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Amicus, BioMarin and their Related Entities for which Goldman Sachs Investment Banking may receive compensation.
As of December 19, 2025, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in Amicus and/or its affiliates and (ii) no direct GS Principal Investment in BioMarin and/or its Related Entities (as defined below).
On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Entities and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively, “Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking.
For purposes of this section of the proxy, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:
“GS Principal Investments” (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal

Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make investments in, the Relevant Entities or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.
“Related Entities” are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.
The Board of Directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement dated March 20, 2025, Amicus engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Amicus and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement of the Transactions, at approximately $52.7 million, all of which is contingent upon consummation of the Transactions. In addition, Amicus has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Financial Projections
Amicus does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, results of operations, earnings or other results, due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized.
In July 2025, Amicus’ senior management, at the direction of the Board of Directors, prepared non-public, unaudited risk-adjusted financial projections for fiscal years 2025 through 2045 (the “July Projections”) to assist the Board of Directors’ strategic review and evaluation of Amicus’ intrinsic value as a standalone company. The July Projections included three cases (Cases 1, 2 and 3) as more fully described below.
In November 2025, in connection with the evaluation of the proposed transaction with BioMarin considered by the Board of Directors and the Transaction Committee, Amicus’ senior management updated the July Projections to prepare revised non-public, unaudited risk-adjusted financial projections for fiscal years 2025 through 2045 (which we refer to as the “November Projections”). The November Projections included three cases (Cases 1, 2 and 3) consistent with the July Projections, with certain updates as described below.
In December 2025, Amicus’ senior management further updated certain near-term assumptions in Case 2 of the November Projections to reflect more current operating results, resulting in updated projections for Case 2 compared to the November Projections (which we refer to as the “December Projections,” and together with the July Projections and November Projections, the “Projections”). The December Projections, which reflect the Case 2 assumptions, were used by Centerview and Goldman Sachs in connection with their respective financial analyses and fairness opinions delivered to the Board of Directors.
The Projections forecast revenues and associated costs for Amicus’ three commercial and pipeline products: (i) Galafold (migalastat), a treatment for Fabry disease, (ii) Pombiliti + Opfolda (cipaglucosidase alfa and miglustat), a treatment for late-onset Pompe disease, and (iii) DMX-200, a pipeline product in development for focal segmental glomerulosclerosis (FSGS). The November 2025 Case 3 Projections also included potential revenues from an additional indication for DMX-200 in membranous lupus nephritis (MLN). The Projections were prepared assuming Amicus’ continued operation as a standalone company and do not take into account the Merger, including the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement.
Amicus is summarizing the Projections in this proxy statement in order to provide stockholders with access to certain non-public, unaudited, and risk-adjusted prospective financial information that was prepared for and used by the Board of Directors and representatives of Amicus’ co-financial advisors, Centerview and Goldman Sachs, to evaluate the Merger.

Cautionary Note About the Projections
The Projections, while necessarily presented with numerical specificity, were based on assumptions regarding numerous financial, operating and commercial variables. Such assumptions were developed solely using the information available to Amicus’ management at the time of their development, are inherently uncertain and are, in many cases, beyond Amicus’ control. Important factors that may affect actual results and cause the Projections not to be realized include: the timing of regulatory approvals for DMX-200; the effectiveness of Amicus’ commercial execution for its products; the market acceptance of Galafold, Pombiliti + Opfolda and DMX-200; success of clinical testing; availability of third-party reimbursement; the impact of competitive products and pricing, including the entry of generic competition for Galafold; the availability and use of net operating losses; the effect of regulatory actions, actual or potential litigation, general economic conditions, financial market conditions, and fluctuations in foreign currency exchange rates; the accuracy of certain accounting assumptions; changes in actual or projected cash flows; the cost and effect of changes in tax laws and other legislation; and other risk factors described in Amicus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. There can be no assurance of the market for, approval of, or the timing of such approval of, DMX-200, and it is possible that other products will be better received by the market. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections do not take into account any circumstances or events occurring after the date on which they were prepared, do not give effect to the Merger (including the announcement thereof), and may be affected by Amicus’ ability to achieve strategic goals and targets over the applicable period. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.
In light of the foregoing factors and the uncertainties inherent in the Projections, stockholders are cautioned not to place undue reliance on the Projections. The Projections were not prepared with a view toward public disclosure, nor were they developed to provide any guidance to stockholders regarding future performance. The inclusion of the Projections in this proxy statement should not be regarded as an indication that Amicus or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such or construed as financial guidance. Further, the inclusion of the Projections in this proxy statement does not constitute an admission or representation by Amicus or any of its affiliates that the information presented is material. Neither Amicus nor any of its affiliates assumes any responsibility for the accuracy of this information. Amicus does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law.
AMICUS DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE.
Neither Amicus nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation or warranty to any stockholders or other person regarding the ultimate performance of Amicus compared to the information contained in the Projections or that the Projections will be achieved. Amicus makes and has made no representation to BioMarin or Merger Sub, in the Merger Agreement or otherwise, concerning any projected financial information, including the Projections. The Projections are subjective in many respects and are thus subject to interpretation. Please also refer to the section of this proxy statement captioned “Forward-Looking Statements.”
The Projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Amicus may not be comparable to similarly titled metrics used by other companies. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board of Directors, Centerview or Goldman Sachs. In addition, the Projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The

Projections are not being included in this proxy statement to influence any stockholder’s decision on how to vote with respect to the Merger Proposal. Amicus did not provide the Projections to BioMarin at any time during the course of the parties’ discussions concerning the Merger. The Projections may differ from publicly available analyst estimates.
The Projections were each based on assumptions about Amicus’ continued operation as a standalone, publicly traded company, including with respect to the commercialization of Galafold and Pombiliti + Opfolda and the development and commercialization of DMX-200, which account for risk and probability adjustments reflecting Amicus’ senior management’s good faith assessment as to the probability of success of such products as of the time such Projections were prepared. Such assumptions include internal assumptions about the probability of success associated with regulatory approvals (with respect to DMX-200 only), launch timing, epidemiology, pricing, sales ramp, market share, patent exclusivity, research and development expenses, sales and marketing expenses, general and administrative expenses, effective tax rate and utilization of net operating losses, and other relevant factors related to Amicus’ long-range operating plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions included or reflected in the Projections.
July Projections
On July 28 and 29, 2025, the July Projections were provided to the Board of Directors, in connection with the Board of Directors’ review of potential strategic alternatives and to assist the Board of Directors’ strategic review and evaluation of Amicus’ intrinsic value as a standalone company, as described in the section of this proxy statement captioned “— Background of the Merger.” The July Projections were also provided to Centerview and Goldman Sachs for use in their respective preliminary financial analyses presented to the Board of Directors during its meetings on July 28 and 29, 2025.
The July Projections included three cases (Case 1, Case 2 and Case 3) reflecting illustrative scenarios regarding assumptions for probability of success associated with regulatory approvals, launch timing and patent exclusivity for DMX-200 as well as certain commercial assumptions for Galafold and Pombiliti + Opfolda. The differences in assumptions underlying each of these cases are presented below.
Case 1: Assumes DMX-200 fails to achieve regulatory approval, more modest growth for Galafold sales internationally, and lower patient uptake for Pombiliti + Opfolda relative to Case 2.
Case 2: Includes revenues and costs associated with the ongoing commercialization of Galafold and Pombiliti + Opfolda as well as potential risk-adjusted revenues and costs associated with the development and commercialization for DMX-200 in FSGS indication with a traditional approval pathway.
Case 3: Includes potential risk-adjusted revenues and costs associated with the development and commercialization for DMX-200 in Focal Segmental Glomerulosclerosis (FSGS) indication with an accelerated approval pathway and a longer patent exclusivity period; assumes higher Galafold peak sales with an expanded Fabry disease market and higher patient uptake for Pombiliti + Opfolda relative to Case 2.
July Projections – Case 1 (Risk-Adjusted)(1)
(Amounts in Billions)

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$0.6	$0.8	$0.9	$1.0	$1.2	$1.3	$1.4	$1.5	$1.6	$1.6	$1.7

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$1.8	$1.5	$1.4	$1.4	$1.4	$1.3	$1.3	$1.3	$1.3	$1.2

(1)	Only fiscal year revenue numbers were presented to the Board of Directors for Case 1.

July Projections – Case 2 (Risk-Adjusted)
(Amounts in Millions)

	2H 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$321	$774	$923	$1,081	$1,288	$1,528	$1,727	$1,892	$2,044	$2,182	$2,295
Gross Profit(1)	$277	$636	$734	$848	$1,009	$1,249	$1,437	$1,625	$1,754	$1,868	$1,964
EBIT	$19	$131	$198	$261	$441	$649	$809	$998	$1,113	$1,174	$1,289
NOPAT(2)	$14	$98	$149	$196	$331	$487	$607	$749	$835	$881	$967
Depreciation & Amortization	4	13	13	16	16	16	16	16	16	16	16
Capital Expenditures	(2)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(34)	(81)	(49)	(78)	8	(41)	(30)	(25)	(23)	(21)	(20)
Change in Net Working Capital	(15)	(21)	(21)	(21)	(21)	(19)	(16)	(14)	(13)	(11)	(3)
Capitalized Milestones	0	0	0	(18)	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$(33)	$4	$87	$90	$328	$438	$571	$720	$810	$859	$954

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2,291	$2,183	$2,016	$1,889	$1,758	$1,700	$1,649	$1,603	$1,564	$1,530
Gross Profit(1)	$2,023	$1,914	$1,748	$1,620	$1,491	$1,433	$1,381	$1,336	$1,296	$1,261
EBIT	$1,352	$1,245	$1,092	$961	$827	$786	$750	$719	$692	$667
NOPAT(2)	$1,014	$933	$819	$721	$620	$589	$563	$539	$519	$500
Depreciation & Amortization	16	16	13	13	13	13	13	13	13	13
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(19)	(22)	(19)	(9)	(6)	(6)	(6)	(6)	0	0
Change in Net Working Capital	6	13	12	11	7	5	4	4	3	1
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$1,011	$934	$821	$731	$630	$596	$569	$545	$530	$509

(1)	“Gross Profit” means revenue minus costs of goods sold.
(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.
July Projections – Case 3 (Risk-Adjusted) (1)
(Amounts in Billions)

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$0.6	$0.8	$0.9	$1.2	$1.4	$1.7	$1.9	$2.1	$2.3	$2.5	$2.7

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2.8	$2.8	$2.8	$2.7	$2.7	$2.5	$2.4	$2.3	$2.2	$2.1

(1)	Only fiscal year revenue numbers were presented to the Board of Directors for Case 3.
The risk-adjusted unlevered free cash flows for the last two quarters of fiscal year 2025 and fiscal years 2026 through 2045 included in the July Projections and used by Centerview and Goldman Sachs in connection with their respective preliminary financial analyses presented to the Board of Directors on July 28 and 29, 2025, were calculated by Amicus’ management as EBIT (earnings before interest expenses and taxes) minus tax expense plus depreciation and amortization minus capital expenditures minus commercial inventory purchases plus/minus changes in net working capital and minus capitalized milestones. The July Projections include the following assumptions: estimated cash balance of $231 million as of June 30, 2025; estimated debt balance of $400 million as of June 30, 2025; $1.1 billion in estimated U.S. federal net operating losses and taxes based on a 25% tax rate.

For purposes of their respective preliminary financial analysis presented to the Board of Directors on July 28 and 29, 2025, Centerview and Goldman Sachs were instructed by Amicus management to calculate the estimated benefit of taxes saved from tax attributes generated as a result of Amicus’ current and future estimated U.S. federal net operating losses based on a 25% U.S. federal tax rate.
November Projections
On November 22, 2025, the November Projections were presented to the Transaction Committee in connection with its evaluation of the proposed transaction with BioMarin and the other strategic alternatives considered, as described in the section of this proxy statement captioned “— Background of the Merger.” The November Projections were also provided to Centerview and Goldman Sachs for use in their respective preliminary financial analyses presented to the Transaction Committee during its meeting on November 22, 2025.
The November Projections reflected management’s revisions to the July Projections stemming from (i) the Company’s actual performance for the third quarter of fiscal year 2025, (ii) updates to certain near-term assumptions based on more current operating results, and (iii) expected timing of certain expenses, milestone payments and cash flow items, including commercial inventory purchases and changes in net working capital. In the case of Case 3, the November Projections were also updated to include the addition of potential risk-adjusted revenues and associated costs for DMX-200 in an additional indication, membranous lupus nephritis (MLN).
November Projections (Case 1) (Risk-Adjusted)
(Amounts in Millions)

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$178	$765	$886	$1,041	$1,198	$1,333	$1,421	$1,496	$1,572	$1,641	$1,711
Gross Profit(1)	$150	$636	$708	$819	$940	$1,095	$1,194	$1,306	$1,374	$1,434	$1,496
EBIT	$34	$153	$210	$316	$420	$552	$639	$742	$801	$852	$904
NOPAT(2)	$26	$115	$158	$237	$315	$414	$480	$557	$601	$639	$678
Depreciation & Amortization	2	8	13	13	13	13	13	13	13	13	13
Capital Expenditures	(1)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(29)	(81)	(49)	(78)	8	(55)	(12)	10	2	(17)	(16)
Change in Net Working Capital	(36)	(21)	(21)	(21)	(21)	(21)	(11)	(11)	(10)	(10)	(9)
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$(38)	$15	$96	$146	$309	$347	$465	$564	$601	$620	$661

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$1,777	$1,517	$1,417	$1,378	$1,359	$1,326	$1,298	$1,273	$1,252	$1,234
Gross Profit(1)	$1,555	$1,299	$1,198	$1,154	$1,133	$1,099	$1,070	$1,044	$1,022	$1,003
EBIT	$953	$686	$587	$533	$500	$481	$465	$451	$440	$430
NOPAT(2)	$714	$515	$440	$400	$375	$360	$349	$339	$330	$322
Depreciation & Amortization	13	13	13	13	13	11	10	8	7	5
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(16)	(18)	(15)	(5)	0	0	0	0	0	0
Change in Net Working Capital	36	14	5	3	5	4	3	3	3	3
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$743	$519	$439	$406	$388	$371	$357	$345	$334	$325

(1)	“Gross Profit” means revenue minus costs of goods sold.
(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.

November Projections (Case 2) (Risk-Adjusted)
(Amounts in Millions)

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$178	$765	$923	$1,081	$1,288	$1,528	$1,727	$1,892	$2,044	$2,182	$2,295
Gross Profit(1)	$150	$636	$734	$848	$1,009	$1,249	$1,437	$1,625	$1,754	$1,868	$1,964
EBIT	$34	$153	$198	$291	$417	$650	$809	$999	$1,114	$1,175	$1,290
NOPAT(2)	$26	$115	$149	$218	$313	$487	$607	$749	$835	$881	$968
Depreciation & Amortization	2	8	13	13	15	15	15	15	15	15	15
Capital Expenditures	(1)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(29)	(81)	(49)	(78)	8	(55)	(12)	10	2	(17)	(16)
Change in Net Working Capital	(36)	(21)	(21)	(21)	(23)	(25)	(16)	(15)	(14)	(14)	(12)
Capitalized Milestones	0	0	0	(18)	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$(38)	$15	$87	$110	$307	$418	$588	$754	$833	$860	$949

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2,291	$2,183	$2,016	$1,889	$1,758	$1,700	$1,649	$1,603	$1,564	$1,530
Gross Profit(1)	$1,995	$1,893	$1,731	$1,620	$1,491	$1,433	$1,381	$1,336	$1,296	$1,261
EBIT	$1,325	$1,223	$1,073	$961	$827	$787	$754	$724	$698	$675
NOPAT(2)	$994	$918	$805	$721	$620	$591	$565	$543	$523	$506
Depreciation & Amortization	15	15	15	13	13	11	10	8	7	5
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(16)	(18)	(15)	(5)	0	0	0	0	0	0
Change in Net Working Capital	9	19	14	15	8	5	4	4	4	4
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$997	$928	$814	$739	$636	$602	$575	$550	$529	$510

(1)	“Gross Profit” means revenue minus costs of goods sold.
(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.
November Projections (Case 3) (Risk-Adjusted)
(Amounts in Millions)

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$178	$765	$943	$1,170	$1,433	$1,705	$1,921	$2,109	$2,354	$2,574	$2,798
Gross Profit(1)	$150	$636	$751	$919	$1,127	$1,394	$1,600	$1,809	$2,008	$2,182	$2,361
EBIT	$34	$153	$184	$358	$530	$766	$965	$1,135	$1,303	$1,439	$1,663
NOPAT(2)	$26	$115	$138	$268	$398	$574	$724	$851	$977	$1,079	$1,247
Depreciation & Amortization	2	8	13	15	15	15	15	16	16	16	16
Capital Expenditures	(1)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(29)	(81)	(49)	(78)	8	(55)	(12)	10	2	(17)	(16)
Change in Net Working Capital	(36)	(21)	(21)	(21)	(23)	(25)	(18)	(17)	(18)	(18)	(17)
Capitalized Milestones	0	0	(18)	(7)	0	0	0	(7)	0	0	0
Unlevered Free Cash Flow	$(38)	$15	$58	$172	$392	$505	$704	$848	$972	$1,055	$1,225

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2,951	$2,995	$2,950	$2,918	$2,882	$2,727	$2,588	$2,465	$2,355	$2,258
Gross Profit(1)	$2,485	$2,503	$2,435	$2,384	$2,331	$2,384	$2,249	$2,129	$2,022	$1,927
EBIT	$1,790	$1,810	$1,760	$1,705	$1,645	$1,719	$1,605	$1,503	$1,412	$1,331
NOPAT(2)	$1,343	$1,358	$1,320	$1,279	$1,234	$1,289	$1,204	$1,127	$1,059	$998
Depreciation & Amortization	16	16	14	14	14	12	10	8	7	5
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(16)	(18)	(15)	(5)	0	0	0	0	0	0
Change in Net Working Capital	2	14	9	10	4	6	5	4	4	4
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$1,340	$1,365	$1,323	$1,293	$1,247	$1,302	$1,214	$1,135	$1,065	$1,003

(1)	“Gross Profit” means revenue minus costs of goods sold.
(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.
The risk-adjusted unlevered free cash flows for the last quarter of fiscal year 2025 and fiscal years 2026 through 2045 included in the November Projections and used by Centerview and Goldman Sachs in connection with their respective preliminary financial analyses presented to the Transaction Committee on November 22, 2025 were calculated by Amicus’ management as EBIT (earnings before interest expenses and taxes) minus tax expense plus depreciation and amortization minus capital expenditures minus commercial inventory purchases plus/minus changes in net working capital and minus capitalized milestones. The November Projections include the following assumptions: estimated cash balance of $264 million as of September 30, 2025; estimated debt balance of $400 million as of September 30, 2025; $1.1 billion in estimated U.S. federal net operating losses as of September 30, 2025, and taxes based on a 25% tax rate.
For purposes of their respective preliminary financial analysis presented to the Transaction Committee on November 22, 2025, Centerview and Goldman Sachs were instructed by Amicus management to calculate the estimated benefit of taxes saved from tax attributes generated as a result of Amicus’ current and future estimated U.S. federal net operating losses based on a 25% U.S. federal tax rate.
December Projections
On December 6, 2025, management presented to the Transaction Committee a summary of the key changes the management expected to make in updating the November Projections, which included (i) higher cash flow in the fourth quarter of fiscal year 2025 by approximately $15.5 million, and (ii) slightly lower cash flow in fiscal year 2026 of by approximately $18.7 million, primarily due to lower Pombiliti + Opfolda revenue and expense timing.
Management presented to the Board of Directors the December Projections (consisting of a single case) as set forth below. The December Projections were approved by the Board of Directors for use by Centerview and Goldman Sachs for their financial analyses in connection with their respective opinions delivered to the Board of Directors on December 19, 2025, and only such risk-adjusted projections were used by Centerview and Goldman Sachs in connection with their respective opinions as described in the sections of this proxy statement captioned “— Opinion of Amicus’ Financial Advisor — Centerview Partners LLC” and “— Opinion of Amicus’ Financial Advisor — Goldman Sachs & Co. LLC.”
December Projections (Risk-Adjusted)
(Amounts in Millions)

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Revenue	$177	$757	$923	$1,081	$1,288	$1,528	$1,727	$1,892	$2,044	$2,182	$2,295
Gross Profit(1)	$150	$627	$734	$848	$1,009	$1,249	$1,437	$1,625	$1,754	$1,868	$1,964
EBIT	$39	$136	$195	$291	$417	$650	$809	$999	$1,114	$1,175	$1,290

	Q4 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
NOPAT(2)	$29	$102	$147	$218	$313	$487	$607	$749	$835	$881	$968
Depreciation & Amortization	2	8	13	13	15	15	15	15	15	15	15
Capital Expenditures	(1)	(2)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(15)	(90)	(49)	(78)	8	(55)	(12)	10	2	(17)	(16)
Change in Net Working Capital	(38)	(21)	(21)	(21)	(23)	(25)	(16)	(15)	(14)	(14)	(12)
Capitalized Milestones	0	0	0	(18)	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$(23)	$(3)	$85	$110	$307	$418	$588	$754	$833	$860	$949
Impact from NOLs	10	34	49	73	85	21	0	0	0	0	0

	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$2,291	$2,183	$2,016	$1,889	$1,758	$1,700	$1,649	$1,603	$1,564	$1,530
Gross Profit(1)	$1,995	$1,893	$1,731	$1,620	$1,491	$1,433	$1,381	$1,336	$1,296	$1,261
EBIT	$1,325	$1,223	$1,073	$961	$827	$787	$754	$724	$698	$675
NOPAT(2)	$994	$918	$805	$721	$620	$591	$565	$543	$523	$506
Depreciation & Amortization	15	15	15	13	13	11	10	8	7	5
Capital Expenditures	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)	(5)
Commercial Inventory Purchases	(16)	(18)	(15)	(5)	0	0	0	0	0	0
Change in Net Working Capital	9	19	14	15	8	5	4	4	4	4
Capitalized Milestones	0	0	0	0	0	0	0	0	0	0
Unlevered Free Cash Flow	$997	$928	$814	$739	$636	$602	$575	$550	$529	$510
Impact from NOLs	0	0	0	0	0	0	0	0	0	0

(1)	“Gross Profit” means revenue minus costs of goods sold.
(2)	“NOPAT” means Amicus’ earnings before interest expense and taxes minus tax expense assuming a tax rate of 25.0%.
The risk-adjusted unlevered free cash flows for the last quarter of fiscal year 2025 and fiscal years 2026 through 2045 included in the December Projections and used by Centerview and Goldman Sachs in connection with their respective preliminary financial analyses presented to the Board of Directors on December 18 and 19, 2025, were calculated by Amicus’ management as EBIT (earnings before interest expenses and taxes) minus tax expense plus depreciation and amortization minus capital expenditures minus commercial inventory purchases plus/minus changes in net working capital and minus capitalized milestones. The December Projections include the following assumptions: estimated cash balance of $264 million as of September 30, 2025; estimated debt balance of $400 million as of September 30, 2025; $1.112 billion in estimated U.S. federal net operating losses as of December 31, 2024, and taxes based on a 25% tax rate.
For purposes of their respective preliminary financial analysis delivered in connection with their respective opinions as described in the sections of this proxy statement captioned “— Opinion of Amicus’ Financial Advisor — Centerview Partners LLC” and “— Opinion of Amicus’ Financial Advisor — Goldman Sachs & Co. LLC,” Centerview and Goldman Sachs were instructed by Amicus management to calculate the estimated benefit of taxes saved from tax attributes generated as a result of Amicus’ current and future estimated U.S. federal net operating losses (which we refer to as “NOLs”) based on a 25% U.S. federal tax rate. As described in the sections of this proxy statement captioned “— Opinion of Amicus’ Financial Advisor — Centerview Partners LLC” and “— Opinion of Amicus’ Financial Advisor — Goldman Sachs & Co. LLC,” in preparing their respective preliminary financial analyses, Centerview and Goldman Sachs also considered internal forecasts related to the expected utilization by Amicus of certain net operating loss carryforwards and tax credits prepared by management of Amicus and approved for Centerview’s and Goldman Sachs’s use by Amicus.

Interests of Amicus’ Directors and Executive Officers in the Merger
Overview
When considering the proposals to be voted on at the Special Meeting, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests, to the extent that they existed at the time, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by Amicus’ stockholders.
Amicus’ executive officers are as follows:

Name	Position
Bradley L. Campbell	President and Chief Executive Officer
Simon Harford	Chief Financial Officer
Ellen S. Rosenberg	Chief Legal Officer and Corporate Secretary
David M. Clark	Chief People Officer
Jeffrey P. Castelli	Chief Development Officer

Amicus’ directors are as follows:

Name
Bradley L. Campbell
Michael Raab
Craig A. Wheeler
Glenn P. Sblendorio
Margaret G. McGlynn
Eiry W. Roberts
Lynn Bleil
Burke W. Whitman
Michael Kelly

Consideration Payable for Outstanding Shares
Amicus’ directors and executive officers who own shares of our common stock will receive in the Transactions the same Merger Consideration, on the same terms and conditions, as the other stockholders of Amicus, as described in the section of this proxy statement captioned “The Merger Agreement — Merger Consideration.” For more information about the beneficial ownership of our shares as of January 16, 2026 by Amicus’ executive officers and directors, see the section of this proxy captioned “Security Ownership of Certain Beneficial Owners and Management.”
Treatment of Equity-Based Awards
The Merger Agreement provides that at the Effective Time, each Company Option that is then outstanding and unexercised (whether or not vested) and which has a per share exercise price that is less than the Merger Consideration (each, an “In the Money Option”) will be deemed fully vested and cancelled and converted into the right of the holder to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (i) the excess of (a) the Merger Consideration over (b) the exercise price payable per share under such In the Money Option, multiplied by (ii) the total number of shares of our common stock subject to such In the Money Option. Each Company Option other than an In the Money Option that is outstanding and unexercised as of the Effective Time, whether or not vested, will be cancelled with no consideration payable in respect thereof.

Assuming the Effective Time occurs on January 16, 2026, the following table sets forth, for each of Amicus’ directors and executive officers, (i) the number of vested and unvested In the Money Options that were held as of January 16, 2026 and (ii) the Merger Consideration payable for these In the Money Options.

Name	In the Money Options as of January 16, 2026 (vested) (#)	Cash Merger Consideration for vested In the Money Options as of January 16, 2026 ($)	In the Money Options as of January 16, 2026 (unvested) (#)	Cash Merger Consideration for unvested In the Money Options as of January 16, 2026 ($)
Bradley L. Campbell	1,461,348	6,115,002	578,061	2,114,969
Simon Harford	197,433	411,715	241,200	735,577
Ellen S. Rosenberg	544,225	1,810,131	241,870	880,952
David M. Clark	513,666	1,569,757	162,054	557,401
Jeffrey P. Castelli	479,727	1,606,033	193,810	668,139
Michael Raab	228,758	975,719	74,872	639,407
Craig A. Wheeler	238,758	1,053,619	74,872	639,407
Glenn P. Sblendorio	228,758	975,719	74,872	639,407
Margaret G. McGlynn	228,758	975,719	74,872	639,407
Eiry W. Roberts	158,989	661,162	74,872	639,407
Lynn Bleil	207,127	753,337	74,872	639,407
Burke W. Whitman	199,013	740,354	74,872	639,407
Michael Kelly	154,475	644,054	74,872	639,407

In addition, at the Effective Time, each then outstanding Company RSU will be cancelled and converted into the right of the holder to receive a cash payment (without interest and less applicable tax withholdings) equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of our common stock subject to such Company RSU.
Assuming the Effective Time occurs on January 16, 2026, the following table sets forth, for each of Amicus’ directors and executive officers identified above, (i) the number of shares of our common stock underlying Company RSUs held as of January 16, 2026 and (ii) the Merger Consideration payable for these Company RSUs.

Name	Restricted Stock Units as of January 16, 2026 (#)(1)(2)	Cash Merger Consideration for Restricted Stock Units as of January 16, 2026 ($)
Bradley L. Campbell	345,366	5,007,807
Simon Harford	144,488	2,095,076
Ellen S. Rosenberg	152,488	2,211,076
David M. Clark	90,869	1,317,601
Jeffrey P. Castelli	108,672	1,575,744
Michael Raab	20,414	296,003
Craig A. Wheeler	20,414	296,003
Glenn P. Sblendorio	20,414	296,003
Margaret G. McGlynn	63,631	922,650
Eiry W. Roberts	20,414	296,003
Lynn Bleil	75,736	1,098,172
Burke W. Whitman	20,414	296,003
Michael Kelly	20,414	296,003

(1)
Amounts include, as applicable, Company RSUs that were accelerated (subject to a clawback if the executive officer’s employment is terminated under certain circumstances, as discussed further in the section of this proxy captioned “— 280G Mitigation”) and paid in 2025 for tax planning purposes, and would not have otherwise vested pursuant to their terms prior to January 16, 2026.

(2)
The Company RSUs listed herein with respect to Ms. Rosenberg, Ms. McGlynn and Ms. Bleil include the vested Company RSUs held pursuant to the Amicus Therapeutics, Inc. Amended and Restated Restricted Stock Unit Deferral Plan.

In addition, at the Effective Time, each then outstanding Company PSU will be cancelled and converted into the right to receive a cash payment equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of our common stock subject to such Company PSU immediately prior to the Effective Time, determined at specified levels of performance, without any proration, as of immediately prior to the Effective Time.
Assuming the Effective Time occurs on January 16, 2026, the following table sets forth, for each of Amicus’ executive officers identified above, (i) the number of shares of our common stock underlying Company PSUs held as of January 16, 2026 (at the levels of performance described below) and (ii) the Merger Consideration payable for these Company PSUs. Amicus’ directors do not hold any Company PSUs.

Name	Performance Restricted Stock Units as of January 16, 2026 (#)(1)	Cash Merger Consideration for Performance Restricted Stock Units as of January 16, 2026 ($)
Bradley L. Campbell	671,294	9,733,763
Simon Harford	161,008	2,334,616
Ellen S. Rosenberg	288,249	4,179,610
David M. Clark	199,454	2,892,083
Jeffrey P. Castelli	238,262	3,454,799

(1)
The applicable level of performance achieved for each of our Company PSUs is deemed as follows: (i) Company PSUs granted in 2023 achieved performance of 109.3% of target, (ii) Company PSUs granted in 2024 achieved performance of 101.2% of target and (iii) Company PSUs granted in 2025 achieved performance of 123.9% of target.

Transaction Bonus Program
In connection with the Transactions, Amicus may establish a cash-based transaction bonus program (which we refer to as the “Transaction Bonus Program”) in an aggregate amount of $2,000,000 for the benefit of our employees, including our executive officers (other than our Chief Executive Officer). All awards under the Transaction Bonus Program would vest and become payable as of the Closing date, subject to the applicable employee’s continued employment through such date. Amounts under the Transaction Bonus Program would be allocated among employees of Amicus (including our executive officers other than our Chief Executive Officer) as identified, and in the amounts and on the terms determined, by our Chief Executive Officer (or our Chief Executive Officer’s designee(s)), in consultation with BioMarin. No such allocation has happened to date, and the amounts payable with respect to our executive officers are not determinable at this time.
2025 Annual Cash Bonus
The Compensation and Leadership Development Committee of the Board of Directors (which we refer to as the “Compensation Committee”) determined, and Amicus paid, 2025 annual cash bonuses based on a corporate achievement level of 140% of target and actual individual achievement multipliers, including for its executive officers. Our executive officers received the amounts set forth in the table below in December 2025, subject to clawback as described in “— 280G Mitigation Actions” below.

Name	2025 Annual Bonus
Bradley L. Campbell	$866,250
Simon Harford	$397,127
Ellen S. Rosenberg	$404,914
David M. Clark	$376,449
Jeffrey P. Castelli	$403,669

280G Mitigation Actions
The Merger Agreement provides that, for any employee (including any executive officer) who is a “disqualified individual” (as defined in Section 280G of the Code), Amicus may, in some instances subject to BioMarin’s approval, implement certain strategies to mitigate adverse tax consequences resulting from the application of Sections 280G and 4999 of the Code and to maximize the net after-Tax proceeds received by such employee that is subject to Section 4999 of the Code.

In accordance with the foregoing, Amicus accelerated the payment of 2025 annual cash bonuses and vesting and payment of certain Company RSUs scheduled to vest after 2025, in each case subject to clawback by Amicus upon an executive officer’s termination of employment prior to, (i) with respect to 2025 annual bonuses, the earlier of when annual bonuses are actually paid to our employees in respect of the 2025 calendar year or the Closing, or (ii) with respect to Company RSUs, the earlier of when the Company RSUs would have vested pursuant to their terms or the Closing, in each case, except to the extent that such award would have vested and been payable under its original terms in connection with such termination of employment.
Salary and Annual Bonus Increases
Amicus may implement merit- or market-based increases in base salaries or wage rates, as applicable, in connection with its 2026 compensation adjustment process, including with respect to our executive officers, in the ordinary course of business consistent with past practice, generally up to a maximum of 5% per individual, and not to exceed 4% of the total base compensation for the employee population as in effect as of November 30, 2025.
Cash in Lieu of 2026 Annual Long-Term Incentive Awards
Amicus may make cash awards in lieu of its 2026 annual long-term incentive award grants, including to our executive officers, with an aggregate value of all 2026 long-term incentive awards not to exceed $20 million and paid to recipients as of the Closing, subject to continued employment through the same. Our executive officers are expected to receive the amounts set forth in the table below.

Name	Cash in Lieu of 2026 Annual Long-Term Incentive Awards
Bradley L. Campbell	$2,002,000
Simon Harford	$585,000
Ellen S. Rosenberg	$650,000
David M. Clark	$520,000
Jeffrey P. Castelli	$624,000

Potential Severance Payments and Benefits
Amicus’ executive officers are party to employment agreements which provide for contractual severance protections in both change in control and non-change in control scenarios.
Upon the termination of Mr. Campbell’s employment by Amicus other than for cause, or if Mr. Campbell resigns for good reason, in each case within 12 months following a change of control of Amicus, Mr. Campbell has the right to receive (i) a severance payment in an amount equal to two times his then current base salary payable over 24 months in accordance with our regular payroll practices, (ii) an additional payment equal to 200% of the target bonus for the year in which the termination occurs, and (iii) continuation of health care coverage with full premiums to be paid by Amicus for up to 24 months.
Upon the termination of employment by Amicus other than for cause of any of Messrs. Clark, Castelli and Harford or Ms. Rosenberg, or if any of the foregoing executive officers resigns for good reason, in each case within 12 months following a change of control, then the applicable executive officer has the right to receive (i) continuation of such executive’s base salary for 18 months in an amount equal to such executive’s then current base salary, (ii) an amount equal to such executive officer’s target annual bonus, and (iii) continuation of health care coverage with full premiums to be paid by Amicus for a period of 18 months.
As a condition to the payment of the foregoing severance benefits, a departing executive officer is required to execute a general release of claims against Amicus and its affiliates.
In addition to the executive officers listed above, Amicus has an employee who, while not an executive officer, is a reporting person for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. This individual will or may receive the following approximate amounts in connection with the Transactions, generally upon the terms and conditions (and subject to the contingencies) described above: $589,491 in respect of vested and unvested in the money options, $1,139,077 in respect of Restricted Stock Units, $1,485,264 in respect of Performance Restricted Stock Units, a 2025 Annual Bonus of $230,296, $260,000 Cash in Lieu of 2026 Annual Long-Term Incentive Awards and $845,195 in potential severance payments and benefits.

Golden Parachute Compensation
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise related to the transactions contemplated by the Merger Agreement for each of Amicus’ executive officers who were designated as “named executive officers” in Amicus’ definitive proxy statement for our 2025 annual meeting of stockholders filed with the SEC on April 24, 2025, which compensation is subject to a non-binding advisory vote of our stockholders. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the compensation and benefits based on or otherwise relating to the transactions contemplated by the Merger Agreement that will or may be payable to those named executive officers. The amounts set forth in the table below are based on multiple assumptions that may or may not actually prove correct, including assumptions described in the footnotes to the tables below. As a result, the actual amounts received by a named executive officer in connection with the transactions contemplated by the Merger Agreement may differ materially from the amounts set forth below. It should be noted that the Item 402(t) of Regulation S-K does not provide for disclosure of amounts with respect to vested Company Options and, accordingly, the disclosure below does not include such amounts. Please see “— Treatment of Equity-Based Awards” above for amounts payable with respect to vested Company Options.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of Amicus’ named executive officers would receive, assuming that (i) the Closing occurred on the latest practicable date, January 16, 2026 (which is the assumed closing date solely for purposes of this golden parachute compensation disclosure and is not the actual date of Closing); (ii) each of Amicus’ named executive officers is employed or providing services to Amicus at the Closing and experiences a qualifying termination of employment immediately following the closing, entitling the named executive officer to enhanced change in control severance with such severance entitlements based on each named executive officer’s compensation (including base salary and target annual bonus) and benefit levels in effect on January 16, 2026; (iii) no named executive officer enters into any new agreement or becomes entitled to, prior to the Closing, additional compensation or benefits related to the transactions contemplated by the Merger Agreement; (iv) each named executive officer has properly executed any required releases and complied with all requirements necessary in order to receive all payments and benefits; and (v) the value per share of Amicus common stock on the completion of the transactions contemplated by the Merger Agreement is $14.50 (that is, the Merger Consideration). Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the named executive officers below may materially differ from the amounts set forth below. The actual amounts payable to Amicus’ named executive officers will depend on whether, among other things, the named executive officer experiences a qualifying termination, the date of such termination (if any) and other factors, and accordingly may differ from the amounts set forth below.

	Golden Parachute Compensation
Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Bradley L. Campbell	2,945,250	18,858,539	101,000	21,904,789
Simon Harford	1,044,822	5,750,269	75,000	6,870,091
Ellen S. Rosenberg	1,065,309	7,673,529	58,000	8,796,838
David M. Clark	990,419	5,287,085	25,000	6,302,504
Jeffrey P. Castelli	1,019,552	6,322,682	47,000	7,389,234

(1)
Under relevant SEC rules, Amicus is required to provide information in this table with respect to Amicus’ named executive officers, who, for these purposes, are the individuals whose compensation was required to be reported in the summary compensation table of Amicus’ most recent proxy statement.

(2)
The amounts in this column represent the cash severance payments that would be payable to each applicable named executive officer upon a qualifying termination of employment within 12 months following a change in control under each named executive officer’s employment agreement, which would consist of (i) cash payments equal to 1.5 times (or, for Mr. Campbell, 2.0 times) his or her applicable base salary as in effect on the date of termination, and (ii) a lump sum payment of his or her target annual bonus (or, for Mr. Campbell, 200% of his target annual bonus) for the year in which such termination occurs. The amounts in this column are considered “double-trigger” (that is, such amounts are only payable upon a qualifying termination of employment following the Closing). The amounts in this column do not include the 2025 annual cash bonuses or any amount in respect of the Transaction Bonus Program.

The cash severance amounts for each named executive officer are calculated as follows:

Named Executive Officer	Annual Salary ($)	Annual Salary Severance Multiplier	Target Annual Bonus Opportunity ($)	Target Annual Bonus Opportunity Severance Multiplier	Total Cash Payments ($)
Bradley L. Campbell	841,500	2.0	631,125	2.0	2,945,250
Simon Harford	535,806	1.5	241,113	1.0	1,044,822
Ellen S. Rosenberg	546,312	1.5	245,840	1.0	1,065,309
David M. Clark	507,907	1.5	228,558	1.0	990,419
Jeffrey P. Castelli	522,847	1.5	235,281	1.0	1,019,552

(3)
The amounts in this column represent, for each named executive officer, on a pre-tax basis, (i) the value of unvested Company RSUs and Company PSUs held by such named executive officer as of January 16, 2026, which will vest upon the Merger in the manner described above (and includes Company RSUs that were accelerated subject to clawback as discussed further in the section of this proxy captioned “— 280G Mitigation”, as applicable), (ii) the spread value of unvested In the Money Company Options held by such named executive officer as of January 16, 2026, which will vest upon the Merger, assuming the Closing occurred on January 16, 2026, and (iii) the value of cash awards made by Amicus in lieu of our 2026 annual long-term incentive award grants, which will be paid to our named executive officers as of the Closing, subject to the applicable named executive officer’s continued employment through the same. For each unvested Company RSU, the cash value of such Company RSU is calculated by multiplying the number of shares of our common stock subject to such Company RSU by the Merger Consideration. For each unvested Company PSU, the cash value of such Company PSU is calculated by multiplying the number of shares of our common stock subject to such Company PSU determined at specified levels of performance, without any pro-ration, by the Merger Consideration. For each unvested In the Money Company Option, the cash spread value is calculated by multiplying (a) the amount by which the Merger Consideration exceeds the per share exercise price of such In the Money Option by (b) the number of shares of our common stock subject to such unvested In the Money Option. Such payments are made as a result of the Closing (on a “single-trigger” basis). For additional information on the treatment of outstanding equity awards held by each named executive officer in the Merger, see the section of this proxy statement captioned “— Treatment of Equity-Based Awards.”

The number of unvested Company RSUs, unvested Company PSUs, and unvested Company Options held by each named executive officer and their estimated values are as follows:

Name	Company RSUs and Company PSUs Vesting Upon Closing (#)	Cash Value of Company RSUs and Company PSUs Vesting Upon Closing ($)	Unvested In the Money Options Vesting Upon Closing (#)	Spread Value of Unvested In the Money Options Vesting Upon Closing ($)
Bradley L. Campbell	1,016,660	14,741,570	578,061	2,114,969
Simon Harford	305,496	4,429,692	241,200	735,577
Ellen S. Rosenberg	423,626	6,142,577	241,870	880,952
David M. Clark	290,323	4,209,684	162,054	557,401
Jeffrey P. Castelli	346,934	5,030,543	193,810	668,139

The value of cash awards made by Amicus to each named executive officer in lieu of any 2026 annual long-term incentive award grants are as follows:

Named Executive Officer	Cash in Lieu of 2026 Long- Term Incentive Awards ($)
Bradley L. Campbell	2,002,000
Simon Harford	585,000
Ellen S. Rosenberg	650,000
David M. Clark	520,000
Jeffrey P. Castelli	624,000

(4)
The amounts in this column represent the estimated value of post-termination benefits coverage for 18 months (or, for Mr. Campbell, 24 months). The amounts in this column are considered “double-trigger” as they will only be payable in the event of a qualifying termination of employment following the Closing.

Indemnification and Insurance of Directors and Officers
For a period of six years after the Effective Time, BioMarin has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) existing in favor of the current or former directors or officers of Amicus or its subsidiaries pursuant to the organizational documents of Amicus and any indemnification or other similar agreements of Amicus or its subsidiaries set forth in the Company Disclosure Schedule, in each case as in effect on the Agreement Date, will continue in full force and effect in accordance with their terms, and BioMarin will cause Amicus and its subsidiaries to perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, BioMarin will, and will cause Amicus and its subsidiaries to, indemnify and hold harmless each individual who is as of the Agreement Date, or who becomes prior to the Effective Time, a director or officer of Amicus or any of its subsidiaries or who is as of the Agreement Date, or who thereafter commences prior to the Effective Time, serving at the request of Amicus or any of its subsidiaries as a director or officer of another person (which we refer to as the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Amicus or any of its subsidiaries or is or was serving at the request of Amicus or any of its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Amicus or its subsidiaries are permitted under applicable legal requirements. In the event of any such claim, action, suit or proceeding, BioMarin will, and will cause Amicus or its subsidiaries to, (i) pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence, and (ii) reasonably cooperate in the defense of any such matter.
For a period of six years from and after the Effective Time, BioMarin will cause the Surviving Corporation to maintain in effect its current policies of directors’ and officers’ insurance maintained by or for the benefit of Amicus or its subsidiaries or provide a substitute policy for Amicus or its subsidiaries and their current and former directors and officers who were covered by the directors’ and officers’ insurance coverage maintained by or for the benefit of Amicus or its subsidiaries as of the Agreement Date, in either case, of not less than the existing coverage as of the Agreement Date and having other terms that are in aggregate not less favorable to the insured persons than the directors’ and officers’ insurance coverage then maintained by or for the benefit of Amicus or its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ insurance), except that neither BioMarin nor the Surviving Corporation will be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by Amicus or its subsidiaries prior to the Agreement Date (which we refer to as the “Maximum Amount”), and if the Surviving Corporation is unable to obtain such insurance, it will obtain as much comparable insurance as possible for the years within such six-year period for a premium not exceeding the Maximum Amount. In lieu of such insurance, prior to the Closing date, Amicus may, at its option, purchase a “tail” directors’ and officers’ insurance policy for Amicus and its subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Amicus or its subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Amicus or its subsidiaries with respect to claims arising from facts or events that existed or occurred at or before the Effective Time. In no event will the cost of any such tail policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then Amicus may obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Amount. BioMarin and the Surviving Corporation will maintain such policies in full force and effect for a period of six years after the Effective Time, and continue to honor the obligations thereunder.
Executive Officers Following the Merger
It is possible that continuing Amicus employees, including the executive officers, will engage in discussions about, or enter into, new employment or compensation arrangements with BioMarin or its affiliates. Such arrangements may include agreements regarding future terms of employment, compensation or benefits. As of the date of this proxy statement, none of our executive officers have engaged in such discussions or entered into any new agreement or arrangement with Amicus, BioMarin or any of their affiliates regarding compensation from, employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Financing of the Merger
The consummation of the Merger is not conditioned on BioMarin’s or Merger Sub’s ability to obtain financing for the Merger. Each of BioMarin and Merger Sub have agreed to consummate the Merger and the Transactions irrespective and independent of the availability or terms of financing.
On December 19, 2025, in connection with the execution of the Merger Agreement, BioMarin entered into the Debt Commitment Letter, with Morgan Stanley Senior Funding, Inc., pursuant to which Morgan Stanley Senior Funding, Inc. committed to provide, subject to the terms and conditions of the Debt Commitment Letter, up to $3,650,000,000 of senior secured bridge loans. On December 31, 2025, the Debt Commitment Letter was amended and restated to add Citigroup Global Markets Inc., Bank of America, N.A., BOFA Securities, Inc., JPMorgan Chase Bank, N.A., U.S. Bank National Association, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Royal Bank of Canada, HSBC Bank USA, National Association and HSBC Securities (USA) Inc. as additional commitment parties, to reallocate the commitment parties’ commitments to provide $3,650,000,000 of senior secured bridge loans and to provide for certain other changes.
Each of BioMarin and Merger Sub have represented in the Merger Agreement that the aggregate proceeds of the financing contemplated by the Debt Commitment Letter, together with cash on hand, will be sufficient to enable BioMarin and Merger Sub to pay in cash the aggregate Merger Consideration, including payments to be made to the holders of Amicus equity awards, and to consummate the other Transactions.
For more information, please see the section of this proxy statement captioned “The Merger Agreement — Financing” and “The Merger Agreement — BioMarin Financing.”
Closing and Effective Time
Unless otherwise mutually agreed in writing between Amicus, BioMarin and Merger Sub, the closing of the Transactions will take place as soon as practicable, but no later than three business days, following the satisfaction or waiver in accordance with the Merger Agreement of the last of the conditions to the closing of the Transactions (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that, by their nature, are to be satisfied at the closing of the Transactions, but subject to the satisfaction or waiver of such conditions at the closing of the Transactions.
The Effective Time will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Amicus, BioMarin and Merger Sub may agree upon in writing and specify in the certificate of merger).
Appraisal Rights
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.
The following discussion is not intended to be a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “stockholders.” The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or such other nominee.
Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously hold such shares of our common stock through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment and is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.
Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Amicus’ notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration (subject to applicable tax withholding) if our stockholders approve the Merger Proposal and the Merger is subsequently consummated. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock in connection with the Merger, Amicus believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the stockholder must not vote in favor of the Merger Proposal;
•	the stockholder must deliver to Amicus a written demand for appraisal before the vote on the Merger Proposal at the Special Meeting;
•
the stockholder must continuously hold the shares of our common stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of our common stock before the Effective Time); and

•
the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and neither Amicus, as the predecessor of the Surviving Corporation, nor BioMarin have any intention of doing so.

Filing Written Demand
Any stockholder wishing to exercise appraisal rights must deliver to Amicus, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the Merger Proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of our common stock, and that stockholder must not vote or submit a proxy in favor of the Merger Proposal. A holder of shares of our common stock exercising appraisal rights must hold the shares on the date the written demand for appraisal is made and must continue to hold the shares of record or beneficially own the shares of our common stock through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the Merger Proposal will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Special Meeting will constitute a waiver of appraisal rights.

Demand for Appraisal by a Holder of Record
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our common stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.
Demand for Appraisal by a Beneficial Owner
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of our common stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Amicus under Section 262.
BENEFICIAL OWNERS WHO HOLD THEIR SHARES OF OUR COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF OUR COMMON STOCK.
Additional Instructions; Conditions
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, New Jersey 08542
Attention: Ellen Rosenberg, Chief Legal Officer and Corporate Secretary
with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
200 Clarendon Street
Boston, Massachusetts 02116
Attention: Graham Robinson
Any stockholder may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Amicus a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares of our common stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (2) the value of the aggregate Merger Consideration in respect of such total number of shares of our common stock exceeds $1,000,000.
Notice by the Surviving Corporation
If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any stockholders who desire to have their shares of our common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.
Within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights, or a beneficial owner of shares of our common stock held in either a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the Merger Agreement and with respect to which Amicus has received demands for appraisal, and the aggregate number of stockholders of such shares of our common stock. The Surviving Corporation must provide this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.
If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached (which we refer to as the “Chancery List”). After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.

Determination of Fair Value
After determining the stockholders entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of our common stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Amicus believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Amicus nor BioMarin anticipates offering more than the Merger Consideration to any stockholder exercising appraisal rights, and each of Amicus and BioMarin reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our common stock entitled to be appraised.
If any stockholder who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or successfully withdraws, such stockholder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the stockholder’s shares of our common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of U.S. federal income tax considerations relating to the Merger that are relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of our common stock whose shares are exchanged for cash pursuant to the Merger. This discussion is for general informational purposes only and is not tax advice. This discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (which we refer to as the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.
This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax considerations arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of any alternative minimum tax, the 3.8% Medicare tax on net investment income, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. Moreover, this section does not address the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith and any laws, regulations or practices adopted in connection with any such agreement) (which we refer to as “FATCA”), except as defined and discussed below. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.
This discussion does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address holders who may be subject to special treatment under U.S. federal income tax laws, such as:
•
financial institutions or banks; tax-exempt organizations (including private foundations); holders that are, or hold our common stock through, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders who are controlled foreign corporations or passive foreign investment companies;
•	holders who are subject to the alternative minimum tax;
•	holders holding shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;

•	holders that received their shares of our common stock in connection with the performance of services or compensatory transactions;
•	holders who own an equity interest, actually or constructively, in BioMarin or the Surviving Corporation following the Merger;
•	U.S. Holders (which we define below) whose “functional currency” is not the U.S. dollar;
•
Non-U.S. Holders (which we define below) that hold or have held, directly or pursuant to attribution rules, more than 5% of the shares of our common stock at any time during the five-year period ending on the date of the consummation of the Merger;

•	a holder required to recognize income or gain no later than such income or gain is required to be reported on an applicable financial statement (as defined in Section 451(b) of the Code);
•	a holder holding our common stock as qualified small business stock for purposes of Sections 1045 and/or 1202 of the Code;
•	holders that acquire or sell shares of our common stock as a part of wash sales for U.S. federal income tax purposes; or
•	holders that do not vote in favor of the Merger and who properly demand appraisal of their shares of our common stock under Section 262.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the U.S. federal income tax considerations applicable to its partners or members will generally depend upon the status of the partner or member and the activities of the partner or member and the partnership. Accordingly, partnerships or other entities treated as partnerships for U.S. federal income tax purposes holding shares of our common stock, and partners or members therein, should consult their tax advisors regarding the U.S. federal income tax considerations applicable to them relating to the Merger.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax considerations of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the United States;
•
a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia (or any other entity treated as such corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The exchange of shares of our common stock for cash pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss equal to the difference, if any, between (i) the cash received and (ii) such U.S. Holder’s adjusted tax basis in our common stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in such shares exceeds one year at the time of the Merger. A non-corporate U.S. Holder (including an individual) who has held the share for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of the shares.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is neither a U.S. Holder nor a partnership or other pass-through entity for U.S. federal income tax purposes.
Subject to the discussion under the sections of this proxy statement captioned “— Information Reporting, Backup Withholding and Foreign Account Tax Compliance Act or FATCA” below, any gain realized by a Non-U.S. Holder on the exchange of shares of our common stock for cash pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such Non-U.S. Holder generally will be taxed on a net income basis generally in the same manner as a U.S. Holder (as described above under “— U.S. Holders”), except that if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax may apply at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Effective Time, and certain other specified conditions are met, in which case such Non-U.S. Holder may be subject a 30% U.S. federal income tax (or a tax at a lower rate under an applicable income tax treaty) on such gain, net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder; or

•
we are or have been a “U.S. real property holding corporation” (which we refer to as a “USRPHC”) for U.S. federal income tax purposes during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of the Merger (which we refer to as the “relevant period”), as the case may be, and certain other conditions are met.

With respect to the third bullet point above, if we are or have been a USRPHC for U.S. federal income tax purposes during a Non-U.S. Holder’s relevant period, then such Non-U.S. Holder would be subject to U.S. federal income taxes, unless an exception applies. We believe that we are not, and have not been, a USRPHC for U.S. federal income tax purposes during the relevant period, and that even if we were, an exception would apply to eliminate any applicable U.S. federal income taxes for Non-U.S. Holders.
Non-U.S. Holders are urged to consult their tax advisors to determine the U.S. federal, state, local and other tax considerations that may be relevant to them in light of their particular circumstances and as to any applicable tax treaties that might provide for different rules, and regarding the possibility that a disposition of shares of our common stock may be subject to U.S. federal income taxation and withholding if we are a USRPHC.
Information Reporting, Backup Withholding and Foreign Account Tax Compliance Act or FATCA
Payments made in exchange for shares of our common stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption from backup withholding should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. Holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct, and that such U.S. Holder is not subject to backup withholding.

A Non-U.S. Holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on payments made in exchange for shares of our common stock pursuant to the Merger. To avoid backup withholding, a Non-U.S. Holder that does not otherwise establish an exemption from backup withholding should complete and return an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate IRS Form W-8 as applicable for the Non-U.S. Holder, in accordance with the instructions thereto, certifying that such Non-U.S. Holder is not a “United States person” (within the meaning of the Code). Non-U.S. Holders should consult their tax advisors to determine which IRS Form W-8 is appropriate.
Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against the U.S. federal income tax liability of a holder, provided the required information is properly and timely furnished by such holder to the IRS. The IRS may impose a penalty upon a holder that fails to provide the correct taxpayer identification number.
Legislation incorporating provisions commonly referred to as FATCA imposes a withholding tax on certain types of payments made to “foreign financial institutions” and certain other “non-financial foreign entities” as defined in the Code and applicable Treasury Regulations. The legislation, together with Treasury Regulations issued thereunder, generally imposes a 30% withholding tax on certain payments made to a foreign financial institution or to a non-financial foreign entity (whether as beneficial owner or intermediary), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, or (iii) an exemption applies.
FATCA withholding generally applies to gross proceeds from the sale or other disposition of our common stock. However, currently proposed Treasury Regulations provide that FATCA withholding does not apply to gross proceeds from the disposition of our common stock. Pursuant to the preamble to the proposed Treasury Regulations, we and any other applicable withholding agent may (but are not required to) rely on the proposed Treasury Regulations until final regulations are issued or the proposed Treasury Regulations are withdrawn. Holders should consult their tax advisors regarding the application of FATCA. Holders should consult their tax advisors regarding the application of FATCA.
No additional amounts will be paid to holders in respect of any amounts withheld as required under applicable law in accordance with the Merger Agreement.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.
Legal Proceedings Regarding the Merger
On January 22, 2026, a purported stockholder of Amicus filed a lawsuit in the United States District Court for the Northern District of Illinois against Amicus and its directors, captioned Ramesh Pathak v. Amicus Therapeutics, Inc., et al., Case No. 26-cv-755. The purported stockholder filed an amended complaint on January 23, 2026 (we refer to that amended complaint herein as the “Pathak Complaint”).
The Pathak Complaint alleges that the preliminary proxy statement issued in connection with the Merger omits material information and contains misleading disclosures and that, as a result, the defendants violated Section 14(a) and Section 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder.
The Pathak Complaint seeks, among other things, (i) injunctive relief preventing consummation of the transactions contemplated by the Merger Agreement until such time that the defendants issue curative disclosures that fully address the purported deficiencies in the proxy statement, (ii) rescission of the transactions contemplated by the Merger Agreement or an award of damages if the transactions contemplated by the Merger Agreement are consummated, (iii) an accounting of all purported damages sustained by the purported stockholder as a result of the alleged wrongdoing, and (iv) an award of the plaintiff’s fees and expenses in connection with the litigation, including reasonable attorneys’ and experts’ fees and expenses.
Amicus believes the claims asserted in the Pathak Complaint are without merit. Amicus has also received a demand letter from a purported stockholder seeking additional disclosures in the proxy statement. Amicus believes the claims asserted in this demand letter are also without merit.

Additional demand letters may be received, and additional lawsuits may be filed against Amicus, the Board of Directors, BioMarin and/or Merger Sub in connection with the transactions contemplated by the Merger Agreement and this proxy statement. If additional similar demand letters are received or complaints are filed, absent new or different allegations that are material, Amicus will not necessarily announce such additional demands or filings.
Regulatory Approvals Required for the Merger
The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”:
•	the expiration or termination of any waiting period (or any extension thereof) applicable to the Merger under the HSR Act; and
•
the receipt of any clearance, consent or affirmative approval applicable to the Merger under antitrust laws and foreign direct investment laws of any non-U.S. or supranational governmental bodies listed in the Company Disclosure Schedule, including for certain European countries and the Japanese competition authority, and the expiration or termination of any waiting period related thereto in connection with the Transactions.

The parties have agreed to use (and cause their respective affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under antitrust laws and foreign direct investment laws applicable to the Merger that may be asserted by any governmental body, subject to the terms and conditions of the Merger Agreement, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date. However, neither BioMarin, Merger Sub, Amicus nor any of their respective subsidiaries is obligated under the Merger Agreement to defend any lawsuit, injunction, or any proceeding before courts whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.
Subject to the terms and conditions of the Merger Agreement, each of the parties will (and will cause their respective affiliates, if applicable, to): (i) promptly, but in no event later than 20 business days after the Agreement Date, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) as promptly as reasonably practicable make any filing or notification that is required to be made with, or seek any consent, approval, permit or authorization that is required to be obtained from, any non-U.S. or supranational governmental bodies listed in the Company Disclosure Schedule, including for certain European countries and the Japanese competition authority (we refer to the foregoing clauses (i) and (ii) collectively, as “Regulatory Filings”).
BioMarin has made a referral request to the European Commission for review of the Transactions. If the European Commission accepts the referral request pursuant to the EU Merger Regulation to the exclusion of the jurisdiction of the applicable governmental body in any of Austria, Germany and Portugal, the Transactions will be subject to the receipt of merger control regulatory approval from the European Commission. If the European Commission does not accept the referral request pursuant to the EU Merger Regulation, then the Transactions will be subject to the receipt of merger control regulatory approvals from the applicable governmental body in Austria, Germany and Portugal.
During the period from the execution of the Merger Agreement to the earlier of the Effective Time and the valid termination of the Merger Agreement, each party will give the other parties prompt notice of (i) the making or commencement of any request or inquiry, or any investigation, action or legal proceeding brought or threatened in writing to be brought by a governmental body or brought or threatened in writing to be brought by a third party before any governmental body, in each case, with respect to the Transactions (other than any request, inquiry, investigation, action or legal proceeding brought or threatened in writing to be brought by Amicus stockholders against Amicus and/or its directors relating to the Transactions or a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement), (ii) its receipt of any notice or other communication from any third party alleging that the consent of a third party is or may be required in connection with the Transactions (the information described in the foregoing clauses (i) and (ii), the “Identified Communications”). Additionally, each party will (A) keep the other parties reasonably informed as to the status of any Regulatory Filings and Identified Communications or response thereto, (B) promptly inform the other parties of, and (wherever practicable) give the other parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the Federal Trade Commission (“FTC”), U.S. Department of Justice (“DOJ”) or any other governmental body or third party in connection with any such Regulatory Filings and Identified Communication, (C) promptly furnish to the other parties, subject to an appropriate confidentiality agreement, copies of documents provided to or received from any governmental body in connection with any Regulatory Filings or Identified Communication, (D) to the extent reasonably practicable and subject to an appropriate confidentiality agreement, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Regulatory Filings or Identified Communication, and (E) except as may be prohibited by any legal requirement, in connection with any such Regulatory Filings and Identified Communications, give the other parties reasonable advance notice of, and permit authorized representatives of the other party to be present at each meeting or conference relating to such Regulatory Filing or Identified Communications and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any third party in connection with such Regulatory Filing or Identified Communication.
Subject to BioMarin consulting with and considering in good faith the views and comments of Amicus, BioMarin shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any substantive request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and substantive communications (including any negotiations) with, any governmental body in connection with Regulatory Filings, and (ii) control the defense and settlement of any investigation or legal proceeding relating to the Transactions that is brought by or before any governmental body in connection with the Regulatory Filings. No party will (or will permit any of its affiliates to) commit to or agree with any governmental body to stay, toll or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other parties (not to be unreasonably withheld, conditioned or delayed). However, BioMarin and Merger Sub may, without Amicus’ consent, withdraw their filing under the HSR Act in connection with the Transactions on one occasion and promptly refile the notification and report forms within two business days (as required by the HSR Act).
Neither BioMarin nor any of its affiliates will be required to commence or defend any lawsuit, injunction or any proceeding before courts whether judicial or administrative, against any governmental body in connection with the Transactions. In no event will BioMarin, Merger Sub or any of their affiliates be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any governmental body. BioMarin, Merger Sub or Amicus will not be required to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing, and Amicus will not take or propose to undertake any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertaking without BioMarin’s prior consent (which may be given or withheld in BioMarin’s sole discretion).
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements, or limitations on the Transactions, including the requirement to divest assets, license, or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.
Expiration or Termination of Waiting Period under the HSR Act in the United States
Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Amicus and BioMarin each files a Notification and Report Form with the Antitrust Division of the DOJ and the FTC, and the applicable waiting period (and any extension thereof) or any commitment by Amicus, BioMarin or Merger Sub made to a governmental body not to consummate the Transactions before a certain date under a timing agreement has, in each case, expired or been terminated. The waiting period under the HSR Act applicable to the Merger is 30 calendar days following the parties’ filings of their respective HSR Act notification and report forms, unless the waiting period is terminated earlier or extended. If the DOJ or FTC issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the DOJ or FTC to delay the closing for a specified period of time.

On January 21, 2026, Amicus and BioMarin each filed a Premerger Notification and Report Form under the HSR Act with the Antitrust Division of the DOJ and the FTC in connection with the Merger. The required waiting period under the HSR Act for the Merger will expire at 11:59 p.m., Eastern Time on February 20, 2026, unless such period is terminated earlier or extended.
Required Clearances, Consents or Approvals or Other Mandatory Waiting Periods
In addition to the expiration or termination of the waiting period under the HSR Act or any extension thereof, the completion of the Merger is also subject to, if applicable, the receipt of any clearances, consents or affirmative approvals applicable to the Merger under antitrust laws and foreign direct investment laws of any non-U.S. or supranational governmental body listed in the Company Disclosure Schedule, including for certain European countries and the Japanese competition authority, and the expiration or termination of any mandatory waiting period related thereto in connection with the Transactions. Antitrust authorities and foreign direct investment authorities in such jurisdictions may also impose conditions, restrictions, qualifications, requirements or limitations when they grant the necessary clearances, consents or approvals.
BioMarin has made a referral request to the European Commission for review of the Transaction. If the European Commission accepts the referral request pursuant to the EU Merger Regulation to the exclusion of the jurisdiction of the applicable governmental body in any of Austria, Germany and Portugal, the Transactions will be subject to the receipt of merger control regulatory approval from the European Commission. If the European Commission does not accept the referral request pursuant to the EU Merger Regulation, then the Transactions will be subject to the receipt of merger control regulatory approvals from the applicable governmental body in Austria, Germany and Portugal.
Other Potential Intervention Pursuant to Antitrust Laws
At any time before or after the Effective Time, notwithstanding the expiration or termination of the required waiting period under the HSR Act, or to the extent applicable, the receipt of any clearances, consents or affirmative approvals applicable to the Merger under antitrust laws and foreign direct investment laws of any non-U.S. or supranational governmental body listed in the Company Disclosure Schedule in connection with the execution of the Merger Agreement and the expiration or termination of any mandatory waiting period related thereto in connection with the Transactions, the DOJ or FTC or any state or foreign government authority could take action under applicable antitrust or foreign direct investment laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies.
In addition, private parties may seek to take legal action under applicable antitrust laws and foreign direct investment laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals.
Any of these potential actions could significantly impede, delay or even preclude the consummation of the Merger. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement is intended solely to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Amicus in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary and the other descriptions of the Merger Agreement elsewhere in this proxy statement may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement and the phrase “business day” have the meanings ascribed to them in the Merger Agreement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Amicus, BioMarin and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC or what may be viewed as material by our stockholders and in some cases were qualified by (1) matters specifically disclosed in Amicus’ filings with the SEC prior to the Agreement Date and (2) confidential matters disclosed to BioMarin and Merger Sub by Amicus in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Amicus, BioMarin and Merger Sub rather than to establish matters as facts and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements therein, or any descriptions thereof, as characterizations of the actual state of facts or condition of Amicus, BioMarin or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the Agreement Date, which subsequent information may or may not be fully reflected in Amicus’ public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Amicus, BioMarin and Merger Sub, because the parties may take certain actions that are either expressly permitted in the Company Disclosure Schedule or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Amicus, BioMarin, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding Amicus and our business.
Effects of the Merger; Certificate of Incorporation and Bylaws; Directors and Officers
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with Section 251(c) of the DGCL, at the Effective Time, Amicus and BioMarin will consummate the Merger, whereby Merger Sub will be merged with and into Amicus, the separate existence of Merger Sub will cease, and Amicus will continue as the Surviving Corporation.
As of the Effective Time, the directors and officers of the Surviving Corporation will be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. As of the Effective Time, the certificate of incorporation of Amicus will by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I of the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub will be replaced by references to “Amicus Therapeutics, Inc.”).

Closing and Effective Time
Unless otherwise mutually agreed in writing among Amicus, BioMarin and Merger Sub, the consummation of the Merger (which we refer to as the “Closing”) will take place as soon as practicable, but no later than the third business day, following the satisfaction or (to the extent permitted by law) waiver in accordance with the Merger Agreement of the last of the conditions to the Closing (as described further in the section of this proxy statement captioned “— Conditions to the Closing of the Merger”), other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of such conditions at the Closing. As soon as practicable on the date on which the Closing occurs, Amicus and Merger Sub will file a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger. The Merger will become effective upon the date and time of the filing of the certificate of merger, or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger (we refer to such date and time the Merger is effective as the “Effective Time”).
Merger Consideration
Common Stock
At the Effective Time, each outstanding share of our common stock (other than Excluded Shares and (2) Dissenting Shares) will be converted into the right to receive $14.50 per share in cash, without interest and subject to any applicable withholding of taxes. Shares of our common stock held by wholly owned subsidiaries of Amicus will be converted into such number of shares of stock of the Surviving Corporation such that each subsidiary will own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in Amicus immediately prior to the Effective Time, and no other consideration will be delivered in exchange therefor. All shares converted into the right to receive the Merger Consideration will no longer be outstanding and automatically be cancelled at the Effective Time and the holders of such shares will cease to have any rights with respect thereto, except for the right to receive the Merger Consideration.
Outstanding Equity Awards
The Merger Agreement provides that Amicus’ equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:
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Options. (i) Each Company Option that is then outstanding and unexercised (whether or not vested) and which has a per share exercise price that is less than $14.50 (each, an “In the Money Option”), will be cancelled and converted into the right to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (A) the excess of (x) $14.50 over (y) the exercise price payable per share of our common stock under such In the Money Option, multiplied by (B) the total number of shares of our common stock subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting), and (ii) each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested, will be cancelled with no consideration payable in respect thereof.

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Restricted Stock Units. Each then-outstanding Company RSU will, automatically and without any required action on the part of Amicus, BioMarin or the holder thereof, be cancelled, and the holder thereof will be entitled to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (i) $14.50 multiplied by (ii) the number of shares of our common stock subject to such Company RSU.

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Performance-Vesting Restricted Stock Units. Each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will, automatically and without any required action on the part of Amicus, BioMarin or the holder thereof, be cancelled, and the holder thereof will be entitled to receive a cash payment (without interest and less applicable tax withholdings and other authorized deductions) equal to the product of (rounded down to the nearest whole number) (i) the number of shares of our common stock subject to such Company PSU immediately prior to the Effective Time determined at certain specified levels of performance, without any pro-ration, as of immediately prior to the Effective Time multiplied by (ii) $14.50.

Exchange and Payment Procedures
Prior to the Closing Date, BioMarin will designate a bank or trust company reasonably acceptable to Amicus (which we refer to as the “Paying Agent”) to make payments of the Merger Consideration to our stockholders. On or prior to the Closing Date, BioMarin will deposit with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable to our stockholders other than any Merger Consideration in respect of any Dissenting Shares.
Promptly (but no later than the third business day) after the Effective Time, the Surviving Corporation will cause to be delivered to each person who was, at the Effective Time, a holder of record of our common stock entitled to receive the Merger Consideration a form of letter of transmittal together with instructions thereto. Upon the Paying Agent’s receipt of (i) in the case of certificated shares of our common stock, a surrendered certificate or certificates in respect of such shares together with a letter of transmittal or (ii) in the case of shares of our common stock held in book-entry form, a customary agent’s message, and in each case, together with such other documents as may be required pursuant to the instructions, the holder of such shares will be entitled to receive in exchange therefore the Merger Consideration for each such share, and each such share will then be cancelled. No interest will accrue or be paid on the Merger Consideration payable upon surrender of any stock certificate or shares of stock held in book-entry form for the benefit of the holder thereof.
If any funds deposited with the Paying Agent remain undistributed to our stockholders 12 months after the Effective Time, subject to abandoned property, escheat and other similar and applicable laws BioMarin will be entitled to require the Paying Agent to deliver such funds (including all interest and other income received by the Paying Agent with respect thereto) to BioMarin, and any of our stockholders who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation as a general creditor thereof with respect to the Merger Consideration that may be payable upon due surrender of the shares held by them, without any interest thereon.
If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the certificated shares of our common stock formerly represented by that stock certificate, or by a representative of that holder, claiming that stock certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as BioMarin may direct, as indemnity against any claim that may be made against it with respect to such stock certificate (which amount will not exceed the Merger Consideration payable with respect to such certificated shares of our common stock), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to any applicable withholding taxes), in exchange for such lost, stolen or destroyed stock certificate, the applicable Merger Consideration to be paid in respect thereof pursuant to the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties of Amicus, BioMarin and Merger Sub.
Amicus
Some of the representations and warranties in the Merger Agreement made by Amicus are qualified as to “materiality” or “Material Adverse Effect.” “Material Adverse Effect” means any event, development, occurrence, circumstance, change or effect which, individually or when taken together with all other events, developments, occurrences, circumstances, changes or effects has had or would reasonably be expected to have a material adverse effect on (a) the ability of Amicus to consummate the Transactions on or before the End Date (as defined in the section of this proxy statement captioned “— Termination of the Merger Agreement”) or (b) the business, assets, liabilities, financial condition or results of operations of Amicus and its subsidiaries, taken as a whole. However, for purposes of the preceding clause (b) only, none of the following will be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect:
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any change in the market price or trading volume of Amicus’ stock or change in Amicus’ credit ratings; except that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in this list;

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any event, development, occurrence, circumstance, change or effect directly resulting from the announcement, pendency or performance of the Transactions; provided that this exception will not apply to the foregoing clause (a) to the extent arising from any breach of the Merger Agreement by Amicus of any representation or warranty (or condition to the consummation of the Merger relating to such representation or warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of the Merger Agreement or the pendency, performance or consummation of the Transactions (including the Merger), including any representations or warranties contained in Section 2.8(j), Section 2.16(l), Section 2.20 or Section 2.22 of the Merger Agreement;
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any event, development, occurrence, circumstance, change or effect generally affecting the industries in which Amicus and its subsidiaries operate or in the economy generally or other general business, financial or market conditions;

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any event, development, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates; except that the underlying causes of such event, development, occurrence, circumstance, change or effect may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in this list;

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any event, development, occurrence, circumstance, change or effect arising from any act of terrorism, war, national or international calamity, natural disaster, acts of god, epidemic, pandemic or any other similar event;

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the failure of Amicus to meet internal or analysts’ expectations or projections; except that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception in this list;

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any event, development, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, BioMarin, Merger Sub or any of their respective affiliates;

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any event, development, occurrence, circumstance, change or effect arising from any change in, or any compliance with or action taken solely for the purpose of complying with any change in, any legal requirement or GAAP (or interpretations of any legal requirement or GAAP) after the Agreement Date; or

•	occurrence, circumstance, change or effect arising from the matters set forth in the Company Disclosure Schedule.
However, any event, development, occurrence, circumstance, change or effect referred to in the foregoing third, fourth, fifth, and eighth bullets will be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, development. occurrence, circumstance, change or effect disproportionately affects Amicus and its subsidiaries relative to other participants in the industries in which Amicus and its subsidiaries operate.
In the Merger Agreement, Amicus has made customary representations and warranties to BioMarin and Merger Sub that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing under the laws of the State of Delaware and authority and qualification to conduct business with respect to Amicus and its subsidiaries;
•	Amicus’ ownership of its subsidiaries;
•	delivery by Amicus to BioMarin of the certificate of incorporation, bylaws, and other organizational documents, including all amendments, of Amicus and its subsidiaries;
•	capital structure of Amicus and its subsidiaries;
•	accuracy and compliance with applicable legal rules of Amicus’ SEC filings and financial statements and Amicus’ internal controls and disclosure controls and procedures;
•	operation of the business of Amicus and its subsidiaries in all material respects in the ordinary course of business from January 1, 2025 through the Agreement Date;
•	absence of any Material Adverse Effect from January 1, 2025 through the Agreement Date;
•	Amicus and its subsidiaries having not taken certain specified actions or having failed to take certain specified actions from January 1, 2025 through the Agreement Date;

•	title to assets;
•	real property matters;
•	intellectual property matters;
•	material contracts;
•	absence of undisclosed liabilities;
•	compliance with applicable law and regulations by Amicus and its subsidiaries;
•	compliance with anti-corruption and trade control laws;
•	healthcare regulatory matters;
•	possession of, and compliance with, required governmental authorizations;
•	tax matters;
•	employee matters;
•	employee benefit and compensation plans, including ERISA and certain related matters;
•	environmental matters;
•	insurance matters;
•	litigation, legal proceedings and investigation matters;
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Amicus’ corporate power and authority to enter into, and to perform its obligations under, the Merger Agreement and to consummate the Transactions, and the enforceability of the Merger Agreement with respect to Amicus;

•	inapplicability of any applicable anti-takeover laws, including Section 203 of the DGCL;
•	absence of conflicts with laws, Amicus’ organizational documents and Amicus’ contracts;
•	required notices, consents and regulatory filings in connection with the Merger Agreement;
•	Amicus’ receipt of a fairness opinion from each of Amicus’ financial advisors;
•	payment of fees to brokers, finders, investment bankers, financial advisors or other persons in connection with the Transactions; and
•	Amicus’ lack of reliance on any representations or warranties of BioMarin and Merger Sub not included in the Merger Agreement.
BioMarin and Merger Sub
Certain of the representations and warranties in the Merger Agreement made by BioMarin and Merger Sub are qualified as to a “BioMarin Material Adverse Effect.” “BioMarin Material Adverse Effect” means any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of BioMarin or Merger Sub to perform any of their material obligations under the Merger Agreement or to consummate the Transactions on or before the End Date.
In the Merger Agreement, BioMarin and Merger Sub have made customary representations and warranties to Amicus that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to BioMarin and Merger Sub;
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Merger Sub’s ownership and absence of business activities or operations other than as contemplated by the Merger Agreement in connection with the Transactions and those incident to Merger Sub’s formation and capitalization;

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BioMarin’s and Merger Sub’s corporate power and authority to enter into, and to perform their obligations under, the Merger Agreement and to consummate the Transactions and the enforceability of the Merger Agreement with respect to BioMarin and Merger Sub;

•	absence of conflicts with laws, BioMarin’s or Merger Sub’s organizational documents and BioMarin’s or Merger Sub’s contracts;
•	required notices, consents, approvals and regulatory filings in connection with the Merger Agreement or the Transactions;
•	accuracy of the information supplied by or on behalf of BioMarin or Merger Sub for inclusion in this proxy statement;
•	absence of litigation and certain legal proceedings and investigations;
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delivery by BioMarin to Amicus of the Debt Commitment Letter and fee letter, pursuant to which the financing sources therein have committed, subject to the terms and conditions set forth therein, to provide to BioMarin or Merger Sub debt financing, the proceeds of which will be used to, among other things, fund a portion of the Transactions (which we refer to as the “Financing”);

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the absence of any conditions precedent to the obligations of the financing sources described in the preceding bullet to fund the full amount contemplated by the Debt Commitment Letter except as expressly set forth therein;

•	the payment of all commitment and other fees required to be paid under the Debt Commitment Letter and fee letter on or before the Agreement Date and the Closing Date;
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sufficiency of the aggregate proceeds of the Financing, together with cash on hand and subject to the terms of the Debt Commitment Letter, to enable BioMarin and Merger Sub to pay in cash the aggregate Merger Consideration, including payments to be made to the holders of Amicus equity awards, and to consummate the Transactions;

•	BioMarin’s and Merger Sub’s lack of ownership interest in Amicus;
•	BioMarin’s and Merger Sub’s lack of reliance on any representations or warranties of Amicus not included in the Merger Agreement; and
•	the payment of fees to brokers, finders, investment bankers, financial advisors or other persons in connection with the Transactions.
None of the representations and warranties contained in the Merger Agreement survive past the Effective Time.
Conduct of Business Pending the Merger
The Merger Agreement provides that, except (1) as expressly required under the Merger Agreement or as required by applicable legal requirements; (2) with the prior written consent of BioMarin (which consent will be in BioMarin’s sole discretion, other than with respect to certain specified matters set forth in Sections 4.2(b)(vi) through (ix), Section 4.2(b)(xii), Section 4.2(b)(xiii) and Section 4.2(b)(xv) of the Merger Agreement, for which BioMarin’s consent will not be unreasonably withheld, conditioned or delayed); or (3) as set forth in the Company Disclosure Schedule, during the period from the execution and delivery of the Merger Agreement until the earlier of the Effective Time and the valid termination of the Merger Agreement (which we refer to as the “Pre-Closing Period”), Amicus will, and will cause its subsidiaries to conduct its business in the ordinary course in all material respects and, to the extent consistent therewith, to use its reasonable best efforts to preserve intact its material assets (including technology), properties, contracts, licenses and business organization, keep available the services of its employees and maintain satisfactory business relationships with licensors, licensees, suppliers, lessors, governmental bodies and others having material business dealings with Amicus or its subsidiaries.
In addition, Amicus has also agreed that, except (1) as expressly required by the Merger Agreement or as required by applicable legal requirements; (2) with the prior written consent of BioMarin (which consent will be in BioMarin’s sole discretion, other than with respect to the matters set forth in Sections 4.2(b)(vi) through (ix),

Section 4.2(b)(xii), Section 4.2(b)(xiii) and Section 4.2(b)(xv) of the Merger Agreement, for which BioMarin’s consent will not be unreasonably withheld, conditioned or delayed); or (3) as set forth in the Company Disclosure Schedule, during the Pre-Closing Period, Amicus and its subsidiaries will not, subject in each case to certain specified exceptions, among other things:
•	establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of Amicus’ capital stock;
•	enter into any contract with respect to the voting of securities;
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repurchase, redeem or otherwise reacquire any of the shares of our common stock, or any rights, warrants or options to acquire any of the shares of our common stock, subject to certain exceptions listed in the Merger Agreement;

•	split, combine, subdivide or reclassify any shares of our common stock or other equity interests;
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sell, issue, grant, deliver, pledge, transfer, encumber, dispose of, or otherwise divest or authorize the sale, issuance, grant, delivery, pledge, transfer, encumbrance, disposal or divestiture of (A) any capital stock, equity interest or other security, including our common stock, (B) any option, call option, warrant, restricted securities or other right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (except (i) that we may issue shares of our common stock upon the exercise or vesting of the Company Options, Company RSUs and Company PSUs outstanding as of the Agreement Date and listed in Section 2.3(h) of the Company Disclosure Schedule, in each case pursuant to the terms thereof (as in effect as of the Agreement Date), or (ii) with respect to the creation of pledges or encumbrances on capital stock of a subsidiary of Amicus (or authorizations with respect to any of the foregoing) constituting permitted encumbrances securing the obligations of Amicus and its subsidiaries under the $400 million loan agreement (the “Senior Secured Term Loan Agreement”) with Blackstone Alternative Credit Advisors LP and Blackstone Life Sciences Advisors L.L.C., as required by its terms, in effect on the Agreement Date);

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except as set forth in the Merger Agreement, or as required under any Employee Plan (as defined in the Merger Agreement) as in effect on the Agreement Date and listed in the Company Disclosure Schedule, (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any arrangement that would be an Employee Plan if it were in existence on the Agreement Date), (B) amend or waive any of their rights under, or accelerate the payment, funding or vesting under, any provision of any of the Employee Plans (or any arrangement that would be an Employee Plan if it were in existence on the Agreement Date), including any Company Options, Company RSUs or Company PSUs, (C) make any contributions or payments to any trust or other funding vehicle with respect to any Employee Plan, (D) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (E) grant, provide, promise, amend or increase for any employee or director any compensation, bonuses, severance, retention or other payments or benefits, other than merit or market-based increases of no more than five percent, made in the ordinary course of business, to base compensation or wage rate for any employee, except that the aggregate of such increases will not be greater than three percent of the total base compensation for the employee population as in effect as of November 30, 2025, (F) hire or retain any Company Associate (as defined in the Merger Agreement) with annual base compensation or an annual base retainer of $200,000 or more or any employee at or above the level of senior director, (G) terminate (other than for cause) the employment or services of a Company Associate whose annual base salary or annual base retainer is in excess of $200,000 or an employee who is at or above the level of senior director, (H) forgive any loans or other amounts payable to Amicus or its subsidiaries by any Company Associate, or (I) enter into any contract that indemnifies any director or executive officer of Amicus or its subsidiaries (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of Amicus or its subsidiaries as of the Agreement Date);

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

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(A) form any subsidiary, (B) acquire any equity or voting interest (including by merger, consolidation, acquisition of stock or otherwise) in any other entity, (C) acquire material assets or a business (or any division thereof) of any other person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business), or (D) enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	make, commit to make or authorize any capital expenditure (other than capital expenditures that do not exceed $250,000 individually or $500,000 in the aggregate);
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lease, sublease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, surrender, cancel, waive, relinquish or permit to lapse, covenant not to assert, fail to diligently prosecute, enforce or maintain, fail to renew (other than any patent (1) expiring at the end of its statutory term or (2) abandonment of any application for registration of any intellectual property right in the ordinary course of business, and that is not material to the operation of Amicus’ or its subsidiaries’ businesses taken as a whole), transfer or assign, guarantee, exchange or swap, mortgage or subject to any material encumbrance (other than, in each case, certain permitted encumbrances) any material right or other material asset or property, subject to certain exceptions listed in the Merger Agreement;

•	extend any lease with respect to any real property leased or subleased by Amicus or its subsidiaries or acquire an ownership interest in any real property;
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disclose or otherwise fail to preserve and maintain any material trade secrets or disclose or release any other material confidential information relating to Amicus’ or its subsidiaries’ businesses, including their products, other than pursuant to a binding written confidentiality and non-disclosure agreement entered into in the ordinary course of business, and with respect to any trade secrets qualifying as a trade secret under applicable legal requirements, with protections sufficient to protect and maintain such trade secret as a trade secret under applicable legal requirements;

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enter into any new line of business or abandon or discontinue any existing line of business, except that clinical trials planned as of the Agreement Date and conducted in the ordinary course of business will not constitute new lines of business;

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lend money or make capital contributions or advances to or make investments in, any person, or incur, assume, guarantee, endorse or otherwise become responsible for (or amend or modify the terms of) any indebtedness, subject to certain exceptions listed in the Merger Agreement;

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(A) enter into or terminate, or (B) materially amend, renew, extend, materially modify or waive any material rights or obligations under any material contract (or any contract that if entered into prior to the Agreement Date would be a material contract), including any letter agreement, schedule, exhibit or similar document ancillary to such material contract, subject to certain exceptions listed in the Merger Agreement;

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enter into any agreement, arrangement or commitment that purports to bind or restrict BioMarin or any of its subsidiaries, other than, following the Effective Time, the Surviving Corporation and its subsidiaries;

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(A) make any change to any accounting method or accounting period used for tax purposes, (B) make (except in the ordinary course of business), rescind or change any material tax election, (C) file an amended income or other material amended tax return, (D) enter into a closing agreement with any governmental body regarding any material tax liability or assessment, (E) settle, compromise or consent to any material tax claim or assessment or surrender a right to any income or other material tax refund, (F) waive or extend the statute of limitations with respect to any income or other material tax or income or other material tax return, other than automatic waivers or automatic extensions obtained in the ordinary course of business, (G) request any private letter, technical advice or similar tax ruling from any governmental body with respect to taxes, (H) enter into any written tax allocation, indemnity or sharing agreement (other than any such agreements not relating primarily to taxes), or (I) fail to pay any material taxes when due consistent with past practice, taking into account any automatic extensions obtained in the ordinary course of business and growth or changes in Amicus’ or its subsidiaries’ business activities consistent with past practice; except that, solely for purposes of this sub-bullet, “material” means $250,000 per each action and $750,000 for all such actions in the aggregate; and except that Amicus will provide BioMarin with advance written notice of any proposed closing agreement with any governmental body regarding tax liability or assessment, or any proposed settlement, compromise, or consent to any tax claim or assessment, in each case, that is not considered “material” pursuant to this sub-bullet;
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change Amicus’ or its subsidiaries’ financial accounting methods, principles or practices, except as required by changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by Amicus’ independent public accountants;

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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim) against Amicus or its subsidiaries, subject to certain exceptions listed in the Merger Agreement;

•	commence any material legal proceeding against any third person (other than with respect to certain tax matters);
•	affirmatively waive or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other material restrictive covenant obligation of any Company Associate;
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terminate any clinical trials in respect of any of Amicus’ or its subsidiaries’ products that are ongoing as of the execution and delivery of the Merger Agreement, other than pursuant to the terms thereof and in the ordinary course of business, or commence (alone or with any third party) any new preclinical or clinical development, including commencement of a clinical trial, in respect of any of Amicus’ or its subsidiaries’ products that is not one of such products as of the Agreement Date;

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(A) create, implement, operate, participate in or offer any patient assistance or patient support program that offers, provides or intends to provide free drug product or any cost-sharing assistance, such as co-pay coupons or co-pay cards in relation to a drug product, to any patient, including any federal healthcare program beneficiaries (each, a “Patient Assistance Program”), or (B) offer, make or provide any grants, charitable contributions, donations, sponsorships or similar support (whether in cash or in kind) that relates to or otherwise supports any third-party Patient Assistance Program;

•	fail to maintain in full force and effect the existing insurance policies of Amicus and its subsidiaries or to renew or replace such insurance policies with comparable insurance policies;
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enter into any collective bargaining agreement or similar agreement with any labor organization or employee representative body or recognize or certify any labor union, works council or similar labor organization or employee representative body as the bargaining representative for any employees of Amicus or its subsidiaries;

•	implement any employee layoffs, furloughs, reductions in force or plant closings that would trigger notice obligations under the WARN Act or similar state or ex-U.S. legal requirements;
•	adopt or implement any stockholder rights plan or similar arrangement;
•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Amicus or its subsidiaries; or
•	authorize any of, or agree or commit to take, any of the foregoing actions.
Acquisition Proposals
Under the Merger Agreement, during the Pre-Closing Period, Amicus and its subsidiaries will cause their representatives not to, directly or indirectly, among other things:
•
continue any solicitation, knowing encouragement, discussions or negotiations with any persons that may have been ongoing as of the execution and delivery of the Merger Agreement with respect to an Acquisition Proposal (as defined below);

•
solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

•
adopt, approve, endorse, recommend, declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet or similar agreement, whether binding or nonbinding, or any contract (other than an Acceptable Confidentiality Agreement (as defined below) permitted to be executed pursuant to the Merger Agreement), in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal or that would reasonably be expected to cause Amicus to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions;

•
waive or release any person from, forebear in the enforcement of or amend any standstill agreement or any standstill provisions of any other contracts, or take any action to exempt any person (other than BioMarin, Merger Sub or their affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable takeover laws or the organizational and other governing documents of Amicus or its subsidiaries, unless the Board of Directors determines in good faith, after consultation with Amicus’ outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable legal requirements and notifies BioMarin of any such release, forbearance or amendment within one business day thereof; or

•	resolve or publicly propose to take any of the actions set forth in the foregoing sub-bullets.
Notwithstanding anything in the Merger Agreement to the contrary, if at any time after the execution and delivery of the Merger Agreement and prior to the adoption of the Merger Agreement by holders of at least a majority of the outstanding shares of our common stock (which we refer to as the “Cut-off Time”) Amicus or its subsidiaries or their representatives receives a bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made or renewed after the execution and delivery of the Merger Agreement and did not arise out of or result from a breach of the Merger Agreement, and the Board of Directors determines in good faith, after consultation with Amicus’ financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer (as defined below), and (ii) the failure to take such action described in clauses (x) or (y) of this paragraph would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable legal requirements, then Amicus and its representatives may, until the Cut-off Time, (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to Amicus and its subsidiaries to the person or group of persons who has made such Acquisition Proposal and their representatives; except that Amicus must as promptly as practicable (and in any event within 24 hours) provide to BioMarin any non-public information concerning Amicus or its subsidiaries that is provided to any person to the extent access to such information is not then available to BioMarin and its representatives, and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and their representatives. If the Board of Directors makes any determination described in the foregoing clauses (i) and (ii) of this paragraph or initially takes any action set forth in the foregoing clauses (x) or (y) of this paragraph, Amicus will notify BioMarin within 24 hours thereof.
During the Pre-Closing Period, Amicus will, among other things:
•
promptly (and in any event within 24 hours after receipt by Amicus or any of its subsidiaries) notify BioMarin if any request, inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal is received by Amicus, its subsidiaries or any of their representatives and provide to BioMarin (i) copies of certain written materials received in connection therewith, (ii) a summary of any material unwritten terms and conditions thereof, and (iii) a summary of the nature of any information requested, and (iv) the identity of the person or each member in the group of persons making such request, inquiry, proposal or offer;

•
keep BioMarin reasonably informed of any material developments, discussions or negotiations regarding any such request, inquiry, proposal, offer or Acquisition Proposal (including by furnishing copies of any further requests, inquiries or proposals or amendments) on a prompt basis (and in any event within 24 hours thereof); and

•	upon BioMarin’s request, reasonably inform BioMarin of the status of each such Acquisition Proposal.

However, nothing in the Merger Agreement prohibits Amicus from (i) taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to our stockholders that the Board of Directors determines, after consultation with outside counsel, is required by applicable legal requirements. However, nothing in this paragraph permits the Board of Directors to make a Company Adverse Recommendation Change (as defined in the section of this proxy statement captioned “— The Board of Directors’ Recommendation; Company Adverse Recommendation Change”) and, unless the Board of Directors has made a Company Adverse Recommendation Change in accordance with the provisions of the Merger Agreement that remains in effect and has not been withdrawn, such disclosure will state that the Company Board Recommendation (as defined below) continues to be in effect.
For purposes of this proxy statement and the Merger Agreement:
•
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains provisions that are not less favorable to Amicus than those contained in the confidentiality agreement between Amicus and BioMarin, and (ii) does not prohibit Amicus or its subsidiaries from providing any information to BioMarin in accordance with the Merger Agreement or otherwise prohibit Amicus or the Board of Directors from complying with its obligations under the Merger Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

•
“Acquisition Proposal” means any inquiry, proposal or offer from any person (other than BioMarin and its affiliates) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition, transfer, disposition or license, collaboration or revenue-sharing arrangement with respect to assets of Amicus or its subsidiaries equal to 15% or more of Amicus’ consolidated assets (based on the fair market value thereof) or to which 15% or more of Amicus’ revenues or earnings on a consolidated basis are attributable, (b) issuance or acquisition of (i) 15% or more of the outstanding shares of our common stock or other voting or equity securities of Amicus, (ii) securities and indebtedness that would, in the aggregate, have 15% or more of the outstanding voting power of any class of Amicus’ securities, or (iii) any options, rights or warrants to purchase or securities convertible into or exchangeable for equity or debt interests described in the foregoing clauses (i) or (ii) (the foregoing securities described in this clause (b), collectively, “Designated Securities”), (c) recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning Designated Securities, or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Amicus or its subsidiaries that if consummated would result in any person or “group” beneficially owning Designated Securities, in each case of the foregoing clauses (a) through (d), other than the Transactions.

•
“Company Board Recommendation” means the Board of Directors’ unanimous (i) determination that the Merger Agreement and the Transactions, are advisable and fair to, and in the best interest of, Amicus and our stockholders, (ii) declaration that it is advisable to enter into the Merger Agreement and (iii) resolution to recommend that our stockholders adopt the Merger Agreement at any meeting of our stockholders held for such purpose and any adjournment or postponement thereof.

•
“Superior Offer” means a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with Amicus’ outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to our stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by BioMarin); except that (i) for purposes of the definition of “Superior Offer,” the references to “15%” in the definition of Acquisition Proposal will be deemed to be references to “80%”, and (ii) the references to “license,” “partnership,” “collaboration” and “revenue-sharing arrangement” in the definition of Acquisition Proposal will be disregarded and deemed deleted.

The Board of Directors’ Recommendation; Company Adverse Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Except as permitted by the terms of the Merger Agreement, during the Pre-Closing Period, subject to the Board of Directors making a Company Adverse Recommendation Change in accordance with the provisions of the Merger Agreement, neither the Board of Directors nor any committee thereof will:
•
withdraw or qualify (or modify in a manner adverse to BioMarin or Merger Sub), or publicly propose to withdraw or qualify (or modify in a manner adverse to BioMarin or Merger Sub), the Company Board Recommendation;

•
approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this or the previous sub-bullet being referred to as a “Company Adverse Recommendation Change”); or

•
adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow Amicus to execute or enter into any contract with respect to any Acquisition Proposal, or contract that would require, or would reasonably be expected to cause, Amicus to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).

At any time prior to the Cut-off Time, and notwithstanding anything to the contrary contained in the Merger Agreement, if, after the Agreement Date, Amicus or its subsidiaries receive a bona fide written Acquisition Proposal that has not been withdrawn, and after consultation with Amicus’ financial advisors and outside legal counsel, the Board of Directors determines, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change or (y) if such Acquisition Proposal did not arise out of or result from a material breach of the non-solicitation obligations described in the section of this proxy statement captioned “— Acquisition Proposals,” or the obligations described in this section regarding the Company Board Recommendation, Amicus may terminate the Merger Agreement to enter into a binding written definitive acquisition agreement providing for the consummation of the Superior Offer, in each case only if:
•
the Board of Directors determines in good faith, after consultation with Amicus’ financial advisors and outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable legal requirements;

•
Amicus has given BioMarin prior written notice of its intention to make a Company Adverse Recommendation Change or terminate the Merger Agreement (as described further in the first sub-bullet describing Amicus’ termination rights in the section of this proxy statement captioned “— Termination of the Merger Agreement”) (which we refer to as a “Determination Notice”), and, if desired by BioMarin, during the negotiation period, Amicus has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal, to the extent proposed by BioMarin, so that such Acquisition Proposal would cease to constitute a Superior Offer;

•	Amicus has, prior to the commencement of the negotiation period, provided to BioMarin the information with respect to such Acquisition Proposal required by the Merger Agreement;
•
Amicus has given BioMarin the full negotiation period to propose revisions to the terms of the Merger Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer; and

•
after giving effect to the proposals made by BioMarin during the negotiation period, if any, after consultation with Amicus’ financial advisors and outside legal counsel, the Board of Directors has determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make a Company Adverse Recommendation Change or terminate the Merger Agreement would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable legal requirements.

In addition, at any time prior to the Cut-off Time, other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event (as defined below), but only if:
•
the Board of Directors determines in good faith, after consultation with Amicus’ outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable legal requirements;

•
Amicus has given BioMarin a Determination Notice describing in reasonable detail the facts and circumstances resulting in such Intervening Event and that render a Company Adverse Recommendation Change necessary and, if desired by BioMarin, during the applicable negotiation period, Amicus has negotiated in good faith with respect to any revisions to the terms of the Merger Agreement or another proposal, to the extent proposed by BioMarin, so that a Company Adverse Recommendation Change in response to such Intervening Event would no longer be necessary;

•
Amicus has given BioMarin the full applicable negotiation period to propose revisions to the terms of the Merger Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary; and

•
after giving effect to the proposals made by BioMarin during the applicable negotiation period, if any, after consultation with Amicus’ outside legal counsel, the Board of Directors determines, in good faith, that the failure to make the Company Adverse Recommendation Change would continue to be inconsistent with the fiduciary duties of the Board of Directors to our stockholders under applicable legal requirements as a result of such Intervening Event.

For purposes of this proxy statement and the Merger Agreement:
•
“Intervening Event” means any material event, development, occurrence, circumstance, change or effect that (a) occurs after the Agreement Date and prior to the Cut-off Time, (b) was both unknown and not reasonably foreseeable to the Board of Directors as of the Agreement Date based on information reasonably available to it at that time, (c) does not relate to or arise from (i) any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (ii) any event, development, occurrence, circumstance, change or effect otherwise described in clauses (A) through (E) below, and (d) does not involve or result from general business, industry, market, financial, credit, economic, regulatory or political conditions or events (including changes in interest rates, exchange rates or securities prices), changes in applicable legal requirements or GAAP, or actions required by the Merger Agreement. For the avoidance of doubt, the following will not constitute, or be taken into account in determining the existence of, an Intervening Event: (A) any breach of the Merger Agreement by Amicus; (B) any event, development, occurrence, circumstance, change or effect resulting directly or indirectly from the negotiation, execution, announcement or pendency of the Merger Agreement or the Transactions (including any effect on the relationships of Amicus or its subsidiaries with employees, customers, suppliers, distributors, partners, licensors, licensees, lenders or other third parties, or relating to the identity of, or communications by, BioMarin or its Affiliates); (C) any change in the trading price or trading volume of the shares of our common stock or any change in Amicus’ credit rating (it being understood that the underlying causes thereof may be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise included in this definition); (D) the fact that Amicus has met or exceeded any internal or published projections, forecasts, revenue or earnings guidance or expectation of Amicus or any analysts (it being understood that the underlying causes thereof may be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded in this definition); or (E) any change in, or compliance with, any legal requirement or GAAP (or interpretation thereof) after the Agreement Date.

Stockholder Meeting
Amicus has agreed to establish a record date for, duly call, convene and hold a meeting of our stockholders (which we refer to as the “Company Stockholder Meeting”) for the purpose of voting upon the adoption of the Merger Agreement as reasonably promptly as practicable after the date on which the SEC confirms that it has no further comments on this proxy statement (or the date that is 10 calendar days after the initial filing of the preliminary proxy statement if the SEC has failed to affirmatively notify Amicus that it intends to review the proxy statement by such date). The adoption of the Merger Agreement and a nonbinding advisory vote on compensation matters will be the only matters (other than related procedural matters) that Amicus will propose to be acted on by our stockholders at the Company Stockholder Meeting. Subject to certain exceptions listed in the Merger Agreement, Amicus will initially schedule the Company Stockholder Meeting to be held within 25 business days from the date of the first mailing of this proxy statement.
Filings, Consents and Approvals
The parties have agreed to use (and cause their respective affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under antitrust laws and foreign direct investment laws applicable to the Merger that may be asserted by any governmental body, subject to the terms and conditions of the Merger Agreement, so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information reasonably required by any governmental body pursuant to its evaluation of the Transactions under the HSR Act or other applicable antitrust or foreign direct investment laws. However, neither BioMarin, Merger Sub, Amicus nor any of their respective subsidiaries is obligated under the Merger Agreement to defend any lawsuit, injunction, or any proceeding before courts whether judicial or administrative, brought by any governmental body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.
Subject to the terms and conditions of the Merger Agreement, each of the parties will (and will cause their respective affiliates, if applicable, to): (i) promptly, but in no event later than 20 business days after the Agreement Date, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) as promptly as reasonably practicable make any filing or notification that is required to be made with, or seek any consent, approval, permit or authorization that is required to be obtained from, any non-U.S. or supranational governmental body listed in the Company Disclosure Schedule, including for certain European countries and the Japanese competition authority (the foregoing clauses (i) and (ii) collectively, “Regulatory Filings”).
During the Pre-Closing Period, each party will give the other parties prompt notice of (i) the making or commencement of any request or inquiry, or any investigation, action or legal proceeding brought or threatened in writing to be brought by a governmental body or brought or threatened in writing to be brought by a third party before any governmental body, in each case, with respect to the Transactions (other than any request, inquiry, investigation, action or legal proceeding brought or threatened in writing to be brought by Amicus stockholders against Amicus and/or its directors relating to the Transactions or a breach of the Merger Agreement or any other agreements contemplated by the Merger Agreement), (ii) its receipt of any notice or other communication from any third party alleging that the consent of a third party is or may be required in connection with the Transactions (the information described in the foregoing clauses (i) and (ii), the “Identified Communications”). Additionally, each party will (A) keep the other parties reasonably informed as to the status of any Regulatory Filings and Identified Communications or response thereto, (B) promptly inform the other parties of, and (wherever practicable) give the other parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the Federal Trade Commission (“FTC”), U.S. Department of Justice (“DOJ”) or any other governmental body or third party in connection with any such Regulatory Filings and Identified Communications, (C) promptly furnish to the other parties, subject to an appropriate confidentiality agreement, copies of documents provided to or received from any governmental body in connection with any Regulatory Filings or Identified Communication (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (D) to the extent reasonably practicable and subject to an appropriate confidentiality agreement, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Regulatory Filings or Identified Communication, and (E) except as may be prohibited by any legal requirement, in connection with any such Regulatory Filings and Identified Communications, give the other parties reasonable advance notice of, and permit authorized representatives of the other party to be present at each meeting or conference relating to such Regulatory Filing or Identified Communications and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any third party in connection with such Regulatory Filing or Identified Communication.
However, the parties may (i) as they deem reasonably advisable and necessary based on the advice of outside counsel to prevent a violation of antitrust law, designate competitively sensitive materials and information provided to the other as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such materials, and (ii) redact information provided to one another to the extent providing such information would (1) contravene any applicable legal requirement, (2) jeopardize any attorney-client or other legal privilege, or (3) contravene any contract to which the disclosing party is a party or by which the disclosing party is bound as of the Agreement Date.
Subject to BioMarin consulting with and considering in good faith the views and comments of Amicus, BioMarin shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any substantive request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and substantive communications (including any negotiations) with, any governmental body in connection with Regulatory Filings, and (ii) control the defense and settlement of any investigation or legal proceeding relating to the Transactions that is brought by or before any governmental body in connection with the Regulatory Filings. No party will (or will permit any of its affiliates to) commit to or agree with any governmental body to stay, toll or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other parties (not to be unreasonably withheld, conditioned or delayed). However, BioMarin and Merger Sub shall be permitted without Amicus’ consent (it being understood that BioMarin and Merger Sub may exercise this right only one time) to withdraw their filing under the HSR Act in connection with the Transactions and promptly refile the notification and report forms within two business days (as required by the HSR Act).
Neither BioMarin nor any of its affiliates will be required to commence or defend any lawsuit, injunction or any proceeding before courts whether judicial or administrative, against any governmental body in connection with the Transactions. In no event will BioMarin, Merger Sub or any of their affiliates be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any governmental body. BioMarin, Merger Sub or Amicus will not be required to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing, and Amicus will not take or propose to undertake any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertaking without BioMarin’s prior consent (which may be given or withheld in BioMarin’s sole discretion).
During the Pre-Closing Period, Amicus will, and will cause its subsidiaries to, to the extent permissible under applicable legal requirements, (i) offer BioMarin the opportunity to consult with Amicus and its subsidiaries prior to any proposed material meeting or other material communication with the United States Food and Drug Administration (which we refer to as the “FDA”), the European Medicines Agency (which we refer to as “EMA”), the Centers for Medicare & Medicaid Services (which we refer to as “CMS”) or any other applicable governmental body relating to any of their products or material governmental authorization under a health care law, (ii) promptly inform BioMarin of, and provide BioMarin with a reasonable opportunity to review, in advance, (A) any material filing proposed to be made by or on behalf of Amicus or its subsidiaries, and (B) any material correspondence or other material communication, in each case of the foregoing clauses (A) and (B) proposed to be submitted or otherwise transmitted to the FDA, EMA, CMS or any other applicable governmental body by or on behalf of Amicus or its subsidiaries relating to any of their products or material governmental authorization under a health care law, (iii) keep BioMarin reasonably informed of any material communication (written or oral) with or from the FDA, EMA, CMS or any other applicable governmental body or relating to any of their products or governmental authorization, and (iv) promptly inform BioMarin and provide BioMarin with a reasonable opportunity to comment, in each case, prior to making any material change to any study protocol, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to any of their products or anyway relating to any material change or potential change to the exploitation of any of their products. Amicus will promptly notify BioMarin of any material data relating to any of its or its subsidiaries’ products, including information related to any serious or unexpected adverse events (as such concepts are contemplated under applicable health care laws) with respect to any of its or its subsidiaries’ products, in each case which it discovers after the execution and delivery of the Merger Agreement.
During the Pre-Closing Period, Amicus will give prompt notice to BioMarin of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect (as defined in the section of this proxy statement captioned “— Representations and Warranties”), or would reasonably be expected to make the satisfaction of any of the conditions to BioMarin’s and Merger Sub’s obligations to consummate the Merger impossible or unlikely on or prior to the End Date, and BioMarin shall give prompt notice to Amicus of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a BioMarin Material Adverse Effect (as defined in the section of this proxy statement captioned “— Representations and Warranties”), or would reasonably be expected to make the satisfaction of any of the conditions to Amicus’ obligations to consummate the Merger impossible or unlikely on or prior to the End Date.
Senior Secured Term Loan Agreement
Amicus will use reasonable best efforts to deliver (or cause to be delivered) to BioMarin at least three business days prior to the Closing Date a customary payoff letter (or similar document) with respect to the Senior Secured Term Loan Agreement, from the lenders (or an agent on behalf of all lenders) under the Senior Secured Term Loan Agreement (which we refer to as the “Payoff Letter”), which Payoff Letter will specify the aggregate payoff amount required to be paid to fully satisfy all Indebtedness outstanding under the Senior Secured Term Loan Agreement and provide that, upon receipt of such specified amount, all encumbrances (and any guarantees) granted in connection therewith relating to the assets, rights and properties of Amicus or its subsidiaries securing such Indebtedness will be released and terminated. Amicus will use its reasonable best efforts to deliver to the agent under the Senior Secured Term Loan Agreement, at least five “Business Days,” as such term is defined in the Senior Secured Term Loan Agreement, prior to the Closing Date, a written notice of prepayment of all outstanding Indebtedness under the Senior Secured Term Loan Agreement, which notice will provide that such prepayment is subject to and conditioned upon the consummation of the Closing. Amicus will, and will cause its subsidiaries to, use their reasonable best efforts to deliver (or cause the agent or lenders under the Senior Secured Term Loan Agreement to deliver) to BioMarin on or prior to the Closing, in form and substance reasonably satisfactory to BioMarin, copies of all of the documents, filings and notices required to evidence the termination of the Senior Secured Term Loan Agreement and effect the release of all encumbrances securing the obligations thereunder, including duly executed UCC termination statements, terminations of control agreements, terminations of collateral access agreements, terminations of intellectual property security agreements and delivery of possessory collateral (if any), which will in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Senior Secured Term Loan Agreement (subject to the terms thereof). On the Closing Date, BioMarin will effect or cause to be effected the repayment in full of all Indebtedness outstanding under the Senior Secured Term Loan Agreement in accordance with the Senior Secured Term Loan Agreement and the Payoff Letter. Amicus, BioMarin and Merger Sub will reasonably cooperate with each other in connection with their obligations set forth in this paragraph.
Financing
Amicus will, and will cause its subsidiaries to, use its reasonable best efforts to cause their respective representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by BioMarin in connection with the Financing (which term, for purposes of this section, will include any other financing incurred in lieu thereof or otherwise in connection with the Transactions). Such cooperation will include but not be limited to the following:
•
participating (and causing senior management and appropriate representatives of Amicus to participate) in a reasonable number of meetings, calls, presentations, road shows, lender presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies at reasonable times during normal business hours, upon reasonable advance notice and at mutually agreed locations (all of which may be conducted by teleconference or virtual meeting platforms) and assisting BioMarin in obtaining ratings in connection with the Financing, including direct contact between appropriate members of senior management of Amicus, on the one hand, and the actual and potential financing sources on the other hand;

•
assisting with the timely preparation and negotiation of customary rating agency presentations and materials, bank information memoranda, syndication documents and materials, lender presentations, offering documents, prospectuses, memoranda, investor presentations, and similar documents in connection with the Financing (which, where customary, will contain customary exculpatory language reasonably satisfactory to Amicus);

•
(A) assisting with the preparation and delivery of customary definitive financing documents, including, in each case, the schedules thereto, or documents contemplated by the Financing, (B) assisting with the provision of insurance certificates and endorsements, and (C) otherwise reasonably assisting in the pledging of collateral and granting of security interests in respect of the Financing;

•
furnishing BioMarin with the Required Financing Information (as defined in the Merger Agreement) and such other information reasonably requested in connection with the Financing, including any preliminary results of “flash numbers” not previously publicly disclosed in the ordinary course of business, in each case, to the extent that such other information is reasonably available and customarily prepared by Amicus, it being understood that BioMarin will provide and be solely responsible for the BioMarin Pro Forma Information (as defined in the Merger Agreement);

•
executing and delivering customary authorization letters to the Financing Sources (as defined in the Merger Agreement) authorizing the distribution of information regarding Amicus to prospective lenders or investors in connection with the Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about Amicus or its subsidiaries or their securities and a customary representation as to the accuracy of the information contained in the disclosure and marketing materials to the extent provided by or on behalf of Amicus relating to the Financing (which we refer to as “Financing Authorization Letters”);

•
causing its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters (including customary change period comfort and “negative assurance” comfort upon any notes pricing date and upon the related closing) with respect to the Required Financing Information, (B) attend a reasonable number of accounting due diligence sessions and drafting sessions at reasonable times and places, and (C) otherwise provide customary assistance, in each case of the foregoing, subject to completion of customary procedures;

•	taking actions requested by BioMarin to enable BioMarin to benefit from Amicus’ existing relationships in connection with the marketing and syndication of the Financing, if any;
•
to the extent reasonably requested at least 10 business days prior to the Closing Date, promptly furnishing BioMarin and the Financing Sources at least three business days prior to the Closing Date with all documentation and other information relating to Amicus or its subsidiaries that any lender providing or arranging the Financing has determined is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations and beneficial ownership legal requirements, including a beneficial ownership certification in relation to Amicus; and

•
if BioMarin reasonably requests, file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to Amicus or its subsidiaries, which BioMarin reasonably determines (and Amicus does not unreasonably object) to include in a customary “public side” offering or marketing document in connection with the Financing (other than certain excluded Information).

Amicus, BioMarin and Merger Sub have agreed that a failure to deliver certain information specified in the Debt Commitment Letter would be a material failure to comply with the covenants set forth in this section.
Notwithstanding anything in this section to the contrary, in fulfilling its obligations pursuant to this section, neither Amicus nor its subsidiaries will be required to (i) prior to the Closing Date, reimburse any expense, give any indemnities or pay or incur any commitment or other fee or any out-of-pocket expense (other than customary expenses in connection with the cooperation described in this section that are promptly reimbursed by BioMarin), (ii) prior to the Closing Date, pass resolutions or consents or approve or authorize the execution of, or execute, the Financing or the definitive Financing agreements or related agreements (other than Financing Authorization Letters) or enter into any agreement, certificate, document or instrument, in each case, that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing; (iii) provide access to or disclose information that Amicus or its subsidiaries reasonably determines would jeopardize any attorney client privilege or conflict with any confidentiality requirements applicable to Amicus or its subsidiaries; (iv) take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material contract or law to which it or its property is bound or result in the creation or imposition of any encumbrance on any asset of Amicus or its subsidiaries (including any action to the extent any such action would cause, or would be reasonably expected to cause, any representation or warranty in the Merger Agreement to be breached, the failure of any condition to the Closing set forth in Section 6 of the Merger Agreement or otherwise cause any breach of the Merger Agreement) prior to the Closing Date; (v) cause any director, officer or employee or stockholder of Amicus or any of its subsidiaries to incur any personal liability that would be effective prior to the Closing Date or for which such person will not be indemnified, (vi) provide any security, give any indemnity or incur any other liability in connection with the Financing, unless in the case of Amicus or any of its subsidiaries that will be an obligor in respect of the Financing, the same would not be effective prior to the Closing, (vii) enter into any definitive agreement, unless in the case of Amicus or any of its subsidiaries that will be an obligor in respect of the Financing, the same would not be effective prior to the Closing, (viii) enter into or approve any Debt Commitment Letter or related fee letter, (ix) take any action that would result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer or employee of Amicus or any of its subsidiaries, (x) provide any Excluded Information (as defined in the Merger Agreement), or (xi) cooperate to the extent it would unreasonably interfere with the ongoing business or operations of Amicus or its subsidiaries.
BioMarin will, upon request by Amicus, promptly reimburse Amicus for all reasonable and documented out-of-pocket costs, fees and expenses incurred by Amicus or any of its subsidiaries in connection with fulfilling its obligations pursuant to this section. BioMarin will indemnify and hold harmless Amicus and its subsidiaries from and against any and all damages actually suffered or incurred by them in connection with actions taken pursuant to this section, except in the event such loss or damage arises directly out of (i) the gross negligence or willful misconduct of Amicus or its subsidiaries or their respective representatives, (ii) the material breach of the Merger Agreement thereby, or (iii) any information provided to BioMarin in writing by Amicus or its subsidiaries for inclusion in any materials relating to the Financing.
Amicus will use its reasonable best efforts, and will cause each of its subsidiaries to use its respective reasonable best efforts, to update any Required Financing Information provided to BioMarin and the Financing Sources as may be necessary so that such Required Financing Information (i) is Compliant (as defined in the Merger Agreement), and (ii) meets the applicable requirements set forth in the definition of “Required Financing Information” contained in the Merger Agreement. Amicus will notify BioMarin if any of the Required Financing Information or any other information provided pursuant to this section is found to have contained any untrue statement of a material fact or to have omitted to state a material fact necessary in order to make the statements contained therein not materially misleading.
For the avoidance of doubt, BioMarin may, to most effectively access the financing markets, require the cooperation of Amicus or its subsidiaries pursuant to the Merger Agreement on multiple occasions from time to time between the Agreement Date and the Closing Date.
In no event will the receipt or availability of any funds or financing (including the Financing contemplated by the Debt Commitment Letter) by or to BioMarin or any other financing transaction be a condition to any of BioMarin’s obligations under the Merger Agreement.
Amicus has consented to the use of its and its subsidiaries’ logos to the extent necessary and advisable in connection with the Financing and only so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Amicus, its subsidiaries or Company IP (as defined in the Merger Agreement), or the reputation or goodwill of Amicus or its subsidiaries.
BioMarin Financing
BioMarin and Merger Sub will use reasonable best efforts to obtain the Financing (or in the event any portion or all of the Financing becomes unavailable, alternative debt financing from the same or other sources (such portion from sources other than any source providing the Financing contemplated by the Debt Commitment Letter as of the date hereof, the “Alternate Financing”) in an aggregate amount, together with the remaining Financing, if any, and any other immediately available sources available to BioMarin and Merger Sub to fund the payment of the aggregate Merger Consideration, amounts set forth in the Payoff Letter, the aggregate amounts payable to holders of Amicus’ equity awards following the Effective Time and the expenses incurred in connection with the Transactions (collectively, which we refer to as the “Required Amount”) on the Closing Date. Such efforts by BioMarin and/or Merger Sub, as applicable, will include, without limitation: (i) complying with and maintaining in full force and effect the Debt Commitment Letter (subject to commitment reductions and/or termination thereof in accordance with the terms thereof in connection with the consummation of an alternative financing), (ii) negotiating and entering into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Financing or alternative financing generating, when taken together with other sources of funds immediately available to BioMarin or Merger Sub, the Required Amount at the Effective Time; provided, that such Definitive Debt Agreements or alternative financing, as applicable, will not (1) impose new or additional conditions or expand any existing condition to the receipt of the Financing, (2) otherwise materially delay funding of the Financing or make funding of the Financing less likely to occur at or prior to the Closing or (3) adversely impact the ability of BioMarin to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Agreements or alternative financing, as applicable (the effects described in clauses (1) through (3), collectively, the “Prohibited Modification” and each individually, a “Prohibited Modification”), (iii) satisfying on a timely basis all conditions to the Financing contemplated by the Debt Commitment Letter and the related fee letter and (iv) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Financing Sources under the Debt Commitment Letter or any of the Definitive Debt Agreements or alternative financing, as applicable. Prior to the Closing, without the prior written consent of Amicus, BioMarin will not (x) agree to, or permit, any withdrawal, rescission, termination, amendment, restatement, supplement, modification or waiver in respect of the Debt Commitment Letter or any Definitive Debt Agreement that would result, when taken together with other sources of funds immediately available to BioMarin or Merger Sub, in BioMarin failing to have the Required Amount at the Effective Time, or (y) agree to substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources to the extent such substitution would result in a Prohibited Modification.
Subject to certain exceptions set forth in the Merger Agreement, BioMarin will keep Amicus informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing. BioMarin will give Amicus prompt written notice (A) upon becoming aware of, or receiving written notice or other written communication with respect to, (1) any actual, threatened (in writing) or alleged (in writing) material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any material breach of or default under, the Debt Commitment Letter by a party thereto, (2) any actual or threatened (in writing) termination, withdrawal, repudiation or rescission of the Debt Commitment Letter or any Definitive Debt, or (3) any material dispute or disagreement between or among parties to the Debt Commitment Letter or any Definitive Debt Agreement, in each case, to the extent such breach, default, termination, withdrawal, repudiation, rescission, dispute or disagreement would reasonably be expected to materially delay or prevent the Closing or result in failure of BioMarin to obtain the Required Amount at the Effective Time or (B) if at any time for any reason BioMarin believes in good faith that it may not be able to obtain all or any portion of the Financing on the terms and conditions, at the time, in the manner or from the sources contemplated by the Financing, except as a result of consummation of alternative financing transactions providing, when taken together with other sources of funds immediately available to BioMarin or Merger Sub, the Required Amount at the Effective Time.
If any of the Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Financing becomes unavailable on the terms and subject solely to the conditions set forth in the Debt Commitment Letter or any Definitive Debt Agreement is withdrawn, repudiated, terminated or rescinded (other than in connection with the consummation of certain alternative financing), then BioMarin will (i) promptly use its reasonable best efforts to arrange for Alternate Financing (which Alternate Financing (1) will be in an amount no less than, when taken together with other sources of funds immediately available to BioMarin, the Required Amount and (2) will not include conditions to such Alternate Financing that are more onerous than, taken as a whole, the conditions set forth in the Debt Commitment Letter on the Agreement Date (as reasonably determined in good faith by BioMarin) to replace the Financing, to be consummated no later than the day on which the Closing will occur pursuant to this Agreement, (ii) provide to Amicus copies of all documents, none of which could adversely affect the availability, conditionality, enforceability or amount, relating to any alternative financing to replace the Financing and (iii) keep Amicus reasonably informed of the process of obtaining any Alternate Financing. If any Alternate Financing is obtained in accordance with this section, BioMarin will promptly notify Amicus thereof.
BioMarin and Merger Sub have agreed that neither the availability nor terms of the Financing or any Alternate Financing are conditions to the obligations of BioMarin or Merger Sub to consummate the Merger, and each of BioMarin and Merger Sub has reaffirmed its obligation to consummate the Merger and the other Transactions subject only to the express conditions set forth in the Merger Agreement, irrespective and independent of the availability or terms of the Financing or any Alternate Financing.

Employee Benefits
For a period of one year following the Effective Time (or until the date of termination of the relevant Continuing Employee (as defined below), if earlier) (which we refer to as the “Continuation Period”), BioMarin will provide, or cause to be provided, to each employee of Amicus or its subsidiaries who is employed by Amicus or its subsidiaries as of immediately prior to the Effective Time and who continues to be actively employed by Amicus or its subsidiaries (or any affiliate thereof, including BioMarin and BioMarin’s affiliates) during such one-year period (each which we refer to as a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by Amicus or its subsidiaries immediately prior to the Effective Time, (ii) target cash incentive compensation opportunities that are no less than either (x) those provided to such Continuing Employee by Amicus or its subsidiaries immediately prior to the Effective Time under Employee Plans set forth in the Company Disclosure Schedule, or (y) those provided by BioMarin or its affiliates to similarly situated employees of BioMarin or its affiliates, and (iii) other compensation and employee benefits (excluding equity-based compensation, employee stock purchase plans, nonqualified deferred compensation, retiree medical, change in control or similar compensation or benefits, severance, defined benefit plans, post-employment welfare plans and other similar plans or arrangements) that are substantially comparable in the aggregate, to either (x) those provided to such Continuing Employee by Amicus or its subsidiaries immediately prior to the Effective Time under Employee Plans set forth in the Company Disclosure Schedule, or (y) those provided by BioMarin or its affiliates to similarly situated employees of BioMarin or its affiliates.
To the extent that service is relevant for eligibility or vesting under any benefit plan of BioMarin and/or the Surviving Corporation in which a Continuing Employee participates (other than equity-based compensation, employee stock purchase plans, nonqualified deferred compensation, retiree medical, change in control or similar compensation or benefits, severance, defined benefit plans, post-employment welfare plans and other similar plans or arrangements), then BioMarin will provide that such benefit plan will, for purposes of eligibility and vesting, credit such Continuing Employees for service prior to the Effective Time with Amicus and its affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of Amicus, but no credit for any service will be required that would result in duplication of benefits.
Following the Effective Time, BioMarin or an affiliate of BioMarin will use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of BioMarin or an affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time in the plan year in which the Effective Time occurs, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding Employee Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of BioMarin or an affiliate during the portion of the plan year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of BioMarin or an affiliate, in each case to the extent recognized for such purpose under an analogous Employee Plan prior to the Effective Time, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time.
If requested in writing by BioMarin no later than five days prior to the Effective Time, Amicus will, at least one day prior to the Effective Time, cease contributions to, and adopt written resolutions (or take any other necessary and appropriate action) to terminate, the Company 401(k) Plan (as defined in the Merger Agreement), effective as of the day prior to the Closing Date and to fully vest all participants under the Company 401(k) Plan, effective no later than the day preceding the Effective Time (except that such cessation of contributions, vesting and termination may be made contingent upon the Closing). The form and substance of such resolutions and any other actions taken in connection with the foregoing termination will be subject to the prior review and approval of BioMarin, whose approval will not be unreasonably withheld. If the Company 401(k) Plan is terminated, BioMarin will or will cause its affiliates to allow all individuals who were participants in the Company 401(k) Plan to be eligible to participate in a 401(k) plan sponsored by BioMarin or its affiliates (which we refer to as the “BioMarin 401(k) Plan”) as soon as administratively practicable after the Effective Time and will permit such participants to roll over their account balances (and will use commercially reasonable efforts to permit such participants to roll over participant loans) from the Company 401(k) Plan to the BioMarin 401(k) Plan.

During the Pre-Closing Period, the form of any broad-based notices or communication materials (including website postings) from Amicus or its subsidiaries to employees of Amicus or its subsidiaries with respect to the Transactions or employment, compensation or benefits matters addressed in the Merger Agreement or related to the Transactions or employment with BioMarin, the Surviving Corporation or any of their respective subsidiaries thereafter, will be subject to the prior review, comment and approval (not to be unreasonably withheld, conditioned or delayed) of BioMarin.
Indemnification of Officers and Directors
For a period of six years after the Effective Time, BioMarin has agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) existing in favor of the current or former directors or officers of Amicus or its subsidiaries pursuant to the organizational documents of Amicus and any indemnification or other similar agreements of Amicus or its subsidiaries set forth in the Company Disclosure Schedule, in each case as in effect on the Agreement Date, will continue in full force and effect in accordance with their terms, and BioMarin will cause Amicus and its subsidiaries to perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, BioMarin will, and will cause Amicus and its subsidiaries to, indemnify and hold harmless each individual who is as of the Agreement Date, or who becomes prior to the Effective Time, a director or officer of Amicus or any of its subsidiaries or who is as of the Agreement Date, or who thereafter commences prior to the Effective Time, serving at the request of Amicus or any of its subsidiaries as a director or officer of another person (which we refer to as the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including the Merger Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of Amicus or any of its subsidiaries or is or was serving at the request of Amicus or any of its subsidiaries as a director or officer of another person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Amicus or such subsidiaries are permitted under applicable legal requirements. In the event of any such claim, action, suit or proceeding, BioMarin will, and will cause Amicus or its subsidiaries to, (i) pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence, and (ii) reasonably cooperate in the defense of any such matter.
For a period of six years from and after the Effective Time, BioMarin will cause the Surviving Corporation to maintain in effect its current policies of directors’ and officers’ insurance maintained by or for the benefit of Amicus or its subsidiaries or provide a substitute policy for Amicus or its subsidiaries and their current and former directors and officers who were covered by the directors’ and officers’ insurance coverage maintained by or for the benefit of Amicus or its subsidiaries as of the Agreement Date, in either case, of not less than the existing coverage as of the Agreement Date and having other terms that are in aggregate not less favorable to the insured persons than the directors’ and officers’ insurance coverage then-maintained by or for the benefit of Amicus or its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ insurance), except that neither BioMarin nor the Surviving Corporation will be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by Amicus or its subsidiaries prior to the Agreement Date (which we refer to as the “Maximum Amount”), and if the Surviving Corporation is unable to obtain such insurance, it will obtain as much comparable insurance as possible for the years within such six-year period for a premium not exceeding the Maximum Amount. In lieu of such insurance, prior to the Closing Date, Amicus may, at its option, purchase a “tail” directors’ and officers’ insurance policy for Amicus and its subsidiaries and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Amicus or its subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of Amicus or its subsidiaries with respect to claims arising from facts or events that existed or occurred at or before the Effective Time. In no event will the cost of any such tail policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then Amicus may obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Amount. BioMarin and the Surviving Corporation will maintain such policies in full force and effect for a period of six years after the Effective Time, and continue to honor the obligations thereunder.
Stockholder Litigation
In the event that any claims or legal proceedings related to the Merger Agreement, the Merger or the other Transactions are brought by any stockholder or other holder of Amicus securities (whether directly or on behalf of Amicus or otherwise) against Amicus, its subsidiaries or any directors or officers thereof, Amicus will promptly notify BioMarin in writing and will keep BioMarin reasonably and promptly informed with respect to the status thereof. Amicus will give BioMarin (a) the right to participate in the defense of, and review and comment on all material filings or responses to be made by Amicus or its subsidiaries in connection with, any such claims or legal proceedings (and will give due consideration to BioMarin’s comments and other advice with respect to such litigation), and (b) the right to consult on any settlement with respect to such claims or legal proceedings, and no such settlement will be agreed to without BioMarin’s prior written consent.
Additional Agreements
BioMarin and Amicus have agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the Transactions, including, subject to the terms of the Merger Agreement, using reasonable best efforts to (a) make any required filings or give any required notices pursuant to any material contract in connection with the Merger and the Transactions to the extent requested by BioMarin, (b) seek any required consents pursuant to any material contract in connection with the Transactions to the extent requested in writing by BioMarin, subject to the terms and conditions of the Merger Agreement, and (c) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third person, other than a governmental body pursuant to an antitrust or foreign direct investment law, against BioMarin or Amicus.
Conditions to the Closing of the Merger
The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver by Amicus, BioMarin and Merger Sub, to the extent permitted by applicable legal requirements) on or prior to the Closing Date of the following conditions:
•	the adoption of the Merger Agreement by holders of at least a majority of the outstanding shares of our common stock (which we refer to as the “Company Stockholder Approval”) must have been obtained;
•
(i) (A) any waiting period (or any extension thereof) applicable to the Merger under the HSR Act and (B) any commitment by Amicus, BioMarin or Merger Sub made to a governmental body not to consummate the Transactions before a certain date under a timing agreement in connection therewith, must have expired or been terminated, and (ii) any waiting period, clearance or affirmative approval of any specified antitrust authority (other than under the HSR Act) with respect to the Transactions must have been obtained and any mandatory waiting period related thereto must have expired or been terminated (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger”); and

•
there must not have been issued by any Specified Governmental Body and remain in effect any temporary restraining order, preliminary or permanent injunction or other order, directive, judgment, decree or ruling preventing the consummation of the Merger, nor must any legal requirement have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger (and that is still in effect) by any Specified Governmental Body which, directly or indirectly, prohibits or makes illegal the consummation of the Merger.

In addition, the obligations of BioMarin and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by BioMarin, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable legal requirements) on or prior to the Closing Date of the following conditions:
•	The representations and warranties of Amicus set forth in:
•
the first three sentences of Section 2.1(a) and the first two sentences of Section 2.1(b) (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), Section 2.20 (Authority, Binding Nature of Agreement), Section 2.21 (Takeover Laws), Section 2.23 (Opinion of

Financial Advisors) and Section 2.24 (Brokers and Other Advisors) of the Merger Agreement must be accurate in all material respects (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period);
•
clauses (a) through (g) of Section 2.3 (Capitalization, Etc.) of the Merger Agreement must be accurate in all respects except for any de minimis inaccuracies as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); and

•	Section 2.5(b) (No Material Adverse Effect) of the Merger Agreement must be accurate in all respects as of the Agreement Date.
•
The representations and warranties of Amicus set forth in the Merger Agreement, other than those referred to in the above three sub-bullets, must be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

•	Amicus must have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Closing Date.
•	Since the Agreement Date, there must not have occurred any Material Adverse Effect which is continuing.
•
BioMarin and Merger Sub must have received a certificate, dated the Closing Date, executed on behalf of Amicus by Amicus’ Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in the foregoing three bullets have been satisfied.

In addition, the obligations of Amicus to effect the Merger are further subject to the satisfaction (or waiver by Amicus, to the extent permitted by applicable legal requirements) on or prior to the Closing Date of the following conditions:
•	The representations and warranties of BioMarin and Merger Sub set forth in:
•
Section 3.1 (Due Organization), Section 3.2 (Merger Sub) Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.10 (Brokers and Other Advisors) of the Merger Agreement must be accurate in all material respects (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period); and

•
the Merger Agreement other than those referred to in the above sub-bullet, must be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a BioMarin Material Adverse Effect.

•	BioMarin and Merger Sub must have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Closing Date.

•
BioMarin must have delivered to Amicus a certificate, dated the Closing Date and signed on its behalf by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be validly terminated prior to the Effective Time only in the following ways:
•	by mutual written consent of BioMarin and Amicus at any time prior to the Closing;
•	by either Amicus or BioMarin:
•
at any time prior to the Closing, if the Closing has not occurred on or prior to midnight Eastern Time on June 19, 2026 (which we refer to as the “End Date”), except (i) if on the End Date, all of the conditions to the Merger, other than the condition regarding approvals under antitrust laws and, solely in respect of antitrust laws, the condition regarding the absence of any restraint by a governmental body (as described in the second and third bullets in the section of this proxy statement captioned “— Conditions to the Closing of the Merger”), have been satisfied or waived by BioMarin or Merger Sub, to the extent waivable by BioMarin or Merger Sub (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), then the End Date will automatically be extended until midnight Eastern Time on September 19, 2026, (which we refer to as the “Extended End Date”) (and all references to the End Date will be as so extended), (ii) if on the Extended End Date, all of the conditions, other than the conditions regarding approvals under antitrust laws and, solely in respect of antitrust laws, the condition regarding the absence of any restraint by a governmental body (as described in the second and third bullets in the section of this proxy statement captioned “— Conditions to the Closing of the Merger”), have been satisfied or waived by BioMarin or Merger Sub, to the extent waivable by BioMarin or Merger Sub (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), then the End Date will automatically be extended until midnight Eastern Time on December 19, 2026, (and all references to the End Date and the Extended End Date will be as so extended), and (iii) the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of the Merger Agreement has proximately caused or resulted in the Merger not being consummated by such date;

•
if a Specified Governmental Body of competent jurisdiction has issued any permanent injunction or other order, directive, judgment, decree or ruling, or has taken any other action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or making the consummation of the Merger illegal, which order, directive, judgment, decree, ruling or other action is final and nonappealable, except that the right to terminate the Merger Agreement pursuant to this bullet will not be available to any party whose material breach of the Merger Agreement has proximately caused or resulted in the issuance of such final and nonappealable injunction, order, directive, judgment, decree, ruling or other action; or

•
if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting duly convened and held and at which a vote on the matter was taken, or any adjournment or postponement thereof permitted by the Merger Agreement and at which a vote on the matter was taken.

•	by Amicus:
•
at any time prior to the Cut-off Time, in order to substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of the Superior Offer approved by the Board of Directors has determined, in good faith, constitutes a Superior Offer, so long as Amicus has paid the termination fee (as described in the section of this proxy statement captioned “— Expenses; Termination Fees”) immediately before or substantially simultaneously with such termination; or

•
at any time prior to the Closing, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of BioMarin or Merger Sub has occurred, such that the conditions related to the accuracy of representations and warranties or the performance of obligations of BioMarin and Merger Sub would not be satisfied and such breach or failure cannot be cured by BioMarin or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, has not been cured within 30 days after the date Amicus gives BioMarin written notice of such breach or failure to perform, except that Amicus will not have the right to terminate the Merger Agreement pursuant to this bullet if Amicus is then in breach of any representation, warranty, covenant or obligation under the Merger Agreement which breach would permit BioMarin to terminate the Merger Agreement in accordance with the second sub-bullet describing BioMarin’s termination rights below.
•	by BioMarin:
•
at any time prior to the Cut-off Time, if (i) the Board of Directors has failed to include the Company Board Recommendation in this proxy statement when filed with the SEC or mailed, or has effected a Company Adverse Recommendation Change, (ii) in the case of an Acquisition Proposal structured as a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Board of Directors (A) states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, or (B) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer or fails to reaffirm the Company Board Recommendation within 10 business days after the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the then-scheduled Cut-off Time), (iii) after any public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), the Board of Directors fails to publicly affirm the Company Board Recommendation within three business days after a written request by BioMarin to do so (or, if earlier, by the close of business on the business day immediately preceding the then-scheduled Cut-off Time; provided that BioMarin has made such request prior to the second business day before the then-scheduled date of the Cut-off Time); provided that BioMarin may only make such request twice with respect to each Acquisition Proposal or material modification thereof, (iv) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three business days after BioMarin so requests in writing (except that Amicus will have no obligation to make such reaffirmation pursuant to this clause (iv) on more than three occasions), or (v) the Board of Directors or Amicus Willfully Breaches its obligations described in the section of this proxy statement captioned “— Acquisition Proposals” in any material respect; or

•
at any time prior to the Closing, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Amicus has occurred, such that any of the conditions related to Amicus’ representation and warranties, performance of Amicus’ obligations or absence of a Material Adverse Effect would not be satisfied and cannot be cured by Amicus by the End Date, or if capable of being cured in such time period, has not been cured within 30 days after the date BioMarin gives Amicus written notice of such breach or failure to perform, except that BioMarin may not terminate the Merger Agreement pursuant to this sub-bullet if either BioMarin or Merger Sub is then in breach of any representation, warranty, covenant or obligation under the Merger Agreement which breach would permit Amicus to terminate the Merger Agreement in accordance with the second sub-bullet describing Amicus’ termination rights above.

If the Merger Agreement is terminated as provided above, written notice thereof must be given by the terminating party to the other party or parties, specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will be of no further force or effect and there will be no liability on the part of BioMarin, Merger Sub or Amicus or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, employees or affiliates following any such termination, except that (a) certain provisions in the Merger Agreement will survive such termination and will remain in full force and effect, (b) the confidentiality agreement between Amicus and BioMarin will survive the termination of the Merger Agreement and will remain in full force and effect in accordance with its terms, and (c) the termination of the Merger Agreement will not relieve any party from any liability for fraud or Willful Breach of this Agreement prior to termination (it being understood that in the case of a Willful Breach by BioMarin or Merger Sub and to the extent permitted pursuant to DGCL Section 261(a)(1), Amicus (and only Amicus) through actions approved by the Board of Directors may seek damages payable to Amicus (on its own behalf or as representative of the holders of our common stock, Company RSUs, Company PSUs and Company Options) based, to the extent proven, on the loss of the premium or economic benefit that the holders of our common stock, Company RSUs, Company PSUs and Company Options would have received if the Merger were consummated pursuant to the terms of the Merger Agreement, taking into consideration all relevant matters, including the time value of money, which will be deemed in such event to be solely damages of Amicus (which we refer to as “Benefit of the Bargain Damages”)). For the avoidance of doubt, (i) only Amicus (and not the holders of our common stock, Company RSUs, Company PSUs or Company Options or any other Company Associate or holder of equity securities of Amicus) may bring an action pursuing liability for such Willful Breach by BioMarin or Merger Sub and (ii) Amicus may retain, without distribution to the holders of our common stock, Company RSUs, Company PSUs or Company Options any damages (including Benefit of the Bargain Damages) received.
Expenses; Termination Fee
Except as set forth in the Merger Agreement and summarized below, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated.
If the Merger Agreement is terminated in any of the following circumstances, Amicus will be required to pay a cash termination fee equal to $175,000,000 to BioMarin or its designee by wire transfer of same day funds:
•
if the Merger Agreement is terminated by Amicus to accept a Superior Offer (as described further in the first sub-bullet describing Amicus’s termination rights in the section of this proxy statement captioned “— Termination of the Merger Agreement”);

•
if the Merger Agreement is terminated by BioMarin because (i) the Board of Directors fails to include the Company Board Recommendation in this proxy statement, or has effected a Company Adverse Recommendation Change, (ii) in the case of an Acquisition Proposal structured as a tender offer or exchange offer, the Board of Directors (A) states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, or (B) fails to recommend rejection of such tender offer or exchange offer or fails to reaffirm the Company Board Recommendation within 10 business days after the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the then-scheduled Cut-off Time), (iii) after any public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), the Board of Directors fails to publicly affirm the Company Board Recommendation within three business days after a written request by BioMarin to do so (or, if earlier, by the close of business on the business day immediately preceding the then scheduled Cut-off Time; provided that BioMarin has made such request prior to the second business day before the then-scheduled date of the Cut-off Time); provided that BioMarin may only make such request twice with respect to each Acquisition Proposal or material modification thereof, (iv) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three business days after BioMarin so requests in writing, or (v) Amicus Willfully Breaches its non-solicitation obligations (as described further in the first sub-bullet describing BioMarin’s termination rights in the section of this proxy statement captioned “— Termination of the Merger Agreement”); or

•	if all of the following are satisfied:
•
(A) the Merger Agreement is terminated by Amicus or BioMarin because the Closing has not occurred by the End Date (as described further in the first sub-bullet describing termination rights of Amicus or BioMarin in the section of this proxy statement captioned “— Termination of the Merger Agreement”), but (i) in the case of a termination by Amicus, only if at such time BioMarin would not be prohibited from terminating the Merger Agreement because BioMarin’s material breach of the Merger Agreement has proximately caused or resulted in the Merger not being consummated by such date, (ii) by BioMarin because the Company Stockholder Approval was not obtained (as described further in the third sub-bullet describing termination rights of Amicus or BioMarin in the section of this proxy statement captioned “— Termination of the Merger Agreement”), or (iii) by BioMarin because of Amicus’s breach of a representation or warranty or failure to perform a covenant or obligation such that any of the conditions related to Amicus’ representation and warranties, performance of Amicus’ obligations or absence of a Material Adverse Effect would not be satisfied and cannot be cured by Amicus by the End Date, or if capable of being cured in such time period, has not been cured within 30 days after the date BioMarin gives Amicus written notice of such breach or failure to perform (as described further in the second sub-bullet describing BioMarin’s termination rights in the section of this proxy statement captioned “— Termination of the Merger Agreement”);
•
(B) any person has publicly disclosed a bona fide Acquisition Proposal or an Acquisition Proposal has otherwise been communicated to the Board of Directors after the execution and delivery of the Merger Agreement and prior to such termination and such Acquisition Proposal has not been unconditionally and, in the case of a publicly disclosed Acquisition Proposal, publicly withdrawn prior to (1) the date of such termination (as described further in the first sub-bullet describing termination rights of Amicus or BioMarin in the section of this proxy statement captioned “— Termination of the Merger Agreement”) or (2) the Company Stockholder Meeting (including any adjournment or postponement thereof) with respect to the termination (as described further in the third sub-bullet describing termination rights of Amicus or BioMarin in the section of this proxy statement captioned “— Termination of the Merger Agreement”); and

•
(C) within 12 months after such termination Amicus enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, except that for purposes of this clause (C) the references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%.”

In no event will Amicus be required to pay the termination fee on more than one occasion. Payment of the termination fee will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by BioMarin, Merger Sub, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and will be the sole and exclusive remedy of BioMarin and Merger Sub and any of their respective affiliates against any of Amicus, its subsidiaries or any of their former, current or future officers, directors, partners, employees, agents, attorneys, stockholders, current and future holders of any equity, managers, members or affiliates (collectively, which we refer to as “Company Related Parties”), and none of BioMarin, Merger Sub or any of their respective affiliates will be entitled to bring or maintain any claim, action or proceeding against the Company Related Parties arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination and upon payment of such amount(s), if at all, none of the Company Related Parties will have any further liability or obligations arising out of the Merger Agreement; provided that the foregoing shall not relieve any Company Related Party from any liability for fraud or Willful Breach of the Merger Agreement prior to such termination; provided, further, that although BioMarin may seek both a grant of specific performance to cause Amicus to consummate the Transactions and payment of the termination fee (if due and payable), in no event will BioMarin be entitled to both specific performance and the payment of the termination fee in accordance with the first sub-bullet describing Amicus’ termination rights in the section of this proxy statement captioned “—Termination of the Merger Agreement”).
Amendment
At any time prior to the Effective Time, any provision of the Merger Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed on behalf of Amicus, BioMarin and Merger Sub; provided, however, that after the Company Stockholder Approval, if any such amendment or waiver will by legal requirement or in accordance with the rules and regulations of Nasdaq require further approval of our stockholders, the effectiveness of such amendment will be subject to the approval of our stockholders. No amendment, waiver, supplement or other modification to any Financing Source Provision that is adverse to the Financing Sources in their capacities as such may be made without the prior written consent of the applicable Financing Source.
Governing Law
The Merger Agreement, the Transactions and all claims arising out of or relating to the Merger Agreement are governed by, and construed in accordance with, the legal requirements of the State of Delaware.

Specific Performance; Remedies
The parties are entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof without proof of damages or otherwise. Neither the ability of either party to recover damages for fraud or any Willful Breach of the Merger Agreement nor the provisions of the Merger Agreement summarized in the section of this proxy statement captioned “— Expenses; Termination Fees” are intended to and may not adequately compensate the parties for the harm that would result from a breach of the Merger Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief. No party will oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Furthermore, (i) by seeking the remedies provided for in this section, a party will not be deemed to waive (and will retain) any other remedies expressly available to such party under the Merger Agreement; provided, however, that nothing in this clause (i) will be construed to expand the nature or scope of monetary damages available to any party beyond those expressly permitted by the Merger Agreement, and (ii) nothing set forth in this section will require any party to institute any legal proceedings for (or limit any party’s right to institute any legal proceedings for) specific performance under this section prior to, or as a condition to, exercising any termination right under the Merger Agreement; provided, however, that under no circumstances will Amicus or any Company Related Party be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages.
Each of Amicus, BioMarin and Merger Sub (i) agrees that any legal proceeding of any kind or description involving the Financing Sources, arising out of or relating to the Merger Agreement or any other document, instrument or agreement executed and delivered in connection with the Merger Agreement, the Debt Commitment Letter, the Financing or any of the transactions contemplated thereby (including the Transactions) or the performance of any services thereunder will be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, (ii) agrees that any such legal proceeding will be governed by the legal requirements of the State of New York, except as otherwise provided in any applicable commitment letter or other applicable definitive document agreement relating to any Financing, (iii) agrees not to bring or support or permit any of its controlled affiliates to bring or support any legal proceeding of any kind or description against any Financing Source in any way arising out of or relating to the Merger Agreement or any other document, instrument or agreement executed and delivered in connection with the Merger Agreement, the Debt Commitment Letter, the Financing or any of the transactions contemplated thereby (including the Transactions) or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal proceeding in any such court, and (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal proceeding brought against the Financing Sources in any way arising out of or relating to the Merger Agreement or any other document, instrument or agreement executed and delivered in connection with the Merger Agreement, the Debt Commitment Letter, the Financing or any of the transactions contemplated thereby (including the Transactions) or the performance of any services thereunder.

MARKET PRICES AND DIVIDEND DATA
Our common stock is listed on Nasdaq under the symbol “FOLD.” As of the Record Date, there were 313,918,463 shares of our common stock outstanding, held by approximately 14 stockholders of record. We have never declared or paid any cash dividends on our common stock.
The following table presents the high and low intra-day sale prices of our common stock on Nasdaq during the fiscal quarters indicated:

	Common Stock Prices
	High ($)	Low ($)
Fiscal Year 2026 - Quarter Ended	14.38	14.21
March 31 (through January 30, 2026)	14.38	14.21
Fiscal Year 2025 - Quarter Ended	14.36	5.51
December 31	14.36	7.68
September 30	8.68	5.66
June 30	8.24	5.51
March 31	10.00	7.97
Fiscal Year 2024 - Quarter Ended	14.53	9.02
December 31	12.65	9.28
September 30	12.19	9.36
June 30	11.82	9.02
March 31	14.53	11.32

On January 30, 2026, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock on Nasdaq was $14.29 per share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, our common stock will no longer be publicly traded and will be delisted from Nasdaq and deregistered under the Exchange Act, each in accordance with applicable law, rules and regulation. As a result, following the Merger, we will no longer file periodic reports with the SEC and you will no longer have any interest in Amicus’ future earnings or growth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of January 16, 2026, by:
•	each of our directors;
•	each of our named executive officers;
•	all of our directors and current executive officers as a group, as reported by each person; and
•	each person, or group of affiliated persons, who beneficially owns more than 5% of the outstanding shares of our common stock based on information provided in their most recent filings with the SEC.
The percentages in the columns entitled “Shares Beneficially Owned” are based on a total of 313,703,980 shares of our common stock outstanding as of January 16, 2026.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of our common stock subject to options that were currently exercisable as of January 16, 2026, or exercisable within 60 days of January 16, 2026, are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Restricted stock units that are scheduled to vest during the 60-day period following January 16, 2026, are considered outstanding and beneficially owned by the person holding the restricted stock units for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, New Jersey 08542.
Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with The Vanguard Group, Inc.(1)	30,871,374	9.84%
Entities affiliated with Wellington Management Group LLP(2)	28,628,829	9.13%
Entities affiliated with BlackRock, Inc.(3)	25,848,965	8.24%
Entities affiliated with William Blair Investment Management, LLC(4)	15,749,240	5.02%
Named Executive Officers and Directors
Bradley L. Campbell(5)	2,373,998	*
Simon Harford(6)	324,185	*
Ellen S. Rosenberg(7)	982,534	*
David M. Clark(8)	701,766	*
Jeffrey P. Castelli(9)	899,926	*
Glenn P. Sblendorio(10)	359,820	*
Michael G. Raab(11)	333,113	*
Margaret G. McGlynn(12)	268,670	*
Craig A. Wheeler(13)	311,887	*
Lynn D. Bleil(14)	245,332	*
Burke W. Whitman(15)	297,197	*
Michael A. Kelly(16)	220,751	*
Eiry W. Roberts, M.D.(17)	214,850	*
All current executive officers and directors as a group (13 persons)(18)	7,534,029	2.40%

(1)
This information is provided solely in reliance upon information included in a Schedule 13G/A filed with the SEC on December 3, 2025, by The Vanguard Group, Inc. (“Vanguard”). As of November 28, 2025, Vanguard reported shared voting power of 2,120,104 shares of our common stock, sole investment discretion of 28,380,963 shares of our common stock and shared investment discretion of 2,490,411 shares of our common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
This information is provided solely in reliance upon information included in a Form 13F filed with the SEC on November 14, 2025, by Wellington Management Group LLP (“Wellington”). As of September 30, 2025, Wellington reported shared voting power of 27,221,264 shares of our common stock and shared investment discretion of 28,628,829 shares of our common stock. The address of Wellington is 280 Congress Street, Boston, Massachusetts 02210.

(3)
This information is provided solely in reliance upon information included in a Form 13F filed with the SEC on November 12, 2025, by BlackRock, Inc. (“BlackRock”). As of September 30, 2025, BlackRock reported sole voting power of 24,927,968 shares of our common stock and sole investment discretion of 25,848,965 shares of our common stock. The address of BlackRock is 50 Hudson Yards, New York, NY 10001.

(4)
This information is provided solely in reliance upon information included in a Form 13F filed with the SEC on November 12, 2025, by William Blair Investment Management, LLC (“William Blair”). As of September 30, 2025, William Blair reported sole voting power of 14,292,806 shares of our common stock and sole investment discretion of 15,749,240 shares of our common stock. The address of William Blair is 150 North Riverside Plaza, Chicago, IL 60606.

(5)
Consists of (i) 711,967 shares of our common stock held by Mr. Campbell, and (ii) 1,662,031 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(6)
Consists of (i) 108,478 shares of our common stock held by Mr. Harford, and (ii) 215,707 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(7)
Consists of (i) 311,410 shares of our common stock held by Ms. Rosenberg and 15,000 shares held by her spouse, and (ii) 656,124 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(8)
Consists of (i) 130,942 shares of our common stock held by Mr. Clark, and (ii) 570,824 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(9)
Consists of (i) 318,417 shares of our common stock held by Mr. Castelli, and (ii) 581,509 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(10)
Consists of (i) 122,150 shares of our common stock held by Mr. Sblendorio, and (ii) 237,670 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(11)
Consists of (i) 95,443 shares of our common stock held by Mr. Raab, and (ii) 237,670 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(12)
Consists of (i) 31,000 shares of our common stock held by Ms. McGlynn, and (ii) 237,670 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(13)
Consists of (i) 64,217 shares of our common stock held by Mr. Wheeler, and (ii) 247,670 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(14)
Consists of (i) 38,205 shares of our common stock held by Ms. Bleil, and (ii) 207,127 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(15)
Consists of (i) 98,184 shares of our common stock held by Mr. Whitman, and (ii) 199,013 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(16)
Consists of (i) 52,054 shares of our common stock held by Mr. Kelly, and (ii) 168,697 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(17)
Consists of (i) 55,861 shares of our common stock held by Mr. Roberts, and (ii) 158,989 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

(18)
See notes 5 through 17 above. Consists of (i) 2,129,713 shares of our common stock owned directly, and (ii) 5,380,701 shares of our common stock underlying options exercisable within 60 days of January 16, 2026. Excludes shares issuable upon the exercise of stock options that are first exercisable after March 17, 2026, and both unvested and deferred restricted stock units as of March 18, 2026.

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Amicus. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Amicus will hold an annual meeting in 2026 only if the Merger has not already been completed.
If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and be received by the Secretary of Amicus no later than March 7, 2026. Proposals received after that date will not be included in the proxy materials we send out in connection with the 2026 Annual Meeting of Stockholders. If a proposal was received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. To be timely in accordance with our Second Amended and Restated By-laws (which we refer to as the “By-laws”), stockholder notice of any proposal, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, must have been received by us not earlier than February 5, 2026 and not later than March 7, 2026; provided, however, that in the event that the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2025 Annual Meeting of Stockholders, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to such 2026 Annual Meeting of Stockholders and not later than the close of business on the later of (1) the 90th day prior to such 2026 Annual Meeting of Stockholders or (2) the 10th day following the day on which we make a public announcement of the date of the 2026 Annual Meeting of Stockholders. All stockholder proposals should be marked for the attention of Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc., 47 Hulfish Street, Princeton, New Jersey 08542.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with our By-laws and Rule 14a-19 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.
The following Amicus filings with the SEC are incorporated by reference:
•	Amicus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 19, 2025;
•
Amicus’ Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 filed with the SEC on May 1, 2025, July 31, 2025 and November 4, 2025, respectively;

•
Amicus’ Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 24, 2025 (excluding those portions that are not incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024); and

•
Amicus’ Current Reports on Form 8-K filed with the SEC on January 13, 2025, February 19, 2025, February 21, 2025, May 1, 2025, May 1, 2025, June 5, 2025, July 31, 2025, November 4, 2025 and December 19, 2025.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Amicus is subject to the reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov. If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, https://ir.amicusrx.com. The information included on our website is not incorporated by reference into this proxy statement.
You may obtain any of the documents we file with the SEC (excluding exhibits not incorporated herein by reference), without charge, by requesting them in writing or by telephone from us at the following address:
Amicus Therapeutics, Inc.
Attn: Chief Legal Officer and Corporate Secretary, c/o Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, New Jersey 08542
(609) 662-2000
If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one (1) business day after we receive your request. If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Innisfree M&A Incorporated
Stockholders May Call Toll-Free: (877) 456-3402
Banks & Brokers May Call Collect: (212) 750-5833

MISCELLANEOUS
WE HAVE NOT, AND BIOMARIN HAS NOT, AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR ADDITIONAL TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED FEBRUARY 2, 2026. NEITHER WE NOR BIOMARIN PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

among:

Amicus Therapeutics, Inc.,

a Delaware corporation;

BioMarin Pharmaceutical Inc.,

a Delaware corporation;

Lynx Merger Sub 1, Inc.,

a Delaware corporation,

Dated as of December 19, 2025

A-i

A-ii

Exhibits

Exhibit A	Certain Definitions	A-63

Annexes

Annex I	Form of Certificate of Incorporation of the Surviving Corporation	A-77

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of December 19, 2025 (the “Agreement Date”), by and among (i) BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), (ii) Lynx Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (iii) Amicus Therapeutics, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
INTRODUCTION
A. Parent desires to acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding share of Company Common Stock (collectively, the “Shares”) as of the Effective Time (other than Excluded Shares and Dissenting Shares) shall be cancelled and converted into the right to receive $14.50 per Share, in cash, without interest (the “Merger Consideration”) and subject to any applicable withholding of Taxes, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.
B. The board of directors of the Company (the “Board of Directors”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (ii) declared it advisable to enter into this Agreement, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, (iv) resolved that the Merger shall be governed by Section 251(c) of the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and (v) resolved to recommend that the stockholders of the Company adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof (the preceding clauses (i), (ii) and (v) collectively, the “Company Board Recommendation”), in each case, on the terms and subject to the conditions of this Agreement.
C. The board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
SECTION 1

MERGER TRANSACTION
1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(c) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the Surviving Corporation.
1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.3 Closing; Effective Time.
(a) Unless this Agreement shall have been terminated pursuant to Section 7, and unless otherwise mutually agreed in writing among the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place by means of a virtual closing via the electronic exchange of documents and signatures by the Parties as soon as practicable (and in no event later than three Business Days) following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver (by the Party or Parties entitled to the benefits thereof) of the last of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions at the Closing); provided that if the Parties mutually agree in writing upon another date, the Closing shall take place on such date. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form reasonably agreed upon between the Parties and as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Legal Requirements to make the Merger effective. The Merger shall become effective upon the date and time of the filing of that certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the certificate of merger (such date and time the Merger is effective, the “Effective Time”).
1.4 Certificate of Incorporation and Bylaws; Directors and Officers.
(a) As of the Effective Time, the certificate of incorporation of the Company shall by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Annex I and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.4(a).
(b) As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Legal Requirements, subject to Section 5.4(a), except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.
(c) As of the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who served as the directors and officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.
1.5 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:
(i) any Shares held immediately prior to the Effective Time by the Company (or held in the Company’s treasury) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any Shares held immediately prior to the Effective Time by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or Merger Sub shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii) any Shares held immediately prior to the Effective Time by any direct or indirect wholly owned Subsidiary of the Company shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary shall own the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time and no other consideration shall be delivered in exchange therefor (such Shares together with the Shares described in the preceding clauses (i) and (ii), the “Excluded Shares”);
(iv) except as provided in clauses (i), (ii) and (iii) above and subject to Section 1.5(b), each Share outstanding immediately prior to the Effective Time (other than any Dissenting Shares, which shall have only those rights set forth in Section 1.7) shall be converted into the right to receive Merger Consideration, in each case without any interest thereon and subject to any applicable withholding of Taxes in accordance with Section 1.6(e); and
(v) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

From and after the Effective Time, subject to this Section 1.5(a), all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 1.6, or, in the case of Dissenting Shares, the rights set forth in Section 1.7.
(b) If, between the Agreement Date and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted; provided that nothing in this Section 1.5(b) shall be construed to permit the Company to take any action that is prohibited by Section 4.2 or the other terms of this Agreement.
1.6 Surrender of Certificates; Stock Transfer Books.
(a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the aggregate Merger Consideration to which holders of such Shares shall become entitled pursuant to Section 1.5. On or prior to the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 1.5 and Section 1.8 (the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to pay the aggregate Merger Consideration in the Merger; provided that any interest or other income earned on investment of the Payment Fund shall be promptly returned to Parent and treated as earned by Parent for all U.S. federal (and applicable state or local) income tax purposes. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided that such investments shall be (w) in obligations of or guaranteed by the United States of America, (x) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (y) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (z) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. To the extent Parent becomes aware that (i) there are any losses with respect to any such investments, or (ii) the Payment Fund has diminished for any reason below the level required for the Paying Agent to make prompt cash payment pursuant to Section 1.5, Parent or the Surviving Corporation shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is, at all times during the duration of the Payment Fund, maintained at a level sufficient for the Paying Agent to promptly make such payments pursuant to Section 1.5.
(b) Promptly after the Effective Time (but in no event later than three Business Days thereafter), the Surviving Corporation shall cause to be delivered to each Person who was, at the Effective Time, a holder of record of (i) Shares represented by a certificate evidencing such Shares (“Certificated Shares”), or (ii) Book-Entry Shares, who, in each case of clauses (i) and (ii) was entitled to receive the Merger Consideration pursuant to Section 1.5, (A) a form of letter of transmittal, which shall be in reasonable and customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificated Shares shall pass, only upon proper delivery of the stock certificates evidencing such Certificated Shares (the “Certificates”) (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) to the Paying Agent, or a customary agent’s message with respect to Book-Entry Shares, and (B) instructions (including the requirement for each holder of Shares to provide IRS Form W-9 or applicable series of IRS Form W-8) for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration payable in respect of such Shares pursuant to Section 1.5. Upon surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof in accordance with Section 1.6(f), if applicable) or Book-Entry Shares, together with such letter of transmittal in the case of Certificates, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to the instructions, the holder of such Certificated Shares or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Certificated Share or Book-Entry Share, and such Certificates and Book-Entry Shares shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Certificated Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all Transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of Parent that such Transfer Taxes either have been paid or are not applicable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for the Transfer Taxes described in the immediately preceding sentence. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 1.6, each Certificated Share and Book-Entry Share (in each case, other than Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by Section 1.5.
(c) At any time following 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (with respect to the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.5) which had been made available to the Paying Agent and not disbursed to holders of Certificated Shares or Book-Entry Shares in accordance with this Section 1.6 (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificated Shares or Book-Entry Shares for the Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company with respect to the Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.
(e) Each of the Company, the Surviving Corporation, Parent, Merger Sub, the Paying Agent and their Affiliates, shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Merger Consideration payable to any holder of the Shares or any holder of Company Options, Company PSUs, Company RSUs or any other consideration otherwise payable pursuant to this Agreement such amounts as it is required by any Legal Requirement to deduct and withhold with respect to Taxes. Each such withholding agent shall use commercially reasonable efforts to reduce or eliminate any such withholding and shall request any necessary Tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information. Each such withholding agent shall use reasonable best efforts to take all action that may be necessary to ensure that any such amounts so withheld are properly remitted to the appropriate Governmental Body in accordance with applicable Tax Legal Requirements. To the extent that amounts are so withheld and properly remitted to the appropriate Governmental Body in accordance with applicable Tax Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, holder of Company Options, Company PSUs, Company RSUs or other recipient of consideration hereunder in respect of which such deduction and withholding was made.
(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the Certificated Shares formerly represented by that Certificate, or by a representative of that holder, claiming that Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by that holder of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which amount shall not exceed the Merger

Consideration payable with respect to such Certificated Shares), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Certificated Shares formerly represented by such Certificate, as contemplated by this Section 1.6.
(g) Except as otherwise provided in Section 1.6(b), Transfer Taxes and fees imposed with respect to the transactions contemplated by this Agreement shall be borne by the Company or Parent and expressly shall not be a liability of holders of Shares or any holder of Company Options or Company RSUs.
1.7 Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, any Shares outstanding immediately prior to the Effective Time which are held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but shall, by virtue of the Merger, be automatically cancelled and no longer outstanding, shall cease to exist and shall be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(e)), and such Shares shall no longer be deemed to be Dissenting Shares. The Company shall give prompt notice to Parent and Merger Sub of any demands received by the Company for appraisal of any Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL, in each case prior to the Effective Time. Parent and Merger Sub shall have the right to direct and participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent and Merger Sub, settle or offer to settle, or make any payment with respect to, any such demands, approve any withdrawal of any such demands, waive any failure of any holder of such Shares to timely deliver a written demand for appraisal or agree or commit to do any of the foregoing.
1.8 Treatment of Company Equity Awards.
(a) At the Effective Time, (i) each Company Option that is then outstanding and unexercised, whether or not vested, and which has a per share exercise price that is less than the Merger Consideration (each, an “In the Money Option”) shall be cancelled and converted into the right to receive a cash payment equal to the product of (A) the excess of (x) the Merger Consideration over (y) the exercise price payable per Share under such In the Money Option, multiplied by (B) the total number of Shares subject to such In the Money Option immediately prior to the Effective Time (without regard to vesting), and (ii) each Company Option other than an In the Money Option that is then outstanding and unexercised, whether or not vested, shall be cancelled with no consideration payable in respect thereof.
(b) At the Effective Time, each then outstanding Company RSU shall, automatically and without any required action on the part of the Company, Parent or holder thereof, be canceled and the holder thereof shall be entitled to receive a cash payment equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such Company RSU.
(c) At the Effective Time, each Company PSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall, automatically and without any required action on the part of the Company, Parent or holder thereof, be cancelled and the holder thereof shall be entitled to receive a cash payment equal to the product of (rounded down to the nearest whole number) (i) the number of Shares subject to such Company PSU immediately prior to the Effective Time (determined at the level of performance set forth in Section 1.8(c) of the Company Disclosure Schedule), without any pro-ration, as of immediately prior to the Effective Time multiplied by (ii) an amount equal to the Merger Consideration.
(d) As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving Corporation or its Affiliate, as applicable, shall pay the aggregate consideration payable pursuant to Section 1.8 to holders of Company RSUs, Company PSUs and Company Options that were not granted in connection with the optionholder’s service as a non-employee member of the Board of Directors net of any applicable withholding Taxes, as applicable. As soon as reasonably practicable after the Effective Time (but no later than the second payroll date after the Effective Time), the Surviving

Corporation or its Affiliate, as applicable, shall pay the aggregate consideration payable to holders of Company Options and Company RSUs that were granted in connection with the holder’s service as a non-employee member of the Board of Directors pursuant to Section 1.8(b) via the Surviving Corporation’s or its Affiliate’s accounts payable net of any applicable withholding Taxes, as applicable.
(e) Prior to the Effective Time, the Company shall take all actions necessary (under the Company Equity Plans and award agreements pursuant to which Company Options, Company RSUs and Company PSUs are outstanding or otherwise) to effect the transactions described in this Section 1.8, including in order to comply with the provisions of the Company Equity Plans, such that immediately following the Effective Time there are no obligations of the Acquired Companies, Parent, Merger Sub or their Affiliates in respect of Company Options, Company RSUs and Company PSUs, except as set forth in this Section 1.8. All Company Options, Company RSUs and Company PSUs shall terminate as of the Effective Time, and following the Effective Time, no holder of any Company Options, Company RSUs and Company PSUs will have any right to acquire any equity securities of the Company or the Surviving Corporation as a result of such holder’s Company Options, Company RSUs and Company PSUs.
(f) To the extent any payment made pursuant to this Section 1.8 would trigger a Tax or penalty under Section 409A of the Code, such payment shall be made on the earliest date after the Effective Time that payment would not trigger such Tax or penalty or be structured in such a way as to comply with Section 409A of the Code.
1.9 Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with Section 251(c) of the DGCL and this Section 1.9 as soon as practicable following the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of the last of the conditions set forth in Section 6 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, waiver of such conditions). If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub as follows, it being understood that each representation and warranty contained in this Section 2 is subject to (a) exceptions and disclosures set forth in the section or subsection of Section 2 of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 2, (b) any exception or disclosure set forth in any other section or subsection of Section 2 of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure is applicable to qualify such section or subsection, and (c) disclosure in the Company SEC Documents filed on or after February 19, 2025 and publicly available prior to the close of business on the second Business Day preceding the Agreement Date (other than any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or other general cautionary, predictive or forward-looking statements in any other sections of such Company SEC Documents); provided that (x) clauses (b) and (c) of this paragraph shall not apply to the representation and warranty set forth in Section 2.5(b) (No Material Adverse Effect), and (y) clause (c) of this paragraph shall not apply to any of the representations and warranties set forth in Section 2.1 (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), Section 2.3 (Capitalization, Etc.), Section 2.20 (Authority; Binding Nature of Agreement), Section 2.21 (Takeover Laws), Section 2.22 (Non-Contravention; Consents), Section 2.23 (Opinion of Financial Advisors) or Section 2.24 (Brokers and Other Advisors):
2.1 Due Organization; Subsidiaries, Etc.
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and the Company’s only Subsidiaries are set forth on Section 2.1 of the Company Disclosure Schedule (the Company and each such Subsidiary, an “Acquired Company” and collectively, the “Acquired Companies”). Each of the Company’s Subsidiaries is duly organized and validly existing under the

Legal Requirements of the jurisdiction of its organization. Each Acquired Company has all necessary power and authority (i) to conduct its business in the manner in which its business is currently being conducted, and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each Acquired Company is qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where such failure does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Company’s Subsidiaries is in good standing (where such concept is recognized under applicable Legal Requirements) under the Legal Requirements of the jurisdiction of its organization.
(b) The Company owns beneficially and of record all of the outstanding shares of capital stock or ordinary shares of the other Acquired Companies, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws. Except for the shares of capital stock or ordinary shares of the other Acquired Companies held by the Company, no Acquired Company owns, directly or indirectly, any capital stock or equity interests of any nature in, or subscriptions, options, calls, warrants or rights (whether or not currently exercisable) to acquire, or other securities convertible into or exchangeable or exercisable for, any capital stock or equity interests of, any Entity. None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity (other than another directly or indirectly wholly owned Acquired Company).
2.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Company, including all amendments thereto, as in effect on the Agreement Date.
2.3 Capitalization, Etc.
(a) The authorized capital stock of the Company consists of (i) 500,000,000 Shares, of which 309,309,349 Shares had been issued and were outstanding and 7,390 Shares were held in the Company’s treasury, in each case, as of the close of business on December 17, 2025 (the “Capitalization Date”), and (ii) 10,000,000 shares of Company Preferred Stock, of which no shares are outstanding on the Capitalization Date. All of the outstanding shares of the capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. In the period between the Capitalization Date and the execution and delivery of this Agreement, the Company has not issued any new Shares except pursuant to the exercise of Company Options or the settlement of Company RSUs or Company PSUs in accordance with their terms, in each case outstanding as of the Capitalization Date and, since the Capitalization Date, the Company has not issued any Company Options, Company RSUs, Company PSUs or other equity based awards.
(b) All of the outstanding shares of the capital stock or ordinary shares, as applicable, of the Company’s Subsidiaries have been duly authorized and validly issued, and are fully paid and nonassessable.
(c) (i) None of the outstanding shares of capital stock of the Acquired Companies are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of capital stock of the Acquired Companies are subject to any right of first refusal in favor of any Acquired Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of any Acquired Company having a right to vote on any matters on which the stockholders of the Acquired Companies have a right to vote, and (iv) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of capital stock of the Acquired Companies. No Acquired Company is under any obligation, or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Acquired Companies. The Shares constitute the only outstanding class of securities of the Company registered under the Securities Act. There are no voting trusts or other Contracts with respect to the voting of any Shares. All outstanding Shares have been offered and issued in compliance in all material respects with all applicable securities Legal Requirements, including the Securities Act and “blue sky” Legal Requirements.
(d) As of the close of business on the Capitalization Date, (i) 27,612,945 Shares were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans, such outstanding Company Options having a weighted average exercise price of $11.62 per share as of the Capitalization Date,

(ii) 9,512,096 Shares were subject to issuance pursuant to Company RSUs and 5,913,820 Shares were subject to issuance pursuant to Company PSUs (determined at the maximum level of performance), in each case, granted and outstanding under the Company Equity Plans, and (iii) 14,958,781 Shares were available for future awards under Company Equity Plans. Other than as set forth in this Section 2.3(d), there are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, restricted stock unit, stock based performance unit, profit participation or similar rights or equity-based awards with respect to the Company. None of the Subsidiaries of the Company holds any equity interest in the Company.
(e) Each outstanding Company Option has an exercise price equal to or above the fair market value of a Share as of the date of grant (within the meaning of Section 409A of the Code).
(f) There are no issued, reserved for issuance, outstanding or authorized stock option, stock appreciation, phantom stock, stock unit, profit participation or similar rights or equity-based awards with respect to any Subsidiary of the Company.
(g) Except (y) as set forth in this Section 2.3, and (z) for Company Options, Company RSUs and Company PSUs outstanding as of the Agreement Date, there are no (i) outstanding shares of capital stock of or other securities of any Acquired Company, (ii) outstanding subscriptions, options, calls, equity or equity-based compensation awards, phantom socks, stock appreciations, profit participations or other equity or equity based interests, warrants or rights (whether or not currently exercisable) to acquire, or the value of which is measured by reference to, any shares of the capital stock, restricted stock unit, stock-based performance unit or any other right that is linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of any Acquired Company, in each case other than derivative securities not issued by an Acquired Company, (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of any Acquired Company, or (iv) stockholder rights plans (or similar plans commonly referred to as a “poison pill”) or Contracts under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(h) Section 2.3(h) of the Company Disclosure Schedule sets forth a listing of all Persons who hold outstanding Company Options, Company RSUs, and Company PSUs as of the Capitalization Date, indicating, with respect to each Company Option, Company RSU, and Company PSU, the number of Shares subject thereto (including for Company PSUs, the number of Shares subject thereto at the level of actual performance attained as of the Capitalization Date at the target level of performance and at the maximum level of performance), the date of grant, the vesting schedule (including whether the terms of such award provide that its vesting will accelerate upon the Merger), the per Share exercise price (if applicable), the expiration date and, with respect to Company Options, whether such Company Option is intended to be an incentive stock option (within the meaning of Section 422 of the Code). All Company Options, Company RSUs, and Company PSUs are evidenced by agreements in the forms that have been provided to Parent. No offering period has commenced with respect to the Company ESPP.
2.4 SEC Filings; Financial Statements.
(a) Since January 1, 2023 (the “Applicable Date”), the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (as supplemented, modified or amended since the time of filing, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the Agreement Date, as of the date of (and giving effect to) the last such amendment (and, in the case of registration statements and proxy statements, on the date of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to those Company SEC Documents, and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the Agreement Date) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents.
(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor form under the Exchange Act), and (iii) fairly presented, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of notes and to normal and recurring year-end adjustments that are not individually or in the aggregate material).
(c) The Company maintains, and at all times since the Applicable Date has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Documents filed prior to the Agreement Date, that assessment concluded that those controls were effective. To the knowledge of the Company, since January 1, 2025, neither the Company nor the Company’s independent registered accountant has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company, or (C) any claim or allegation regarding any of the foregoing.
(d) The Company maintains, and at all times since the Applicable Date has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is, and at all times since the Applicable Date has been, in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and has not received any notice of non-compliance from Nasdaq since the Applicable Date.
(e) Since January 1, 2025, (i) no Acquired Company has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Acquired Companies or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that any of the Acquired Companies has engaged in questionable accounting or auditing practices, and (ii) no attorney representing any of the Acquired Companies (whether or not employed by any Acquired Company) has reported evidence of a material violation of the applicable Legal Requirements, breach of fiduciary duty or similar violation by any of the Acquired Companies or their respective officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Acquired Companies pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(f) None of the Acquired Companies is a party to, nor does any Acquired Company have any obligation or other commitment to become a party to, “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, such Acquired Company in the Company SEC Documents.
(g) As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. None of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.
(h) Each document required to be filed by the Company with the SEC in connection with the Transactions, including a proxy statement in preliminary form related to the Company Stockholder Meeting (together with any supplements or amendments thereto, the “Merger Proxy Statement”), when filed, distributed or otherwise disseminated to the Company’s stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Merger Proxy Statement, at the time of filing of such Merger Proxy Statement or any supplement or amendment thereto with the SEC and at the time such Merger Proxy Statement or any supplements or amendments thereto are first distributed or otherwise disseminated to the Company’s stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Merger Proxy Statement.
2.5 Absence of Changes; No Material Adverse Effect. Except as expressly contemplated by this Agreement, from January 1, 2025 through the Agreement Date:
(a) except for discussions, negotiations and activities related to this Agreement or other potential strategic transactions, the Acquired Companies have operated in all material respects in the ordinary course of business;
(b) there has not occurred a Material Adverse Effect; and
(c) there has not been any action taken by any of the Acquired Companies that, if taken during the Pre-Closing Period without Parent’s prior written consent, would require Parent’s consent pursuant to Section 4.2.
2.6 Title to Assets. Each Acquired Company has good and valid title to all assets (excluding Intellectual Property Rights) owned or purported to be owned by it as of the Agreement Date and necessary for the conduct of the Acquired Companies’ business, taken as a whole, and such assets are owned by the Acquired Companies free and clear of any Encumbrances (other than Permitted Encumbrances).
2.7 Real Property.
(a) The Acquired Companies do not own and have not owned any real property.
(b) Section 2.7(b) of the Company Disclosure Schedule sets forth a complete and accurate list in all material respects of all real property currently leased, subleased or licensed by or from the Acquired Companies or otherwise used or occupied by the Acquired Companies. The Acquired Companies hold valid and existing leasehold interests in the real property that is leased or subleased by the Acquired Companies from another Person (the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances. Since the Applicable Date, no Acquired Company has received any notice regarding (i) any material violation or breach or default under any lease related to the Leased Real Property that has not since been cured, (ii) pending or threatened condemnation of any portion of the Leased Real Property, or (iii) building, fire or zoning code violations with respect to the Leased Real Property. None of the Leased Real Property is subleased.

2.8 Intellectual Property.
(a) Section 2.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list that identifies the following for each item of material Company IP that is Registered IP as applicable: (i) the title or mark, (ii) the name of the current owner or co-owners, (iii) the jurisdiction of application or registration, and (iv) the application, Patent or registration number. All such Registered IP is subsisting and, to the knowledge of the Company, other than pending applications therefor, valid and enforceable. Section 2.8(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Domain Names for which any Acquired Company is the registrant or holder. As of the Agreement Date, no interference, opposition, reissue, reexamination proceeding, cancellation proceeding or other Legal Proceeding (other than routine examination proceedings with respect to pending applications) is pending, threatened in writing or, to the knowledge of the Company, otherwise threatened against any Acquired Company, in which the scope, validity, enforceability, priority, inventorship or ownership of any Company IP is being contested or challenged. All application, registration, issuance, renewal and maintenance fees due for such Company IP that is Registered IP having a final due date on or before the Agreement Date have been paid in full and are current.
(b) The Acquired Companies are the sole and exclusive owners of all right, title and interest in and to all Company IP owned or purported to be owned by the Acquired Companies, free and clear of all Encumbrances, other than Permitted Encumbrances, and have the right, pursuant to valid and enforceable agreements, to use all other material Intellectual Property Rights necessary for, used in or held for use by the Acquired Companies’ business.
(c) No Company Associate owns or has any valid claim, right (whether or not currently exercisable) or interest in or to, and no other third party owns or has an exclusive right in or to, any material Company IP owned or purported to be owned by an Acquired Company and each Company Associate or any third party who is or was involved in the invention, creation, authorship or development of any material Intellectual Property Rights for or on behalf of an Acquired Company has signed a valid and enforceable written agreement (i) containing a present-tense assignment to an Acquired Company of all such Intellectual Property Rights for all such Persons in the United States, (ii) or containing a valid assignment to an Acquired Company of all such Intellectual Property Rights to the extent required under applicable Legal Requirements for all such Persons outside the United States, and (iii) in each case of the foregoing clauses (i) and (ii), including reasonable non-use and non-disclosure obligations with respect to any Company IP, including Trade Secrets, and there is no material breach under any such agreement.
(d) No funding, facilities, Intellectual Property Rights or personnel or other resources of any Governmental Body or any university, college, research institute or other educational institution is being or has been used to create, in whole or in part, material Company IP owned or purported to be owned by the Acquired Companies or, to the knowledge of the Company, any other Company IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Body or institution obtaining ownership or any other rights, title or interest in or to such Intellectual Property Rights, or the right to receive royalties for the practice of such Intellectual Property Rights (whether on a present or contingent basis).
(e) The Acquired Companies have taken reasonable steps, including reasonable security measures and other steps, to maintain the confidentiality of and otherwise protect and enforce their rights in all information that is a trade secret under applicable Legal Requirements and all other material Trade Secrets held by an Acquired Company in all material respects.
(f) Section 2.8(f) of the Company Disclosure Schedule sets forth each license agreement pursuant to which an Acquired Company has obtained a license to, or has been granted a covenant not to sue under, immunity from suit with respect to or other equivalent rights to, any Intellectual Property Right (each an “In-bound License”) or has granted a license or covenant not to sue, immunity from suit or other equivalent right to any Intellectual Property Right owned or purported to be owned by, or licensed to, an Acquired Company (each an “Out-bound License”); provided that (i) In-bound Licenses shall not include commercially available off-the-shelf software having an annual or one-time fee of less than $200,000, clinical trial agreements that are consistent in all material respects with the form clinical trial agreement used by the Acquired Companies in the United States (the form of which has been made available to Parent), or on a jurisdiction-specific form clinical trial agreement for activities outside the United States, non-disclosure agreements that are consistent in all material respects with the form non-disclosure agreement used by the

Acquired Companies, non-exclusive licenses to an Acquired Company in employee, contractor, or similar agreements, material transfer agreements that are not material, or non-exclusive licenses ancillary to the primary purpose of the Contract, in each case, entered into in the ordinary course of business, and (ii) Out-bound Licenses shall not include non-exclusive outbound licenses contained in contractor agreements, vendor or service provider agreements, clinical trial agreements, contract manufacturing agreements, contract research organization agreements, non-disclosure agreements or material transfer agreements, in each case, entered into in the ordinary course of business, or non-exclusive licenses ancillary to the primary purpose of the Contract, in each case entered into in the ordinary course of business.
(g) To the knowledge of the Company, the operation of the Acquired Companies’ businesses as currently conducted and presently contemplated to be conducted by the Acquired Companies with respect to the presently contemplated commercialization of their Products does not infringe, misappropriate or otherwise violate and has not since the Applicable Date, infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned by any other Person. As of the Agreement Date, (i) no Legal Proceeding is pending or, to the knowledge of the Company, is being threatened, including cease and desist letters or offers to take a license, against an Acquired Company relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Rights of another Person, and (ii) since the Applicable Date, no Acquired Company has received any written notice or other written communication claiming any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by an Acquired Company (including invitations to license).
(h) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company IP. No Legal Proceeding is, or has been, pending or threatened in writing since the Applicable Date by an Acquired Company relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Company IP.
(i) None of the Company IP owned by an Acquired Company, or, to the knowledge of the Company, any other Company IP, is subject to any pending or outstanding injunction, directive, order, judgment, settlement, consent ruling or other disposition of dispute that adversely restricts the use, transfer or licensing of any Company IP by an Acquired Company or otherwise adversely affects the validity, scope, use, registrability or enforceability of any Company IP.
(j) The consummation of the Transactions will not result in the loss or impairment of, alteration in, forfeiture of, termination of or payment of any additional amounts with respect to any Company IP.
(k) Except as would not be, or would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies taken as a whole, (i) the Company IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Companies to conduct its business as currently conducted, and (ii) the Company has taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Assets (and all data and other information and transactions stored or contained therein or processed or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, incident response and recovery procedures and business continuity procedures. Since the Applicable Date, there has been no material unauthorized or unlawful access to, or interruption, modification, loss, Processing or corruption of any Company IT Assets (or any data or other information stored or contained therein or processed or transmitted thereby), and the Acquired Companies have no reason to reasonably suspect that any such breach or incident has occurred.
(l) Except as set forth on Section 2.8(l) of the Company Disclosure Schedule, the Acquired Companies are the sole owner of all material data arising from any non-clinical trial and any Clinical Trial, in each case performed by or on behalf of an Acquired Company and relating to the Products.
(m) The Acquired Companies have established and implemented organizational, physical, administrative and technical measures regarding privacy, cybersecurity and data security that are commercially reasonable and compliant in all material respects with all (i) Data Privacy Laws, (ii) binding industry standards including the Payment Card Industry Data Security Standard (as applicable), (iii) internal and/or publicly available written privacy and security policies, commitments and notices of the Company relating to Personal Information, and (iv) applicable portions of Contract obligations of the Acquired Companies relating to the collection, Processing, disclosure and storage of Personal Information, and (v) consents and authorizations pursuant to which Personal Information was disclosed to the Acquired Companies (the foregoing clauses (i) through (iv), collectively, the “Privacy and Security Requirements”). The Acquired Companies are, and since the Applicable Date have been, in all material respects, in compliance with and not in material default under, or in material violation of, any applicable Privacy and Security Requirements. Except as would not be material to the Company, the Acquired Companies have contractually obligated all Persons who Process Personal Information on their behalf to maintain safeguards substantially similar to those implemented by the Acquired Companies and comply with Privacy and Security Requirements, as applicable and as required by Data Privacy Laws. Since the Applicable Date, no Acquired Company has been given written notice of, or been charged in writing with, any material violation of any applicable Privacy and Security Requirement. Since the Applicable Date, no Acquired Company has experienced any material security breach or cybersecurity event, including any theft, loss, unlawful or unauthorized Processing of Personal Information or Company Data held by or on behalf of an Acquired Company (a “Security Breach”) and the Acquired Companies have no reason to reasonably suspect a material Security Breach has occurred. The Acquired Companies have since the Applicable Date used commercially reasonable controls, technologies, processes and practices to prevent, detect, identify and remediate Security Breaches.
(n) The Acquired Companies have not included any Trade Secrets or other material confidential and proprietary information in any prompts or inputs into any Generative AI Tool owned or controlled by any other Person (unless the Contract relating to such Generative AI Tool includes terms that do not permit the use of any such prompt or input to train or improve the Generative AI Tool), or used any Generative AI Tool in a manner that does not comply in all material respects with the applicable license or other Contract terms.
2.9 Contracts.
(a) Section 2.9(a) of the Company Disclosure Schedule identifies each Contract to which any Acquired Company is a party, or by which it is bound, that constitutes a Material Contract as of the Agreement Date and identifies, with respect to each Material Contract, the clause of this Section 2.9(a) to which it applies. For purposes of this Agreement, each of the following (excluding any Employee Plan) to which any Acquired Company is a party or by which it is bound as of the Agreement Date constitutes a “Material Contract”:
(i) any Contract that is a settlement, conciliation or similar agreement between any Acquired Company and any Governmental Body and pursuant to which an Acquired Company will be required after the Agreement Date to pay any monetary obligations in excess of $500,000;
(ii) any Contract between any Acquired Company and any third Person (A) materially limiting the freedom or right of any Acquired Company to engage in any line of business or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Company, or (C) containing exclusivity obligations (other than pursuant to exclusivity obligations resulting from the scope of the license granted in any Inbound License) or otherwise materially limiting the freedom or right of any Acquired Company (or following the Closing, Parent or any of its Affiliates) to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;
(iii) any Contract that requires by its terms or is reasonably expected to require the payment or delivery of cash or other consideration (A) to any Acquired Company in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2025, or (B) by any Acquired Company in an amount having an expected value in excess of $1,000,000 in the fiscal year ending December 31, 2025, and in each case (y) which cannot be cancelled by such Acquired Company without penalty or further payment without more than 60 days’ notice, and (z) excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements, material transfer agreements, clinical trial agreements and non-exclusive outbound license agreements (in each case, entered into in the ordinary course of business);
(iv) any Contract relating to Indebtedness of any Acquired Company in an aggregate principal amount in excess of $250,000 (whether incurred, assumed, guaranteed or secured by any asset);
(v) any Contract between an Acquired Company and a third Person (A) for the disposition of any material assets or material portion of the Acquired Companies’ business, or (B) for the acquisition of a material portion of the assets or business of any third Person (whether by merger, sale of stock or assets or otherwise), in each case of the foregoing clause (A) or (B) that contains continuing indemnities or other material obligations or any continuing royalties or other amounts calculated based upon any revenues or income of the Company or any “earn out”, “milestone” or other contingent payment obligations on the part of an Acquired Company;
(vi) any Contract between any Acquired Company and any third Person constituting or relating to the formation, creation, operation, management or control of a joint venture, partnership or similar profit or revenue sharing arrangement;
(vii) any Contract that by its express terms requires an Acquired Company, or any successor to, or acquirer of, an Acquired Company, to make any payment to another Person as a result of a change of control of such Acquired Company (a “Change of Control Payment”) or gives another Person a right to receive or elect to receive a Change of Control Payment;
(viii) any Contract that prohibits the declaration or payment of dividends or distributions in respect of the capital stock of an Acquired Company, the pledging of the capital stock or other equity interests of an Acquired Company or the issuance of any guaranty by an Acquired Company;
(ix) any (A) In-bound License and (B) Out-bound License;
(x) any Contract that relates to the assignment of any Company IP to an Acquired Company, other than Contracts that assign Intellectual Property Rights from employees, consultants or contractors of an Acquired Company that have been entered into between such Acquired Company and such employee, consultant or contractor on the Acquired Company’s standard form (or form substantially equivalent thereto);
(xi) any Government Contract;
(xii) any Contract that relates to the research, development, distribution, marketing, supply, collaboration, co-promotion or manufacturing of the Products, which if terminated or not renewed, would reasonably be expected to have a material and adverse effect on the Products;
(xiii) any Contract for the lease or sublease of any real property;
(xiv) any Contract that relates to any swap, forward, futures or other similar derivative transactions;
(xv) any Contract with any university or other academic institution, research center, international organization or Governmental Body, other than any In-Bound Licenses, Out-Bound Licenses, sponsored research agreements, clinical trial site agreements, material transfer agreements, sponsorship agreements or grant agreements entered into in the ordinary course of business;
(xvi) any Contract for the engagement of any Person as an independent contractor, providing for annual base salary compensation in excess of $50,000, in each case, that cannot be terminated by the Company or any Acquired Company without penalty and on no more than 60 days’ notice;
(xvii) any Contract that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Acquired Company after the Agreement Date in an amount in excess of $1,000,000 in the aggregate.
(xviii) any other Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; and (xix) any Contract (A) with any Affiliate (other than an Acquired Company), director, executive officer (as such term is defined in the Exchange Act), Person holding 5% or more of the Shares, or, to the knowledge of the Company, any Affiliate (other than an Acquired Company) or immediate family member of any of the foregoing, or (B) in which any of the foregoing Persons has a direct or indirect material financial interest.
(b) As of the Agreement Date, the Company has either delivered or made available to Parent an accurate, unredacted and complete copy of each Material Contract or has publicly made available such Material Contract in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. No Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of, or material default under, any Material Contract and no Acquired Company, or to the knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Each Material Contract is, with respect to the Acquired Companies and, to the knowledge of the Company, each other party thereto, a valid and binding agreement in full force and effect, enforceable in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general applicability relating to or affecting creditors’ rights, and by general equitable principles. Since the Applicable Date, (i) the Acquired Companies have not received or delivered any written notice regarding any material violation or breach or default under any Material Contract that has not since been cured, and (ii) no Acquired Company has waived in writing any material rights under any Material Contract. As of the Agreement Date, no Acquired Company has received any written notice from any third party to any Material Contract that such party intends to terminate, or not renew such Material Contract.
(c) The Acquired Companies are, and, since the Applicable Date, have been, in compliance with all Legal Requirements and contractual requirements applicable to each Government Contract, and no performance evaluation of any Acquired Company since the Applicable Date with respect to any Government Contract has cited a material default or other material failure to perform thereunder. With respect to each Government Contract, since the Applicable Date there has been no (i) civil fraud, criminal or bribery investigation, inquiry or audit by any Governmental Body against or involving any Acquired Company, (ii) internal investigation conducted by or on behalf of an Acquired Company in connection with any alleged fraud, bribery, contractual noncompliance or any other issue in connection with such Government Contract, (iii) suspension or debarment action against any Acquired Company or any manager, director or officer of any Acquired Company, (iv) written request by a Governmental Body for a contract price adjustment based on a claimed disallowance by the Defense Contract Audit Agency (or other applicable Governmental Body) or written claim of defective pricing against any Acquired Company, or (v) dispute between any Acquired Company and a Governmental Body that has resulted in a government contracting officer’s final decision against an Acquired Company. In the past six years, (i) all written representations, certifications and disclosures made by the Acquired Companies in connection with each Government Contract were current, accurate and complete when made and such representations and certifications were updated so that they remained current, accurate and complete, if updating was required, and (ii) neither any Governmental Body nor any prime contractor, subcontractor or other Person has notified any Acquired Company, that any Acquired Company has, or is alleged to have, breached or violated any Legal Requirement, representation, certification, disclosure, clause, provision or requirement pertaining to any Government Contract. In the past six years, there has been no termination for default, cure notice or show cause notice issued to an Acquired Company by any Governmental Body in connection with any Government Contract. There are no facts or circumstances that would support any material breach or termination for default of any Government Contract, or warrant the institution of suspension, debarment or other disqualification proceedings or the finding of non-responsibility or ineligibility on the part of any Acquired Company or any manager, officer, director or employee of any Acquired Company. There are no outstanding claims against the Acquired Companies, either by a Governmental Body or by any prime contractor, arising under any Government Contract. No Government Contract is or was set aside or reserved based in whole or in part on the Acquired Companies’ size status or other set aside or preference category and none of the Acquired Companies have made any representations in connection with any Government Contracts indicating that it would be entitled to any preference based on its size or any other preference category.
(d) Section 2.9(d) of the Company Disclosure Schedule lists each Encumbrance securing the obligations of the Acquired Companies under the Senior Secured Term Loan Agreement.
2.10 Liabilities. The Acquired Companies do not have any liabilities (whether accrued, absolute, contingent or otherwise), except for (a) liabilities reflected or reserved against in the Company’s audited consolidated balance sheet (or the notes thereto) included in the Company’s most recent Annual Report on Form 10-K filed with the SEC prior to the Agreement Date, (b) liabilities or obligations incurred pursuant to the terms of this Agreement, (c) liabilities for performance of obligations under Contracts binding upon the Acquired Companies (none of which are the result of any breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution, violation of any applicable Legal Requirements) delivered or made available to Parent prior to the Agreement Date or entered into thereafter in the ordinary course and not in breach of the provisions of Section 4.2, (d) liabilities incurred in the ordinary course of business since the date of the balance sheet referenced in the foregoing clause (a), and (e) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
2.11 Compliance with Legal Requirements.
(a) The Acquired Companies are, and since the Applicable Date have been, in compliance with all applicable Legal Requirements, except as would not be, individually or in the aggregate, material to the Acquired Companies taken as a whole.
(b) No Acquired Company produces, designs, tests, manufactures, fabricates or develops a “critical technology,” as that term is defined in 31 C.F.R. Section 800.215.
(c) Since January 1, 2020, (except, in the case of Sanctions Laws, since April 24, 2019), each Acquired Company has been in compliance with all applicable Global Trade Laws. Since April 24, 2019, no Acquired Company nor any Acquired Company’s Representatives has been (i) a Sanctioned Person or acted on behalf of a Sanctioned Person, (ii) located, organized or resident in a Sanctioned Country, or (iii) engaged in any dealings, directly or indirectly, with or involving or for the benefit of a Sanctioned Person or with or involving any Sanctioned Country in violation of Sanctions Laws.
(d) Since January 1, 2020, no Acquired Company has, in connection with or relating to the business of any Acquired Company, (A) received from any Governmental Body or any other Person any written, or, to the knowledge of the Company, oral notice, or (B) been subject to an actual or threatened investigation, inquiry, enforcement action or audit or made any disclosure to a Governmental Body, in either case concerning any actual or potential violations concerning applicable Anti-Corruption or Global Trade Laws; and (ii) no Governmental Body has assessed any fine or penalty against, or issued any warning letter to, any Acquired Company with regard to compliance with any Global Trade Laws or Anti-Corruption Laws. There are no written, or to the knowledge of the Company threatened, claims, nor, to the knowledge of the Company, any presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to actual or alleged violations of Global Trade Laws or Anti-Corruption Laws by the Acquired Companies.
(e) None of the products or materials (including Products) imported by, for or on behalf of the Acquired Companies, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by any Governmental Body. The Acquired Companies are not importing and have not imported products or materials (including Products) mined, produced or manufactured, wholly or in part, with the use of forced labor or mined, produced or manufactured wholly or in part in the Xinjiang Uyghur Autonomous Region or by an Entity on the Uyghur Forced Labor Prevention Act Entity List.
(f) Since January 1, 2020, the Acquired Companies have, in all material respects, implemented and maintained in effect policies, procedures and internal controls designed to ensure continued compliance by the Acquired Companies and their respective officers, directors, employees and agents with Global Trade Laws and Anti-Corruption Laws.
2.12 Regulatory Matters.
(a) Each Acquired Company is, and since the Applicable Date has been, in compliance in all material respects with all Health Care Laws, in each case as applicable to the operation of the Acquired Company’s business. Since the Applicable Date, no Acquired Company, nor any Affiliate of the Company, or to the knowledge of the Company, any third parties including any CMO, CRO, Clinical Trial site or investigator (each, a “Collaboration Partner”), that has performed or is performing any Exploitation activities on behalf of an Acquired Company or with respect to any Product (i) has been subject to any enforcement, regulatory or administrative proceedings alleging non-compliance with any Health Care Laws, (ii) has received written, or, to the knowledge of the Company, oral, notice threatening any such enforcement, regulatory or administrative proceeding, or (iii) has been issued an FDA Form 483, warning letter, notice of violation of Health Care Laws, similar correspondence or other notice from any Governmental Body, except where any such issuance or violation in (i) – (iii) would not be reasonably expected, individually or in the aggregate, to be material to the Acquired Companies taken as a whole.
(b) Since the Applicable Date, all preclinical and clinical investigations, testing, studies or trials that are required or permitted by applicable Legal Requirements to obtain or maintain or confirm the findings of a Governmental Authorization for, or to support the pricing, reimbursement or use of any Product including a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial or Phase IV Clinical Trial (“Clinical Trials”) sponsored or conducted by or on behalf of the Acquired Companies have been and are being conducted in material compliance with applicable Health Care Laws and Data Privacy Laws. No Acquired Company, nor any Company Associate or, to the knowledge of the Company, any of their Collaboration Partners or other Persons acting on their behalf, has received any written, or, to the knowledge of the Company, oral, notice or other correspondence from the FDA, the EMA or any other Governmental Body performing functions similar to those performed by the FDA with respect to any Clinical Trial requiring or recommending a clinical hold, or the termination, suspension or material modification of any such Clinical Trials, and to the knowledge of the Acquired Companies, no grounds that could serve as the basis for such hold, termination, suspension or modification by an applicable Governmental Body exist.
(c) Since the Applicable Date, the Acquired Companies have filed with the FDA, the EMA or any other Governmental Body all required material filings, declarations, listings, registrations, reports or submissions, including but not limited to adverse event reports, and any required updates, corrections or modifications to each of the foregoing. All such filings, declarations, listings, registrations, reports or submissions were in material compliance with applicable Health Care Laws when filed, and no deficiencies have been asserted in writing, or, to the knowledge of the Company, orally, by any applicable Governmental Body with respect thereto and to the knowledge of the Acquired Companies, no deficiencies that could serve as the basis for such an assertion by an applicable Governmental Body exists.
(d) Since the Applicable Date, no Acquired Company, nor any of its directors, officers, or employees, or, to the knowledge of the Company, any Collaboration Partner or other Person acting on its behalf has (i) made an untrue statement of a material fact or fraudulent statement to the FDA, EMA or any Governmental Body, (ii) failed to disclose a material fact required to be disclosed to the FDA, EMA or any Governmental Body, or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) could reasonably form a reasonable basis for the FDA, EMA or any Governmental Body to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or any similar policies or rules that may be applicable in another jurisdiction to an Acquired Company. No Acquired Company is the subject of any pending or, to the knowledge of the Company, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or by any Governmental Body to invoke a similar Legal Requirement. No Acquired Company, nor any Company Associate or, to the knowledge of the Company, any of their Collaboration Partners or other Persons acting on their behalf, has been debarred or disqualified, excluded from participation in federal healthcare programs or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (A) debarment under 21 U.S.C. § 335a or any similar Legal Requirement, (B) exclusion under 42 U.S.C. § 1320a-7 or any similar Legal Requirement, (C) disqualification pursuant to 21 CFR Part 312.70 or any similar Legal Requirement, or (D) any results similar to clauses (A), (B) or (C) according to any Legal Requirements in any foreign jurisdiction and, to the knowledge of the Acquired Companies, no circumstances exist that could result in any of clauses (A), (B), (C) or (D).
(e) Since the Applicable Date, the Acquired Companies have not received any notice from a Governmental Body that any of their Products are misbranded or adulterated, as those terms are used in the FDCA at 21 U.S.C. §§ 352 and 351, respectively, and the rules and regulations promulgated thereunder, or as defined in comparable Legal Requirements in any jurisdiction. Since the Applicable Date, the manufacture of the Acquired Companies’ Products has been conducted in material compliance with applicable Legal Requirements, including GMP, and no such Products have been misbranded or adulterated.
(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Acquired Companies, or its directors, officers employees and, to the knowledge of the Company, their Collaboration Partners, or other Persons acting on their behalf have prepared, submitted and implemented timely responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all internal or third-party (including by any Governmental Body) audits, inspections, investigations or examinations of the Products or the Acquired Company’s business.
2.13 Governmental Authorizations.
(a) Since January 1, 2020, the Acquired Companies have held all Governmental Authorizations required for their business as then-conducted, each Governmental Authorization required for their business as currently conducted is valid and in full force and effect and, to the knowledge of the Acquired Companies. The Acquired Companies are, and, since January 1, 2020, have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2020, (i) no Acquired Company has received any notice from any Governmental Body that (A) alleges any violation or noncompliance (or reflects that an Acquired Company is under investigation or the subject of an inquiry or audit by any such Governmental Body for such alleged noncompliance) with any applicable Legal Requirement or Governmental Authorization, or (B) threatens any fine, assessment, enforcement action, or cease and desist order, or the suspension, revocation or limitation or restriction of any Governmental Authorization held by an Acquired Company, and (ii) no Acquired Company has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Legal Requirement or Governmental Authorization. None of the Acquired Companies has received written notice that any material Governmental Authorization will not or is likely not to be issued.
(b) There is no pending or, to the knowledge of the Company, threatened, termination, expiration, suspension, withdrawal, modification, limitation or revocation of any Governmental Authorization, and no event has occurred that would give rise to or serve as a basis for such termination, expiration, suspension, withdrawal, modification, limitation or revocation of any Governmental Authorization.
2.14 Tax Matters.
(a) (i) Each of the income (or franchise) and other material Tax Returns required to be filed by or on behalf of an Acquired Company with any Governmental Body have been filed on or before the applicable due date (including any applicable and validly obtained extensions of such due date), have been prepared in accordance with all applicable Legal Requirements, and are accurate and complete, in each case in all material respects, and (ii) all income (or franchise) and other material Taxes due and payable by an Acquired Company (whether or not shown on any Tax Returns) have been timely paid, and all material Taxes required to be withheld (including with respect to payment or allocations made to any Company Associate, other service provider, creditor, shareholder, customer, vendor or other third party) by any Acquired Company have been withheld and paid, in each case, to the relevant Governmental Body.
(b) There are no pending examinations or audits of any Tax Return in progress involving material Taxes, and no such examinations or audits have been threatened in writing, and (ii) no written claim has been received in the six-year period ending on the Agreement Date by any Acquired Company from any Governmental Body in any jurisdiction where such Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Taxes in that jurisdiction for which it does not file Tax Returns. No Acquired Company is, or has been, subject to Tax in any country other than its country of organization by virtue of having a permanent establishment (as defined by applicable Tax treaty) or other place of business or taxable presence in that jurisdiction. No extension or waiver of the statute of limitation period applicable to any income (or franchise) or other material Tax Returns of any Acquired Company has been granted that will remain in effect after Closing, other than automatic extensions or automatic waivers obtained in the ordinary course of business.
(c) Adequate reserves have been established on the Company’s consolidated financial statements to provide for the payment of any Taxes which are not yet due and payable with respect to any Acquired Company for taxable periods or portions thereof ending on or before the date of the most recent financial statements of the Company. All Taxes of the Acquired Companies incurred through the date of the most recent financial statements of the Company do not exceed Taxes accrued on such financial statements, and all Taxes of the Acquired Companies accrued following the end of the most recent period covered by the most recent financial statements of the Company have been accrued in the ordinary course of business.

(d) No Legal Proceeding involving the IRS or any other Governmental Body is pending, ongoing, or has been threatened in writing against or with respect to any Acquired Company in respect of any income (or franchise) or other material Tax, and no deficiency of income (or franchise) or other material Taxes has been asserted in writing as a result of any audit or examination by any Governmental Body that has not been paid, settled or otherwise resolved.
(e) No Acquired Company (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or another Acquired Company), or (ii) has any liability for the Taxes of any other Person (other than another Acquired Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of any state, local or non-U.S. Legal Requirement), or as a transferee or successor or pursuant to any written Contract (other than pursuant to agreements not primarily related to Taxes).
(f) During the two-year period ending on the Agreement Date, none of the Acquired Companies has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(g) No Acquired Company has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any comparable provision of any state, local or non-U.S. Legal Requirement (including European Council Directive 2011/16 (“DAC 6”) and domestic implementation of DAC 6 and U.K. or foreign tax evasion facilitation offense within the meaning of the Criminal Finance Act 2017 of the United Kingdom). Each Acquired Company has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code (or any corresponding or similar provision of any state, local or non-U.S. Legal Requirement).
(h) No Acquired Company will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of any state, local or non-U.S. income Tax Legal Requirement) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, or any “excess loss account” within the meaning of the Treasury Regulations under Section 1502 of the Code (or any analogous or similar provision of any state, local or non-U.S. Tax Legal Requirement) existing as of immediately prior to the Closing, (iv) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder (including, without limitation, pursuant to Sections 451, 455 or 456 of the Code) or under state, local or non-U.S. Tax Legal Requirements received on or prior to the Closing Date, (v) a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8 (or any similar provision of any state, local or non-U.S. Tax Legal Requirement) executed prior to the Closing, or (vi) income or gain by reason of Section 367(d) of the Code (or any similar provision of any state, local or non-U.S. Tax Legal Requirement) with respect to a transaction entered into prior to the Closing.
(i) None of the Acquired Companies has made an election under Section 965(h) of the Code or otherwise has any liability for Taxes pursuant to Section 965 of the Code that has not been fully paid to the appropriate Governmental Body.
(j) No Acquired Company is party to, bound by or has any obligation under any written Tax allocation or Tax sharing agreement or any written Tax indemnity or other written Tax allocation agreement or arrangement with any Person (other than another Acquired Company), other than any agreement not primarily related to Taxes.
(k) There are no material Encumbrances with respect to Taxes upon any of the assets or properties of any Acquired Company, other than Permitted Encumbrances.
(l) Section 2.14(l) of the Company Disclosure Schedule discloses for each Acquired Company (i) all applied for or received loans or payments under the CARES Act and COVID Relief Programs, (ii) Tax credits claimed under the CARES Act and COVID Relief Programs, and (iii) any other credits, deferrals or benefits available that any Acquired Company availed itself of under the CARES Act and COVID Relief Programs. With respect to each benefit under the CARES Act and COVID Relief Programs disclosed in Section 2.14(l) of the Company Disclosure Schedule, each Acquired Company satisfied all applicable requirements to qualify for each such benefit and holds and retains documentation and information to fully support the accuracy of each claim for each such benefit under the applicable Legal Requirements.
(m) Each Acquired Company has timely and accurately filed all required foreign accounts on a Report of Foreign Bank Accounts on FinCEN Form 114.
(n) Except as otherwise set forth in Section 2.14(n) of the Company Disclosure Schedule, none of the Acquired Companies has been a party to, or the beneficiary of, any Tax exemption, Tax holiday or other Tax reduction agreement or arrangement with, or order by, any Governmental Body (collectively, the “Tax Benefits”), in each case, other than Tax Benefits generally available under the Code (or any applicable state, local or non-U.S. Legal Requirement) without a requirement to enter into any agreement with a Governmental Body that will continue to apply after the Closing Date. The Acquired Companies are, and have been, in full compliance with any Tax Benefit to which it is a party or the beneficiary (whether or not disclosed in Section 2.14(n) of the Company Disclosure Schedule), and no basis exists as of the Closing, and the Transactions do not (and will not) create any basis, for any clawback or disgorgement of such Tax Benefit in any taxable period (or portion thereof) ending after the Closing Date.
(o) None of the Acquired Companies owns, directly or indirectly, any equity interest in a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) or has ever been classified as a PFIC.
(p) All transactions entered into or conducted by any Acquired Company with any Person who is a member of the “controlled group” (within the meaning of Treasury Regulations Section 1.482-1 or any similar or comparable provision of any state, local or non-U.S. Legal Requirement) of which such Acquired Company is a member have been made on arm’s length terms and no Governmental Body has imposed any different terms on any such transactions. None of the Acquired Companies is a party to any advance pricing agreement, or any similar Contract, with any Governmental Body. Contemporaneous transfer pricing documentation, local files, master files, intercompany agreements, benchmarking studies and any other record mandated by all applicable Legal Requirements have been timely prepared, are complete and accurate in all material respects, and have been maintained for all relevant periods.
(q) None of the Acquired Companies has filed (or has had filed on its behalf) a request for (i) private letter ruling, (ii) administrative relief, (iii) technical advice, or (iv) change of any method of accounting, in each case, with any Governmental Body that relates to Taxes or Tax Returns of any of the Acquired Companies.
(r) None of the Acquired Companies has (i) entered into any settlement or arrangement (including a closing agreement within the meaning of Section 7121 of the Code or a comparable or similar provision of any state, local or non-U.S. Legal Requirement) with respect to Taxes with any Governmental Body that would be binding or result in a material Tax liability for any Tax period (or portion thereof) beginning after the Closing Date, or (ii) granted any power of attorney with respect to any Taxes that is currently in force and will remain in effect after the Closing.
(s) None of the Acquired Companies violated any antiboycott prohibitions, or failed to comply with the reporting requirements, of the Tax Reform Act of 1976 (26 U.S.C. § 999).
(t) Section 2.14(t) of the Company Disclosure Schedule provides the current entity classification for U.S. federal income tax purposes for each Acquired Company.
(u) None of the Acquired Companies is, or has been in the last five years, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code and Treasury Regulations issued thereunder.
(v) Each Acquired Company is in possession and control of all records and documentation that is obliged to hold, preserve and retain for the purposes of any Tax under applicable Legal Requirements and of sufficient information to enable it to compute correctly its liability for Tax in so far as it relates to any event occurring before the Closing.

(w) Each Acquired Company has a current and valid registration for Tax purposes (included for purposes of value added Tax or similar Tax) in each jurisdiction that requires such a registration by such Acquired Company, and each such Acquired Company is in compliance with all conditions and requirements with respect to each such registration. Each Acquired Company has complied with all statutory provisions, rules, regulations, orders and directions concerning value added Tax or similar Tax, and related registrations, including timely filing correct and accurate Tax Returns and payments thereof and keeping correct and accurate records and documents related thereto.
(x) No Acquired Company directly or indirectly holds real estate within the meaning of the German Real Estate Transfer Tax Act.
2.15 Employee Matters.
(a) No Acquired Company is, nor at any time since the Applicable Date has been, a party to, bound by or negotiated, any collective bargaining agreement or similar Contract with a labor union, labor organization, an employee representative, or works council representing any of its employees, and no employees of an Acquired Company are, or have since the Applicable Date been, represented by any labor union or other labor organization, an employee representative, or works council with respect to their employment with an Acquired Company. No Acquired Company has, or at any time since the Applicable Date had, any duty to bargain with any labor union, labor organization, an employee representative or works council. To the knowledge of the Company, since the Applicable Date, there have been no activities or proceedings of any labor union to organize any Company Associate for the purpose of collective bargaining. No application, demand, petition or proceeding is pending for an election of or certification or recognition of a collective bargaining agent representing the employees of an Acquired Company. No labor dispute, strike, picketing or work stoppage against any Acquired Company is now pending, has occurred since the Applicable Date, or, to the knowledge of the Company, is now threatened that would reasonably be expected to interfere with the Acquired Companies’ business. No Acquired Company is, or has since the Applicable Date, engaged in any unfair labor practices.
(b) The Acquired Companies are, and at all times since the Applicable Date have been, in compliance in all material respects with all Legal Requirements governing the employment of labor, including Legal Requirements relating to employment practices, wages, compensation and benefits, hours, working time arrangements, classification of employees and independent contractors, overtime and overtime payments, working during rest days, social benefits contributions, severance pay, affirmative action, collective bargaining, discrimination, equity, harassment, retaliation, civil rights, disability rights or benefits, terms and conditions of employment, immigration, safety and health, hiring, promotions, plant closings, termination of service, severance, gratuity, pay transparency and disclosures, pay equity, employee privacy, leaves of absence, paid sick leave, unemployment insurance, child labor, whistleblowing, pension insurance, medical insurance, work-related-injury insurance, maternity insurance, the withholding and payment of social security and other Taxes (“Employment Practices”), such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, ERISA, the Fair Labor Standards Act, the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the National Labor Relations Act of 1935, any executive orders or regulations governing affirmative action, EEO and VETS-100 reporting obligations, and the Immigration and Nationality Act and other similar Legal Requirements of the jurisdictions in which the Acquired Companies are qualified or do business.
(c) There are no, nor have there been at any time since the Applicable Date any, material Legal Proceedings pending or, to the knowledge of the Company, threatened in writing or reasonably anticipated involving any regulatory organization, any Company Associate or group of Company Associates alleging non-compliance by an Acquired Company with Employment Practices. No Acquired Company is, nor at any time since the Applicable Date has been, a party to a conciliation agreement, consent decree or other agreement with any Governmental Body with respect to Employment Practices pursuant to which such Acquired Company will have material outstanding monetary obligations following the Agreement Date. Since the Applicable Date, no Company Associate has filed a formal complaint or claim with an Acquired Company with respect to Employment Practices. No Company Associate has been involved in an accident in the course of his or her service with the Acquired Companies that would have caused other than minor injury, nor has any such Person been exposed to occupational health hazards in the service of the Acquired Companies.

(d) No Acquired Company has at any time since the Applicable Date taken any action that (i) would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 (29 U.S.C. § 2101) (the “WARN Act”) or that triggered notice requirements or liability under any other Legal Requirement that is comparable to the WARN Act without complying in all material respects with the WARN Act or such other comparable Legal Requirement, or (ii) resulted in the termination of employment of 50 or more Company Associates or more than 10% of the Company Associates of the Acquired Companies during any 90-day period. As of the Agreement Date, no Acquired Company has any plans to undertake any action that would trigger the WARN Act or other similar notification requirements. The Acquired Companies are, and have been at all times since the Applicable Date, in material compliance with the WARN Act and any applicable state laws or other Legal Requirements regarding redundancies, reductions in force, mass layoffs, and plant closings, including obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Body.
(e) To the knowledge of the Company, no Company Associate is or has been at any time since the Applicable Date in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, consulting agreement, or work rules or other internal employment related rules with an Acquired Company. To the knowledge of the Company, no Company Associate has been at any time since the Applicable Date in any material respect in violation of any employment contract, non-disclosure, confidentiality agreement, non-competition agreement, non-solicitation agreement, restrictive covenant, consulting agreement, or work rules or other internal employment related rules with a former employer or service recipient relating to the right of any such Company Associate to be employed by or provide services to the Acquired Companies because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others. The Company has made available to Parent copies of form offer letters, employment contracts, indemnification agreements, severance agreements, consulting agreements, contracts related to change of control payments with any Company Associates to which the Acquired Company is a party, or by which the Acquired Companies are bound, or under which the Acquired Companies have an outstanding material liability or obligation to re-employ or re-instate, and work rules or other internal employment related rules used in each jurisdiction in which Company Associates are or were based or located.
(f) No Acquired Company has incurred any material liability for breach of employment contracts, consulting contracts or work rules or other internal employment related rules. No Acquired Company has any current material liability for accrued and vested but unpaid severance, pay in lieu of notice, provident fund contributions, gratuity payments or other payment arising from the termination of the service of anyone who was once a Company Associate.
(g) The Company has made available to Parent a correct and complete list of employees of the Acquired Companies setting forth each such individual’s current (i) title or position, (ii) status as full-time or part-time, (iii) if an employee, status as exempt or non-exempt (to the extent applicable under Legal Requirements), (iv) date of commencement of service, (v) primary work location, including country and state, (vi) status of any required visa or work permit, (vii) leave of absence status, including whether the individual has given a written request for a leave of absence, (viii) employing entity, and (ix) whether the individual is engaged through a leasing agency or a temporary staffing agency.
(h) (i) All individuals characterized and treated as independent contractors by the Acquired Companies have been correctly classified for the purposes of employment rights and taxes under applicable Legal Requirements and the Acquired Companies have applied employment rights and taxes in accordance with the correct classification, and (ii) no tax authority has made enquiries regarding any contractor’s status and no contractor has objected to being treated as a self-employed contractor.
(i) (i) All employees of the Acquired Companies are employed on an at will basis, except as provided by applicable Legal Requirements outside of the United States, and (ii) no Acquired Company has any obligation to provide any particular form or period of notice before terminating the employment of any of their respective employees, except as provided by applicable Legal Requirements outside of the United States.

(j) To the knowledge of the Company, there are no, nor have there been since the Applicable Date, any (i) allegations of sexual harassment or other sexual misconduct or race discrimination or other type of unlawful harassment made against any Company Associate with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above through any formal human resources communication channels at the Acquired Companies, or (ii) actions or investigations pending related to any allegations of sexual harassment, other sexual misconduct or race discrimination or other type of harassment by any employee of the Acquired Company with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above. Since the Applicable Date, to the knowledge of the Company, no Acquired Company has entered into any settlement agreements related to allegations of sexual harassment, other sexual misconduct or race discrimination or other types of unlawful harassment by any employee of an Acquired Company with the title of senior vice president (or the equivalent title based on role, responsibility or pay grade) or above.
(k) No visa or work permit held by a Company Associate with respect to his or her service with the Acquired Companies will expire during the 12-month period beginning on the Agreement Date. All current Company Associates who work in the United States are, and all individuals who were former Company Associates who worked in the United States whose engagement terminated, voluntarily or involuntarily, within the four years prior to the Agreement Date were, legally authorized to work in the United States. The Acquired Companies have obtained all required material licenses to employ or engage non-resident workers or employees. The Acquired Companies are and have been in compliance in all material respects with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of the Immigration Reform and Control Act of 1986 or equivalent or similar requirements under Legal Requirements in other jurisdictions for all Company Associates engaged or providing services to an Acquired Company since the Applicable Date.
(l) All Company Associates have been duly and properly remunerated for all services they performed in the course of their working relationship with the Acquired Companies in compliance with Legal Requirements and any employment contracts therewith, and all other material payments due to them have been made and, with respect to any such amounts or rights that have matured in favor of such Company Associates but which are not yet payable, funds sufficient to cover such payments have been reserved. With respect to the remuneration paid to the Company Associates, all contributions have been made relating to compulsory health insurance and social security and to Tax withholdings required by Legal Requirements.
(m) As of the Agreement Date, there are no performance improvements or disciplinary actions contemplated or pending against any of the Acquired Companies’ Company Associates with a title of senior director or higher, nor do the Acquired Companies have an intention as of the Agreement Date to terminate the employment or other relationship of any of their Company Associates.
(n) No current Company Associates are or have been (or have been notified that they may be) found by a Governmental Body to have violated any securities, commodities or unfair trade practices Legal Requirement, or identified on any of the following documents: (i) the OFAC list of “Specially Designated Nationals and Blocked Persons;” (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List;” (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties;” or (iv) the United Nations Security Council Counter-Terrorism Committee “Consolidated List”.
2.16 Benefit Plans.
(a) Section 2.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the material Employee Plans and separately denotes each material Employee Plan that constitutes a Non-U.S. Plan; provided, however, that the following shall not be individually listed: (i) individual employment agreements, offer letters or consulting agreements that (A) do not vary from a form of employment agreement, offer letter or consulting agreement that has been made available to Parent, (B) do not provide for any retention or transaction bonus payments, and (C) may be terminated at any time without any liability; and (ii) award agreements that do not vary from a form of award agreement that has been made available to Parent.
(b) The Company has made available to Parent with respect to each material Employee Plan accurate and complete copies of (i) all plan documents and all amendments thereto, and in the case of unwritten material Employee Plans, written descriptions thereof, (ii) the most recent annual actuarial valuation, if any, and the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), (iii) all trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan, (iv) all material correspondence to or from the IRS, the United States Department of Labor or any other Governmental Body with respect to an Employee Plan dated within the last six years, (v) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, and (vi) the most recent summary plan descriptions and any material modifications thereto.
(c) Neither the Company nor any ERISA Affiliate currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” (as defined in Section 3(35) of ERISA), a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). There are no unfunded obligations to make payments to or relating to any Company Associate on early retirement or redundancy or other termination of employment under any Employee Plan.
(d) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained or is entitled to rely upon a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code (and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code), and there are no existing circumstances or any events that have occurred that would reasonably be expected to materially adversely affect the qualified status of any such Employee Plan.
(e) Each of the Employee Plans is now and has been maintained, operated and administered in all material respects in compliance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to any of the Employee Plans that could result in any material liability or material excise Tax under ERISA or the Code being imposed on any Acquired Company.
(f) With respect to each group health plan benefiting any current or former employee of any Acquired Company or an ERISA Affiliate that is subject to Section 4980B of the Code, each Acquired Company and each ERISA Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No Employee Plan provides health, welfare or retirement benefits to any individual who is not a current or former employee of an Acquired Company or the dependents or other beneficiaries of any such current or former employee.
(g) None of the Acquired Companies has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of any Company Associates other than the Employee Plans identified pursuant to Section 2.16(a), or to make any amendments to any of the Employee Plans.
(h) There is no pending or, to the knowledge of the Company, threatened claim (other than routine claims for benefits in the ordinary course of business) or Legal Proceeding with respect to any Employee Plan nor, to the knowledge of the Company, is there any basis for one. No Employee Plan is under audit or, to the Company’s knowledge, the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Body, nor is any such audit or investigation pending or, to the knowledge of the Company, threatened. The Company is not and could not reasonably be expected to be subject to either a material liability pursuant to Section 502 of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.
(i) Each Employee Plan and any other payment or arrangement for which any Acquired Company has liability that is subject to Section 409A of the Code is, in all material respects, in documentary and operational compliance with Section 409A of the Code.
(j) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan on or prior to the Closing Date will have been paid, made or accrued on or prior to the Closing Date in all material respects.

(k) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), no Acquired Company nor any Employee Plan has any present or future obligation to provide post-employment death, medical or welfare benefits to or make any payment to, or with respect to, any present or former employee, officer, director or service provider of the Acquired Companies pursuant to any retiree medical benefit plan or similar plan.
(l) Except as provided in Section 1.8, neither the execution or delivery of this Agreement nor the consummation of the Transactions would reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise) (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any Company Associate who is a natural Person (or dependents of such Persons) of any Acquired Company, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any Company Associate who is a natural Person (or dependents of such Persons) of any Acquired Company, or (iii) result in any forgiveness of Indebtedness with respect to any Company Associate who is a natural Person (or dependents of such Persons) of any Acquired Company, (iv) trigger any funding obligation under any Employee Plan or (v) impose any restrictions or limitations on the rights of any Acquired Company to administer, amend or terminate any Employee Plan other than as imposed by any Legal Requirement.
(m) No amount, economic benefit or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions (alone or in combination with any other event) by any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any of its Affiliates under any employment, severance or termination agreement, other compensation arrangement or Employee Plan in effect as of the Closing Date would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(n) No Employee Plan provides for the gross-up, reimbursement or obligation to make whole for the payment of Taxes under Section 4999 or 409A of the Code.
(o) Each Non-U.S. Plan complies with all applicable Legal Requirements (including applicable Legal Requirements regarding the form, funding and operation of the Non-U.S. Plan) in all material respects. The financial statements accurately reflect the Non-U.S. Plan liabilities and accruals for contributions required to be paid to the Non-U.S. Plans in all material respects, in accordance with applicable generally accepted accounting principles consistently applied. All contributions required to have been made to all Non-U.S. Plans on or prior to the Closing Date will have been made on or prior to the Closing Date in all material respects. There are no Legal Proceedings pending or, to the knowledge of the Company, threatened with respect to the Non-U.S. Plans (other than routine claims for benefits). There have not occurred, nor are there continuing, any transactions or breaches of fiduciary duty under applicable Legal Requirements with respect to any Non-U.S. Plan which would reasonably be likely to have a material and adverse effect on (i) any Non-U.S. Plan, or (ii) the condition of the Company, any of its Subsidiaries or any ERISA Affiliate.
(p) With respect to any insurance policy providing funding for benefits under any Employee Plan, there is no liability of any Acquired Company in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the Closing Date.
2.17 Environmental Matters.
(a) The Acquired Companies are and since the Applicable Date have been in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of the Acquired Companies’ business.
(b) As of the Agreement Date, there is no Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against any Acquired Company or in respect of any Leased Real Property, except as would not be, individually or in the aggregate, material to the Acquired Companies taken as a whole.

(c) Since the Applicable Date through the Agreement Date, no Acquired Company has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved material violations, liabilities or requirements on the part of any Acquired Company relating to or arising under Environmental Laws.
(d) To the knowledge of the Company (i) no Person has been exposed to any Hazardous Material at a property or facility of an Acquired Company at levels in excess of applicable permissible exposure levels, and (ii) there are and since the Applicable Date have been no Hazardous Materials present or Releases on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any material claim against or material liability of an Acquired Company under any Environmental Law.
(e) No Acquired Company has assumed, undertaken, or otherwise become subject to any material liability of another Person relating to Environmental Laws.
2.18 Insurance. The Company has delivered or made available to Parent accurate and complete copies of all material insurance policies and all self-insurance programs and arrangements (other than in connection with any Employee Plan) relating to the business, assets and operations of the Acquired Companies. The Acquired Companies maintain insurance coverage in such amounts and covering such risks as are in accordance, in all material respects, with normal industry practice for companies of similar size and stage of development. All such insurance policies are in full force and effect, no notice of termination, cancellation, non-renewal or material modification has been received (other than a notice in connection with ordinary renewals), all premiums due and payable thereon have been paid in accordance with the terms of such policies and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default, by any insured thereunder. As of the Agreement Date, there is no claim pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, except as would not be, or would not, individually or in the aggregate, reasonably be expected to be, material to the Acquired Companies taken as a whole.
2.19 Legal Proceedings; Orders.
(a) There are no Legal Proceedings pending and served (or, to the knowledge of the Company, pending and not served or threatened in writing) against any Acquired Company or, to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, except as, individually or taken together (i) would not be, or would not reasonably be expected to be, material to the Acquired Companies taken as a whole, and (ii) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions in a timely manner.
(b) There is no material order, writ, injunction, award or judgment to which an Acquired Company is subject.
(c) To the knowledge of the Company, no investigation, audit or review by any Governmental Body with respect to an Acquired Company is pending or is threatened in writing.
2.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement and to consummate the Transactions, including the Merger, subject to the adoption of this Agreement by holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”), The Company has taken all corporate action necessary, and no other corporate actions or proceedings on the part of the Company or vote of the Company’s stockholders is necessary to authorize the consummation of the Transactions, other than the Company Stockholder Approval. The Board of Directors has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interest of, the Company and its stockholders, (b) declared it advisable to enter into this Agreement, (c) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, (d) resolved that the Merger shall be governed by Section 251(c) of the DGCL, in each case, upon the terms and subject to the conditions set forth in this Agreement, and (e) resolved to recommend that the stockholders of the Company adopt this Agreement at any meeting of the Company’s stockholders held for such purpose and any adjournment or postponement thereof, in each case, on the terms and subject to the conditions of this Agreement. As of the Agreement Date, the resolutions in the foregoing sentence have not been subsequently withdrawn or modified in a manner adverse to Parent. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirements of general applicability relating to or affecting creditors’ rights, and by general equitable principles.
2.21 Takeover Laws. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.8, the Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Law are, and will be inapplicable to the execution, delivery and performance of this Agreement to the consummation of the Merger and the other Transactions.
2.22 Non-Contravention; Consents.
(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act, any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by the Company and the consummation of the Transactions will not (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of any Acquired Company, (ii) cause a violation by any Acquired Company of any Legal Requirement or order applicable to an Acquired Company, or to which an Acquired Company is subject, (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which an Acquired Company is entitled under any provision of any Contract, or (iv) result in an Encumbrance (other than a Permitted Encumbrance) on any of the property or assets of any Acquired Company; except, in the case of the foregoing clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL or as may be required by the Exchange Act (including the filing with the SEC of the Merger Proxy Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions), the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the applicable rules and regulations of the SEC and any national securities exchange, the Acquired Companies are not required to give notice to, make any filing with, or obtain any Consent from, any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by the Company, or the consummation by the Company of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
2.23 Opinion of Financial Advisors. The Board of Directors has, as of the Agreement Date, received (a) the oral opinion, to be subsequently confirmed by delivery of its written opinion, of Centerview Partners LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be paid to the holders of Shares (other than Excluded Shares, Dissenting Shares or any Shares held by any Affiliate of the Company or Parent) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders and (b) the oral opinion, to be subsequently confirmed by delivery of its written opinion, of Goldman Sachs & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be paid to the holders of Shares (other Parent and its Affiliates) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes and on a non-reliance basis, a signed copy of each such opinion as soon as possible following the Agreement Date.
2.24 Brokers and Other Advisors. Except for Centerview Partners LLC and Goldman Sachs & Co. LLC, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has made available to Parent accurate copies of all agreements under which any such fee, commission or expense reimbursement is payable and all indemnification and other agreements related to the engagement of the Persons to whom any such fee is payable. Section 2.24 of the Company Disclosure Schedule sets forth a good faith estimate as of the Agreement Date of all fees and expenses of any brokerage, finder, financial advisor, investment banker, legal counsel, accountant or other advisor or consultant payable by any Acquired Company in connection with this Agreement or the Transactions.
2.25 Acknowledgment by Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties of Parent and Merger Sub set forth in Section 3. Such representations and warranties by Parent and Merger Sub constitute the sole and exclusive representations and warranties of Parent and Merger Sub in connection with the Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.
SECTION 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows:
3.1 Due Organization. Each of Parent and Merger Sub is a corporation or other Entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority (a) to conduct its business in the manner in which its business is currently being conducted, and (b) to own and use its assets in the manner in which its assets are currently owned and used, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged, and prior to the Effective Time will not engage, in any business activities or conducted any operations other than as contemplated by this Agreement in connection with the Transactions and those incident to Merger Sub’s formation and capitalization. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances and transfer restrictions, except for Encumbrances or transfer restrictions of general applicability as may be provided under the Securities Act or applicable securities laws.
3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub each have the corporate power and authority to execute and deliver and to perform their respective obligations under this Agreement and to consummate the Transactions. The board of directors of each of Parent and Merger Sub have approved the respective execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Legal Requirement of general applicability relating to or affecting creditors’ rights, and by general equitable principles.
3.4 Non-Contravention; Consents.
(a) Assuming compliance with the applicable provisions of the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws (if any), and the rules and regulations of the SEC and Nasdaq, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Transactions, will not (i) cause a violation of any of the provisions of the certificate of incorporation or bylaws (or other organizational documents) of Parent or Merger Sub, (ii) cause a violation by Parent or Merger Sub of any Legal Requirement or order applicable to Parent or Merger Sub, or to which Parent or Merger Sub are subject, or (iii) require any consent or notice under, conflict with, result in breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or give rise to any right of purchase, termination, amendment, cancellation, acceleration or other adverse change of any right or obligation or the loss of any benefit to which Parent or Merger Sub is entitled under any provision of any Contract, except in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL or as may be required by the Exchange Act, Takeover Laws, the DGCL, the HSR Act and any applicable filing, notification or approval in any foreign jurisdiction required by Antitrust Laws and the applicable rules and regulations of the SEC and any national securities exchange, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to give notice to, make any filing with or obtain any Consent from, any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement by Parent or Merger Sub, or the consummation by Parent or Merger Sub of the Merger or the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No vote of Parent’s, Merger Sub’s stockholders is necessary to approve this Agreement or any of the Transactions (except in the case of Merger Sub as has been obtained prior to the execution and delivery of this Agreement).
3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries, specifically for inclusion or incorporation by reference in the Merger Proxy Statement will, (a) at the time such document is filed with the SEC, (b) at any time such document is amended or supplemented, or (c) at the time such document is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For clarity, the representations and warranties in this Section 3.5 will not apply to statements or omissions included or incorporated by reference in the Merger Proxy Statement based upon information supplied by the Company to Parent or Merger Sub or any of their respective Representatives on behalf of the Company specifically for inclusion therein.
3.6 Absence of Litigation. As of the Agreement Date, there is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served, against Parent or Merger Sub, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. To the knowledge of Parent or Merger Sub, as of the Agreement Date, neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Body, except as would not, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
3.7 Funds.
(a) Prior to the Agreement Date, Parent has delivered to the Company true and correct copies of a fully executed debt commitment letter, dated as of the Agreement Date (including all exhibits, schedules annexes and amendments thereto, the “Debt Commitment Letter”), and the fee letter (redacted in a customary fashion as to economic terms and other commercially sensitive numbers and provisions specified in any such fee letter (including any provisions relating to “flex” terms or similar concepts), none of which could adversely affect the availability, conditionality, enforceability or amount (except by reason of any increased fees or original issue discount resulting from the “flex” terms or similar concepts contained in any such fee letter) of the Financing contemplated thereby) referred to in the Debt Commitment Letter (the “Debt Financing Fee Letter”) from the Financing Sources named therein, pursuant to which those Financing Sources have committed, subject only to the terms and conditions set forth therein, to provide to the Parent or Merger Sub the amount of debt financing as described therein, the proceeds of which shall be used to, among other things, fund the Transactions (the “Financing”).
(b) Except as expressly set forth in the Debt Commitment Letter, there are no conditions precedent to the obligations of the Financing Sources to fund the full amount contemplated by the Debt Commitment Letter as of the Agreement Date and no contingencies that would permit the Financing Sources to reduce the total amount of the Financing from the amount contemplated by the Debt Commitment Letter as of the Agreement Date, including any condition or other contingency relating to the amount (except by reason of any increased fees or original issue discount resulting from the “flex” terms or similar concepts contained in any such fee letter) or availability of the Financing pursuant to any “flex” provision. There are no side letters, understandings or other agreements, Contracts or other arrangements of any kind that could affect the conditions precedent to the availability of the Financing on the Closing Date contemplated by the Debt Commitment Letter. As of the Agreement Date, the Debt Commitment Letter has been duly executed and delivered by, and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each other party thereto (except as such enforcement may be subject to bankruptcy and other similar Legal Requirements and by general equitable principles). As of the Agreement Date, the Debt Commitment Letter is in full force and effect against Parent and, to the knowledge of Parent, against each other party thereto and, as of the Agreement Date, has not been withdrawn, rescinded, terminated or otherwise amended or modified as of the Agreement Date, and, assuming the satisfaction of the conditions set forth in Section 6, no such withdrawal, rescission, termination, amendment or modification is currently contemplated (except for amendments or modifications contemplated by the Debt Commitment Letter as of the Agreement Date to add additional arrangers or bookrunners). All commitment and other fees required to be paid under the Debt Commitment Letter and Debt Financing Fee Letter on or before the Agreement Date have been fully paid, and Parent and Merger Sub will pay in full any amounts due on or before the Closing Date. The aggregate proceeds of the Financing (including any Alternate Financing), when funded in accordance with, and subject to, the terms and conditions of the Debt Commitment Letter, will be sufficient to enable Parent and Merger Sub to pay in cash the aggregate Merger Consideration and amounts set forth in the Payoff Letter payable at and following the Effective Time and the aggregate amounts payable to holders of In the Money Director Options and Company RSUs following the Effective Time pursuant to Section 1.8 and the expenses contemplated by Section 7.3(a) (collectively, the “Required Amount”). In no event shall receipt by, or the availability of any funds or financing (including the Financing) to, the Parent, Merger Sub or any of their Affiliates be or be deemed, construed or alleged to be a condition precedent to any obligations of Parent and Merger Sub under this Agreement.
3.8 Ownership of Shares. Except as contemplated by this Agreement, neither Parent nor any of Parent’s controlled Affiliates, directly or indirectly, owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any Shares or any securities, Contracts or obligations convertible into or exercisable or exchangeable for Shares, excluding investments made in the ordinary course of business in connection with retirement plans, 401(k) plans, mutual funds, pension plans or similar arrangements, in each case, not specifically targeted to an investment in Shares and not resulting in record or beneficial ownership of any Shares by Parent or any of its controlled Affiliates. Neither Parent nor Merger Sub is, nor for the past three years has been, an “interested stockholder” of the Company subject to the restrictions on “business combinations” (in each case, as such quote terms are defined under Section 203(c) of the DGCL).
3.9 Acknowledgement by Parent and Merger Sub.
(a) Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the Transactions or the subject matter of this Agreement, express or implied, except for the representations and warranties of the Company set forth in Section 2, including the Company Disclosure Schedule. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of any of the Acquired Companies in connection with the Transactions and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Acquired Companies.
(b) In connection with the due diligence investigation of the Acquired Companies by Parent and Merger Sub and their respective Affiliates, stockholders or Representatives, Parent and Merger Sub and their respective Affiliates, stockholders and Representatives have received and may continue to receive after the Agreement Date from the Company, the other Acquired Companies and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Acquired Companies and their business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and agree that, except in the case of fraud, Parent and Merger Sub will have no claim against the Acquired Companies, or any of their respective Affiliates, stockholders or Representatives, or any other Person with respect thereto unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement. Accordingly, Parent and Merger Sub hereby acknowledge and agree that neither the Acquired Companies nor any of their respective Affiliates, stockholders or Representatives, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans unless any such information is expressly addressed or included in a representation or warranty contained in this Agreement.

3.10 Brokers and Other Advisors. Except for Persons, if any, whose fees and expenses shall be paid by Parent or Merger Sub, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries.
SECTION 4

CERTAIN COVENANTS OF THE COMPANY
4.1 Access and Investigation; Notice of Certain Events.
(a) During the period from the execution and delivery of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Section 7 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the other Acquired Companies and the respective Representatives of the Acquired Companies to, (1) provide Parent and Parent’s Representatives with reasonable access during normal business hours of each of the Acquired Companies, respectively, to the Acquired Companies’ Representatives and to their properties and assets, and to all existing books, records, documents and information relating to the Acquired Companies, and (2) promptly provide Parent and Parent’s Representatives with all reasonably requested information regarding the Acquired Companies’ business and such additional financial, operating and other data and information regarding the Acquired Companies, in each case, as Parent may reasonably request; provided, however, that any such access to the Acquired Companies’ assets and personnel shall be conducted at Parent’s expense, at a reasonable time, and (to the extent conducted at an Acquired Company’s facilities) under the supervision of appropriate personnel of the Acquired Companies and all such information shall be requested in such a manner as not to unreasonably interfere with the normal operation of Acquired Companies’ business. Nothing herein shall require any of the Acquired Companies to disclose any information to Parent if such disclosure would, in the Company’s reasonable determination (after consultation with outside counsel) and after notice to Parent (i) jeopardize any attorney-client or other legal privilege (so long as the Acquired Companies have reasonably cooperated with Parent and used their reasonable best efforts to permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto), (ii) contravene any applicable Legal Requirement (so long as the Acquired Companies have reasonably cooperated with Parent and used their reasonable best efforts to permit disclosure to the extent permitted by Legal Requirements, e.g., through the use of customary “clean room” arrangements pursuant to which certain Representatives of Parent could be provided access to such information), or (iii) contravene any Contract to which an Acquired Company is a party or by which an Acquired Company is bound as of the Agreement Date (so long as the Acquired Companies have reasonably cooperated with Parent and used their reasonable best efforts to permit disclosure on a basis that would not contravene such Contract). Notwithstanding the foregoing, nothing in this Section 4.1 shall require an Acquired Company to disclose any information to Parent or Parent’s Representatives to the extent such information relates to the applicable portions of the minutes of the meetings of the Board of Directors or any committee thereof (including any presentations or other materials prepared by or for the Board of Directors or such committee thereof) in which the Board of Directors or committee thereof discussed (x) the Transactions, or any similar transaction involving an Acquired Company, (y) any Acquisition Proposal, or (z) a Company Adverse Recommendation Change; provided that upon Parent’s request in accordance with this Section 4.1, the Company shall disclose versions of such minutes, presentations or other materials to Parent and its Representatives in which such information is redacted. With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidential Disclosure Agreement dated October 15, 2025, between the Company and Parent, as amended (the “Confidentiality Agreement”).
(b) Subject to applicable Legal Requirements, during the Pre-Closing Period, each of the Company and Parent shall promptly notify the other in writing of (i) any notice or other communication received by such Party from any Governmental Body in connection with this Agreement (except with respect to the matters covered by, and subject to, Section 5.2, which shall be governed by the terms thereof or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or the Transactions), or (ii) any Legal Proceeding commenced or, to such Party’s knowledge, threatened in writing, against the other Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to this Agreement or the Transactions. In furtherance of the foregoing, during the Pre-Closing Period, the Company shall promptly furnish Parent a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Legal Requirements and a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions.
(c) No investigation conducted or notice given pursuant to this Section 4.1 shall affect or be deemed to qualify, modify or limit, or cure the breach of, any representation or warranty made by the Company in this Agreement.
4.2 Operation of the Acquired Companies’ Business. During the Pre-Closing Period, except (a) as expressly required under this Agreement or as required by applicable Legal Requirements, (b) with the prior written consent of Parent (which consent shall be in Parent’s sole discretion, other than with respect to the matters set forth in Sections 4.2(b)(vi) through (ix), Section 4.2(b)(xii), Section 4.2(b)(xiii) and Section 4.2(b)(xv), for which Parent’s consent shall not be unreasonably withheld, conditioned or delayed), or (c) with respect to Section 4.2(a), as set forth in Section 4.2(a) of the Company Disclosure Schedule and with respect to Section 4.2(b), as set forth in Section 4.2(b) of the Company Disclosure Schedule:
(a) the Company shall, and shall cause each other Acquired Company to conduct its business in the ordinary course in all material respects, and to the extent consistent therewith to use its reasonable best efforts to preserve intact its material assets (including technology), properties, Contracts, licenses and business organization, keep available the services of its employees and maintain satisfactory business relationships with licensors, licensees, suppliers, lessors, Governmental Bodies and others having material business dealings with the Acquired Companies; and
(b) the Acquired Companies shall not:
(i) (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares), (B) enter into any Contract with respect to the voting of securities, or (C) repurchase, redeem or otherwise reacquire any of the Shares, or any rights, warrants or options to acquire any of the Shares, other than (1) repurchases of Shares outstanding as of the Agreement Date pursuant to the Company’s right (under written commitments in effect as of the Agreement Date that have been made available to Parent) to purchase Shares held by a Company Associate only upon termination of such Person’s employment or engagement by the Acquired Companies, (2) forfeitures of Company Options, Company RSUs or Company PSUs (or, in each case, Shares issued upon the exercise or settlement thereof) outstanding on the Agreement Date pursuant to the terms of any such Company Option, Company RSU or Company PSU (as in effect as of the Agreement Date) between the Company and a Company Associate or member of the Board of Directors in accordance with the terms thereof as in effect on the Agreement Date, (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Options, Company RSUs or Company PSUs pursuant to the terms thereof (as in effect as of the Agreement Date), or (4) the declaration and payment of dividends or distributions between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;
(ii) split, combine, subdivide or reclassify any Shares or other equity interests;
(iii) sell, issue, grant, deliver, pledge, transfer, encumber, dispose of, or otherwise divest or authorize the sale, issuance, grant, delivery, pledge, transfer, encumbrance, disposal or divestiture of (A) any capital stock, equity interest or other security, including the Shares, (B) any option, call option, warrant, restricted securities or other right to acquire any capital stock, equity interest or other security, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units (except (x) that the Company may issue Shares as required to be issued upon the exercise or vesting (as the case may be) of the Company Options, Company RSUs and Company PSUs outstanding as of the Agreement Date and listed in Section 2.3(h) of the Company Disclosure Schedule, in each case pursuant to the terms thereof (as in effect as of the Agreement Date), or (y) with respect to the creation of pledges or encumbrances on capital stock of a Subsidiary of the Company (or authorizations with respect any of the foregoing) constituting Permitted Encumbrances under clause (f) of the definition thereof that are required by the terms of the Senior Secured Term Loan Agreement in effect on the Agreement Date;

(iv) except as set forth in Section 1.8, or as required under any Employee Plan as in effect on the Agreement Date and listed in Section 2.16(a) of the Company Disclosure Schedule, (A) establish, adopt, enter into, terminate or amend any Employee Plan (or any plan, program, policy, Contract, arrangement or agreement that would be an Employee Plan if it were in existence on the Agreement Date), (B) amend or waive any of their rights under, or accelerate the payment, funding or vesting under, any provision of any of the Employee Plans (or any plan, program, policy, Contract, arrangement or agreement that would be an Employee Plan if it were in existence on the Agreement Date), including any Company Options, Company RSUs or Company PSUs, (C) make any contributions or payments to any trust or other funding vehicle with respect to any Employee Plan, (D) change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (E) grant, provide, promise, amend or increase for any employee or director any compensation, bonuses, severance, retention or other payments or benefits, other than merit or market-based increases of no more than five percent, made in the ordinary course of business, to base compensation or wage rate for any employee, provided that the aggregate of such increases shall not be greater than three percent of the total base compensation for the employee population as in effect as of November 30, 2025, (F) hire or retain any Company Associate with annual base compensation or an annual base retainer of $200,000 or more or any employee at or above the level of senior director, (G) terminate (other than for cause) the employment or services of a Company Associate whose annual base salary or annual base retainer is in excess of $200,000 or an employee who is at or above the level of senior director, (H) forgive any loans or other amounts payable to an Acquired Company by any Company Associate, or (I) enter into any Contract that that indemnifies any director or executive officer of the Company or any Acquired Company (other than any indemnification provisions set forth in the certificate of incorporation or bylaws or comparable governing documents of the Company or any Acquired Company as of the Agreement Date);
(v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;
(vi) (A) form any Subsidiary, (B) acquire any equity or voting interest (including by merger, consolidation, acquisition of stock or otherwise) in any other Entity (C) acquire material assets or a business (or any division thereof) of any other Person (other than any acquisition of supplies, raw materials, inventory or products in the ordinary course of business), or (D) enter into any joint venture, partnership limited liability corporation or similar arrangement;
(vii) make, commit to make or authorize any capital expenditure (other than capital expenditures that do not exceed $250,000 individually or $500,000 in the aggregate);
(viii) lease, sublease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, surrender, cancel, waive, relinquish or permit to lapse, covenant not to assert, fail to diligently prosecute, enforce or maintain, fail to renew (other than any Patent (1) expiring at the end of its statutory term or (2) abandonment of any application for registration of any Intellectual Property Right in the ordinary course of business, and that is not material to the operation of the Acquired Companies’ businesses taken as a whole), transfer or assign, guarantee, exchange or swap, mortgage or subject to any material Encumbrance (other than, in each case, Permitted Encumbrances) any material right or other material asset or property (except (A) with respect to Intellectual Property Rights, granting non-exclusive licenses in the ordinary course of business (including entering into clinical trial agreements, but solely with respect to Clinical Trials that are ongoing as of the Agreement Date (and have been disclosed to Parent) and material transfer agreements), (B) with respect to tangible assets, pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the Acquired Companies’ businesses, or (C) transactions between the Company and another wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company);
(ix) extend any lease with respect to any Leased Real Property or acquire an ownership interest in any real property;
(x) disclose or otherwise fail to preserve and maintain any material Trade Secrets or disclose or release any other material confidential information relating to any of the Acquired Companies’ businesses, including Products, other than pursuant to a binding written confidentiality and non-disclosure agreement entered into in the ordinary course of business, and with respect to any Trade Secrets qualifying as a Trade Secret under applicable Legal Requirements, with protections sufficient to protect and maintain such Trade Secret as a Trade Secret under applicable Legal Requirements;
(xi) enter into any new line of business or abandon or discontinue any existing line of business, it being understood that Clinical Trials planned as of the Agreement Date and conducted in the ordinary course of business shall not constitute new lines of business;
(xii) lend money or make capital contributions or advances to or make investments in, any Person, or incur, assume, guarantee, endorse or otherwise become responsible for (or amend or modify the terms of) any Indebtedness (except for (A) advances to directors, employees and consultants for travel and other business related expenses in the ordinary course of business and in compliance with the Company’s policies related thereto that are in effect as of the Agreement Date, (B) advances of expenses as required under the Company’s certificate of incorporation or bylaws or any indemnification agreement with the Company’s directors or officers made available to Parent, (C) the issuance of surety bonds, letters of credit, bank guarantees or similar instruments entered into for the benefit of Governmental Bodies in connection with the anticipated licensure or distribution of any Product, (D) capital expenditures permitted by Section 4.2(b)(vii), and (E) the issuance of Indebtedness by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company);
(xiii) (A) enter into or terminate, or (B) materially amend, renew, extend, materially modify or waive any material rights or obligations under any Material Contract (or any Contract that if entered into prior to the Agreement Date would be a Material Contract), including any letter agreement, schedule, exhibit or similar document ancillary to such Material Contract, except (x) in the case of clause (A), for (i) normal expirations of Material Contracts in the ordinary course of business, and (ii) entry into commercial contracts in the ordinary course of business that are not the type of Material Contract contemplated by Section 2.9(a)(ii), Section 2.9(a)(iii), Section 2.9(a)(vii), Section 2.9(a)(viii), Section 2.9(a)(xii), Section 2.9(a)(xiv) or Section 2.9(a)(xvii), and (y) in the case of clause (B), amendments, renewals, extensions, modifications and waivers in the ordinary course of business; provided that any such amendment, renewal, extension, modification or waiver (i) does not materially extend the term or duration of such Material Contract, and (ii) would not create or result in new or additional obligations on the part of an Acquired Company of the type contemplated by Section 2.9(a)(ii), Section 2.9(a)(iii), Section 2.9(a)(vii), Section 2.9(a)(viii), Section 2.9(a)(xii), Section 2.9(a)(xiv) or Section 2.9(a)(xvii);
(xiv) enter into any agreement, arrangement or commitment that purports to bind or restrict Parent or any of its Subsidiaries, other than, following the Effective Time, the Surviving Corporation and its Subsidiaries;
(xv) (A) make any change to any accounting method or accounting period used for Tax purposes, (B) make (except in the ordinary course of business), rescind or change any material Tax election, (C) file an amended income or other material amended Tax Return, (D) enter into a closing agreement with any Governmental Body regarding any material Tax liability or assessment, (E) settle, compromise or consent to any material Tax claim or assessment or surrender a right to any income or other material Tax refund, (F) waive or extend the statute of limitations with respect to any income or other material Tax or income or other material Tax Return, other than automatic waivers or automatic extensions obtained in the ordinary course of business, (G) request any private letter, technical advice or similar Tax ruling from any Governmental Body with respect to Taxes, (H) enter into any written Tax allocation, indemnity or sharing agreement (other than any such agreements not relating primarily to Taxes), or (I) fail to pay any material Taxes when due consistent with past practice, taking into account any automatic extensions obtained in the ordinary course of business and growth or changes in the Acquired Companies’ business activities consistent with past practice; provided that, solely for purposes of this Section 4.2(b)(xv), “material” shall mean $250,000 per each action and $750,000 for all such actions in the aggregate; and provided, further that the Company shall provide Parent with advance written notice of any proposed closing agreement with any Governmental Body regarding Tax liability or assessment, or any proposed settlement, compromise, or consent to any Tax claim or assessment, in each case, that is not considered “material” pursuant to this Section 4.2(b)(xv);

(xvi) change the Acquired Companies’ financial accounting methods, principles or practices, except as required by changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by the Company’s independent public accountants;
(xvii) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim) against any Acquired Company, other than with respect to Tax matters (but solely to the extent any such Tax matter is addressed in Section 4.2(b)(xv)) and any settlement, release, waiver or compromise that (A) results solely in monetary obligations involving only the payment of monies by the Acquired Companies of not more than $250,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, any Acquired Companies), (B) does not involve the admission of wrongdoing by, does not impose any material restrictions or changes on the business or operations of, and does not involve any injunctive or equitable or other nonmonetary relief (other than immaterial and non-monetary relief incidental thereto) against, any Acquired Company, (C) does not provide for the grant to any third party of a license, cross license, covenant not to sue, or other grant of rights to any material Intellectual Property Rights, and (D) provides for a complete release of the claims in dispute giving rise to such settlement, release, waiver or compromise; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 1.7 or Section 5.5, as applicable;
(xviii) commence any material Legal Proceeding against any third Person (other than with respect to Tax matters solely to the extent any such Tax matter is addressed in subject to Section 4.2(b)(xv));
(xix) affirmatively waive or release any noncompetition, nonsolicitation, noninterference, nondisparagement, nondisclosure or other material restrictive covenant obligation of any Company Associate;
(xx) terminate any Clinical Trials in respect of any Product that are ongoing as of the execution and delivery of this Agreement, other than pursuant to the terms thereof and in the ordinary course of business, or commence (alone or with any third party) any new preclinical or clinical development, including commencement of a Clinical Trial, in respect of any Product that is not a Product as of the Agreement Date;
(xxi) (A) create, implement, operate, participate in or offer any patient assistance or patient support program that offers, provides or intends to provide free drug product (including any Product) or any cost-sharing assistance, such as co-pay coupons or co-pay cards in relation to a drug product (including any Product), to any patient, including any federal healthcare program beneficiaries (each, a “Patient Assistance Program”), or (B) offer, make or provide any grants, charitable contributions, donations, sponsorships or similar support (whether in cash or in kind) that relates to or otherwise supports any third-party Patient Assistance Program;
(xxii) fail to maintain in full force and effect the existing insurance policies of the Acquired Companies or to renew or replace such insurance policies with comparable insurance policies;
(xxiii) enter into any collective bargaining agreement or similar agreement with any labor organization or employee representative body or recognize or certify any labor union, works council or similar labor organization or employee representative body as the bargaining representative for any employees of an Acquired Company;
(xxiv) implement any employee layoffs, furloughs, reductions in force, or plant closings that would trigger notice obligations under the WARN Act or similar state or ex-U.S. Legal Requirements;
(xxv) adopt or implement any stockholder rights plan or similar arrangement;
(xxvi) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies; or
(xxvii) authorize any of, or agree or commit to take, any of the actions described in the foregoing clauses (i) through (xxvi) of this Section 4.2(b).

Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its, if applicable, Subsidiaries’ respective operations.
4.3 No Solicitation.
(a) Except as expressly permitted by this Section 4.3, during the Pre-Closing Period the Acquired Companies shall cause their Representatives not to, directly or indirectly (i) continue any solicitation, knowing encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal, (ii) (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (C) adopt, approve, endorse, recommend, declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet or similar agreement, whether binding or nonbinding, or any Contract (other than an Acceptable Confidentiality Agreement permitted to be executed pursuant to Section 4.3(b)), in each case, with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal or that would reasonably be expected to cause the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions, (iii) waive or release any Person from, forebear in the enforcement of or amend any standstill agreement or any standstill provisions of any other Contract, or take any action to exempt any Person (other than Parent, Merger Sub or their Affiliates) from the restrictions on “business combinations” or any similar provision contained in applicable Takeover Laws or the organizational and other governing documents of an Acquired Company, unless in the case of this clause (iii), the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements and notifies Parent of any such release, forbearance or amendment within one Business Day thereof, or (iv) resolve or publicly propose to take any of the actions set forth in the foregoing clauses (i) through (iii) of this Section 4.3(a). As promptly as reasonably practicable (and in any event within one Business Day) following the Agreement Date, the Company shall terminate access to any data room or similar facility established by the Company or its Representatives in connection with a potential Acquisition Proposal (including the process that culminated in the execution and delivery of this Agreement) and request (unless such a request was previously made by an Acquired Company before the execution and delivery of this Agreement) the prompt return or destruction of all non-public information previously furnished to any Person (other than Parent, Merger Sub and their respective Representatives) that has since December 1, 2023 made or indicated an intention to make an Acquisition Proposal or executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal (or the process that culminated in the execution and delivery of this Agreement). The Company shall be fully responsible for any action taken by its or the other Acquired Companies’ Representatives that, had such action been taken by the Company, would constitute a breach of this Section 4.3, and any such action taken by any Representative of an Acquired Company shall constitute a breach of this Section 4.3 by the Company.
(b) Notwithstanding anything in this Agreement to the contrary, if at any time after the execution and delivery of this Agreement and prior to the receipt of the Company Stockholder Approval (the “Cut-off Time”) any Acquired Company or its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed after the execution and delivery of this Agreement and did not arise out of or result from a breach of this Section 4.3 or of Section 5.1, and the Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that (i) such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Offer, and (ii) the failure to take such action described in clauses (x) or (y) of this Section 4.3(b) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may, until the Cut-off Time, (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to the Person or group of Persons who has made such Acquisition Proposal and the Representatives of such Person or group of Persons; provided that the Company shall as promptly as practicable (and in any event within 24 hours) provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person to the extent access to such information is not then available to Parent and its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and the Representatives of such Person or group of Persons. If the Board of Directors makes any determination described in the foregoing clauses (i) and (ii) of this Section 4.3(b) or initially takes any action set forth in the foregoing clauses (x) or (y) of this Section 4.3(b), the Company shall notify Parent within 24 hours thereof.
(c) During the Pre-Closing Period, the Company shall (i) promptly (and in any event within 24 hours after receipt thereof by an Acquired Company) notify Parent if any request, inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal is received by any Acquired Company or any Representative thereof and provide to Parent (w) copies of any written request, inquiry, proposal, offer or other materials, including proposed agreements (including any proposed term sheet, letter of intent, acquisition agreement, financing commitments or similar agreements with respect thereto) received in connection therewith, (x) a summary of any material unwritten terms and conditions thereof, (y) a summary of the nature of any information requested, and (z) the identity of the Person or each member in the group of Persons making such request, inquiry, proposal or offer, (ii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such request, inquiry, proposal, offer or Acquisition Proposal (including by furnishing copies of any further requests, inquires or proposals or amendments thereto) on a prompt basis (and in any event within 24 hours of such material development, discussion or negotiation), and (iii) upon the request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.
(d) Nothing in this Section 4.3 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, including any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) making any disclosure to the stockholders of the Company that the Board of Directors determines, after consultation with outside counsel, is required by applicable Legal Requirements; provided, however, that nothing in this Section 4.3(d) shall permit the Board of Directors to make a Company Adverse Recommendation Change and, unless the Board of Directors has made a Company Adverse Recommendation Change in accordance with the provisions of Section 5.1(b) that remains in effect and has not been withdrawn, such disclosure shall state that the Company Board Recommendation continues to be in effect.
4.4 Preparation of Proxy Statement; Stockholder Meeting.
(a) The Company shall as promptly as reasonably practicable (and in any event within 20 Business Days) after the Agreement Date, prepare and file with the SEC the Merger Proxy Statement. The Company shall give Parent and its Representatives a reasonable opportunity to review and comment on the initial preliminary Merger Proxy Statement and all subsequent forms or versions of or amendments or supplements to the Merger Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares and the Company shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives. Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Merger Proxy Statement, all information concerning Parent and Merger Sub and their controlled Affiliates required under applicable Legal Requirements to be included in the Merger Proxy Statement as is reasonably requested by the Company. Parent, Merger Sub and the Company shall cooperate in good faith to determine the information regarding each of them that is necessary to include in the Merger Proxy Statement in order to satisfy applicable Legal Requirements. The Company agrees that the Merger Proxy Statement filed by the Company with the SEC shall (x) comply in all material respects with the Exchange Act and other applicable Legal Requirements, and (y) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Merger Proxy Statement. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it for use in the Merger Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Merger Proxy Statement as so corrected to be promptly filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable Legal Requirements. The Company shall (A) promptly notify Parent of the receipt of, and promptly provide Parent copies of, all comments (including oral comments) from, and all correspondence with, the SEC or its staff with respect to the Merger Proxy Statement and shall promptly notify Parent of any request by the SEC or its staff for any amendment or supplement thereto or for additional information, (B) provide Parent and its counsel with a reasonable opportunity to review and comment on any proposed correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Merger Proxy Statement and shall give reasonable and good faith consideration to any timely comments thereon made by Parent or its Representatives, and (C) promptly provide Parent with final copies of any correspondence sent by the Company or any of its Representatives to the SEC or its staff with respect to the Merger Proxy Statement, and of any amendments or supplements to the Merger Proxy Statement. The Merger Proxy Statement shall include the Company Board Recommendation, unless the Board of Directors has made a Company Adverse Recommendation Change in compliance with Section 5.1. The Merger Proxy Statement shall include (x) the fairness opinion of the Company’s financial advisors referenced in Section 2.23, (y) the notice of the Company Stockholder Meeting, and (z) the notice and other information required by Section 262(d) of the DGCL.
(b) The Company shall establish a record date for, duly call, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholder Meeting”) as reasonably promptly as practicable after the SEC Clearance Date (and shall initially schedule the Company Stockholder Meeting to be held within 25 Business Days from the date of the mailing of the Merger Proxy Statement, or if the Company’s nationally recognized proxy solicitor advises the Company that 25 Business Days from the date of the mailing of the Merger Proxy Statement is insufficient time to obtain the Company Stockholder Approval, such later date to which Parent consents in writing (such consent not to be unreasonably withheld, conditioned or delayed)), and any adjournments or postponements of such meeting shall require the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) other than to the extent necessary to allow reasonable additional time for the filing and/or mailing, and review by the Company’s stockholders prior to the date of the Company Stockholder Meeting, of any supplemental or amended disclosure that the Board of Directors determines in good faith (after consultation with outside legal counsel) is required by applicable Legal Requirements or the rules and regulations of Nasdaq. Notwithstanding the foregoing, the Company may, and Parent may require the Company to, adjourn or postpone the Company Stockholder Meeting two times (for a period of not more than 10 Business Days each but not past three Business Days prior to the End Date), unless prior to such adjournment or postponement, the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 6.1(a) would be satisfied at such meeting if it were to be held without such postponement or adjournment. In connection with the foregoing, the Company shall (i) file the definitive Merger Proxy Statement with the SEC and cause the definitive Merger Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as reasonably promptly as practicable (and in any event within four Business Days) after the date on which the SEC confirms that it has no further comments on the Merger Proxy Statement (the “SEC Clearance Date”); provided that if the SEC has failed to affirmatively notify the Company within 10 days after the initial filing of the Merger Proxy Statement with the SEC that it intends to review the Merger Proxy Statement, then such 10th day shall be the “SEC Clearance Date”. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Legal Requirements. Unless the Board of Directors shall have made a Company Adverse Recommendation Change in compliance with Section 5.1, the Company shall use reasonable best efforts to obtain the Company Stockholder Approval, including to solicit proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 7, the Company shall submit this Agreement to its stockholders at the Company Stockholder Meeting even if the Board of Directors shall have made a Company Adverse Recommendation Change or proposed or announced any intention to do so. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

Without the prior written consent of Parent, the adoption of this Agreement and a nonbinding advisory vote on compensation matters shall be the only matters (other than related procedural matters) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.
SECTION 5

ADDITIONAL COVENANTS OF THE PARTIES
5.1 Company Board Recommendation.
(a) During the Pre-Closing Period, subject to the Board of Directors making a Company Adverse Recommendation Change in accordance with the provisions of Section 5.1(b), neither the Board of Directors nor any committee thereof shall (i) (A) withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw or qualify (or modify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (i) of this Section 5.1(a) being referred to as a “Company Adverse Recommendation Change”), or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or allow the Company to execute or enter into any Contract with respect to any Acquisition Proposal, or Contract that would require, or would reasonably be expected to cause, the Company to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions (other than an Acceptable Confidentiality Agreement).
(b) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Cut-off Time:
(i) if, after the Agreement Date, any Acquired Company receives a bona fide written Acquisition Proposal, and such Acquisition Proposal has not been withdrawn, and after consultation with the Company’s financial advisors and outside legal counsel, the Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, (x) the Board of Directors may make a Company Adverse Recommendation Change, or (y) if such Acquisition Proposal did not arise out of or result from a material breach of Section 4.3 or Section 5.1(a), the Company may terminate this Agreement pursuant to Section 7.1(e) to enter into a Specified Agreement with respect to such Superior Offer, but in each case under the foregoing clause (x) or (y), only if (A) the Board of Directors determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements, (B) the Company has given Parent prior written notice of its intention to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) (a “Determination Notice”) (which notice shall not constitute a Company Adverse Recommendation Change or termination), and, if desired by Parent, during the Negotiation Period, the Company has negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that such Acquisition Proposal would cease to constitute a Superior Offer, and (C)(1) the Company has, prior to the commencement of the Negotiation Period, provided to Parent information required to have been provided pursuant to Section 4.3(b) and Section 4.3(c), (2) the Company has given Parent the full Negotiation Period to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Offer, and (3) after giving effect to the proposals made by Parent during the Negotiation Period, if any, after consultation with the Company’s financial advisors and outside legal counsel, the Board of Directors has determined, in good faith, that such Acquisition Proposal continues to constitute a Superior Offer and that the failure to make the Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not be considered a Company Adverse Recommendation Change and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1 to the extent that any such communication expressly reaffirms the Company

Board Recommendation. The provisions of this Section 5.1(b)(i) shall also apply to any material amendment (which shall be deemed to include any change to the financial terms thereof) to any Acquisition Proposal and shall require a new Determination Notice; and
(ii) other than in connection with an Acquisition Proposal, the Board of Directors may make a Company Adverse Recommendation Change in response to an Intervening Event, but only if (A) the Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements, (B) the Company has given Parent a Determination Notice describing in reasonable detail the facts and circumstances resulting in such Intervening Event and that render a Company Adverse Recommendation Change necessary and, if desired by Parent, during the Negotiation Period, the Company has negotiated in good faith with respect to any revisions to the terms of this Agreement or another proposal, to the extent proposed by Parent, so that a Company Adverse Recommendation Change in response to such Intervening Event would no longer be necessary, and (C)(1) the Company has given Parent the full Negotiation Period to propose revisions to the terms of this Agreement or make another proposal so that a Company Adverse Recommendation Change would no longer be necessary, and (2) after giving effect to the proposals made by Parent during the Negotiation Period, if any, after consultation with the Company’s outside legal counsel, the Board of Directors has determined, in good faith, that the failure to make the Company Adverse Recommendation Change would continue to be inconsistent with the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable Legal Requirements as a result of such Intervening Event. The provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Intervening Event, which shall require a new Determination Notice.
5.2 Filings, Consents and Approvals.
(a) Subject to the terms and conditions of this Agreement, the Parties agree to use (and shall cause their respective Affiliates to use) their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under Antitrust Laws that may be asserted by any Governmental Body so as to enable the Closing to occur as promptly as practicable, but in no case later than the End Date, including providing as promptly as reasonably practicable all information reasonably required by any Governmental Body pursuant to its evaluation of the Transactions under the HSR Act or other applicable Antitrust Laws. Notwithstanding the foregoing and any other provision of this Agreement to the contrary, in no event shall Parent, Merger Sub, the Company or any of their respective Subsidiaries be obligated to defend any lawsuit, injunction, or any proceeding before courts whether judicial or administrative, brought by any Governmental Body challenging or seeking to restrain, prohibit or place conditions on the consummation of the Transactions.
(b) Subject to the terms and conditions of this Agreement, (i) each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) promptly, but in no event later than 20 Business Days after the Agreement Date, make an appropriate filing of all notification and report forms as required by the HSR Act with respect to the Transactions and (ii) each of the Parties shall (and shall cause their respective Affiliates, if applicable, to) as promptly as reasonably practicable make any filing or notification that is required to be made with, or seek any consent, approval, permit or authorization that is required to be obtained from, a Specified Antitrust Authority set forth on Section 5.2(b) of the Company Disclosure Schedule (the foregoing clauses (i) and (ii) collectively, “Regulatory Filings”).
(c) Without limiting the generality of anything contained in this Section 5.2, during the Pre-Closing Period, each Party shall give the other Parties prompt notice of (i) the making or commencement of any request or inquiry, or any investigation, action or Legal Proceeding brought or threatened in writing to be brought by a Governmental Body or brought or threatened in writing to be brought by a third party before any Governmental Body, in each case, with respect to the Transactions (other than any request, inquiry, investigation, action or Legal Proceeding brought or threatened in writing to be brought by the holders of Shares against the Company and/or its directors relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby, which are addressed in Section 5.5), and (ii) its receipt of any notice or other communication from any third party alleging that the consent of a third party is or may be required in connection with the Transactions (the information described in the foregoing clauses (i) and (ii), the “Identified Communications”). Additionally, each Party shall (A) keep the other Parties reasonably informed as to the status of any Regulatory Filings and Identified Communications or response thereto, (B) promptly inform the other Parties of, and (wherever practicable) give the other Parties reasonable advance notice of, and the opportunity to participate in, any communication to or from the FTC, DOJ or any other Governmental Body or third party in connection with any such Regulatory Filings and Identified Communication, (C) promptly furnish to the other Parties, subject to an appropriate confidentiality agreement, copies of documents provided to or received from any Governmental Body in connection with any Regulatory Filings or Identified Communication (other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, that contain valuation information (which can be redacted)), (D) to the extent reasonably practicable and subject to an appropriate confidentiality agreement, consult and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Regulatory Filings or Identified Communication, and (E) except as may be prohibited by any Legal Requirement, in connection with any such Regulatory Filings and Identified Communications, give the other Parties reasonable advance notice of, and permit authorized Representatives of the other Party to be present at each meeting or conference relating to such Regulatory Filing or Identified Communication and to have access to and be consulted in connection with any argument, opinion or proposal made or submitted to any third party in connection with such Regulatory Filing or Identified Communication. Notwithstanding anything to the contrary in this Section 5.2, the Parties may (y) as they deem reasonably advisable and necessary based on the advice of outside counsel to prevent a violation of Antitrust Law, designate competitively sensitive materials and information provided to the other under this Section 5.2 as “outside counsel only” and such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient without the advance written consent of the Party providing such materials, and (z) redact information provided to one another pursuant to this Section 5.2 to the extent providing such information would (1) contravene any applicable Legal Requirement (so long as the disclosing Party has reasonably cooperated with recipient and used its reasonable best efforts to permit disclosure to the extent permitted by Legal Requirements), (2) jeopardize any attorney-client or other legal privilege (so long as the disclosing Party has reasonably cooperated with recipient and used its reasonable best efforts to permit disclosure on a basis that does not waive such privilege with respect thereto), or (3) contravene any Contract to which the disclosing Party is a party or by which the disclosing Party is bound as of the Agreement Date (so long as the disclosing Party has reasonably cooperated with the recipient and used its reasonable best efforts to permit disclosure on a basis that would not contravene such Contract).
(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to Parent consulting with and considering in good faith the views and comments of the Company, Parent shall have the right to (i) direct, devise and implement the strategy for obtaining any necessary approval of, and for responding to any substantive request from, or inquiry or investigation by (including directing the nature and substance of all such responses), and lead all meetings and substantive communications (including any negotiations) with, any Governmental Body in connection with Regulatory Filings, and (ii) control the defense and settlement of any investigation or Legal Proceeding relating to the Transactions that is brought by or before any Governmental Body in connection with the Regulatory Filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, no Party shall (or shall permit any of its Affiliates to) commit to or agree with any Governmental Body to stay, toll or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed); provided that Parent and Merger Sub shall be permitted without the Company’s consent (it being understood that Parent and Merger Sub may exercise this right only one time) to withdraw their filing under the HSR Act in connection with the Transactions and promptly refile the notification and report forms within two Business Days (as required by the HSR Act) with respect to the Transactions.
(e) Notwithstanding the foregoing or anything to the contrary in this Agreement, neither Parent nor any of its Affiliates shall be required to commence or defend any lawsuit, injunction or any proceeding before courts whether judicial or administrative, against any Governmental Body in connection with the Transactions. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent, Merger Sub or any of their Affiliates be required to propose, negotiate, undertake, commit to or consent to any divestiture, sale, disposition, licensing, hold separate order or other structural or conduct relief, or other operational undertakings, in order to obtain clearance from any Governmental Body. Nothing in this Section 5.2 shall require Parent, Merger Sub or the Company to take or agree to take any action unless the effectiveness of such action is conditioned upon Closing, and the Company shall not take or propose to undertake any divestiture, sale, disposition, hold separate order or other structural or conduct relief, or other operational undertaking without Parent’s prior consent (which may be given or withheld in Parent’s sole discretion).
(f) During the Pre-Closing Period, the Company shall, and shall cause the other Acquired Companies to, to the extent permissible under applicable Legal Requirements, (i) offer Parent the opportunity to consult with the Acquired Companies prior to any proposed material meeting or other material communication with the FDA, EMA, the Centers for Medicare & Medicaid Services (“CMS”) or any other Specified Governmental Body relating to any Product or material Governmental Authorization (including Pricing Approvals) under a Health Care Law, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, in advance, (A) any material filing proposed to be made by or on behalf of an Acquired Company, and (B) any material correspondence or other material communication, in each case of the foregoing clauses (A) and (B) proposed to be submitted or otherwise transmitted to the FDA, EMA, CMS or any other Specified Governmental Body by or on behalf of an Acquired Company relating to any Product or material Governmental Authorization under a Health Care Law, (iii) keep Parent reasonably informed of any material communication (written or oral) with or from the FDA, EMA, CMS or any other Specified Governmental Body or relating to any Product or Governmental Authorization, and (iv) promptly inform Parent and provide Parent with a reasonable opportunity to comment, in each case, prior to making any material change to any study protocol, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, commercialization and reimbursement activities or materials (including promotional and marketing activities and materials) relating to any Product or anyway relating to any material change or potential change to the Exploitation of any Product. The Company shall promptly notify Parent of any material data relating to any Product, including information related to any serious or unexpected adverse events (as such concepts are contemplated under applicable Health Care Laws) with respect to any Product, in each case which it discovers after the execution and delivery of this Agreement.
(g) During the Pre-Closing Period, the Company shall give prompt notice to Parent of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 impossible or unlikely on or prior to the End Date, and Parent shall give prompt notice to the Company of any event, development, occurrence, circumstance, change or effect that has had or would reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 impossible or unlikely on or prior to the End Date.
(h) The delivery of any notice pursuant to this Section 5.2 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the Agreement Date or otherwise limit or affect the remedies available hereunder to any Party.
5.3 Employee Benefits.
(a) For a period of one year following the Effective Time (or until the date of termination of the relevant Continuing Employee, if earlier) (the “Continuation Period”), Parent shall provide, or cause to be provided, to each employee of an Acquired Company who is employed by an Acquired Company as of immediately prior to the Effective Time and who continues to be actively employed by an Acquired Company (or any Affiliate thereof, including, for the avoidance of doubt, Parent and Parent’s Affiliates) during such one-year period (each, a “Continuing Employee”) with (i) a base salary or wage rate that is no less than that provided to such Continuing Employee by any Acquired Company immediately prior to the Effective Time, (ii) target cash incentive compensation opportunities that are no less than either (x) those provided to such Continuing Employee by any Acquired Company immediately prior to the Effective Time under Employee Plans set forth in Section 2.16(a) of the Company Disclosure Schedule, or (y) those provided by Parent or its Affiliates to similarly situated employees of Parent or its Affiliates, and (iii) other compensation and employee benefits (excluding equity-based compensation, employee stock purchase plans, nonqualified deferred compensation, retiree medical, change in control or similar compensation or benefits, severance, defined benefit plans, post-employment welfare plans and other similar plans or arrangements) that are substantially comparable, in the aggregate, to either (x) those provided to such Continuing Employee by any Acquired Company immediately prior to the Effective Time under Employee Plans set forth in Section 2.16(a) of the Company Disclosure Schedule, or (y) those provided by Parent or its Affiliates to similarly situated employees of Parent or its Affiliates.
(b) To the extent that service is relevant for eligibility or vesting under any benefit plan of Parent and/or the Surviving Corporation in which a Continuing Employee participates (other than equity-based compensation, employee stock purchase plans, nonqualified deferred compensation, retiree medical, change in control or similar compensation or benefits, severance, defined benefit plans, post-employment welfare plans and other similar plans or arrangements), then Parent shall provide that such benefit plan shall, for purposes of eligibility and vesting, credit such Continuing Employees for service prior to the Effective Time with the Company and its Affiliates or their respective predecessors to the same extent that such service was recognized prior to the Effective Time under the corresponding benefit plan of the Company, but no credit for any service will be required that would result in a duplication of benefits.
(c) Following the Effective Time, Parent or an Affiliate of Parent shall use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan of Parent or an Affiliate that provides health benefits in which Continuing Employees are eligible to participate following the Effective Time in the plan year in which the Effective Time occurs, other than any limitations that were in effect with respect to such employees immediately prior to the Effective Time under the corresponding Employee Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to transitioning into a plan of Parent or an Affiliate during the portion of the plan year prior to such transition in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or an Affiliate, in each case to the extent recognized for such purpose under an analogous Employee Plan prior to the Effective Time, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Plan prior to the Effective Time.
(d) The provisions of this Section 5.3 are solely for the benefit of the Parties, and no provision of this Section 5.3 is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, or (ii) prohibit or limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Company) to amend, modify or terminate any employee benefit or compensation plan, program or arrangement. No Company Associate or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of the Agreement or have the right to enforce the provisions hereof. Nothing in this Section 5.3 or elsewhere in this Agreement shall be construed to create a right in any Person to employment with Parent, the Surviving Corporation or any other Affiliate of the Surviving Corporation or to any compensation or benefits and the employment of each Continuing Employee shall be “at will” employment.
(e) If requested in writing by Parent no later than five days prior to the Effective Time, the Company shall, at least one day prior to the Effective Time, cease contributions to, and adopt written resolutions (or take other necessary and appropriate action) to terminate, the Company 401(k) Plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Effective Time; provided, however, that such Company 401(k) Plan cessation of contributions, vesting and termination may be made contingent upon the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the prior review and approval of Parent, whose approval shall not be unreasonably withheld. If the Company 401(k) Plan is terminated, Parent shall or shall cause its Affiliates to allow all individuals who were participants in the Company 401(k) Plan to be eligible to participate in a 401(k) plan sponsored by Parent or its Affiliates (the “Parent 401(k) Plan”) as soon as administratively practicable after the Effective Time and shall permit such participants to roll over their account balances (and shall use commercially reasonable efforts to permit such participants to roll over participant loans) from the Company 401(k) Plan to the Parent 401(k) Plan.

(f) With respect to Continuing Employees who are employed in a member state of the European Union, nothing herein shall be construed to permit a modification of the main elements of the employment contract or of the national collective agreement applicable to such Continuing Employee.
(g) During the Pre-Closing Period, the form of any broad-based notices or communication materials (including website postings) from an Acquired Company to employees of the Acquired Companies with respect to the Transactions or employment, compensation or benefits matters addressed in this Agreement or related to the Transactions or employment with Parent, the Surviving Corporation or any of their respective Subsidiaries thereafter, shall be subject to the prior review, comment and approval of Parent, which such review, comment or approval shall not be unreasonably withheld, conditioned or delayed.
5.4 Indemnification of Officers and Directors.
(a) For a period of six years after the Effective Time, Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) existing in favor of the current or former directors or officers of any Acquired Company pursuant to the organizational documents of the Company and any indemnification or other similar agreements of any Acquired Company set forth in Section 5.4(a) of the Company Disclosure Schedule, in each case as in effect on the Agreement Date, shall continue in full force and effect in accordance with their terms, and Parent shall cause the Acquired Companies to perform their obligations thereunder. Without limiting the foregoing, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall, and shall cause the Acquired Companies to, indemnify and hold harmless each individual who is as of the Agreement Date, or who becomes prior to the Effective Time, a director or officer of any Acquired Company or who is as of the Agreement Date, or who thereafter commences prior to the Effective Time, serving at the request of any Acquired Company as a director or officer of another Person (the “Indemnified Persons”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time, including this Agreement and the Transactions), arising out of or pertaining to the fact that the Indemnified Person is or was a director or officer of any Acquired Company or is or was serving at the request of any Acquired Company as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Acquired Company is permitted under applicable Legal Requirements. In the event of any such claim, action, suit or proceeding, Parent shall, and shall cause the Acquired Companies to, (x) pay, in advance of the final disposition of such claim, action, suit or proceeding, any expenses incurred in defense thereof by the Indemnified Person upon receipt of an undertaking by such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified pursuant to the preceding sentence, and (y) reasonably cooperate in the defense of any such matter.
(b) For a period of six years from and after the Effective Time, Parent shall cause the Surviving Corporation to either maintain in effect its current policies of directors’ and officers’ insurance maintained by or for the benefit of the Acquired Companies or provide a substitute policy for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Companies as of the Agreement Date, in either case, of not less than the existing coverage as of the Agreement Date and having other terms that are in aggregate not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Companies with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ insurance), except that in no event shall Parent or the Surviving Corporation be required to pay with respect to such insurance policies more than 300% of the aggregate annual premium most recently paid by the Acquired Companies prior to the Agreement Date (the “Maximum Amount”), and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.4(b) it shall obtain as much comparable insurance as possible for the years within such six-year period for a premium not exceeding the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, at its option, purchase a “tail” directors’ and officers’ insurance policy for the Acquired Companies and their current and former directors and officers who are currently covered by the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Companies, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ insurance coverage currently maintained by or for the benefit of the Acquired Companies with respect to claims arising from facts or events that existed or occurred at or before the Effective Time; provided that in no event shall the cost of any such tail policy exceed the Maximum Amount, and if such cost would exceed the Maximum Amount, then the Company may obtain a tail policy with the greatest coverage available for a cost not exceeding the Maximum Amount. Parent and the Surviving Corporation shall maintain such policies in full force and effect for a period of six years after the Effective Time, and continue to honor the obligations thereunder.
(c) In the event that any Acquired Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause the applicable Acquired Company to make proper provision so that the successors and assigns of such Acquired Company assume the obligations set forth in this Section 5.4.
(d) The provisions of this Section 5.4 (i) shall survive the Effective Time, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Persons), his or her heirs, successors, assigns and representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification, advancement of expenses, exculpation or contribution that any such Person may have by contract or otherwise. Unless required by applicable Legal Requirement, this Section 5.4 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs, without the prior written consent of the affected Indemnified Person.
5.5 Stockholder Litigation. In the event that any claims or Legal Proceedings related to this Agreement, the Merger or the other Transactions are brought by any stockholder or other holder of Company securities (whether directly or on behalf of the Company or otherwise) against any Acquired Company or any of the Acquired Companies’ directors or officers, the Company shall promptly notify Parent in writing and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall give Parent (a) the right to participate in the defense of, and review and comment on all material filings or responses to be made by the Company or other Acquired Company in connection with, any such claims or Legal Proceedings (and shall give due consideration to Parent’s comments and other advice with respect to such litigation), and (b) the right to consult on any settlement with respect to such claims or Legal Proceedings, and no such settlement shall be agreed to without Parent’s prior written consent.
5.6 Additional Agreements. Subject to the terms and conditions of this Agreement, including Section 5.2(a), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party to this Agreement shall use reasonable best efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by such Party pursuant to any Material Contract in connection with the Merger and the other Transactions to the extent requested by Parent, (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by such Party in connection with the Transactions to the extent requested in writing by Parent; provided that (i) without the prior written consent of Parent, the Company shall not, and shall cause each of the other Acquired Companies not to, pay or commit to pay to such Person that is not a Governmental Body, whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person in order to obtain such approval or consent, and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to any Person that is not a Governmental Body whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation in order to obtain such approval or consent, and (c) seek to lift any restraint, injunction or other legal bar to the Merger brought by any third Person, other than a Governmental Body pursuant to an Antitrust Law, against such Party.
5.7 Disclosure. The initial press release relating to this Agreement shall be a joint press release in a form previously agreed to by Parent and the Company and issued by the Company and Parent promptly after the execution and delivery of this Agreement and thereafter Parent and the Company shall consult with each other before issuing, or cause the publication of, any further press release(s) or otherwise making any public statement or (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this

Agreement or any of the other Transactions and shall not issue any such press release or make any such public statement without the other Party’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, (a) each Party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent in all material respects with information previously disclosed in previous press releases, public disclosures or public statements made jointly by the Parties in compliance with this Section 5.7 (or individually, if approved by the other Party), (b) a Party may, without the prior consent of the other Party but subject to giving advance notice to the other Party and, to the extent reasonably practical, allow such other Party to comment on such release, announcement or statement, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or applicable stock exchange rule, and (c) neither Party shall be required to consult with the other or obtain the other’s approval in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 4.3(d)(i) or with respect to any Acquisition Proposal or Company Adverse Recommendation Change or response thereto (it being understood that nothing in this Section 5.7 shall limit the Company’s obligations under Section 4.3 and Section 5.1).
5.8 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
5.9 Section 16 Matters. The Company, and the Board of Directors, shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares, Company Options, Company RSUs and Company PSUs in the Merger by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.10 Senior Secured Term Loan Agreement. The Company shall use reasonable best efforts to deliver (or cause to be delivered) to Parent at least three Business Days prior to the Closing Date a customary payoff letter (or similar document) with respect to the Senior Secured Term Loan Agreement, from the lenders (or an agent on behalf of all lenders) under the Senior Secured Term Loan Agreement (the “Payoff Letter”), which Payoff Letter shall specify the aggregate payoff amount required to be paid to fully satisfy all Indebtedness outstanding under the Senior Secured Term Loan Agreement (including any “Prepayment Premium,” as such term is defined in the Senior Secured Term Loan Agreement, but other than (x) any inchoate indemnity obligations thereunder, and (y) any other obligations which, by their terms, are to survive the termination of the Senior Secured Term Loan Agreement) and provide that, upon receipt of such specified amount, all Encumbrances (and any guarantees) granted in connection therewith relating to the assets, rights and properties of the Acquired Companies securing such Indebtedness shall be released and terminated. The Company shall use its reasonable best efforts to deliver to the agent under the Senior Secured Term Loan Agreement, at least five “Business Days,” as such term is defined in the Senior Secured Term Loan Agreement, prior to the Closing Date, a written notice of prepayment of all outstanding Indebtedness under the Senior Secured Term Loan Agreement, which notice shall provide that such prepayment is subject to and conditioned upon the consummation of the Closing. The Company shall, and shall cause the other Acquired Companies to, use their reasonable best efforts to deliver (or cause the agent or lenders under the Senior Secured Term Loan Agreement to deliver) to Parent on or prior to the Closing, in form and substance reasonably satisfactory to Parent, copies of all of the documents, filings and notices required to evidence the termination of the Senior Secured Term Loan Agreement and effect the release of all Encumbrances securing the obligations thereunder, including duly executed UCC termination statements, terminations of control agreements, terminations of collateral access agreements, terminations of intellectual property security agreements and delivery of possessory collateral (if any), which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Senior Secured Term Loan Agreement (other than (x) any inchoate indemnity obligations thereunder and (y) any other obligations which, by their terms, are to survive the termination of the Senior Secured Term Loan Agreement). On the Closing Date, Parent shall effect or cause to be effected the repayment in full of all Indebtedness outstanding under the Senior Secured Term Loan Agreement in accordance with the Senior Secured Term Loan Agreement and the Payoff Letter. The Parties shall reasonably cooperate with each other in connection with their respective obligations set forth in this Section 5.10.

5.11 Financing.
(a) The Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to cause their respective Representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent in connection with the Financing (which term, for purposes of this Section 5.11, shall include any other financing incurred in lieu thereof or otherwise in connection with the Transactions, including, without limitation, any Alternate Financing). Such cooperation shall include but not be limited to the following:
(i) participating (and causing senior management and appropriate Representatives of the Company to participate) in a reasonable number of meetings, calls, presentations, road shows, lender presentations, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies at reasonable times during normal business hours, upon reasonable advance notice and at mutually agreed locations (all of which may be conducted by teleconference or virtual meeting platforms) and assisting Parent in obtaining ratings in connection with the Financing, including direct contact between appropriate members of senior management of the Company, on the one hand, and the actual and potential financing sources, on the other hand;
(ii) assisting with the timely preparation and negotiation of customary rating agency presentations and materials, bank information memoranda, syndication documents and materials, lender presentations, offering documents, prospectuses, memoranda, investor presentations, and similar documents in connection with the Financing (which, where customary, shall contain customary exculpatory language reasonably satisfactory to Company);
(iii) (A) assisting with the preparation and delivery of customary definitive financing documents, including, in each case, the schedules thereto, or documents contemplated by the Financing, (B) assisting with the provision of insurance certificates and endorsements, and (C) otherwise reasonably assisting in the pledging of collateral and granting of security interests in respect of the Financing;
(iv) furnishing Parent with the Required Financing Information and such other information reasonably requested in connection with the Financing, including any preliminary results or “flash numbers” not previously publicly disclosed in the ordinary course of business, in each case, to the extent that such other information is reasonably available and customarily prepared by the Company, it being understood that the Parent shall provide and be solely responsible for the Parent Pro Forma Information;
(v) executing and delivering customary authorization letters to the Financing Sources authorizing the distribution of information regarding the Company to prospective lenders or investors in connection with the Financing and containing a customary representation that the public side versions of such documents do not include material non-public information about the Company or its Subsidiaries or their securities and a customary representation as to the accuracy of the information contained in the disclosure and marketing materials to the extent provided by or on behalf of the Company related to the Financing (“Financing Authorization Letters”);
(vi) causing its independent auditors to (A) provide drafts and executed versions of customary auditors consents and customary comfort letters (including customary change period comfort and “negative assurance” comfort upon any notes pricing date and upon the related closing) with respect to the Required Financing Information, (B) attend a reasonable number of accounting due diligence sessions and drafting sessions at reasonable times and places, and (C) otherwise provide customary assistance, in each case of the foregoing, subject to completion of customary procedures;
(vii) taking actions requested by Parent to enable Parent to benefit from the Company’s existing relationships in connection with the marketing and syndication of the Financing, if any;
(viii) to the extent reasonably requested at least 10 Business Days prior to the Closing Date, promptly furnishing Parent and the Financing Sources at least three Business Days prior to the Closing Date with all documentation and other information relating to the Acquired Companies that any lender providing or arranging the Financing has determined is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, and beneficial ownership Legal Requirements, including a beneficial ownership certification in relation to the Company, which certification shall be substantially similar to the form of

Certification Regarding Beneficial Owners of Legal Entity Customers, published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, or as otherwise acceptable to the requesting Financing Source;
(ix) If Parent reasonably requests, file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Acquired Companies, which Parent reasonably determines (and the Company does not unreasonably object) to include in a customary “public side” offering or marketing document in connection with the Financing (other than Excluded Information).
The Parties agree that a failure to deliver any of the information in Section 2(c) of Exhibit B of the Debt Commitment Letter would be a material failure to comply with the covenants set forth in this Section 5.11.
(b) Notwithstanding anything in this Section 5.11 to the contrary, in fulfilling its obligations pursuant to this Section 5.11, the Acquired Companies will not be required to (i) prior to the Closing Date, reimburse any expense, give any indemnities or pay or incur any commitment or other fee or any out-of-pocket expense (other than customary expenses in connection with the cooperation described in this Section 5.11 that are promptly reimbursed by Parent), (ii) prior to the Closing Date, pass resolutions or consents or approve or authorize the execution of, or execute, the Financing or the definitive Financing agreements or related agreements (other than Financing Authorization Letters) or enter into any agreement, certificate, document or instrument, in each case, that is not contingent on the occurrence of the Closing or that must be effective prior to the Closing; (iii) provide access to or disclose information that the Company or its Subsidiaries reasonably determines would jeopardize any attorney client privilege or conflict with any confidentiality requirements applicable to the Company or its Subsidiaries; (iv) take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any material contract or law to which it or its property is bound or result in the creation or imposition of any Encumbrance on any asset of the Acquired Companies (including any action to the extent any such action would cause, or would be reasonably expected to cause, any representation or warranty in this Agreement to be breached, the failure of any condition to the Closing set forth in Section 6 or otherwise cause any breach of this Agreement) prior to the Closing Date; (v) cause any director, officer or employee or stockholder of any Acquired Company to incur any personal liability that would be effective prior to the Closing Date or for which such Person will not be indemnified, (vi) provide any security, give any indemnity or incur any other liability in connection with the Financing, unless in the case of the Acquired Companies that will be an obligor in respect of the Financing, the same would not be effective prior to the Closing, (vii) enter into any definitive agreement, unless in the case of the Acquired Companies that will be an obligor in respect of the Financing, the same would not be effective prior to the Closing, (viii) enter into or approve any Debt Commitment Letter or Debt Financing Fee Letter, (ix) take any action that would result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer or employee of any Acquired Company, (x) provide any Excluded Information, or (xi) cooperate to the extent it would unreasonably interfere with the ongoing business or operations of any Acquired Company.
(c) Parent shall, upon request by the Company, promptly reimburse the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by any of the Acquired Companies in connection with fulfilling its obligations pursuant to this Section 5.11. Parent shall indemnify and hold harmless the Acquired Companies from and against any and all damages actually suffered or incurred by them in connection with actions taken pursuant to this Section 5.11, except in the event such loss or damage arises directly out of (i) the gross negligence or willful misconduct of the Acquired Companies or their respective Representatives, (ii) the material breach of this Agreement thereby, or (iii) any information provided to Parent in writing by the Acquired Companies for inclusion in any materials relating to the Financing.
(d) The Company will use its reasonable best efforts, and will cause each of its Subsidiaries to use its respective reasonable best efforts, to update any Required Financing Information provided to Parent and the Financing Sources as may be necessary so that such Required Financing Information (i) is Compliant, and (ii) meets the applicable requirements set forth in the definition of “Required Financing Information”. The Company will notify Parent if any of the Required Financing Information or any other information provided pursuant to this Section 5.11 is found to have contained any untrue statement of a material fact or to have omitted to state a material fact necessary in order to make the statements contained therein not materially misleading.

(e) For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the cooperation of the Acquired Companies under this Section 5.11 on multiple occasions from time to time between the date hereof and the Closing Date.
(f) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Debt Commitment Letter) by or to Parent or any other financing transaction be a condition to any of Parent’s obligations hereunder.
(g) The Company hereby consents to the use of the Acquired Companies’ logos to the extent necessary and advisable in connection with the Financing and only so long as such logos are used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect any Acquired Company or Company IP, or the reputation or goodwill of any Acquired Company.
5.12 Parent Financing.
(a) Parent and Merger Sub will use reasonable best efforts to obtain the Financing (or in the event any portion or all of the Financing becomes unavailable, alternative debt financing from the same or other sources (such portion from sources other than any source providing the Financing contemplated by the Debt Commitment Letter as of the date hereof, the “Alternate Financing”) in an aggregate amount, together with the remaining Financing, if any, and any other immediately available sources available to Parent and Merger Sub to fund the payment of the Required Amount on the Closing Date. Such efforts by Parent and/or Merger Sub, as applicable, shall include, without limitation: (i) complying with and maintaining in full force and effect the Debt Commitment Letter (subject to commitment reductions and/or termination thereof in accordance with the Debt Commitment Letter (as in effect on the date hereof) in connection with the consummation of an alternative financing generating, when taken together with other sources of funds immediately available to Parent or Merger Sub, the Required Amount at the Effective Time), (ii) negotiating and entering into definitive financing agreements (the “Definitive Debt Agreements”) with respect to the Financing or alternative financing generating, when taken together with other sources of funds immediately available to Parent or Merger Sub, the Required Amount at the Effective Time; provided, that such Definitive Debt Agreements or alternative financing, as applicable, shall not (1) impose new or additional conditions or expand any existing condition to the receipt of the Financing, (2) otherwise materially delay funding of the Financing or make funding of the Financing less likely to occur at or prior to the Closing or (3) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Agreements or alternative financing, as applicable (the effects described in clauses (1) through (3), collectively, the “Prohibited Modification” and each individually, a “Prohibited Modification”), (iii) satisfying on a timely basis all conditions to the Financing contemplated by the Debt Commitment Letter and the Debt Financing Fee Letter and (iv) enforcing its rights under the Debt Commitment Letter in the event of a breach by the Financing Sources under the Debt Commitment Letter or any of the Definitive Debt Agreements or alternative financing, as applicable. Prior to the Closing, without the prior written consent of the Company, Parent shall not (x) agree to, or permit, any withdrawal, rescission, termination, amendment, restatement, supplement, modification or waiver in respect of the Debt Commitment Letter or any Definitive Debt Agreement that would result, when taken together with other sources of funds immediately available to Parent or Merger Sub, in the Parent failing to have the Required Amount at the Effective Time, or (y) agree to substitute other debt or equity financing for all or any portion of the Debt Financing from the same or alternative financing sources to the extent such substitution would result in a Prohibited Modification.
(b) Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Financing. Parent shall give the Company prompt written notice (A) upon becoming aware of, or receiving written notice or other written communication with respect to, (1) any actual, threatened (in writing) or alleged (in writing) material breach of or default under, or any event or circumstance that (with or without notice, lapse of time or both) could reasonably be expected to give rise to any material breach of or default under, the Debt Commitment Letter by a party thereto, (2) any actual or threatened (in writing) termination, withdrawal, repudiation or rescission of the Debt Commitment Letter or any Definitive Debt, or (3) any material dispute or disagreement between or among parties to the Debt Commitment Letter or any Definitive Debt Agreement, in each case, to the extent such breach, default, termination, withdrawal, repudiation, rescission, dispute or disagreement would reasonably be expected to materially delay or prevent the Closing or result in failure of Parent to obtain, when taken together with other sources of funds immediately available to Parent, the Required Amount at the Effective Time or (B) if at any time for any reason Parent believes in good faith that it may not be able to obtain all or any portion of the Financing on the terms and conditions, at the time, in the manner or from the sources contemplated by the Financing, except as a result of consummation of alternative financing transactions providing, when taken together with other sources of funds immediately available to Parent, the Required Amount at the Effective Time. Parent shall promptly provide any material information reasonably requested by the Company relating to any circumstance referred to in clauses (A) or (B) of the immediately preceding sentence; provided that in no event shall Parent be required to provide access to or disclose information that would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Parent or any of its Subsidiaries (as reasonably determined in good faith by Parent).
(c) If any of the Financing or the Debt Commitment Letter (or any Definitive Debt Agreement) expires or is terminated prior to the Closing, in whole or in part, for any reason, or any portion of the Financing becomes unavailable on the terms and subject solely to the conditions set forth in the Debt Commitment Letter or any Definitive Debt Agreement shall be withdrawn, repudiated, terminated or rescinded (other than as a result of any mandatory commitment reduction in connection with the consummation of alternative financing transactions contemplated by the Debt Commitment Letter providing, when taken together with other sources of funds immediately available to Parent, the Required Amount at the Effective Time), then Parent shall (i) promptly use its reasonable best efforts to arrange for Alternate Financing (which Alternate Financing (1) shall be in an amount no less than, when taken together with other sources of funds immediately available to Parent, the Required Amount and (2) shall not include conditions to such Alternate Financing that are more onerous than, taken as a whole, the conditions set forth in the Debt Commitment Letter on the Agreement Date (as reasonably determined in good faith by Parent) to replace the Financing, to be consummated no later than the day on which the Closing shall occur pursuant to this Agreement, (ii) provide to the Company copies of all documents (including all fee letters and engagement letters; provided that any fee and engagement letters may be redacted in a customary fashion as to economic terms and other commercially sensitive numbers and provisions specified in any such letter (including any provisions relating to “flex” terms or similar concepts), none of which could adversely affect the availability, conditionality, enforceability or amount (except by reason of any increased fees or original issue discount resulting from the “flex” terms or similar concepts contained in any such letter) of the Financing contemplated thereby) relating to any alternative financing to replace the Financing and (iii) keep the Company reasonably informed of the process of obtaining any Alternate Financing. If any Alternate Financing is obtained in accordance with this Section 5.12(c), Parent shall promptly notify the Company thereof and references to the “Financing,” “Debt Commitment Letter” and “Debt Financing Fee Letter” (and other like terms in this Agreement) shall include such Alternate Financing, as applicable.
(d) Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither the availability nor terms of the Financing or any Alternate Financing are conditions to the obligations of Parent or Merger Sub to consummate the Merger, and each of Parent and Merger Sub reaffirms its obligation to consummate the Merger and the other Transactions subject only to the express conditions set forth herein, irrespective and independent of the availability or terms of the Financing or any Alternate Financing.
5.13 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.
5.14 FIRPTA Certificate. At the Closing, the Company shall use commercially reasonable efforts to deliver to Parent a statement (and an accompanying notice addressed to the IRS), dated as of the Closing Date and executed by an officer of the Company, in accordance with Treasury Regulations Sections 1.1445-2(c)(3)(i) and 1.897-2(h) certifying that any equity interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code, substantially in a form reasonably acceptable to Parent; provided, however, that Parent’s sole recourse for any failure by the Company to deliver such statement to Parent pursuant to this Section 5.14 shall be the right to withhold pursuant to Section 1.6(e).

SECTION 6

CONDITIONS PRECEDENT TO THE MERGER
6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Approvals Under Antitrust Laws. (i) Any waiting period (or any extension thereof) applicable to the Merger under the HSR Act and any commitment by the Parties to a Governmental Body not to consummate the Transactions before a certain date under a timing agreement in connection therewith shall have expired or been terminated, and (ii) any waiting period, clearance or affirmative approval of any Specified Antitrust Authority (other than under the HSR Act) with respect to the Transactions shall have been obtained and any mandatory waiting period related thereto shall have expired or been terminated.
(c) No Restraints. There shall not have been issued by any Governmental Body of competent jurisdiction in a jurisdiction where either Parent and its Affiliates or the Acquired Companies operate their respective businesses or own any material assets or in any material way Exploit any Product (a “Specified Governmental Body”) and remain in effect any temporary restraining order, preliminary or permanent injunction or other order, directive, judgment, decree or ruling preventing the consummation of the Merger, nor shall any Legal Requirement have been promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger (and that is still in effect) by any Specified Governmental Body which, directly or indirectly, prohibits or makes illegal the consummation of the Merger.
6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in (A) the first three sentences of Section 2.1(a) and the first two sentences of Section 2.1(b) (Due Organization; Subsidiaries, Etc.), Section 2.2 (Certificate of Incorporation and Bylaws), Section 2.20 (Authority; Binding Nature of Agreement), Section 2.21 (Takeover Laws), Section 2.23 (Opinion of Financial Advisors) and Section 2.24 (Brokers and Other Advisors) shall be accurate in all material respects (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the Agreement Date and at and as of Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), (B) clauses (a) through (g) of Section 2.3 (Capitalization, Etc.) shall be accurate in all respects except for any de minimis inaccuracies as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), and (C) Section 2.5(b) (No Material Adverse Effect) shall be accurate in all respects as of the Agreement Date, and (ii) the representations and warranties of the Company set forth in this Agreement, other than those referred to in clause (i) above, shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so accurate has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Performance of Obligations of the Company. The Company shall have complied with or performed in all material respects the covenants and agreements it is required to comply with or perform at or prior to the Closing Date.
(c) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect which is continuing.

(d) Delivery of Officer Certificates. Parent and Merger Sub shall have received a certificate, dated the Closing Date, executed on behalf of the Company by the Company’s Chief Executive Officer or Chief Financial Officer certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.
6.3 Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to the satisfaction (or waiver by the Company, to the extent permitted by applicable Legal Requirements) on or prior to the Closing Date of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 3.1 (Due Organization), Section 3.2 (Merger Sub), Section 3.3 (Authority; Binding Nature of Agreement) and Section 3.10 (Brokers and Other Advisors) shall be accurate in all material respects (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the Agreement Date and at and as of Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement, other than those referred to in clause (i) above, shall be accurate (without taking into account any “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) as of the Agreement Date and at and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date or period, in which case as of such date or period), except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have complied with or performed in all material respects the covenants and agreements they are required to comply with or perform at or prior to the Closing Date.
(c) Delivery of Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed on its behalf by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.
SECTION 7

TERMINATION
7.1 Termination. This Agreement may be validly terminated prior to the Effective Time only as follows:
(a) by mutual written consent of Parent and the Company at any time prior to the Closing;
(b) by either Parent or the Company, at any time prior to the Closing, if the Closing shall not have occurred on or prior to midnight Eastern Time, on June 19, 2026 (the “End Date”); provided, however, that in the case of this Section 7.1(b), (x) if on the End Date, all of the conditions set forth in Section 6, other than the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely in respect of Antitrust Laws), shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), then the End Date shall automatically be extended until midnight Eastern Time on September 19, 2026 (the “Extended End Date”) (and all references to the End Date herein shall be as so extended), (y) if on the Extended End Date, all of the conditions set forth in Section 6, other than the conditions set forth in Section 6.1(b) or Section 6.1(c) (solely in respect of Antitrust Laws), shall have been satisfied or waived by Parent or Merger Sub, to the extent waivable by Parent or Merger Sub (other than conditions that by their nature are to be satisfied on the Closing Date, each of which is then capable of being satisfied), then the End Date shall automatically be extended until midnight Eastern Time on December 19, 2026 (and all references to the End Date and the Extended End Date herein shall be as so extended), and (z) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose material breach of this Agreement has proximately caused or resulted in the Merger not being consummated by such date;
(c) by either Parent or the Company if a Specified Governmental Body of competent jurisdiction shall have issued any permanent injunction or other order, directive, judgment, decree or ruling, or shall have taken any other action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or making the consummation of the Merger illegal, which order, directive, judgment, decree, ruling or other action shall be final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party whose material breach of this Agreement has proximately caused or resulted in the issuance of such final and nonappealable injunction, order, directive, judgment, decree, ruling or other action;
(d) by Parent at any time prior to the Cut-off Time, if (i) the Board of Directors shall have failed to include the Company Board Recommendation in the Merger Proxy Statement when filed with the SEC or mailed, or shall have effected a Company Adverse Recommendation Change, (ii) in the case of an Acquisition Proposal structured as a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, the Board of Directors (A) states that it recommends such tender or exchange offer or expresses no opinion or is unable to take a position (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act) with respect to such tender or exchange offer, or (B) fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer or fails to reaffirm the Company Board Recommendation within 10 Business Days after the commencement of such tender offer or exchange offer within the meaning of Rule 14d-2 under the Exchange Act (or, if earlier, by the close of business on the Business Day immediately preceding the then scheduled Cut-off Time), (iii) after any public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), the Board of Directors fails to publicly affirm the Company Board Recommendation within three Business Days after a written request by Parent to do so (or, if earlier, by the close of business on the Business Day immediately preceding the then scheduled Cut-off Time; provided that Parent has made such request prior to the second Business Day before the then scheduled date of the Cut-off Time); provided that Parent may only make such request twice with respect to each Acquisition Proposal or material modification thereof, (iv) the Board of Directors fails to publicly reaffirm the Company Board Recommendation within three Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation pursuant to this clause (iv) on more than three occasions), or (v) the Board of Directors or the Company Willfully Breaches its obligations under Section 4.3 or Section 5.1 in any material respect;
(e) by the Company, at any time prior to the Cut-off Time, in order to substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of the Superior Offer approved by the Board of Directors pursuant to and in accordance with the provisions of Section 5.1(b) (a “Specified Agreement”); provided that the Company shall have paid the Termination Fee in accordance with Section 7.3 immediately before or substantially simultaneously with such termination;
(f) by either Parent or the Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened and held and at which a vote on the matter was taken, or any adjournment or postponement thereof permitted by this Agreement and at which a vote on the matter was taken;
(g) by Parent at any time prior to the Closing, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of the Company shall have occurred such that a condition set forth in clauses (a), (b) or (c) of Section 6.2, as applicable, would not be satisfied and cannot be cured by the Company by the End Date, or if capable of being cured in such time period, shall not have been cured within 30 days after the date Parent gives the Company written notice of such breach or failure to perform; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if either Parent or Merger Sub is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit the Company to terminate this Agreement pursuant to Section 7.1(h); or
(h) by the Company at any time prior to the Closing, if a breach of any representation or warranty contained in this Agreement or failure to perform any covenant or obligation in this Agreement on the part of Parent or Merger Sub shall have occurred, such that a condition set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or failure cannot be cured by Parent or Merger Sub, as applicable, by the End Date, or, if capable of being cured in such time period, shall not have been cured within 30 days after the date the Company gives Parent written notice of such breach or failure to perform; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any representation, warranty, covenant or obligation hereunder which breach would permit Parent to terminate this Agreement pursuant to Section 7.1(g).
7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given by the terminating Party to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, employees or Affiliates following any such termination; provided, however, that (a) the final sentence of Section 4.1(a), this Section 7.2, Section 7.3 and Section 8 (other than Section 8.5(b)) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms, and (c) the termination of this Agreement shall not relieve any Party from any liability for fraud or Willful Breach of this Agreement prior to termination (it being understood that in the case of a Willful Breach by Parent or Merger Sub and to the extent permitted pursuant to DGCL Section 261(a)(1), the Company (and only the Company) through actions approved by the Board of Directors may seek damages payable to the Company (on its own behalf or as representative of the holders of Company Common Stock, Company RSUs, Company PSUs and Company Options (including In the Money Director Options)) based, to the extent proven, on the loss of the premium or economic benefit that the holders of Company Common Stock, Company RSUs, Company PSUs and Company Options (including In the Money Director Options) would have received if the Merger were consummated pursuant to the terms of this Agreement, taking into consideration all relevant matters, including the time value of money, which shall be deemed in such event to be solely damages of the Company (“Benefit of the Bargain Damages”)). For the avoidance of doubt, (i) only the Company (and not the holders of Company Common Stock, Company RSUs, Company PSUs or Company Options (including In the Money Director Options) or any other Company Associate or holder of equity securities of the Company) may bring an action pursuing liability for such Willful Breach by Parent or Merger Sub and (ii) the Company may retain, without distribution to the holders of Company Common Stock, Company RSUs, Company PSUs or Company Options (including In the Money Director Options) any damages (including Benefit of the Bargain Damages) received.
7.3 Expenses; Termination Fees.
(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
(b) In the event that:
(i) this Agreement is terminated by the Company pursuant to Section 7.1(e);
(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d); or
(iii) (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to Section 7.1(b)(z)) or Section 7.1(f), or terminated by Parent pursuant to Section 7.1(g), (B) any Person shall have publicly disclosed a bona fide Acquisition Proposal or an Acquisition Proposal has otherwise been communicated to the Board of Directors after the execution and delivery of this Agreement and prior to such termination and such Acquisition Proposal has not been unconditionally and, in the case of a publicly disclosed Acquisition Proposal, publicly withdrawn prior to (1) the date of such termination pursuant to Section 7.1(b) or (2) the Company Stockholder Meeting (including any adjournment or postponement thereof) with respect to the termination pursuant to Section 7.1(f), and (C) within 12 months after such termination the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal; provided that for purposes of this clause (C) the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(b), the Company shall pay to Parent or its designee the Termination Fee by wire transfer of same day funds (x) in the case of Section 7.3(b)(i), prior to or substantially concurrently with (and as a condition to the effectiveness of) such termination, (y) in the case of Section 7.3(b)(ii), within one Business Day after such termination, or (z) in the case of Section 7.3(b)(iii), prior to or concurrently with entering into the definitive agreement with respect to, or consummating, the Acquisition Proposal referred to in clause (C) of Section 7.3(b)(iii); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $175,000,000.
(c) If the Termination Fee shall become payable pursuant to this Section 7.3(b), Parent’s receipt of the Termination Fee, together with any amounts that become due pursuant to Section 7.3(d), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and shall be the sole and exclusive remedy of Parent and Merger Sub and any of their respective Affiliates against any Company Related Parties, and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any claim, action or proceeding against the Company Related Parties arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination and upon payment of such amount(s), if at all, none of the Company Related Parties shall have any further liability or obligations arising out of this Agreement; provided that the foregoing shall not relieve any Company Related Party from any liability for fraud or Willful Breach of this Agreement prior to such termination; provided, further, that although Parent may seek both a grant of specific performance to cause the Company to consummate the Transactions in accordance with Section 8.5(b) and payment of the Termination Fee (if due and payable), in no event shall Parent be entitled to both specific performance and the payment of the Termination Fee in accordance with Section 7.3(b)(i).
(d) The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, that the Termination Fee is not a penalty, but a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to Section 7.3(b), and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made plus three percent (or such lesser rate per annum that is the maximum permitted under Legal Requirements), through the date such payment was actually received.
SECTION 8

MISCELLANEOUS PROVISIONS
8.1 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed on behalf of the Company, Parent and Merger Sub; provided, however, that after the Company Stockholder Approval, if any such amendment or waiver will by Legal Requirement or in accordance with the rules and regulations of Nasdaq require further approval of the holders of the Shares, the effectiveness of such amendment will be subject to the approval of the holders of the Shares. Notwithstanding anything contained herein to the contrary, no amendment, waiver, supplement or other modification to any Financing Source Provision that are adverse to the Financing Sources in their capacities as such may be made without the prior written consent of the applicable Financing Source.
8.2 Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy such that rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by any Legal Requirement. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent permissible under applicable Legal Requirements, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, no waiver shall be made which by applicable Legal Requirement requires further approval by the holders of Shares without obtaining such further approval. Any such extension or waiver shall be valid only if expressly set forth in a written instrument duly executed and delivered on behalf of the Party or Parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything to the contrary in this Agreement, none of the Financing Source Provisions may be waived (and time for performance thereunder may not be extended) in a manner that is adverse to the Financing Sources in their capacities as such without the prior written consent of the Financing Sources.
8.3 No Survival of Representations and Warranties. None of the representations and warranties of the Company, Parent or Merger Sub contained in this Agreement, the Company Disclosure Schedule or in any certificate or schedule or other document delivered by any Person pursuant to this Agreement shall survive the Effective Time.
8.4 Entire Agreement; Counterparts. This Agreement (including its Exhibits, Annexes and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties and their respective Affiliates, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Until and unless each Party has received a counterpart hereof signed (including by electronic signature) and expressly released by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
8.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.
(a) This Agreement, the Transactions and all claims arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflict of laws thereof. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of (A) the Chancery Court of the State of Delaware and any state appellate court therefrom, (B) if (but only if) the court in clause (A) lacks subject matter jurisdiction, the Superior Court of the State of Delaware sitting in New Castle County and any state appellate court therefrom, or (C) if (but only if) the courts in clauses (A) or (B) lack subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”), and (ii) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8. Each of the Parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) neither the ability of either Party to recover damages for fraud or any Willful Breach of this Agreement nor the provisions of Section 7.3 are intended to and may not adequately compensate the Parties for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(b) shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree that (x) by seeking the remedies provided for in this Section 8.5, a Party shall not be deemed to waive (and shall retain) any other remedies expressly available to such Party under this Agreement; provided, however, that nothing in this clause (x) shall be construed to expand the nature or scope of monetary damages available to any Party beyond those expressly permitted by this Agreement, and (y) nothing set forth in this Section 8.5 shall require any Party to institute any Legal Proceeding for (or limit any Party’s right to institute any Legal Proceeding for) specific performance under this Section 8.5(b) prior to, or as a condition to, exercising any termination right under Section 7; provided, however, that under no circumstances will the Company or any Company Related Party be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages. For the avoidance of doubt, the commencement of any Legal Proceeding under this Section 8.5 shall not, by itself, restrict or limit any Party’s right to terminate this Agreement in accordance with Section 7, but no termination shall operate to revive or expand any remedy (including expectation damages) that this Agreement restricts or limits.
(c) EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (I) MAKES THIS WAIVER VOLUNTARILY, AND (II) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5.
(d) Notwithstanding anything in this Agreement to the contrary, each of the Parties (i) agrees that any Legal Proceeding of any kind or description, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to this Agreement or any other document, instrument or agreement executed and delivered in connection with this Agreement, the Debt Commitment Letter, the Financing or any of the transactions contemplated thereby (including the Transactions) or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such courts, (ii) agrees that any such Legal Proceeding shall be governed by the Legal Requirements of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the Legal Requirements of another state), except as otherwise provided in any applicable commitment letter or other applicable definitive document agreement relating to any Financing, (iii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to this Agreement or any other document, instrument or agreement executed and delivered in connection with this Agreement, the Debt Commitment Letter, the Financing or any of the transactions contemplated thereby (including the Transactions) or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court, and (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Legal Requirements trial by jury in any Legal Proceeding brought against the Financing Sources in any way arising out of or relating to this Agreement or any other document, instrument or agreement executed and delivered in connection with this Agreement, the Debt Commitment Letter, the Financing or any of the transactions contemplated thereby (including the Transactions) or the performance of any services thereunder.
8.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by a Party without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect, except that Parent may designate, by written notice to the Company, another wholly owned direct or indirect Subsidiary of Parent (provided that it is a Delaware corporation) to act as Merger Sub hereunder, in which event all references to “Merger Sub” in this Agreement (and in Exhibit A) shall be deemed references to such other Subsidiary.
8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) if the Effective Time occurs, (i) the right of the holders of Shares to receive the Merger Consideration pursuant to Section 1 following the Effective Time in accordance with the terms of this Agreement, and (ii) the right of the holders of Company Options (including In the Money Director Options), Company RSUs and Company PSUs to receive the consideration set forth in Section 1.8 at or following the Effective Time in accordance with the terms of this Agreement, (b) the provisions set forth in Section 5.4(d), (c) as set forth in or contemplated by Section 7.3(c), and (d) if Parent or Merger Sub wrongfully terminates in breach of this Agreement or Willfully Breaches this Agreement, then, following the termination of this Agreement, the Company may seek damages and other relief (including equitable relief) provided for in this Agreement on behalf of and as representative of the holders of Company Common Stock, Company RSUs, Company PSUs and Company Options (including Benefit of the Bargain Damages) (each of whom are third-party beneficiaries hereunder solely to the extent necessary for this clause (d) to be enforceable). Notwithstanding anything herein to the contrary, unless otherwise required by applicable Legal Requirements, the rights granted pursuant to clause (d) of this Section 8.7 and the provisions of Section 7.2 with respect to the recovery of Benefit of the Bargain Damages will only be enforceable on behalf of the holders of Company Common Stock, Company RSUs, Company PSUs and Company Options (including In the Money Director Options) by the Company through actions approved by the Board of Directors, in its sole and absolute discretion, as representative for such holders and may, in the Company’s sole and absolute discretion, as representative for such holders, be (x) distributed, in whole or in part, by the Company to the holders of record of Company Common Stock, Company RSUs, Company PSUs and Company Options (including In the Money Director Options) as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company in any manner the Company deems fit. Notwithstanding anything to the contrary in the foregoing, the Financing Source Provisions shall inure to the benefit of the Financing Sources, which are hereby expressly intended to be third-party beneficiaries thereof and the Financing Sources shall be entitled to rely on and enforce all obligations and other rights provided in such Sections and provisions.

8.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon receipt of proof of delivery on a Business Day before 5:00 p.m. in the time zone of the receiving Party, otherwise upon the following Business Day after receipt of proof of delivery if sent by registered mail or by courier or express delivery service, (c) if sent by email prior to 5:00 p.m. recipient’s local time, upon transmission when receipt is confirmed, or (d) if sent by email after 5:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

BioMarin Pharmaceutical Inc.
770 Lindaro Street
San Rafael, CA 94901
Attn:	Eric Davis, EVP and Chief Legal Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

Jones Day
3161 Michelson Drive, Suite 800
Irvine, CA 92612
Attn:	Jonn R. Beeson
Email:	[***]
and

Jones Day
250 Vesey Street
New York, NY 10281
Attn:	Andrew M. Levine
Email:	[***]

if to the Company (prior to the Effective Time):

Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, NJ 08542
Attn:	Ellen Rosenberg, Chief Legal Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attn:	Graham Robinson
Chadé Severin
John W. Sheridan
Email:	[***]
[***]
[***]

8.9 Severability. In the event that any term or provision of this Agreement, or the application thereof, is declared in a final judgment by a court of competent jurisdiction to be illegal, void, invalid or unenforceable in any situation in any jurisdiction, such final judgment shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and the remainder of this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
8.10 Obligation of Parent. Parent shall ensure that Merger Sub (and, following the Effective Time, the Surviving Corporation) duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to Merger Sub or the Surviving Corporation, as applicable, under this Agreement, and Parent shall be jointly and severally liable with Merger Sub or the Surviving Corporation, as applicable, for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.
8.11 Construction.
(a) For purposes of this Agreement, whenever the context requires, (i) the singular number shall include the plural, and vice versa, (ii) the masculine gender shall include the feminine and neuter genders, (iii) the feminine gender shall include the masculine and neuter genders, and (iv) the neuter gender shall include the masculine and feminine genders.
(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c) As used in this Agreement, the word “including” and words of similar import shall mean including without limiting the generality of any description preceding or following such term, unless otherwise specified.
(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” or “Annexes” are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement.
(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(f) The term “dollars” and character “$” shall mean United States dollars.
(g) Documents or other information or materials will be deemed “made available,” “delivered,” “furnished,” or “provided” by the Company if such documents, information or materials have been physically or electronically delivered, in unredacted form, to Parent, Merger Sub or any of their respective Representatives, have been uploaded to, and made continuously accessible to Parent, Merger Sub and their respective Representatives in, the online data room hosted on behalf of the Company by Datasite under the name “Project Pacsun,” or have been filed with or furnished to the SEC and available on EDGAR, in each case, at least 24 hours prior to the execution and delivery of this Agreement.
(h) Any reference to (i) any Governmental Body includes any successor to that Governmental Body, and (ii) any applicable Legal Requirement refers to such applicable Legal Requirement as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Legal Requirement includes any successor to such section (provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Legal Requirement shall be deemed to refer to such Legal Requirement, as amended, and to any rule or regulation promulgated thereunder, in each case, as of such date).
(i) The phrases “ordinary course of business” and “ordinary course” shall mean “ordinary course of business consistent with past practice.”
8.12 Liability of the Financing Sources. Notwithstanding anything in this Agreement to the contrary, no Company Related Party shall have any rights or claims against any Financing Source in connection with this

Agreement or any other document, instrument or agreement executed and delivered in connection with this Agreement, the Debt Commitment Letter, the Financing or any of the transactions contemplated thereby (including the Transactions) or the performance of any services thereunder, and no Financing Source shall have any liability or obligation to, or be subject to Legal Proceeding brought by, any Company Related Party in connection with this Agreement or any other document, instrument or agreement executed or delivered in connection with this Agreement or any other document, instrument or agreement executed and delivered in connection with this Agreement, the Debt Commitment Letter, the Financing or any of the transactions contemplated thereby (including the Transactions) or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise; provided that nothing in this Section 8.12 shall in any way limit any Financing Source’s obligations to the Parent and Merger Sub under the Debt Commitment Letter; provided, further, that following the consummation of the Transactions, the foregoing will not limit the rights of any Parties under the definitive documentation for the Financing.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Amicus Therapeutics, Inc.

By:	/s/ Bradley Campbell
Name: Bradley L. Campbell
Title: President and Chief Executive Officer

BioMarin Pharmaceutical Inc.

By:	/s/ James Sabry
Name: James Sabry
Title: EVP, Chief Business Officer

Lynx Merger Sub 1, Inc.

By:	/s/ G. Eric Davis
Name: G. Eric Davis
Title: Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
Acceptable Confidentiality Agreement. “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that (i) contains provisions that are not less favorable to the Company than those contained in the Confidentiality Agreement, and (ii) does not prohibit any Acquired Company from providing any information to Parent in accordance with Section 4.3 or otherwise prohibit the Acquired Companies or the Board of Directors from complying with the provisions of Section 4.3 or Section 5.1, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.
Acquired Companies. “Acquired Companies” is defined in Section 2.1(a) of the Agreement.
Acquisition Proposal. “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition, transfer, disposition or license, collaboration or revenue-sharing arrangement with respect to assets of any Acquired Company equal to 15% or more of the Company’s consolidated assets (based on the fair market value thereof) or to which 15% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) issuance or acquisition of (i) 15% or more of the outstanding Company Common Stock or other voting or equity securities of the Company, (ii) securities and Indebtedness that would, in the aggregate, have 15% or more of the outstanding voting power of any class of the Company’s securities, or (iii) any options, rights or warrants to purchase or securities convertible into or exchangeable for equity or debt interests described in the foregoing clauses (i) or (ii) (the forgoing securities described in this clause (b), collectively, “Designated Securities”), (c) recapitalization, tender offer or exchange offer that if consummated would result in any Person or group beneficially owning Designated Securities, or (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an Acquired Company that if consummated would result in any Person or “group” beneficially owning Designated Securities, in each case of the foregoing clauses (a) through (d), other than the Transactions.
Affiliate. “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
Agreement. “Agreement” is defined in the preamble to the Agreement.
Agreement Date. “Agreement Date” is defined in the preamble to the Agreement.
AI. “AI” is defined in the definition of AI Technology.
AI Technology. “AI Technology” means any and all machine learning, deep learning, and other artificial intelligence (“AI”) technologies, including statistical learning algorithms, models (including large language models), neural networks and other AI tools or methodologies and all software implementations of any of the foregoing.
Anti-Corruption Laws. “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act of 2010 and the Anti-Bribery Laws of the People’s Republic of China or any applicable Legal Requirements of similar effect, and the related regulations and published interpretations thereunder.
Antitrust Laws. “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, all applicable foreign anti-trust laws, any laws relating to foreign direct investment, and all other applicable Legal Requirements issued by a Governmental Body that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or intended to prohibit, restrict or regulate foreign direct investment or investment that could affect national security interests.

Applicable Date. “Applicable Date” is defined in Section 2.4(a) of the Agreement.
Board of Directors. “Board of Directors” is defined in the Introduction to the Agreement.
Book-Entry Shares. “Book-Entry Shares” means non-certificated Shares represented by book-entry.
Business Day. “Business Day” means a day except a Saturday, a Sunday or other day on which banks in California or New Jersey are authorized or required by Legal Requirements to be closed.
Capitalization Date. “Capitalization Date” is defined in Section 2.3(a) of the Agreement.
CARES Act. “CARES Act” is defined in the definition of CARES Act and COVID Relief Programs.
CARES Act and COVID Relief Programs. “CARES Act and COVID Relief Programs” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748, Pub. Law No.116-136) (March 27, 2020) (the “CARES Act”), as amended by Section 206 of the Taxpayer Certainty and Disaster Tax Relief Act of 2020, which was enacted as Division EE of the Consolidated Appropriations Act, 2021 (H.R. 133, Pub. Law No. 116-260) (December 27, 2020), the Families First Coronavirus Response Act (H.R.6201, Pub. Law no. 116-127) (March 18, 2020), Paycheck Protection Program Flexibility Act of 2020 (H.R. 7010, Pub. Law No. 116-142) (June 5, 2020), American Rescue Plan Act (H.R. 1319, Pub. Law No. 117-2) (March 11, 2021) and all FAQs or interim final rules issued by any Governmental Body related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the CARES Act, and any analogous U.S. state, local or non-US Legal Requirements.
Certificated Shares. “Certificated Shares” is defined in Section 1.6(b) of the Agreement.
Certificates. “Certificates” is defined in Section 1.6(b) of the Agreement.
Change of Control Payment. “Change of Control Payment” is defined in Section 2.9(a)(vii) of the Agreement.
Clinical Trials. “Clinical Trials” is defined in Section 2.12(b) of the Agreement.
Closing. “Closing” is defined in Section 1.3(a) of the Agreement.
Closing Date. “Closing Date” is defined in Section 1.3(a) of the Agreement.
CMO. “CMO” means a contract manufacturing organization.
CMS. “CMS” is defined in Section 5.2(f) of the Agreement.
Code. “Code” means the U.S. Internal Revenue Code of 1986.
Company. “Company” is defined in the preamble to the Agreement.
Company 401(k) Plan. “Company 401(k) Plan” is defined in Section 5.3(e) of the Agreement.
Company Adverse Recommendation Change. “Company Adverse Recommendation Change” is defined in Section 5.1(a) of the Agreement.
Company Associate. “Company Associate” means each current or former officer or other employee, or individual who is or was at any time an independent contractor, consultant or director, of or to the Company or its Subsidiaries.
Company Board Recommendation. “Company Board Recommendation” is defined in the Introduction to the Agreement.
Company Common Stock. “Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
Company Data. “Company Data” means all customer, employee, vendor or business partner data used, Processed and/or hosted by or on behalf of an Acquired Company, whether provided by an Acquired Company or any other Person.

Company Disclosure Schedule. “Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of the Agreement and that has been delivered by the Company to Parent on the Agreement Date.
Company Equity Plans. “Company Equity Plans” means the Company’s Amended and Restated 2007 Equity Incentive Plan, 2025 Equity Incentive Plan, Amended and Restated 2007 Director Option Plan and Company ESPP, each as amended.
Company ESPP. “Company ESPP” means the Company’s 2023 Employee Stock Purchase Plan, as amended.
Company IP. “Company IP” means any and all (a) Intellectual Property Rights that are owned or purported to be owned by any Acquired Company, and (b) third party Intellectual Property Rights exclusively licensed to any of the Acquired Companies.
Company IT Assets. “Company IT Assets” means computers, computer software, databases, storage media (e.g., backup tapes), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, or other devices or systems that Process Personal Information held by or for the Acquired Companies or Company Data, in each case, owned by any Acquired Company or licensed or leased by any Acquired Company (excluding any public networks).
Company Options. “Company Options” means all options to purchase Shares granted pursuant to a Company Equity Plan.
Company Preferred Stock. “Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.
Company PSUs. “Company PSUs” means performance-vesting restricted stock units with respect to Shares granted pursuant to a Company Equity Plan.
Company Related Parties. “Company Related Parties” means the Acquired Companies and any of their respective former, current or future officers, directors, partners, employees, agents, attorneys, stockholders, current and future holders of any equity, managers, members or Affiliates.
Company RSUs. “Company RSUs” means time-vesting restricted stock units with respect to Shares granted pursuant to a Company Equity Plan.
Company SEC Documents. “Company SEC Documents” is defined in Section 2.4(a) of the Agreement.
Company Stockholder Approval. “Company Stockholder Approval” is defined in Section 2.20 of the Agreement.
Company Stockholder Meeting. “Company Stockholder Meeting” is defined in Section 4.4(b) of the Agreement.
Compliant. “Compliant” means, with respect to the Required Financing Information, without giving effect to any supplements or updates, that (a) such Required Financing Information does not contain any untrue statement of a material fact regarding the Acquired Companies or omit to state any material fact regarding the Acquired Companies necessary in order to make such Required Financing Information not misleading, (b) no audit opinion or authorization letter with respect to any financial statements (or any portion thereof) contained in the Required Financing Information shall have been withdrawn, amended or qualified, (c) such Required Financing Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of debt securities (other than such provisions (A) with which compliance is not customary in an offering of high-yield non-convertible debt securities under Rule 144A promulgated under the Securities Act and (B) applicable to any Excluded Information), (d) the financial statements and other financial information included in such Required Financing Information would not be deemed stale or otherwise be unusable under customary practices for registered offerings and private placements of debt securities under Rule 144A promulgated under the Securities Act or another exemption from registration under the Securities Act, (e) the financial statements and other financial information included in the Required Financing Information are, and remain through the Closing, sufficient to permit the Financing Sources to receive customary comfort letters from the Company’s independent auditors with respect to such financial information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year and fiscal quarter for which historical financial statements are included) on any date prior to the Closing, and (f) the Company shall not have indicated its intent to restate any historical financial statement (or any portion thereof) contained in the Required Financing Information, and no such restatement shall be under active consideration or a possibility.
Confidentiality Agreement. “Confidentiality Agreement” is defined in Section 4.1(a) of the Agreement.
Continuation Period. “Continuation Period” is defined in Section 5.3(a) of the Agreement.
Continuing Employee. “Continuing Employee” is defined in Section 5.3(a) of the Agreement.
Contract. “Contract” means any contract, subcontract, lease, understanding, instrument, loan, credit agreement, bond, debenture, note, option, warrant, license, sublicense, commitment, undertaking or other legally binding agreement.
Copyrights. “Copyrights” is defined in the definition of Intellectual Property Rights.
CRO. “CRO” means a Person (including a commercial, academic or other organization) contracted by a sponsor to perform one or more of a sponsor’s Clinical Trial-related duties and functions, including those defined in (a) 21 C.F.R. Part 312.3(b), (b) ICH GCP E6, (c) and foreign equivalents of the foregoing, each as may be amended from time to time.
Cut-off Time. “Cut-off Time” is defined in Section 4.3(b) of the Agreement.
DAC 6. “DAC 6” is defined in Section 2.14(g) of the Agreement.
Data Privacy Laws. “Data Privacy Laws” means all applicable Legal Requirements governing the Processing of Personal Information, cybersecurity, the privacy of electronic communications, or the transmission of marketing messages through any means, in any relevant jurisdiction.
Debt Commitment Letter. “Debt Commitment Letter” is defined in Section 3.7(a) of the Agreement.
Debt Financing Fee Letter. “Debt Financing Fee Letter” is defined in Section 3.7(a) of the Agreement.
Definitive Debt Agreements. “Definitive Debt Agreements” is defined in Section 5.12(a) of the Agreement.
Delaware Courts. “Delaware Courts” is defined in Section 8.5(a) of the Agreement.
Designated Securities. “Designated Securities” is defined in the definition of Acquisition Proposal.
Determination Notice. “Determination Notice” is defined in Section 5.1(b)(i) of the Agreement.
DGCL. “DGCL” means the Delaware General Corporation Law.
Dissenting Shares. “Dissenting Shares” is defined in Section 1.7 of the Agreement.
DOJ. “DOJ” means the U.S. Department of Justice.
Domain Names. “Domain Names” is defined in the definition of Intellectual Property Rights.
Effective Time. “Effective Time” is defined in Section 1.3(b) of the Agreement.
Electronic Delivery. “Electronic Delivery” is defined in Section 8.4 of the Agreement.
EMA. “EMA” means the European Medicines Agency.
Employee Plan. “Employee Plan” means any (a) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (b) bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance or welfare benefits, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement, and (c) employment, consulting, severance or similar agreement, each other employee benefit plan, program, agreement or arrangement (whether written or oral), and any trust, escrow or similar agreement related thereto, whether or not funded, in each case that is (i) sponsored, maintained, contributed to or required to be contributed to by any Acquired Company for the benefit of any Company Associate or other individual service provider of any Acquired Company, (ii) with respect to which any of the Acquired Companies has or could reasonably be expected to have any current or contingent liability (including on account of any ERISA Affiliate), or (iii) to which any Acquired Company is a party, but in each case excluding any statutory plan or arrangement that is required by applicable Legal Requirements.

Employment Practices. “Employment Practices” is defined in Section 2.15(b) of the Agreement.
Encumbrance. “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, option, right of first refusal or first offer, preemptive right, title retention, community property interest or similar restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the use of, or receipt of any income derived from, any asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
End Date. “End Date” is defined in Section 7.1(b) of the Agreement.
Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
Environmental Law. “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to occupational health and safety, pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, sediment, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974.
ERISA Affiliate. “ERISA Affiliate” means any trade or business (whether or not incorporated) (a) that is, or was at the relevant time, under common control within the meaning of Section 4001(b)(1) of ERISA with an Acquired Company, or (b) which, together with any of the Acquired Companies, at any relevant time would be treated as a single employer under Section 414 of the Code.
Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.
Excluded Information. “Excluded Information” is defined in the definition of Required Financing Information.
Excluded Shares. “Excluded Shares” is defined in Section 1.5(a)(iii) of the Agreement.
Exploit. “Exploit” means, with respect to a biologic, drug, combination product, compound, pharmaceutical ingredient (including active pharmaceutical ingredients, excipients and other materials), drug substance, device or product candidate: to discover, research, develop, analyze, test (including through Clinical Trials), hold, store, formulate, quality control, manufacture, fill, finish, label, commercialize, distribute, promote, place on the market or otherwise exploit, including to research, make, have made, distribute, use, sell, offer for sale, import and export, conduct all regulatory and other activities related to supporting, securing and maintaining any applicable Governmental Authorizations, as well as conduct any activities that are performed in preparation or as part of, or as a follow-up to, any of the foregoing. “Exploiting” and “Exploitation” have the correlative meaning.
Extended End Date. “Extended End Date” is defined in Section 7.1(b) of the Agreement.
FDA. “FDA” means the United States Food and Drug Administration and any successor agency thereto.
FDCA. “FDCA” means the United States Federal Food, Drug and Cosmetic Act 21 U.S.C. § 321 et seq. and all related rules, regulations and guidelines.
Financing. “Financing” is defined in Section 3.7(a) of the Agreement.
Financing Authorization Letters. “Financing Authorization Letters” is defined in Section 5.11(a)(v) of the Agreement.
Financing Source Provisions. “Financing Source Provisions” means each of Section 8.1, Section 8.2, Section 8.5(d), Section 8.7 and Section 8.12, together with the defined terms used in each such Section, solely as they relate to the applicable Section.

Financing Sources. “Financing Sources” means the Persons that have committed to provide any portion of any of the Financing or have otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with any Financing (other than Parent, Merger Sub or any of Parent’s Subsidiaries), including the agents, arrangers and lenders that are parties to the Debt Commitment Letter (including the agents, arrangers and lenders party to or that may after the Agreement Date become party to any joinder agreements, or any similar agreement pursuant to which the Debt Commitment Letter is modified, supplemented, extended or replaced to add agents, arrangers, lenders or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the Agreement Date, entered into in connection therewith), together with their respective Affiliates and their and their respective Affiliates’ Representatives, trustees, equityholders, members and controlling Persons and the respective successors and assigns of any of the foregoing.
FTC. “FTC” means the U.S. Federal Trade Commission.
GAAP. “GAAP” is defined in Section 2.4(b) of the Agreement.
Generative AI Tools. “Generative AI Tools” means AI Technology capable of generating various types of content (including text, images, video, audio or computer code) based on user-supplied prompts.
Global Trade Laws. “Global Trade Laws” means all applicable Legal Requirements governing the export, import and provision of goods (including technical data and technology) and services in the jurisdictions in which the Acquired Companies operate or do business, including (a) Sanctions Laws, (b) all Legal Requirements governing the export, re-export or transfer of goods, software, technology or technical data, including the Export Administration Act of 1979 (50 U.S.C. App. §§ 2401-2420), the Export Control Reform Act of 2018 (Pub. L. 115-232), the Export Administration Regulations (15 C.F.R. Parts 730 -774), the Arms Export Control Act (22 U.S.C. § 2778), and the International Traffic in Arms Regulations (22 C.F.R. § 120.1 et seq.), (c) the Foreign Trade Regulations (15 C.F.R. Part 30) administered by the Census Bureau, (d) all applicable Legal Requirements governing the importation of products (including Products), technology, technical data and services, including those administered by United States Customs and Border Protection (19 C.F.R. Parts 1-199), (e) the antiboycott laws set forth in Section 999 of the Code, the Department of Treasury Guidelines concerning international boycotts promulgated thereunder, and Part 760 of the EAR, and (f) any other similar applicable Legal Requirements of the jurisdictions in which the Acquired Companies operate or do business.
Good Clinical Practices. “Good Clinical Practices” or “GCP” means, as applicable, those current good clinical practices, standards and procedures for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of human Clinical Trials set forth in Legal Requirements, including (a) the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56 and 312, (b) the International Conference on Harmonization (ICH) guidance titled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance” and including related requirements imposed by Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, Directive 2005/28/EC and, to the extent still applicable to any ongoing Clinical Trials, Directive 2001/20/EC, and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.
Good Laboratory Practices. “Good Laboratory Practices” or “GLP” means, as applicable, the current good laboratory practices set forth in Legal Requirements, including (a) the FDCA and its applicable implementing regulations at 21 C.F.R. Part 58, (b) Directive 2004/10/EC of the European Parliament and of the Council of 11 February 2004 on the harmonization of laws, regulations and administrative provisions relating to the application of the principles of good laboratory practice and the verification of their applications for tests on chemical substances (codified version) and Directive 2004/9/EC of the European Parliament and of the Council of 11 February 2004 on the inspection and verification of good laboratory practice (GLP) (codified version), and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.
Good Manufacturing Practices. “Good Manufacturing Practices” or “GMP” means, as applicable, those current good manufacturing practices related to the manufacture of pharmaceutical products and any precursors thereto set forth in Legal Requirements, including (a) the FDCA and 21 C.F.R. Parts 210-211, (b) guidelines and regulations of standard compilations in Directive (EU) 2017/1572 of 15 September 2017 supplementing Directive 2001/83/EC of the European Parliament and of the Council as regards the principles and guidelines of good manufacturing practice for medicinal products for human use, and (c) other foreign equivalents of the foregoing, in each case, as same may be amended from time to time.
Government Contract. “Government Contract” means any Contract, including any subsequent modification of such Contract, between an Acquired Company and (a) a Governmental Body, (b) any prime contractor to a

Governmental Body where the Contract is in furtherance of a prime contract between that contractor and a Governmental Body or where an Acquired Company otherwise has knowledge that the prime contractor is acting in its capacity as such, or (c) any subcontractor (of any tier) in connection with or with respect to any Contract described in the foregoing clause (a) or (b) where the Contract is in furtherance of a higher tier contract that is in furtherance of a Contract with a Governmental Body (either as a prime contract or subcontract) or where an Acquired Company otherwise has knowledge that the subcontractor is in furtherance of a higher tier contract that is in furtherance of a Contract with a Governmental Body (either as a prime contract or subcontract).
Governmental Authorization. “Governmental Authorization” means any implicit or explicit permit, license, certificate, franchise, grant, permission, clearance, registration, consent, approval, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, each as amended or supplemented from time to time, including in connection with the Exploitation of a Product under applicable Health Care Laws, including all investigational new drug applications and other authorizations to conduct Clinical Trials, IRB approvals, new drug applications, supplemental new drug applications, abbreviated new drug applications, biologic license applications, establishment registrations and product listings, any Pricing Approvals and national formulary placement in any country or jurisdiction and all supplements or amendments thereto.
Governmental Body. “Governmental Body” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) supranational, international, multinational, EU, federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature including any governmental board, branch, bureau, division, department, institution, IRB agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court, arbitrator or other tribunal. “Governmental Body” shall also include any officials, agents, employees or representatives of any of the foregoing.
GxP. “GxP” means, collectively, Good Clinical Practices, Good Laboratory Practices, Good Manufacturing Practices and other applicable, generally accepted industry best practice standards for the pharmaceutical or biotech industry.
Hazardous Materials. “Hazardous Materials” means any waste, material or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.
Health Care Laws. “Health Care Laws” means all Legal Requirements and guidance that regulate the Exploitation of any pharmaceuticals, biologics, controlled substances, narcotics, pathogens, toxins, human tissues, specimens and other medical materials and products, including GxP and those related to the development, testing manufacturing, sale, distribution and promotional activities, pricing and reimbursement, product quality, the conduct of Clinical Trials, reporting of safety events, conflicts of interest, debarment, exclusion or disqualification and interactions with and licensure and accreditation of health care professionals, including the following: (a) the FDCA, (b) the PHSA, (c) the Clinical Laboratory Improvement Amendments (42 U.S.C. § 263a) and the regulations set forth in 42 C.F.R. Part 493, (d) Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), (e) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the regulations promulgated under any of the foregoing and any similar or equivalent state Legal Requirements, (f) the Patient Protection and Affordable Care Act (Public Law No. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law No. 111-152), (g) 45 C.F.R. Parts 46 and 21 C.F.R. Parts 312, 812, 50, 54 and 56 and state research regulations, (h) the FDA software validation principles, (i) the regulations set forth at 21 C.F.R. Part 11, (j) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., (k) the Health Insurance Portability and Accountability Act of 1996, the Health Information and Technology for Economic and Clinical Health Act and the regulations promulgated thereunder, (l) EU Directive 2001/83/EC (the Community code relating to medicinal products for human use), Regulation (EC) No 726/2004, Regulation (EC) No 141/2000, Regulation (EC) No 1901/2006, Regulation (EC) No 1394/2007, Directive 2005/28/EC, Regulation No (EU) 536/2014 and Regulation No (EU) 2017/556, (m) GxP, and (n) similar or equivalent Legal Requirements of all applicable jurisdictions.

HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
Identified Communications. “Identified Communications” is defined in Section 5.2(c) of the Agreement.
In the Money Option. “In the Money Option” is defined in Section 1.8(a) of the Agreement.
In-bound License. “In-bound License” is defined in Section 2.8(f) of the Agreement.
Indebtedness. “Indebtedness” means, without duplication, (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, including that portion of obligations with respect to any capital lease that is classified as a liability on a balance sheet in conformity with GAAP, (b) any obligations evidenced by notes, bonds, debentures or similar Contracts for indebtedness for borrowed money owing to any Person (other than a wholly owned Acquired Company), (c) any reimbursement obligations in respect of letters of credit and bankers’ acceptances (other than obligations in respect of letters of credit and bankers’ acceptances used as security for leases), bank guarantees, surety bonds and similar instruments, regardless of whether drawn upon, including the principal, interest and fees owing thereon, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) any net obligations under swaps, options, derivatives and other hedging agreements or arrangements that would be payable upon termination thereof (assuming they were terminated on the date of determination), (f) all obligations representing the deferred and unpaid purchase price of property or services, and (g) any guaranty (or any other arrangement having the economic effect of a guaranty) of any such obligations described in the foregoing clauses (a) through (f) of any Person other than a wholly owned Acquired Company (other than, in any case of the foregoing, accounts payable to trade creditors and accrued expenses, in each case, arising in the ordinary course of business that are not past due by greater than 60 days).
Indemnified Persons. “Indemnified Persons” is defined in Section 5.4(a) of the Agreement.
Intellectual Property Rights. “Intellectual Property Rights” means any and all intellectual property and industrial property rights of every kind and description throughout the world, including all U.S. and foreign (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”), (b) trademarks, service marks, corporate names, trade names, logos, slogans, trade dress, design rights and other similar designations of source or origin (whether registered, common law, statutory or otherwise), together with the goodwill symbolized by any of the foregoing and any applications and registrations for the foregoing (“Trademarks”), (c) copyrights and copyrightable subject matter and any and all applications and registrations for the foregoing (“Copyrights”), (d) trade secrets and confidential ideas, know-how, inventions, proprietary processes, formulae, models, data (including pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions), databases, data collections, data sets, curated data content and data layers, assays, specifications, physical, chemical and biological materials and compounds, compound libraries, methodologies and the like, in written, electronic, or other tangible or intangible form, whether or not patentable (“Trade Secrets”), and (e) Internet domain names and social media accounts (“Domain Names”).
Intervening Event. “Intervening Event” means any material event, development, occurrence, circumstance, change or effect that (a) occurs after the Agreement Date and prior to the Cut-off Time, (b) was both unknown and not reasonably foreseeable to the Board of Directors as of the Agreement Date based on information reasonably available to it at that time, (c) does not relate to or arise from (i) any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, or (ii) any event, development, occurrence, circumstance, change or effect otherwise described in clauses (A) through (E) below, and (d) does not involve or result from general business, industry, market, financial, credit, economic, regulatory or political conditions or events (including changes in interest rates, exchange rates or securities prices), changes in applicable Legal Requirements or GAAP, or actions required by this Agreement. For the avoidance of doubt, the following shall not constitute, or be taken into account in determining the existence of, an Intervening Event: (A) any breach of this Agreement by the Company; (B) any event, development, occurrence, circumstance, change or effect resulting directly or indirectly from the negotiation, execution, announcement or pendency of this Agreement or the Transactions (including any effect on the relationships of the Acquired Companies with employees, customers, suppliers, distributors, partners, licensors, licensees, lenders or other third parties, or relating to the identity of, or communications by, Parent or its Affiliates); (C) any change in the trading price or trading volume of the Shares or any change in the Company’s credit rating (it being understood that the underlying causes thereof may be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded in this definition); (D) the fact that the Company has met or exceeded any internal or published projections, forecasts, revenue or earnings guidance or expectations of the Company or any analysts (it being understood that the underlying causes thereof may be taken into account in determining whether an Intervening Event has occurred to the extent not otherwise excluded in this definition); or (E) any change in, or compliance with, any Legal Requirement or GAAP (or interpretation thereof) after the Agreement Date.
IRB. “IRB” means any independent body (a review board or a committee, institutional, regional, national or supranational), including ethics committees constituted of medical professionals and non-medical members, whose responsibility it is to ensure the protection of the rights, safety and well-being of human subjects involved in a trial and to provide public assurance of that protection, by, among other things, reviewing and approving / providing favorable opinion on, a trial protocol, the suitability of investigator(s), facilities and the methods and material to be used in obtaining and documenting informed consent of the trial subjects and includes any such entity as described in 21 C.F.R. Part 56, Article 2 of Regulation (EU) No. 536/2014 or equivalent of the foregoing in any applicable jurisdiction.
IRS. “IRS” means the U.S. Internal Revenue Service.
knowledge. “knowledge” with respect to an Entity means with respect to any matter in question the actual knowledge, after reasonable inquiry, of such Entity’s executive officers.
Leased Real Property. “Leased Real Property” is defined in Section 2.7(b) of the Agreement.
Legal Proceeding. “Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, summons, qui tam action or investigation commenced, brought, conducted or heard (whether formally or informally, whether publicly or privately) by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
Legal Requirement. “Legal Requirement” means any national, supranational, EU, federal, state, local, municipal, foreign or other law, statute, constitution, treaty, resolution, ordinance, common law, code, order, edict, decree, rule, regulation, directive, decision, certification standard, ruling, judgment, award or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq or another stock exchange). Any specific references to Legal Requirement or any portion thereof will be deemed to include all then-current amendments thereto or any replacements or successor instrument.
Material Adverse Effect. “Material Adverse Effect” means any event, development, occurrence, circumstance, change or effect which, individually or when taken together with all other events, developments, occurrences, circumstances, changes or effects has had or would reasonably be expected to have a material adverse effect on (a) the ability of the Company to consummate the Transactions on or before the End Date, or (b) the business, assets, liabilities, financial condition or results of operations of the Acquired Companies, taken as a whole; provided, however, that, for purposes of this clause (b) only, none of the following shall be deemed to constitute or be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company’s stock or change in the Company’s credit ratings; provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (ii) any event, development, occurrence, circumstance, change or effect directly resulting from the announcement, pendency or performance of the Transactions; provided that this clause (ii) shall not apply to the foregoing clause (a) to the extent arising from any breach of this Agreement by the Company of any representation or warranty (or condition to the consummation of the Merger relating to such representation or warranty) to the extent the purpose of such representation and warranty is to address the consequences resulting from the execution and delivery of this Agreement or the pendency, performance or consummation of the Transactions (including the Merger), including any representations or warranties contained in Section 2.8(j), Section 2.16(l), Section 2.20 or Section 2.22; (iii) any event, development, occurrence, circumstance, change or effect generally affecting the industries in which the Acquired Companies operate or in the economy generally or other general business, financial or market conditions; (iv) any event, development, occurrence, circumstance, change or effect arising from fluctuations in the value of any currency or interest rates; provided that the underlying causes of such event, development, occurrence, circumstance, change or effect may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (v) any event, development, occurrence, circumstance, change or effect arising from any act of terrorism, war, national or international calamity, natural disaster, acts of god, epidemic, pandemic or any other similar event; (vi) the failure of the Company to meet internal or analysts’ expectations or projections; provided that the underlying causes of such failure may be considered in determining whether a Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein; (vii) any event, development, occurrence, circumstance, change or effect resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; (viii) any event, development, occurrence, circumstance, change or effect arising from any change in, or any compliance with or action taken solely for the purpose of complying with any change in, any Legal Requirement or GAAP (or interpretations of any Legal Requirement or GAAP) after the Agreement Date; or (ix) occurrence, circumstance, change or effect arising from the matters set forth on Schedule A of the Company Disclosure Schedule; provided that any event, development, occurrence, circumstance, change or effect referred to in the foregoing clauses (iii), (iv), (v) and (viii) shall be taken into account in determining whether there is, or would be reasonably expected to be, a Material Adverse Effect to the extent such event, development, occurrence, circumstance, change or effect disproportionately affects the Acquired Companies relative to other participants in the industries in which the Acquired Companies operate.
Material Contract. “Material Contract” is defined in Section 2.9(a) of the Agreement.
Maximum Amount. “Maximum Amount” is defined in Section 5.4(b) of the Agreement.
Merger. “Merger” is defined in the Introduction to the Agreement.
Merger Consideration. “Merger Consideration” is defined in the Introduction to the Agreement.
Merger Proxy Statement. “Merger Proxy Statement” is defined in Section 2.4(h) of the Agreement.
Merger Sub. “Merger Sub” is defined in the preamble to the Agreement.
Nasdaq. “Nasdaq” means The Nasdaq Global Select Market.
Negotiation Period. “Negotiation Period” means the period (a) beginning on the date that Merger Sub receives a Determination Notice with respect to a Superior Offer in accordance with Section 5.1(b)(i) or an Intervening Event in accordance with Section 5.1(b)(ii), and (b) ending at 11:59 p.m. Eastern Time on the fourth Business Day after such date; provided that with respect to any Determination Notice given in respect of a material amendment to a Superior Offer for which a Determination Notice was previously given, the Negotiation Period shall end on the later of (x) the date and time on which the Negotiation Period was initially scheduled to end in respect of the initial Determination Notice with respect to such Superior Offer, and (y) 11:59 p.m. Eastern Time on the third Business Day after the date that Merger Sub received the Determination Notice with respect to the material amendment to such Superior Offer.
Non-U.S. Plan. “Non-U.S. Plan” means any Employee Plan that is maintained outside of the United States.
OFAC. “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
Out-bound License. “Out-bound License” is defined in Section 2.8(f) of the Agreement.
Parent. “Parent” is defined in the preamble to the Agreement.
Parent 401(k) Plan. “Parent 401(k) Plan” is defined in Section 5.3(e) of the Agreement.
Parent Common Share. “Parent Common Share” means a share of common stock of Parent.
Parent Material Adverse Effect. “Parent Material Adverse Effect” means any effect, change, event or occurrence that would or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform any of their material obligations under this Agreement or to consummate the Transactions on or before the End Date.
Parent Pro Forma Information. “Parent Pro Forma Information” means (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt financing, and (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments in each case arising from the Transactions.

Parent Share Price. “Parent Share Price” means the average of the volume weighted averages of the trading prices of Parent Common Shares on Nasdaq (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the 20 consecutive trading days ending on (and including) the trading day that is two trading days prior to the Closing Date.
Parties. “Parties” means Parent, Merger Sub and the Company.
Patents. “Patents” is defined in the definition of Intellectual Property Rights.
Patient Assistance Program. “Patient Assistance Program” is defined in Section 4.2(b)(xxi) of the Agreement.
Paying Agent. “Paying Agent” is defined in Section 1.6(a) of the Agreement.
Payment Fund. “Payment Fund” is defined in Section 1.6(a) of the Agreement.
Payoff Letter. “Payoff Letter” is defined in Section 5.10 of the Agreement.
Permitted Encumbrance. “Permitted Encumbrance” means (a) any statutory liens for Taxes (i) that are not due and payable, or (ii) the validity of which is being contested in good faith by appropriate proceedings and, in each case, for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted, or which arise, in the ordinary course of business as to which there is no default, (c) with respect to leased property, any interest in title of the lessor under the applicable lease (other than a capital lease) entered into by any Acquired Company in the ordinary course of business and under which there is no default by any Acquired Company, (d) non-exclusive licenses of Intellectual Property Rights entered in the ordinary course of business, (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business consistent with past practice and which, individually or in the aggregate, do not and would not reasonably be expected to materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property or that are otherwise set forth on a title report, (f) Encumbrances securing the obligations of the Acquired Companies under the Senior Secured Term Loan Agreement, and (g) Encumbrances created or incurred in connection with any Indebtedness permitted to be established or incurred under Section 4.2(b)(xii).
Person. “Person” means any individual, Entity or Governmental Body.
Personal Information. “Personal Information” means any information that (a) identifies or could reasonably be used, alone or in combination with other information held by any Acquired Company, to identify an individual, (b) is subject to any Legal Requirement governing the privacy of individuals, or, (c) constitutes “personally identifiable information,” “personal data,” “individually identifiable health information,” “protected health information,” “nonpublic personal information,” “consumer health data” or similarly defined personal information under applicable Legal Requirements.
PFIC. “PFIC” is defined in Section 2.14(o) of the Agreement.
PHSA. “PHSA” means the United States Public Health Service Act (42 U.S.C.§ 262 et seq.) and all related rules, regulations and guidelines.
Pre-Closing Period. “Pre-Closing Period” is defined in Section 4.1(a) of the Agreement.
Pricing Approval. “Pricing Approval” means with respect to any country or jurisdiction where a Governmental Body authorizes reimbursement or access, or approves or determines pricing, for pharmaceutical or biologic products, receipt (or publication, if required to make such authorization, approval or determination effective) of such reimbursement or access, authorization or pricing approval or determination (as the case may be).
Privacy and Security Requirements. “Privacy and Security Requirements” is defined in Section 2.8(m).
Process or Processing or Processed. “Process” or “Processing” or “Processed” means with respect to Personal Information, the use, access, acquisition, collection, receipt, processing, aggregation, storage, adaption, alteration, transfer (including cross-border transfers), retrieval, disclosure, dissemination, combination, erasure, disposal, destruction or anonymization of such Personal Information, or any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means.
Product. “Product” means each biologic, drug, combination product, compound, device or product candidate being developed, tested, labeled, manufactured, distributed, stored, marketed, sold or otherwise Exploited by an Acquired Company and inclusive of any such product candidates.
Prohibited Modification. “Prohibited Modification” is defined in Section 5.12(a) of the Agreement.
Registered IP. “Registered IP” means all Patents, Trademarks and Copyrights that are registered or issued under the authority of any Governmental Body, and all applications for any of the foregoing, and all Domain Name registrations.
Regulatory Filings. “Regulatory Filings” is defined in Section 5.2(b) of this Agreement.
Release. “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal systems.
Representatives. “Representatives” means officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors and other advisors and representatives.
Required Amount. “Required Amount” is defined in Section 3.7(b) of the Agreement.
Required Financing Information. “Required Financing Information” means (a) the financial statements provided pursuant to Section 2.4 and the financial information required by Section 2(c) of Exhibit B of the Debt Commitment Letter, (b) with respect to the Required Financing Information described in the foregoing clause (a), drafts of customary comfort letters to the Financing Sources, including customary negative assurance comfort, from such independent auditors, and, at pricing of any offering, final comfort letters and bringdown comfort letters, and (c) such other pertinent and customary information regarding the Acquired Companies (including their assets) reasonably requested by Parent to the extent that such information is required in connection with the Financing or of the type and form customarily included in offering memoranda for a registered offering of debt securities or an offering of debt securities issued pursuant to Rule 144A or another exemption from registration under the Securities Act (including financial statements necessary for auditors to issue comfort letters contemplated in the Debt Commitment Letter). Notwithstanding anything to the contrary in the foregoing clauses (a) through (c), nothing in this Agreement will require the Company to provide any (i) financial statements of the Company or any of its Subsidiaries, other than the financial statements included in the Required Financing Information, (ii) description of all or any portion of the Financing, including any “description of notes” or “description of other indebtedness,” (iii) risk factors relating to all or any component of the Financing (excluding information that is historical financial information of the Acquired Companies) or other forward-looking statements relating solely to the Financing or any component thereof, including any such description to be included in liquidity and capital resources disclosure, (iv) any information required by Rule 3-03(e), 3-09, 3-10, 3-16, 13-01 or 13-02 of Regulation S-X or Item 302 of Regulation S-K, (v) any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A including Item 404 of Regulation S-K, (vi) any Parent Pro Forma Information, (vii) any information not reasonably available to the Company under its current reporting systems or consistently maintained in the ordinary course of its business, (viii) information to the extent that the provision thereof would (x) violate applicable Legal Requirements or any obligation of confidentiality binding upon the Acquired Companies or (y) waive any privilege that may be asserted by the Acquired Companies, (ix) any information customarily provided by the Financing Sources, any financing source, any party to the Debt Commitment Letters or their respective counsel, including information that would customarily be provided by an underwriter or initial purchaser in a customary offering memorandum for private placements of high-yield non-convertible debt securities under Rule 144A promulgated under the Securities Act, (x) information regarding affiliate transactions that may exist following consummation of the Merger or the other transactions contemplated by this Agreement (unless any Acquired Company was party to any such transactions prior to consummation of the Merger), (xi) information regarding any post-Merger Closing pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments, pro forma financial statements or other pro forma information, projections or prospective information, (xii) any financial information with respect to the Acquired Companies on a non-consolidated basis or any stand-alone financial statements for any Acquired Company, other than to the extent prepared in the ordinary course of business, (xiii) any new performance metrics of the Company or financial information that is not reasonably available and obtained without undue effort or expense by the Company from the books and records of the Acquired Companies or historically prepared or maintained in the ordinary course of business, or (xiv) any information concerning or involving only Persons other than the Acquired Companies (collectively, the “Excluded Information”).
The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any financial statements or other information of the Company included in the Required Financing Information or to be provided pursuant to Section 5.11 will be deemed to satisfy any requirement to deliver such financial statements or other information to Parent so long as such information is Compliant and (y) shall be deemed to have been delivered on the earliest date on which (1) the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet, (2) such documents are posted on the Company’s behalf on Datasite or another website, if any, to which the parties hereto have access (whether a commercial, third-party website or whether sponsored by the parties hereto) or (3) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov.
Sanctioned Country. “Sanctioned Country” means any country or territory that is or has been the subject of a comprehensive embargo under Sanctions Laws at any point since April 24, 2019, including, but not limited to, Cuba, Iran, North Korea, Syria (until July 1, 2025) or the Crimea, “Donetsk People’s Republic,” and “Luhansk People’s Republic” regions of Ukraine.
Sanctioned Person. “Sanctioned Person” means any Person, aircraft or vessel that is the subject or target of Sanctions Laws, including, any Person (a) listed on any list of sanctioned persons maintained by the United Nations or the governments of the United States, the United Kingdom, the European Union or any of its member states, or any other relevant Governmental Body, including, but not limited to, (i) the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, or (ii) the Entity List or Military End User List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security, (b) located in, resident in or incorporated in, a Sanctioned Country, and (c) any Person which is 50% or more owned, directly or indirectly, individually or in the aggregate, or otherwise controlled, by any Person in clauses (a)(i) or (b) of this definition.
Sanctions Laws. “Sanctions Laws” means the Legal Requirements relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations or the governments of the United Kingdom, the European Union, any European Union member state, and any other relevant Governmental Body.
Sarbanes-Oxley Act. “Sarbanes-Oxley Act” is defined in Section 2.4(a) of the Agreement.
SEC. “SEC” means the United States Securities and Exchange Commission.
SEC Clearance Date. “SEC Clearance Date” is defined in Section 4.4(b) of the Agreement.
Securities Act. “Securities Act” means the Securities Act of 1933.
Security Breach. “Security Breach” is defined in Section 2.8(n) of the Agreement.
Senior Secured Term Loan Agreement. “Senior Secured Term Loan Agreement” means the Loan Agreement, dated as of October 2, 2023 (as amended by that certain First Amendment to Loan Agreement, dated as of April 28, 2025, and as further amended by that certain Second Amendment to Loan Agreement, dated June 16, 2025), between the Company, as borrower, certain subsidiaries of the Company, as the other credit parties, Wilmington Trust National Association, as agent, Blackstone Alternative Credit Advisors LP and Blackstone Life Sciences Advisors L.L.C., collectively as Blackstone representative, and the lenders from time to time party thereto, as amended from time to time, together with the “Collateral Documents” (as such term is defined therein).
Shares. “Shares” is defined in the Introduction to the Agreement.
Specified Agreement. “Specified Agreement” is defined in Section 7.1(e) of the Agreement.
Specified Antitrust Authority. “Specified Antitrust Authority” means (a) any U.S. federal or state Governmental Body or (b) any non-U.S. or supranational Governmental Body listed on Section 5.2(b) of the Company Disclosure Schedule to the extent such Governmental Body’s waiting period, clearance, consent or approval is required under Antitrust Laws in connection with the Transactions.

Specified Governmental Body. “Specified Governmental Body” is defined in Section 6.1(c) of the Agreement.
Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.
Superior Offer. “Superior Offer” means a bona fide written Acquisition Proposal that the Board of Directors determines, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Board of Directors deems relevant, and if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to proposals, if any, made by Parent pursuant to Section 5.1(b)(i)); provided that (x) for purposes of the definition of “Superior Offer,” the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%”, and (y) the reference to “license”, “partnership”, “collaboration” and “revenue-sharing arrangement” in the definition of Acquisition Proposal shall be disregarded and deemed deleted.
Surviving Corporation. “Surviving Corporation” is defined in the Introduction to the Agreement.
Takeover Laws. “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including, for the avoidance of doubt, Section 203 of the DGCL).
Tax. “Tax” means any federal, state, local or non-U.S. or other tax (including any net income tax, gross income tax, franchise tax, capital gains tax, gross receipts tax, gross profits tax, branch profits tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, alternative or minimum tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, service tax, property tax, escheat or unclaimed property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, duty (including any customs duty) or other tax or charge in the nature of a tax, imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties or additions to tax amounts imposed thereon, with respect thereto, or related thereto.
Tax Return. “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, form, election, certificate or other document or information filed or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax and any attachments thereto or amendments thereof.
Termination Fee. “Termination Fee” is defined in Section 7.3(b) of the Agreement.
Trademarks. “Trademarks” is defined in the definition of Intellectual Property Rights.
Trade Secrets. “Trade Secrets” is defined in the definition of Intellectual Property Rights.
Transactions. “Transactions” means (a) the execution and delivery of the Agreement, and (b) all of the transactions contemplated by the Agreement, including the Merger.
Transfer Taxes. “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, penalties or additions to tax amounts imposed thereon, with respect thereto, or related thereto.
Treasury Regulations. “Treasury Regulations” means the final and temporary regulations issued under the Code.
WARN Act. “WARN Act” is defined in Section 2.15(d) of the Agreement.
Willful Breach. “Willful Breach” means (a) with respect to any covenant of a Party, a material breach thereof that is a consequence of an act or failure to act by a Party with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, such material breach and (b) with respect to any representation or warranty of a Party, a material breach thereof where such breach occurred with such Party’s intention that such representation or warranty would be breached.

ANNEX I

FORM OF CERTIFICATE OF INCORPORATION OF

THE SURVIVING CORPORATION

ANNEX I
CERTIFICATE OF INCORPORATION
OF

AMICUS THERAPEUTICS, INC.
FIRST
The name of the corporation is Amicus Therapeutics, Inc., (the “Company”).
SECOND
The Company’s registered office in the State of Delaware is located at 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808. Its registered agent at such address is Corporation Service Company.
THIRD
The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (“DGCL”) or any successor statute.
FOURTH
The total number of shares of stock that the Company shall have authority to issue is 100 shares of capital stock, all of which shall be designated Common Stock, having a par value of $0.001 per share.
FIFTH
The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further creation, definition, limitation and regulation of the powers of the Company and its directors, officers and stockholders:
(1) The business and affairs of the Company shall be managed by or under the direction of the Board of Directors of the Company (the “Board of Directors”).
(2) The Board of Directors is expressly authorized to make, adopt, alter, amend, change, add to or repeal the bylaws of the Company (the “Bylaws”), without any action on the part of the stockholders, but the stockholders may make additional bylaws and may alter, amend or repeal any bylaw whether adopted by them or otherwise. The Company may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
(3) The number of directors of the Company shall be as from time to time fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by written ballot unless the Bylaws shall so provide.
(4) No director or officer of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article FIFTH shall not eliminate or limit the liability of a director or officer, to the extent such liability is provided by applicable law, (i) for any breach of the director or officer’s duty of loyalty to the Company or its stockholders, (ii) for a director’s or officer’s acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director pursuant to Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) of an officer in any action by or in the right of the corporation. Any amendment, repeal or modification of this Article FIFTH shall not adversely affect any right or protection of such director or officer of the Company existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such amendment, repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.
SIXTH
Meetings of the stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or imposed by other provisions of this Certificate of Incorporation, the Bylaws, the DGCL, or other applicable law, or by any contract or agreement to which the Company is or may become a party.
SEVENTH
The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation this [*] day of [*], [*].

AMICUS THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Annex B

Centerview Partners LLC 31 West 52nd Street New York, NY 10019

December 19, 2025

The Board of Directors
Amicus Therapeutics, Inc.
47 Hulfish Street
Princeton, NJ 08542
The Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Amicus Therapeutics, Inc., a Delaware corporation (the “Company”), of the $14.50 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) among BioMarin Pharmaceutical Inc., a Delaware corporation (“Parent”), Lynx Merger Sub 1, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than (i) any Shares held by the Company (or held in the Company’s treasury), (ii) any Shares held by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or Merger Sub, (iii) any Shares held by any direct or indirect wholly owned Subsidiary of the Company, and (iv) Dissenting Shares (as defined in the Agreement) (the shares referred to in clauses (i), (ii), (iii) and (iv), together with any Shares held by any affiliate of the Company or Parent, “Excluded Shares”)) will be converted into the right to receive $14.50 per Share in cash, without interest, (the $14.50 per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our current engagement, we have not been engaged to provide financial advisory or other services to the Company, and we have not received any compensation from the Company during such period. In the past two years, we have not been engaged to provide financial advisory or other services to Parent or Merger Sub, and we have not received any compensation from Parent or Merger Sub during such period. We may provide financial advisory and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, or any of their respective affiliates, or any other party that may be involved in the Transaction.
31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019
PHONE: (212) 380-2650   FAX: (212) 380-2651   WWW.CENTERVIEWPARTNERS.COM
NEW YORK • LONDON • PARIS • SAN FRANCISCO • MENLO PARK

The Board of Directors
Amicus Therapeutics, Inc.
December 19, 2025

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated December 18, 2025 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2024, December 31, 2023 and December 31, 2022; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have also participated in discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.
We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of

The Board of Directors
Amicus Therapeutics, Inc.
December 19, 2025

the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.
Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex C
200 West Street | New York, NY 10282-2198
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL
December 19, 2025
Board of Directors
Amicus Therapeutics, Inc.
47 Hulfish Street Princeton, NJ 08542
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than BioMarin Pharmaceutical Inc. (“BioMarin”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Amicus Therapeutics, Inc. (the “Company”) of the $14.50 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of December 19, 2025 (the “Agreement”), by and among BioMarin, Lynx Merger Sub 1, Inc., a wholly owned subsidiary of BioMarin, and the Company.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, BioMarin, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). Goldman Sachs Investment Banking has an existing lending relationship with BioMarin. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as sole bookrunner with respect to a public offering of Shares in September 2025. Goldman Sachs & Co. LLC and/or its affiliates also have provided certain financial advisory and/or underwriting services to BioMarin and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as financial advisor to BioMarin with respect to its acquisition of Inozyme Pharma, Inc. in July 2025. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, BioMarin and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”); and certain internal forecasts related to the expected utilization by the Company of certain net operating loss carryforwards and tax credits prepared by the management of the Company and approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information
C-1

Board of Directors
Amicus Therapeutics, Inc.
December 19, 2025

for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the biopharmaceutical industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than BioMarin and its affiliates) of Shares, as of the date hereof, of the $14.50 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $14.50 in cash per Share to be paid to the holders (other than BioMarin and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or, as to the potential effects of volatility in the credit, financial and stock markets on the Company, BioMarin or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or BioMarin or the ability of the Company or BioMarin to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $14.50 in cash per Share to be paid to the holders (other than BioMarin and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN SACHS & CO. LLC)

C-2

Amicus Therapeutics®

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMICUS THERAPEUTICS, INC.

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V82956-TBD

AMICUS THERAPEUTICS, INC.
Special Meeting of Stockholders
March 3, 2026 at 9:00 A.M. Eastern Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Bradley L. Campbell and Ellen S. Rosenberg, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot and with discretionary authority on all other matters that properly come before the meeting or any adjournment or postponement thereof, all of the shares of common stock of AMICUS THERAPEUTICS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 A.M. Eastern Time on March 3, 2026, live via webcast at www.virtualshareholdermeeting.com/FOLDSM2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side